As filed with the Securities and Exchange Commission on April 6, 2001
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

EQUITY OFFICE PROPERTIES TRUST

EOP OPERATING LIMITED PARTNERSHIP
(Exact Name of Registrant as Specified in Its Governing Instrument)

Maryland	6798	36-4151656

Delaware	6798	36-4156801
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)

Two North Riverside, Suite 2100

Chicago, Illinois 60606
(312) 466-3300
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Stanley M. Stevens, Esq.

Executive Vice President and Chief Legal Counsel
Two North Riverside Plaza, Suite 2100
Chicago, Illinois 60606
(312) 466-3300
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

J. Warren Gorrell, Jr., Esq.	Alison S. Ressler, Esq.
George P. Barsness, Esq.	Sullivan & Cromwell
Hogan & Hartson L.L.P.	1888 Century Park East
555 Thirteenth Street, N.W.	Suite 2100
Washington, D.C. 20004-1109	Los Angeles, CA 90067
(202) 637-5600	(310) 712-6600

     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate	Amount of
Securities to be Registered	Registered(1)	Per Unit	Offering Price	Registration Fee

EOP Operating Limited Partnership class A units of limited partnership interest	17,161,748	Not Applicable	Not Applicable	$117,960.43(2)

Equity Office Properties Trust common shares of beneficial interest, $.01 par value per share	17,161,748	Not Applicable	Not Applicable	Not Applicable(3)

(1)	Represents the maximum number of class A units of limited partnership of EOP Operating Limited Partnership and common shares of beneficial interest of Equity Office Properties Trust, respectively, that may be issued pursuant to the transactions described herein. The class A units of limited partnership interest in EOP Operating Limited Partnership are redeemable on a one-for-one basis for common shares of Equity Office Properties Trust, or the cash equivalent thereof, at the election of Equity Office Properties Trust. No additional consideration is payable in connection with the redemption of class A units of limited partnership interest of EOP Operating Limited Partnership.

(2)	Pursuant to Rule 457(f)(1) and 457(c) under the Securities Act of 1933, the registration fee has been calculated based on a price of $53.465 per share of Spieker Properties, Inc. common stock, which equals the average of the high and low price per share of Spieker Properties, Inc. common stock as reported on the New York Stock Exchange on April 6, 2001. The Spieker Properties, L.P. units of limited partnership interest to be cancelled in the acquisition of Spieker Properties, L.P. by EOP Operating Limited Partnership are convertible into shares of Spieker Properties, Inc. common stock on a one-for-one basis, of the cash equivalent thereof, at the election of Spieker Properties, Inc. Of the total registration fee, $91,948.02 was paid previously by Equity Office Properties Trust (File No. 333-57526).

(3)	Pursuant to Rule 457(i), no additional registration fee is required.

     The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this consent solicitation/ information statement/ prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This consent solicitation/ information statement/ prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PARTNERSHIP AND REIT MERGERS PROPOSED — YOUR VOTE IS VERY IMPORTANT

     The board of trustees of Equity Office Properties Trust, the general partner of EOP Operating Limited Partnership, and the board of directors of Spieker Properties, Inc., the general partner of Spieker Properties, L.P., have approved and adopted a merger agreement that provides for the merger of Spieker with and into Equity Office, which we refer to as the REIT merger, and the acquisition of Spieker Partnership by EOP Partnership through a merger of a newly formed limited liability company subsidiary of EOP Partnership with and into Spieker Partnership, which we refer to as the partnership merger.

Approval of the Mergers:

     EOP Partnership Unitholders. If you are an EOP Partnership unitholder, we are furnishing this consent solicitation/ information statement/ prospectus for your information only. The partnership agreement of EOP Partnership requires the approval of the REIT merger by unitholders holding at least a majority of the outstanding EOP Partnership units, including any EOP Partnership units held by Equity Office. Equity Office owns more than a majority of the outstanding partnership units of EOP Partnership and no vote or consent of EOP Partnership unitholders, other than Equity Office, is being solicited. EOP Partnership already has approved the partnership merger in its capacity as the sole managing member of the limited liability company subsidiary that will merge with and into Spieker Partnership. No other vote or consent of unitholders of EOP Partnership is required under the partnership agreement of EOP Partnership for approval of the partnership merger.

     Spieker Partnership Unitholders. We are furnishing this consent solicitation/ information statement/ prospectus to all Spieker Partnership unitholders, other than any holder of Spieker Partnership Series D preferred units, to solicit consent to the principal terms of the partnership merger. California law requires the approval of the principal terms of the partnership merger by at least a majority in interest of each class of the outstanding Spieker Partnership units, including any Spieker Partnership units held by Spieker. Only holders of record of units of Spieker Partnership on                   , 2001 will be eligible to consent to the principal terms of the partnership merger. Spieker owns                   Spieker Partnership units, or approximately     % of the outstanding Spieker Partnership units. Under the merger agreement, Spieker has agreed to vote all of its units in favor of the principal terms of the partnership merger, and accordingly the partnership merger will be approved even if no other holders of Spieker Partnership units consent to the principal terms of the partnership merger.

Partnership Merger Consideration to be Received by Spieker Partnership Unitholders:

     In the partnership merger, each Spieker Partnership unit will be exchanged for 1.94462 class A units of EOP Partnership, other than any Spieker Partnership units for which dissenters’ rights are exercised and other than Spieker Partnership series D preferred units, which will remain outstanding following the partnership merger. At the election of the holder, the class A units are redeemable for Equity Office common shares or their cash equivalent, at the election of Equity Office. The Equity Office common shares are listed on the New York Stock Exchange under the symbol “EOP”. The EOP Partnership class A units are not listed on a national securities exchange or quoted on the Nasdaq Stock Market, Inc. If you held Spieker Partnership units on                   , 2001 and do not consent to the principal terms of the partnership merger, you are entitled under California law to exercise dissenters’ rights in the partnership merger as described in this consent solicitation/ information statement/ prospectus.

     After careful consideration, the Spieker board of directors on behalf of Spieker, in its capacity as general partner of Spieker Partnership, has determined that the partnership merger is in your best interest, and the board recommends on behalf of Spieker Partnership that you consent to the principal terms of the partnership merger.

     This document provides you with detailed information about the proposed mergers. You also can get information from publicly available documents filed by Spieker, Spieker Partnership, Equity Office and EOP Partnership with the Securities and Exchange Commission. We encourage you to read this entire document carefully, including the section entitled “Risk Factors” beginning on page 23.

     Your Spieker Partnership consent form is due by   :00 p.m., Pacific Time, on                   ,                   , 2001. This document constitutes the information statement of EOP Partnership, the consent solicitation of Spieker Partnership, and the prospectus of EOP Partnership and Equity Office with respect to the units of limited partnership interest of EOP Partnership to be issued in exchange for Spieker Partnership units in the partnership merger and the Equity Office common shares that are issuable upon redemption of the EOP Partnership units issued in the partnership merger.

EACH VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR CONSENT.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the partnership merger or passed upon the adequacy or accuracy of this consent solicitation/ information statement/ prospectus. Any representation to the contrary is a criminal offense.

This consent solicitation/ information statement/ prospectus is dated                   , 2001

and it is first being mailed on or about                   , 2001.

     This consent solicitation/ information statement/ prospectus incorporates important business and financial information about our companies that is not included in or delivered with this document. If you are a shareholder of Equity Office, a unitholder of EOP Partnership or a unitholder of Spieker Partnership, you can obtain any of the documents incorporated by reference from Equity Office, EOP Partnership, Spieker or Spieker Partnership, as the case may be, or through the SEC or the SEC’s web site. The address of that site is http://www.sec.gov. Documents incorporated by reference are available from the companies, without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this document. Holders of EOP Partnership units or holders of Spieker Partnership units may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

EQUITY OFFICE PROPERTIES TRUST or	SPIEKER PROPERTIES, INC. or
EOP OPERATING LIMITED PARTNERSHIP	SPIEKER PROPERTIES, L.P.
Two North Riverside Plaza Suite 2100 Chicago, Illinois 60606 Attention: Diane M. Morefield Telephone: (312) 466-3300	2180 Sand Hill Road Suite 200 Menlo Park, California 94025 Attention: Karen Morris Telephone: (650) 854-5600

      If you are a Spieker Partnership unitholder and you would like to request documents, in order to ensure timely delivery you must do so at least five business days before the date your consent form is due. This means you must request this information no later than                          , 2001. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

SUMMARY
RISK FACTORS
A WARNING ABOUT FORWARD-LOOKING STATEMENTS
INFORMATION ABOUT THE ACTIONS TAKEN OR TO BE TAKEN BY THE GENERAL PARTNER OF EOP PARTNERSHIP
SPIEKER PARTNERSHIP CONSENT SOLICITATION
THE MERGERS
THE MERGER AGREEMENT
MATERIAL FEDERAL INCOME TAX CONSEQUENCES
RIGHTS OF DISSENTING SPIEKER PARTNERSHIP UNITHOLDERS
DESCRIPTION OF EOP PARTNERSHIP UNITS OF LIMITED PARTNERSHIP INTEREST
COMPARISON OF UNITHOLDER RIGHTS
DESCRIPTION OF EQUITY OFFICE SHARES OF BENEFICIAL INTEREST
COMPARISON OF SHAREHOLDER RIGHTS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
WHAT INFORMATION YOU SHOULD RELY ON
INDEX TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Ex-23.1 CONSENT OF ERNST & YOUNG LLP
Ex 23.2 CONSENT OF ARTHUR ANDERSEN LLP

Page

SUMMARY	1

The Companies and the Partnerships	1

Information About the Actions Taken or to be Taken by the General Partner of EOP Partnership	1

Spieker Partnership Unitholders’ Consent	2

Approval of the REIT Merger by Equity Office Common Shareholders and Spieker Common Stockholders	2

Recommendation of Spieker Board	2

Fairness Opinion of Goldman Sachs to Spieker	3

The Mergers	3

REIT Merger Financing	5

Regulatory Approvals	5

Termination of the Merger Agreement; Termination Fees	5

Summary of Material Federal Income Tax Consequences	5

Rights of Dissenting Spieker Partnership Unitholders	6

Accounting Treatment	6

Interests of Spieker Directors and Executive Officers in the Mergers	6

Trustees and Executive Officers of Equity Office After the Mergers	8

Differences in the Rights of Unitholders and Shareholders	8

Partnership Merger Selected Historical Consolidated Financial Data	9

Partnership Merger Summary Unaudited Pro Forma Condensed Combined Financial Data	14

REIT Merger Selected Historical Consolidated Financial Data	16

REIT Merger Selected Unaudited Pro Forma Condensed Combined Financial Data	21

RISK FACTORS	23

The value of the EOP Partnership class A units you receive in the partnership merger will fluctuate based on the market price of Equity Office common shares and may have a value lower than expected	23

EOP Partnership historically has not owned or operated industrial properties and the value of the EOP Partnership units you receive in the partnership merger may decline if EOP Partnership fails to operate successfully the industrial properties acquired in the partnership merger	23

The operations of Equity Office and Spieker may not be integrated successfully and intended benefits of the mergers may not be realized, which could have a negative impact on the market price of Equity Office common shares and the value of EOP Partnership units after the mergers	24

There is no public market for EOP Partnership units and none is expected to develop, which may cause some difficulty in selling any EOP Partnership units you receive in the partnership merger	24

The federal income tax consequences to Spieker Partnership unitholders of the partnership merger and the ownership by Spieker Partnership unitholders of EOP Partnership units after the partnership merger are complex and should be carefully considered by you	24

A WARNING ABOUT FORWARD-LOOKING STATEMENTS	26

INFORMATION ABOUT THE ACTIONS TAKEN OR TO BE TAKEN BY THE GENERAL PARTNER OF EOP PARTNERSHIP	26

SPIEKER PARTNERSHIP CONSENT SOLICITATION	27

Purpose of the Consent Solicitation	27

Who Can Consent	27

Consent Procedures	27

Required Vote	27

How You May Revoke Your Consent	27

Cost of This Consent Solicitation	27

THE MERGERS	28

Structure of the Mergers; Partnership Merger Exchange Ratio	28

Background of the Partnership Merger and the REIT Merger	29

Equity Office’s Reasons for the Mergers	33

Opinion of Morgan Stanley	35

Spieker’s Reasons for the Mergers	40

Opinion of Goldman Sachs	43

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QUESTIONS & ANSWERS ABOUT THE PARTNERSHIP MERGER

Q:	Why are EOP Partnership and Spieker Partnership proposing the partnership merger?

A:	Equity Office and Spieker are merging and EOP Partnership is acquiring Spieker Partnership in a two-step transaction. The first step involves the merger of a newly formed limited liability company subsidiary of EOP Partnership with and into Spieker Partnership, with Spieker Partnership as the surviving entity, which we refer to as the partnership merger. Spieker is the sole general partner of, and holds approximately a % interest in, Spieker Partnership. EOP Partnership is the sole managing member of the limited liability company that will merge with and into Spieker Partnership in the partnership merger. The second step involves the merger of Spieker with and into Equity Office with Equity Office surviving, which we refer to as the REIT merger. The REIT merger will be completed as soon as practicable following the partnership merger.

The boards of both Equity Office and Spieker believe that the mergers represent a strategic combination of two premier real estate organizations that will be in the best interests of all of their respective shareholders and the partners of their respective operating partnership subsidiaries. By increasing the office space owned and operated by Equity Office by approximately 25% based on square footage, the merger of Equity Office and Spieker also will solidify Equity Office’s position as the nation’s largest publicly-held owner and operator of office properties with a large portfolio of high quality office buildings in key markets throughout the United States.

Q:	What will I receive in the partnership merger?

A:	Spieker Partnership Unitholders. Spieker Partnership unitholders, other than holders of Spieker Partnership series D preferred units, will receive 1.94462 class A units of EOP Partnership for each partnership unit of Spieker Partnership that is issued and outstanding immediately before the partnership merger. Holders of Spieker Partnership series D preferred units will continue to hold their Spieker Partnership series D preferred units, but instead of being exchangeable for shares of Spieker series D preferred stock, the Spieker Partnership series D preferred units will become exchangeable for Equity Office series G preferred shares.

EOP Partnership Unitholders. Each EOP Partnership class A unit held by EOP Partnership unitholders will continue to represent one EOP Partnership class A unit after the partnership merger. Based on the number of EOP Partnership units and Spieker Partnership units outstanding as of the date of this consent solicitation/ information statement/ prospectus, we estimate that, upon completion of the REIT merger, approximately % of the outstanding EOP Partnership units will be owned by former Spieker Partnership unitholders other than Spieker, approximately % will be owned by current EOP Partnership unitholders, other than Equity Office, and approximately % will be owned by Equity Office.

Q:	Will I have the right to redeem the EOP Partnership class A units that I receive in the partnership merger?

A:	Yes. Under the merger agreement, you will have the right to redeem the EOP Partnership class A units that you receive in the partnership merger at any time following the completion of the mergers in accordance with the partnership agreement of EOP Partnership. Under the partnership agreement of EOP Partnership, a class A unit of EOP Partnership generally is redeemable on a one-for-one basis for an Equity Office common share or its cash equivalent, at the election of Equity Office.

Q:	What happens if the value of EOP Partnership units and/or Spieker Partnership units changes before the closing of the transaction?

A:	No change will be made to the 1.94462 exchange ratio applicable to the partnership merger. The exchange ratio is fixed. Because the market price of Equity Office common shares into which EOP Partnership class A units are convertible will fluctuate before and after the closing of the REIT merger, the value of any EOP Partnership units that you will receive in the partnership merger will fluctuate as well. You should obtain current market prices for Equity Office common shares and shares of

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Spieker common stock, to which the current values of EOP Partnership units and Spieker Partnership units, respectively, correspond before determining whether to consent to the partnership merger.

Q:	Will any fractional EOP Partnership units be issued in the partnership merger?

A:	No. A Spieker Partnership unitholder who, based on the 1.94462 exchange ratio applicable to the partnership merger, would be entitled to receive a number of EOP Partnership units that is not a whole number, will receive a number of EOP Partnership units that is rounded to the nearest whole number, with .5 or more of a unit rounded up.

Q:	To what am I being asked to consent?

A:	Spieker Partnership Unitholders. You are being asked to consent to the principal terms of the merger of a newly formed limited liability company subsidiary of EOP Partnership with and into Spieker Partnership.

The Spieker board of directors on behalf of Spieker, in its capacity as general partner of Spieker Partnership, has determined that the partnership merger is in your best interest, and the board recommends on behalf of Spieker Partnership that you consent to the principal terms of the partnership merger.

EOP Partnership Unitholders. This document is being sent to you for your information only. You are not being asked to approve the partnership merger, the REIT merger or the merger agreement.

Q:	As a Spieker Partnership unitholder, do I have dissenters’ rights?

A:	Yes. Under California law, Spieker Partnership unitholders have dissenters’ rights with respect to their partnership units. To review a summary of these rights and the steps you must take if you desire to exercise those rights, see “The Mergers — Dissenters’ Rights” on page 56 of this document.

Q:	As a Spieker Partnership unitholder, will I recognize gain or loss as a result of the partnership merger?

A:	The partnership merger generally is intended to qualify as a nonrecognition transaction for federal income tax purposes. However, if you experience a reduction in your share of partnership liabilities of Spieker Partnership when compared to your share of partnership liabilities of EOP Partnership following the partnership merger, you will recognize taxable gain to the extent that the amount of that reduction in partnership liabilities exceeds your adjusted tax basis in your Spieker Partnership units immediately before the partnership merger. In addition, other circumstances present at the time of the partnership merger and/or subsequent events could cause you to recognize taxable gain as a result of the partnership merger. Spieker Partnership unitholders who exercise dissenters’ rights will recognize taxable gain or loss as a result of that exercise. See “Material Federal Income Tax Consequences — Tax Consequences to Spieker Partnership Unitholders That Exercise Dissenters’ Rights” beginning on page 91.

The tax consequences of the partnership merger are very complicated and will vary for each of you according to your own circumstances. Therefore, it is important that you consult with your own tax advisor in order to determine the tax consequences to you of the partnership merger.

Q:	What will my distributions be after the partnership merger?

A:	Until the partnership merger is completed, Spieker Partnership unitholders will continue to receive regular distributions in accordance with the partnership agreement of Spieker Partnership. Assuming the partnership merger closes before June 30, 2001, Spieker Partnership currently does not intend to pay any further distributions during the pre-merger period, other than the quarterly distributions declared on March 7, 2001, and, if necessary, a final distribution in an amount sufficient to permit Spieker to pay a final dividend on its common stock in an amount equal to the minimum amount necessary to maintain Spieker’s REIT status under the Internal Revenue Code and to avoid the payment of any corporate level tax with respect to undistributed income or gain as required by the merger agreement. If the merger closes after June 30, 2001, Spieker Partnership currently intends to continue to pay regular

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quarterly distributions for any additional quarterly period ending before the closing of the partnership merger.

After the completion of the partnership merger, as an EOP Partnership unitholder you will receive distributions in accordance with the partnership agreement of EOP Partnership. EOP Partnership’s current distributions are $0.45 per class A unit per quarter. Upon completion of the partnership merger, you will not receive any further distributions on the units of Spieker Partnership, other than any distributions declared but not yet paid.

Q:	What should I do now?

A:	If you are a Spieker Partnership unitholder, you should indicate on your consent form whether or not you consent to the principal terms of the merger of a newly formed limited liability company subsidiary of EOP Partnership with and into Spieker Partnership, and sign and mail it in the enclosed postage-paid envelope as soon as possible. If you sign and send in your consent form and do not indicate whether you consent, your consent will be deemed to have been given in favor of the proposal to approve the principal terms of the partnership merger.

Q:	Who can answer my questions?

A:	Spieker Partnership Unitholders. If you have questions about the partnership merger, or desire additional copies of this consent solicitation/ information statement/ prospectus or the consent form, you should contact:

Spieker Properties, L.P. c/o Spieker Properties, Inc. 2180 Sand Hill Road Suite 200 Menlo Park, California 94025 Attention: Karen Morris Telephone: (650) 854-5600

EOP Partnership Unitholders. If you have questions about the partnership merger or the REIT merger or would like additional copies of this consent solicitation/ information statement/ prospectus, you should contact:

EOP Operating Limited Partnership c/o Equity Office Properties Trust Two North Riverside Plaza, Suite 2100 Chicago, Illinois 60606 Attention: Diane Morefield Telephone: (312) 466-3300

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SUMMARY

      This summary highlights selected information from this consent solicitation/ information statement/ prospectus. It may not contain all of the detailed information that may be important to you. To understand the partnership merger and the REIT merger fully and for a more complete description of the legal terms of the mergers, you should read carefully this entire document and the other documents to which we refer, including the merger agreement. All references in this consent solicitation/ information statement/ prospectus to Spieker Partnership unitholders refer to holders of partnership interests in Spieker Partnership, other than the holders of series D preferred units of limited partnership interest. For more information about Equity Office, EOP Partnership, Spieker and Spieker Partnership, see “Where You Can Find More Information” beginning on page 162. Each item in this summary refers to the pages where that subject is discussed more fully.

The Companies and the Partnerships

Equity Office Properties Trust

EOP Operating Limited Partnership
Two North Riverside Plaza
Suite 2100
Chicago, Illinois 60606
(312) 466-3300

      Equity Office Properties Trust, a Maryland real estate investment trust, is the sole general partner of, and owns the controlling interest in, EOP Operating Limited Partnership. Equity Office owns substantially all of its assets and conducts all of its operations through EOP Partnership, which principally is engaged in acquiring, owning, operating and leasing office properties. Equity Office is the nation’s largest publicly-held owner and operator of office properties, with a portfolio of 380 office buildings comprising 98.9 million square feet in 24 states and the District of Columbia. Equity Office, which has elected to be taxed as a REIT for federal income tax purposes, is an independent real estate company that manages all aspects of its operations internally.

      EOP Partnership, a Delaware limited partnership, was organized in July 1997. Equity Office was organized in 1996 and began operations in 1997 to continue and expand the national office property business of Mr. Samuel Zell, Chairman of the Board of Trustees of Equity Office, and his affiliates.

Spieker Properties, Inc.

Spieker Properties, L.P.
2180 Sand Hill Road
Suite 200
Menlo Park, California 94025
(650) 854-5600

      Spieker, a Maryland corporation, is one of the largest owners and operators of office and industrial properties located in selected West Coast markets. These markets are located primarily in greater Seattle, Washington; greater Portland, Oregon; Northern California and Southern California. As of December 31, 2000, Spieker owned 37.7 million square feet of commercial real estate. As of that date, Spieker’s portfolio mix consisted of 24.9 million square feet of office property and 12.8 million square feet of industrial property. Spieker, which has elected to be taxed as a REIT for federal income tax purposes, is an independent real estate company that manages all aspects of its operations internally.

      Substantially all of the business activities of Spieker are conducted through its operating partnership, Spieker Partnership, a California limited partnership, of which Spieker is the sole general partner. Spieker was formed to continue and expand the real estate activities, including the acquisition, development, management and leasing of the properties of its predecessor firm, Spieker Partners, which commenced operations in 1987. Spieker commenced operations in November 1993 with the acquisition of properties of Spieker Partners and with the completion of its initial public offering.

Information About the Actions Taken or to be Taken by the General Partner of EOP Partnership (see page 26)

      Under authority granted in the partnership agreement of EOP Partnership, Equity Office, as the general partner of EOP Partnership, has determined that the partnership merger is in the best interests of EOP Partnership and its unitholders, and has approved the merger agreement and, in EOP Partnership’s capacity as the sole managing member of the limited liability company that will merge with and into Spieker Partnership in the partnership merger, the partnership merger. No vote or consent of unitholders of EOP Partnership is required under the partnership agreement of EOP Partnership for approval of the partnership merger.

      The partnership agreement of EOP Partnership requires the approval of the REIT merger by the consent of unitholders holding at least a majority of the outstanding EOP Partnership units, including any EOP Partnership units held by Equity Office. As of                     , 2001, Equity Office owned approximately      % of the outstanding EOP Partnership units and intends to take action by written consent, as permitted under the partnership agreement of EOP Partnership, to approve the REIT merger on or about the close of business on                     , 2001. Equity Office owns more than a majority of the outstanding partnership units of EOP Partnership and no vote or consent of EOP Partnership unitholders, other than Equity Office, is being solicited. Accordingly, under applicable SEC rules, this consent solicitation/ information statement/ prospectus is being furnished to unitholders of EOP Partnership of record on                     , 2001 for informational purposes only.

Spieker Partnership Unitholders’ Consent (see page 27)

      California law requires the approval of the principal terms of the partnership merger by at least a majority in interest of each class of the outstanding Spieker Partnership units, including any Spieker Partnership units held by Spieker.

      As of                     , 2001, Spieker owned approximately      % of the outstanding Spieker Partnership units and intends to take action by written consent, as permitted under California law, to approve the principal terms of the partnership merger on or about the close of business on                     , 2001. As a consequence, if all the other conditions to the partnership merger are satisfied, the partnership merger will occur whether or not you consent to the principal terms of the partnership merger.

Approval of the REIT Merger by Equity Office Common Shareholders and Spieker Common Stockholders

      By separate joint proxy statement/ prospectus, the board of trustees of Equity Office and the board of directors of Spieker are soliciting the approval of the merger agreement and the REIT merger from the Equity Office common shareholders and from the Spieker common stockholders. The joint proxy statement/ prospectus also constitutes a prospectus of Equity Office with regard to the Equity Office common and preferred shares to be issued to the Spieker common and preferred stockholders in the REIT merger.

      Approval of the merger agreement and the REIT merger requires the affirmative vote of holders of at least a majority of the outstanding shares of Spieker common stock. A total of           shares of Spieker common stock, or   % of the shares of Spieker common stock entitled to vote at the Spieker special meeting, were held as of              , 2001 by Spieker directors, executive officers and their affiliates. The vote of Spieker preferred stockholders is not required for approval of the merger agreement and the REIT merger. Approval of the merger agreement and the REIT merger requires the affirmative vote of holders of at least a majority of the outstanding Equity Office common shares. A total of        Equity Office common shares, or   % of the Equity Office common shares entitled to vote at the Equity Office special meeting, were held as of            , 2001 by Equity Office trustees, executive officers and their affiliates. The vote of the Equity Office preferred shareholders is not required for approval of the merger agreement and the REIT merger. The consummation of the REIT merger is conditioned upon completion of the partnership merger and the partnership merger will not be completed if the REIT merger does not receive the required approval of the Equity Office common shareholders and the Spieker common stockholders.

Recommendation of Spieker Board (see page 40)

      The Spieker board of directors on behalf of Spieker, in its capacity as general partner of Spieker Partnership, has adopted and approved the merger agreement and the partnership merger, has determined that the merger agreement and the partnership merger are in the best interests of Spieker Partnership and its unitholders and recommends that Spieker Partnership unitholders consent to the principal terms of the partnership merger. Spieker Partnership unitholders also should refer to the reasons that the Spieker board of directors considered in determining whether to consent to the principal terms of the partnership merger beginning on page 40.

Fairness Opinion of Goldman Sachs to Spieker (see page 43)

      In deciding to adopt and approve the merger agreement, the Spieker board of directors considered the opinion, delivered February 22, 2001, of its financial advisor, Goldman, Sachs & Co., that, as of that date and based upon and subject to the matters set forth in that opinion, the consideration to be received by Spieker common stockholders in the REIT merger was fair, from a financial point of view, to the Spieker common stockholders. The Goldman Sachs opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Goldman Sachs in connection with its opinion, is attached as Annex C to this document. We encourage Spieker Partnership unitholders to read this opinion carefully.

The Mergers (see page 28)

      The merger agreement is attached at the back of this document as Annex A. We urge you to read the merger agreement because it is the legal document that governs the partnership merger and the REIT merger.

      The merger agreement contemplates the following two-step transaction:

•	the partnership merger, in which a newly formed limited liability company subsidiary will merge with and into Spieker Partnership, with Spieker Partnership as the surviving entity, followed by

•	the REIT merger, in which Spieker will merge with and into Equity Office and Spieker will cease to exist.

      The REIT merger will be completed as soon as practicable following the partnership merger.

Structure Diagrams

      The following diagrams depict in summary form the structure of Equity Office and Spieker before and after the partnership merger and the REIT merger, assuming that (1) none of the unitholders of EOP Partnership or Spieker Partnership redeem their units for cash or exchange their units for Equity Office common shares or Spieker common stock, as applicable, and (2) no holder of convertible securities of Equity Office, EOP Partnership or Spieker, including share options of Equity Office and Spieker, converts or exercises those securities for Equity Office common shares or shares of Spieker common stock. The percentages in the diagrams reflect ownership of partnership interests of EOP Partnership and Spieker Partnership, other than preferred interests. All outstanding preferred units of EOP Partnership are owned by Equity Office. All outstanding preferred interests of Spieker Partnership are owned by Spieker, except for the Spieker Partnership series D preferred units, which are owned by two institutional investors.

Conditions to the Partnership Merger and the REIT Merger (see page 65)

      Before we can complete the partnership merger and the REIT merger, a number of conditions must be satisfied. These include:

•	the approval of the principal terms of the partnership merger by the partners of Spieker Partnership;

•	the approval of the REIT merger by the partners of EOP Partnership;

•	the approval of the merger agreement and the REIT merger by Equity Office common shareholders and by Spieker common stockholders;

•	the absence of a court order or law preventing the completion of either the partnership merger or the REIT merger; and

•	other customary closing conditions.

      Where the law permits, Equity Office or EOP Partnership, on the one hand, or Spieker or Spieker Partnership, on the other hand, could decide to complete the partnership merger and the REIT merger even though one or more conditions were not satisfied. By law, neither Equity Office or EOP Partnership, on the one hand, nor Spieker or Spieker Partnership, on the other hand, can waive:

•	the requirement that partners of Spieker Partnership approve the principal terms of the partnership merger;

•	the requirement that Equity Office common shareholders, Spieker common stockholders and partners of EOP Partnership approve the REIT merger; or

•	any court order or law preventing the closing of the partnership merger or the REIT merger.

      Whether any of the other conditions would be waived would depend on the facts and circumstances as determined by the reasonable business judgment of the board of trustees of Equity Office, acting on its own behalf or in its capacity as general partner of EOP Partnership, or the board of directors of Spieker, acting on its own behalf or in its capacity as general partner of Spieker Partnership. If Equity Office and EOP Partnership or Spieker and Spieker Partnership waived compliance with one or more of the other conditions and the condition was deemed material to a vote of Equity Office common shareholders and/or Spieker common stockholders or EOP Partnership and/or Spieker Partnership unitholders, Equity Office, Spieker and/or Spieker Partnership would have to resolicit the approval by its shareholders, stockholders and/or unitholders, respectively, or, in the case of EOP Partnership, inform its unitholders of such material change, before closing of the REIT merger or the partnership merger.

REIT Merger Financing (see page 55)

      Equity Office intends to finance the estimated $1.085 billion in merger costs, including the approximately $900 million cash portion of the consideration to be paid to Spieker common stockholders in the REIT merger, by using a combination of available borrowing capacity under its existing $1.0 billion credit facility, a new bridge facility entered into before the closing of the mergers and/or through the issuance by EOP Partnership of senior unsecured notes.

Regulatory Approvals (see page 55)

      No material federal or state regulatory requirements must be complied with or approvals must be obtained by Equity Office, EOP Partnership, Spieker or Spieker Partnership in connection with either the REIT merger or the partnership merger.

Termination of the Merger Agreement; Termination Fees (see page 70)

      The merger agreement contains provisions addressing the circumstances under which Equity Office and EOP Partnership, on the one hand, and Spieker and Spieker Partnership, on the other hand, may terminate the merger agreement. In addition, the merger agreement provides that, in several circumstances, Spieker and Spieker Partnership may be required to pay to EOP Partnership a termination fee of $160 million.

Summary of Material Federal Income Tax Consequences (see page 79)

      A Spieker Partnership unitholder who receives only EOP Partnership units in the partnership merger generally will not recognize taxable gain at the time of the partnership merger, except to the extent that the unitholder experiences a reduction in its share of partnership liabilities that exceeds its adjusted basis in its Spieker Partnership units immediately before the partnership merger. Whether a particular Spieker Partnership unitholder will experience a reduction in its share of partnership liabilities in connection with the partnership merger will depend upon a number of variables, which are discussed more fully under the heading “Material Federal Income Tax Consequences — Tax Consequences of the Partnership Merger to Spieker Partnership Unitholders That Receive EOP Partnership Units” beginning on page 84. In addition, subsequent events and transactions could cause a former Spieker Partnership unitholder to be required to recognize all or part of the gain deferred at the time of the partnership merger. See “Material Federal Income Tax Consequences — Effect of Subsequent Events” beginning on page 92.

      A Spieker Partnership unitholder who exercises dissenters’ rights in connection with the partnership merger and receives cash in exchange for its Spieker Partnership units will recognize taxable gain or loss equal to the difference between the “amount realized” for tax purposes and the Spieker Partnership unitholder’s adjusted basis in its Spieker Partnership units that are exchanged for cash. If you have a “negative capital account” with respect to your Spieker Partnership units, the gain recognized on the receipt of cash pursuant to the exercise of dissenters’ rights would exceed the value of the cash received by the amount of that negative capital account.

      The tax consequences of the partnership merger (or of any exercise of dissenters’ rights) to each Spieker Partnership unitholder will depend on the particular situation of that unitholder. Therefore, each Spieker Partnership unitholder is urged to consult with its own tax advisor for a full understanding of the tax consequences of the partnership merger.

Rights of Dissenting Spieker Partnership Unitholders (see page 103)

      Spieker Partnership is a limited partnership organized under California law. Under the California revised limited partnership act, a holder of Spieker Partnership units who does not wish to accept the partnership merger consideration in exchange for Spieker Partnership units may seek an appraisal of, and be paid the fair cash value of, those Spieker Partnership units. If a Spieker Partnership unitholder wants to exercise dissenters’ rights, that unitholder must, among other things:

•	be a holder of record (or assignee) of an outstanding partnership interest on , 2001;

•	not consent to the partnership merger;

•	demand that Spieker Partnership purchase partnership interests owned by the holder at its fair market value in cash in accordance with the procedures set forth in the California revised limited partnership act; and

•	submit an endorsement, if applicable, in accordance with the procedures set forth in the California revised limited partnership act.

Accounting Treatment (see page 55)

      The partnership merger and the REIT merger will be treated as a purchase for financial accounting purposes.

Interests of Spieker Directors and Executive Officers in the Mergers (see page 50)

      In determining whether to consent to the principal terms of the partnership merger, Spieker Partnership unitholders should be aware that, as described below, some Spieker directors and executive officers have interests in the mergers that differ from, or are in addition to, yours as a Spieker Partnership unitholder.

      Trustees of Equity Office After the Mergers. Under the merger agreement, Warren E. Spieker, Jr., Spieker’s Chairman of the Board, and John A. Foster and Craig G. Vought, Spieker’s Co-Chief Executive Officers, will become members of the Equity Office board of trustees following the mergers. Mr. Spieker’s term will expire in 2004, Mr. Vought’s term in 2003 and Mr. Foster’s term in 2002. See “— Trustees and Executive Officers of Equity Office After the Mergers” on page 50.

      Indemnification and Insurance. The merger agreement provides that Equity Office and EOP Partnership will provide exculpation and indemnification for directors and officers of Spieker and Spieker Partnership, including for actions taken in connection with the mergers, which is the same as the exculpation and indemnification provided by Spieker and Spieker Partnership as of the date of the merger agreement. The merger agreement also provides that Equity Office and EOP Partnership will indemnify and hold harmless former directors and officers of Spieker and Spieker Partnership after the mergers to the fullest extent permitted by law. In addition, Equity Office has agreed to provide directors’ and officers’ insurance for the benefit of those individuals currently covered by Spieker’s insurance for a period of six years after the mergers.

      Equity-Based Awards. Unvested options to purchase an aggregate of 1,371,535 shares of Spieker common stock at an average exercise price of $38.40 per share previously awarded to Spieker directors and executive officers will vest in connection with the merger pursuant to the plans under which they were issued and in any event no later than the day before the REIT merger closes. All Spieker stock options will be converted in the REIT merger into options to purchase Equity Office common shares under the terms of the merger agreement. Under the merger agreement, holders of Spieker stock options will be entitled to tender the Equity Office options that they will receive in the REIT merger to EOP Partnership for a cash payment per option converted in the REIT merger equal to the excess, if any, of $58.50 over the exercise price of the Spieker option, which acquisition and payment will be made within three business days of the closing of the mergers. Options to purchase Equity Office common shares that are not tendered to EOP Partnership as described above would remain outstanding as options to purchase Equity Office common shares. Spieker directors and executive officers holding a total of 3,417,752 Spieker stock options with an average exercise price of $32.41 per Spieker share have agreed with Equity Office to tender their options to EOP Partnership.

      In addition, 206,223 unvested shares of Spieker restricted stock previously awarded to Spieker directors and executive officers will vest on the day immediately before the date on which the Spieker common stockholders approve the REIT merger.

      Special Severance Policy. Spieker has a “special severance policy” applicable to executive officers that provides for severance compensation under specified circumstances in the event of a change in control. Equity Office has acknowledged that the REIT merger will be a change in control for purposes of the Spieker special severance policy and that severance payments will be made as provided in the Spieker special severance policy to any participant who becomes entitled to these payments because of a termination of employment occurring on or after the closing of the mergers, unless the termination is for cause or is a voluntary resignation without good reason under the terms of the Spieker special severance policy. No executive officer eligible for the benefits of the Spieker special severance policy will become an executive officer of Equity Office following the mergers.

      If any payments made to an executive officer by Spieker under the Spieker special severance policy would result in an excise tax imposed by section 4999 of the Internal Revenue Code, the executive officer will receive a tax reimbursement payment that would put the executive officer in the same financial position after-tax that he would have been in if the excise tax did not apply to such amounts. However, if reducing the total payments under the special severance policy by 10% or less would avoid triggering the excise tax, the payments under the Spieker special severance policy will be reduced by the amount necessary to avoid triggering the excise tax rather than making the tax reimbursement payment.

      Under the severance policy, the thirteen executive officers of Spieker will be entitled to receive estimated cash payments ranging from approximately $1.0 million to $5.0 million as a base amount. In the event these executive officers become entitled to tax reimbursement as described above, the tax reimbursement amounts could range from $0 to $3.1 million. The calculation of the estimated cash payments under the special severance policy assumes that Equity Office’s obligations under the policy are triggered immediately upon the closing of the mergers and that the mergers will close on June 30, 2001. The amounts shown include estimated 2001 bonuses through the closing date. Neither Spieker nor Equity Office has yet determined that any tax reimbursement payments would be required.

      In addition, under the Spieker special severance policy, the executive officer and his or her eligible dependents will continue to be eligible to participate in the medical, dental, disability and life insurance plans and arrangements applicable to him or her immediately before his or her termination of employment, on substantially the same terms and conditions in effect immediately before the termina-

tion. If such participation is prohibited, equivalent coverage will be purchased for the executive officer and his or her eligible dependents with no greater after-tax cost to the executive officer than he or she paid for coverage prior to being terminated. Coverage will continue for three years from the date of termination in the case of Messrs. Spieker, Foster and Vought and John K. French and Dennis E. Singleton, each of whom is a Vice-Chairman of Spieker’s board, Stuart A. Rothstein, Spieker’s Chief Financial Officer, and one other executive officer and for two years from the date of termination in the case of Joseph D. Russell, Jr., Peter H. Schnugg and James C. Eddy and all other eligible executive officers.

      Tax Related Undertakings of EOP Partnership. Under the merger agreement, EOP Partnership has agreed, for the benefit of 17 named unitholders, not to sell, exchange or otherwise dispose of, except in tax-free or tax-deferred transactions, 93 specified Spieker Partnership properties or any of EOP Partnership’s interest in Spieker Partnership. These restrictions, which benefit Messrs. Spieker, Foster, Vought, French, Singleton, Schnugg and Eddy and one other Spieker executive officer, among others, last for at least 10 years and, depending on whether the unitholder enters into, and complies with the terms of, an agreement not to sell specified percentages of their Equity Office common shares and EOP Partnership units during the initial 10 year restriction period, up to 20 years after closing of the partnership merger. In addition, EOP Partnership has agreed for tax purposes to make available to these same named unitholders the opportunity to guarantee specified debt of Spieker Partnership or EOP Partnership for the same period and has made specified other undertakings. These provisions are intended to ensure that these unitholders, who originally contributed properties to Spieker Partnership in exchange for Spieker Partnership units, will be able to continue to defer the otherwise substantial gain that would be recognized by them for tax purposes as EOP Partnership unitholders upon a sale of any one or more of the 93 specified Spieker properties or upon the sale by EOP Partnership of any of its interest in Spieker Partnership.

      Loan Forgiveness. According to its terms, a $400,000 loan made in April 2000 by Spieker to Mr. Rothstein will be forgiven upon completion of the mergers. The loan, which was extended to Mr. Rothstein for the purchase of a personal residence and has an outstanding balance of $360,000, provides for its forgiveness upon a change of control of Spieker. If the mergers were not to occur, 10% of the original loan amount would be forgiven in each of the next four years under the terms of the loan, subject to his continued employment.

      Acquisition of Spieker Northwest. In connection with the mergers, a subsidiary of Equity Office will purchase 100% of the voting capital stock of Spieker Northwest, Inc., a noncontrolled third-party service subsidiary of Spieker, for an aggregate of $202,500 in cash from the holders of its voting stock, who include Messrs. Spieker, French and Singleton.

      Broadband Restricted Stock Agreements. Spieker has entered into restricted stock agreements with its executive officers, among others, pursuant to which those executive officers have been awarded shares of common stock of Broadband Office, Inc. In connection with the mergers, the restrictions with respect to those shares will lapse.

Trustees and Executive Officers of Equity Office After the Mergers (see page 50)

      Following the mergers, the current trustees of Equity Office will remain as trustees of Equity Office. In addition, the merger agreement provides that Messrs. Spieker, Foster and Vought will become members of the Equity Office board of trustees as described above. Following the mergers, the current executive officers of Equity Office will remain as executive officers of Equity Office. No current executive officers of Spieker will become executive officers of Equity Office following the mergers.

Differences in the Rights of Unitholders and Shareholders (see pages 117 and 145)

      California law and the partnership agreement of Spieker Partnership currently govern the rights of Spieker Partnership unitholders. Upon completion of the partnership merger, Spieker Partnership unitholders, other than holders of Spieker Partnership series D preferred units who will retain their interests in Spieker Partnership, will become EOP Partnership unitholders, with rights governed by Delaware law and the partnership agreement of EOP Partnership.

Partnership Merger Selected Historical Consolidated Financial Data

EOP Partnership

      The following tables set forth selected consolidated financial and operating information on a historical basis for EOP Partnership and its predecessors. The selected financial data have been derived from the historical consolidated financial statements of EOP Partnership and its predecessors, audited by Ernst & Young LLP, independent auditors. The following information should be read together with the consolidated financial statements and financial statement notes of EOP Partnership incorporated by reference in this consent solicitation/ information statement/ prospectus. See “Where You Can Find More Information” beginning on page 162.

	EOP Partnership				EOP Partnership Predecessors

				For the	For the
				period	period
				from	from
				July 11, 1997	January 1, 1997	For the
	For the years ended December 31,			through	through	year ended
				December 31,	July 10,	December 31,
	2000(1)	1999	1998	1997(2)	1997	1996

	(Dollars in thousands, except per unit data)

Operating Data:

Revenues:

Rental, parking and other	$2,217,146	$1,919,056	$1,658,420	$406,713	$327,017	$493,396

Total revenues	2,264,243	1,942,243	1,679,699	412,968	339,104	508,124

Expenses:

Interest	525,787	413,995	338,611	76,675	80,481	119,595

Depreciation and amortization	436,417	358,989	305,982	70,346	66,034	96,237

Property operating and ground rent(3)	764,007	669,763	600,367	155,679	127,285	201,067

General and administrative	91,415	80,927	63,564	17,690	17,201	23,145

Total expenses	1,817,626	1,523,674	1,308,524	320,390	291,001	440,044

Income before allocation to minority interests, income from investment in unconsolidated joint ventures, net gain (loss) on sales of real estate and extraordinary items	446,617	418,569	371,175	92,578	48,103	68,080

Minority interests	(6,843)	(1,981)	(2,114)	(789)	(912)	(2,086)

Income from investment in unconsolidated joint ventures	56,251	13,824	11,267	3,173	1,982	2,093

Net gain (loss) on sales of real estate and extraordinary items	34,211	49,113	4,927	(16,240)	12,236	5,338

Net income	530,236	479,525	385,255	78,722	61,409	73,425

Put option settlement	(2,576)	(5,658)	—	—	—	—

Preferred distributions	(43,348)	(43,603)	(32,202)	(649)	—	—

Net income available for units	$484,312	$430,264	$353,053	$78,073	$61,409	$73,425

Net income available per weighted average unit outstanding — basic	$1.53	$1.49	$1.25	$0.44

Net income available per weighted average unit outstanding — diluted	$1.52	$1.48	$1.24	$0.43

Weighted average units outstanding — basic	316,067,694	288,326,547	282,114,343	178,647,562

Weighted average units and unit equivalents outstanding — diluted	318,997,407	291,157,204	283,974,532	180,014,027

Cash distributions declared per unit	$1.74	$1.58	$1.38	$0.56

	EOP Partnership				EOP Partnership Predecessors

				For the	For the
				period	period
				from	from
				July 11, 1997	January 1, 1997	For the
	For the years ended December 31,			through	through	year ended
				December 31,	July 10,	December 31,
	2000(1)	1999	1998	1997(2)	1997	1996

	(Dollars in thousands, except per unit data)

Balance Sheet Data (at end of period):

Investment in real estate, net of accumulated depreciation	$16,641,325	$12,572,153	$13,331,560	$10,976,319	—	$3,291,815

Total assets	$18,794,253	$14,046,058	$14,261,291	$11,751,672	—	$3,912,565

Mortgage debt, unsecured notes and lines of credit	$8,802,994	$5,851,918	$6,025,405	$4,284,317	—	$1,964,892

Total liabilities	$9,508,784	$6,336,531	$6,472,613	$4,591,697	—	$2,174,483

Minority interests	$197,161	$39,027	$28,360	$29,612	—	$11,080

Preferred units	$613,923	$615,000	$615,000	$200,000	—	—

Partners’ capital/owners’ equity	$8,474,385	$7,055,500	$7,145,318	$6,930,363	—	$1,727,002

Other Data:

General and administrative expenses as a percentage of total revenues	4.0%	4.2%	3.8%	4.3%	5.1%	4.6%

Number of office properties	381	294	284	258	—	84

Net rentable square feet of office properties (in millions)	99.0	77.0	75.1	65.3	—	29.2

Occupancy of office properties	95%	94%	95%	94%	—	90%

Funds from operations(4)	$910,959	$749,641	$661,645	$160,929	$113,022	$160,460

Property net operating income(5)	$1,463,151	$1,256,180	$1,065,714	$253,418	$202,108	$294,556

Earnings before interest, taxes, depreciation and amortization(6)	$1,544,098	$1,228,913	$1,049,577	$242,969	$197,489	$286,128

Cash flow provided by operating activities	$907,343	$720,711	$759,151	$190,754	$95,960	$165,975

Cash flow (used for) investing activities	$(1,311,778)	$(67,138)	$(2,231,712)	$(1,592,272)	$(571,068)	$(924,227)

Cash flow provided by (used for) financing activities	$455,353	$(718,315)	$1,310,788	$1,630,346	$245,851	$1,057,551

(1)	On June 19, 2000, EOP Partnership completed its acquisition of Cornerstone Properties Limited Partnership. See note 3 to EOP Partnership’s consolidated financial statements incorporated by reference in this consent solicitation/information statement/prospectus.

(2)	On December 19, 1997, EOP Partnership completed its acquisition of Beacon Properties L.P. at a cost of approximately $4.3 billion. As a result of this transaction, EOP Partnership acquired an interest in 130 properties containing approximately 20.9 million square feet.

(3)	Property operating expenses include real estate taxes, insurance, repairs and maintenance and other property operating expenses.

(4)	The White Paper on Funds from Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, in March 1995 defines funds from operations as net income (loss), computed in accordance with generally accepted accounting principles, excluding gains (or losses) from debt restructuring and sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. In November 1999, NAREIT issued a National Policy Bulletin effective January 1, 2000 clarifying the definition of funds from operations to include all operating results, both recurring and non-recurring, except those defined as extraordinary under generally accepted accounting principles. In accordance with this NAREIT Bulletin, EOP Partnership no longer adjusts for the amortization of discounts and premiums on mortgages when calculating funds from operations. Accordingly, EOP Partnership restated the prior period data for comparative purposes. EOP Partnership believes that funds from operations is helpful to investors as a measure of the performance of an equity REIT because, along with cash flow from operating activities, financing activities and investing activities, it provides investors with an indication of the ability of EOP Partnership to incur and service debt, to make capital expenditures and to fund other cash needs. EOP Partnership computes funds from operations in accordance with standards established by NAREIT, which may not be comparable to funds from operations reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than EOP Partnership. Funds from operations does not represent cash generated from operating activities in accordance with generally accepted accounting principles, nor does it represent cash available to pay distributions and should not be considered as an alternative to net income, determined in accordance with generally accepted accounting principles, as an indication of EOP Partnership’s financial performance or to cash flow from operating activities, determined in accordance with generally accepted accounting principles, as a measure of EOP Partnership’s liquidity, nor is it indicative of funds available to fund EOP Partnership’s cash needs, including its ability to make cash distributions.

(5)	Property net operating income is defined as rental income, including tenant reimbursements, parking and other income less property operating expenses, including real estate taxes, insurance, repairs and maintenance and other property operating expenses.

(6)	Earnings before interest, taxes, depreciation and amortization is defined as net income excluding interest expense, taxes, depreciation and amortization, minority interest allocation with respect to EOP Partnership, net gain (loss) on sales of real estate, gains (losses) from extraordinary items and income from investment in unconsolidated joint ventures plus EOP Partnership’s share of the earnings before interest, taxes, depreciation and amortization for the unconsolidated joint ventures. Earnings before interest, taxes, depreciation and amortization is presented because EOP Partnership believes this data is used by some investors to evaluate EOP Partnership’s ability to meet debt service requirements. EOP Partnership considers earnings before interest, taxes, depreciation and amortization to be an indicative measure of its operating performance due to the significance of EOP Partnership’s long-lived assets and because this data can be used to measure EOP Partnership’s ability to service debt, fund capital expenditures and expand its business. However, this data should not be considered as an alternative to net income, operating profit, cash flows from operations or any other operating or liquidity performance measure prescribed by generally accepted accounting principles. In addition, earnings before interest, taxes, depreciation and amortization as calculated by EOP Partnership may not be comparable to similarly titled measures reported by other companies. Interest expense, taxes, depreciation and amortization, which are not reflected in the presentation of earnings before interest, taxes, depreciation and amortization, have been, and will be, incurred by EOP Partnership. Investors are cautioned that these excluded items are significant components in understanding and assessing EOP Partnership’s financial performance.

Spieker Partnership

      The following table sets forth selected consolidated financial and operating information on a historical basis for Spieker Partnership. The selected financial data have been derived from the historical consolidated financial statements of Spieker Partnership, audited by Arthur Andersen LLP, independent auditors. The following information should be read together with the consolidated financial statements and financial statement notes of Spieker Partnership incorporated by reference in this consent solicitation/ information statement/ prospectus. See “Where You Can Find More Information” beginning on page 162.

	Year Ended December 31,

	2000	1999	1998	1997	1996

	(amounts in thousands, except per unit amounts)

Operating Data:

Revenues	$753,836	$643,829	$561,097	$331,313	$200,699

Income from operations before disposition of real estate and minority interests	239,863	195,516	163,924	110,134	65,764

Net income	379,914	253,970	185,939	130,886	74,091

Net income available to general partner	300,195	187,322	130,431	99,890	52,051

Net income available to limited partners	40,684	25,915	17,731	14,980	9,901

Net income per common operating partnership unit(1) — diluted	4.45	2.89	2.07	2.04	1.50

Distributions per common operating partnership unit	2.80	2.44	2.29	2.09	1.78

Balance Sheet Data:

Investments in real estate (before accumulated depreciation)	$4,704,358	$4,404,274	$4,182,806	$3,252,572	$1,447,173

Net investments in real estate	4,328,597	4,088,034	3,942,028	3,083,521	1,319,472

Total assets	4,528,288	4,268,485	4,056,870	3,242,934	1,390,314

Mortgage loans	56,738	97,331	110,698	96,502	45,997

Unsecured debt	1,998,119	1,899,512	1,736,500	1,335,000	674,000

Total debt	2,054,857	1,996,843	1,847,198	1,431,502	719,997

Partners’ capital	2,224,205	2,060,247	2,021,814	1,679,841	610,928

Other Data:

Funds from operations(2)	$329,259	$258,828	$215,064	$147,912	$93,293

Cash flow provided (used) by:

Operating activities	377,132	321,005	287,860	191,450	112,581

Investing activities	(209,979)	(211,495)	(780,373)	(1,697,885)	(387,567)

Financing activities	(171,247)	(97,312)	474,801	1,499,727	296,749

Total rentable square footage of properties at end of period	37,715	40,659	40,843	34,543	21,430

Occupancy rate at end of period	97.4%	96.3%	96.4%	94.5%	96.6%

(1)	Per unit amounts are computed using the weighted average units outstanding during the period. Diluted weighted average units outstanding include the dilutive effect of stock options using the treasury stock method. The weighted average general partner units and limited partner units outstanding for the years ended December 31, 2000 through 1996 were as follows:

	Diluted Weighted Average	Diluted Weighted Average
Year Ended	General Partner Units	Limited Partner Units

2000	68,166,326	8,874,692
1999	64,983,415	8,865,039
1998	62,877,995	8,429,646
1997	48,968,905	7,209,418
1996	34,691,140	6,547,819

(2)	In February 1995, NAREIT established its definition of funds from operations and requested that REITs adopt this new definition beginning in 1996. The new definition provides that the amortization of debt discount and deferred financing costs is no longer to be added back to net income to calculate funds from operations. In 1996, Spieker substantially implemented the new NAREIT definition for calculating funds from operations. In calculating funds from operations Spieker eliminates the effect of straight-lined rents, as defined under generally accepted accounting principles, as management believes this presents a more meaningful presentation of rental income over the reporting period. The amounts presented above for the year ended December 31, 1996, have been restated to reflect the new NAREIT definition.

Equivalent Per Unit Data

      We have summarized below the per unit information for our respective partnerships on a historical basis, pro forma combined basis and pro forma combined equivalent basis. The pro forma combined summary amounts are based on the purchase method of accounting. The Spieker Partnership per unit pro forma combined equivalents are calculated by multiplying the pro forma combined per unit amounts by the partnership merger exchange ratio of 1.94462.

      The following information should be read together with the historical and pro forma financial statements included or incorporated by reference in this document. See “Where You Can Find More Information” beginning on page 162.

	For the year ended
	December 31, 2000

	Basic	Diluted

Net income per unit:

EOP Partnership	$1.53	$1.52

Spieker Partnership	$4.59	$4.45

EOP Partnership and Spieker Partnership pro forma combined before extraordinary items	$1.64	$1.63

Spieker Partnership pro forma combined equivalent	$3.19	$3.19

For the year ended
December 31, 2000

Cash distributions declared per unit:

EOP Partnership	$1.74

Spieker Partnership	$2.80

EOP Partnership and Spieker Partnership pro forma combined	$1.74

Spieker Partnership pro forma combined equivalent	$3.38

Partner’s capital (book value) per unit (end of period):

EOP Partnership	$24.28

Spieker Partnership	$23.89

EOP Partnership and Spieker Partnership pro forma combined	$25.56

Spieker Partnership pro forma combined equivalent	$49.70

Values of EOP Partnership Units and Spieker Partnership Units

      The EOP Partnership units and the Spieker Partnership units are not listed on any national securities exchange or quoted in the over the counter market, and there is no established public trading market for either the EOP Partnership units or the Spieker Partnership units. However, each EOP Partnership unit to be received by Spieker Partnership unitholders in the partnership merger may be redeemed for one Equity Office common share or its cash equivalent, at Equity Office’s option. Under the partnership agreement of Spieker Partnership, each Spieker Partnership unit may be converted into shares of Spieker common stock or, at the option of Spieker, the cash equivalent thereof. The following table sets forth the price per share of Equity Office common shares and Spieker common stock based on the last reported sale prices per share on the NYSE on February 22, 2001, the last trading day before the public announcement of the execution of the merger agreement, and on           , 2001, the latest practicable date before mailing this consent solicitation/ information statement/ prospectus.

	Price per share

					Spieker pro
	Equity Office		Spieker		forma equivalent(1)

February 22, 2001		$29.43		$52.10	$57.52

, 2001(2)	$		$		$

(1)	Computed by multiplying the Equity Office common share closing price by the 1.49586 REIT merger common stock exchange ratio and adding the $13.50 cash amount per share.

(2)	The average last reported sale price per Equity Office common share for the ten trading days preceding , 2001 was $ . The Spieker pro forma equivalent, based on such ten trading days, would be $ .

Partnership Merger Summary Unaudited Pro Forma Condensed Combined Financial Data

      The following table sets forth the summary unaudited pro forma condensed combined financial data for EOP Partnership and Spieker Partnership as a combined entity, giving effect to the partnership merger as if it had occurred on the dates indicated and after giving effect to the pro forma adjustments. The unaudited pro forma condensed combined operating data are presented as if the partnership merger had been consummated on January 1, 2000. The unaudited pro forma condensed combined balance sheet data at December 31, 2000 are presented as if the partnership merger had occurred on December 31, 2000. In the opinion of management of Equity Office, all adjustments necessary to reflect the effects of these transactions have been made. The partnership merger will be accounted for under the purchase method of accounting as provided by Accounting Principles Board Opinion No. 16.

      The pro forma financial information should be read together with, and is qualified in its entirety by, the respective historical audited consolidated financial statements and financial statement notes of EOP Partnership and of Spieker Partnership incorporated by reference into this consent solicitation/ information statement/ prospectus. See “Where You Can Find More Information” on page 162. The unaudited pro forma operating data are presented for comparative purposes only and are not necessarily indicative of what the actual combined results of operations of EOP Partnership and Spieker Partnership would have been for the period presented, nor do these data purport to represent the results of future periods. See “EOP Operating Limited Partnership Pro Forma Condensed Combined Financial Statements” beginning on page F-2.

Pro forma
for the year ended
December 31, 2000

(Dollars in thousands,
except per unit data)

Operating Data:

Revenues:

Rental	$2,294,095

Tenant reimbursements	512,362

Parking	112,107

Other	51,886

Fee income	12,466

Interest/ dividends	40,129

Total revenues	3,023,045

Pro forma
for the year ended
December 31, 2000

(Dollars in thousands,
except per unit data)

Expenses:

Interest:

Expense incurred	736,676

Amortization of deferred financing costs	12,013

Depreciation	579,610

Amortization	26,903

Real estate taxes	319,838

Insurance	17,880

Repairs and maintenance	300,604

Property operating	329,968

Ground rent	10,012

General and administrative	120,237

Total expenses	2,453,741

Income before allocation to minority interests, income from investment in unconsolidated joint ventures and net gain on sales of real estate	569,304

Minority interests — partially owned properties	(6,843)

Income from investment in unconsolidated joint ventures	56,251

Net gain on sales of real estate	176,064

Net income from continuing operations	794,776

Put option settlement	(2,576)

Preferred distributions	(78,968)

Net income from continuing operations before extraordinary items available for units	$713,232

Net income from continuing operations before extraordinary items per weighted average unit outstanding — basic	$1.64

Weighted average units outstanding — basic	434,738,226

Net income from continuing operations before extraordinary items per weighted average unit and unit equivalent outstanding — diluted	$1.63

Weighted average units and unit equivalents outstanding — diluted	437,667,939

Balance Sheet Data (at end of period):

Investment in real estate net of accumulated depreciation	$23,816,550

Total assets	$26,051,090

Total debt	$11,934,346

Total liabilities	$12,889,362

Minority interests	$197,161

Partners’ capital	$12,964,567

REIT Merger Selected Historical Consolidated Financial Data

Equity Office

      The following tables set forth selected consolidated financial and operating information on a historical basis for Equity Office and its predecessors. The selected financial data have been derived from the historical consolidated financial statements of Equity Office and its predecessors, audited by Ernst & Young LLP, independent auditors. The following information should be read together with the consolidated financial statements and financial statement notes of Equity Office incorporated by reference in this consent solicitation/ information statement/ prospectus. See “Where You Can Find More Information” beginning on page 162.

	Equity Office				Equity Office Predecessors

				For the	For the
				period	period
				from	from
				July 11, 1997	January 1, 1997	For the
	For the years ended December 31,			through	through	year ended
				December 31,	July 10,	December 31,
	2000(1)	1999	1998	1997(2)	1997	1996

	(Dollars in thousands, except per share data)

Operating Data:

Revenues:

Rental, parking and other	$2,217,146	$1,919,056	$1,658,420	$406,713	$327,017	$493,396

Total revenues	2,264,243	1,942,243	1,679,699	412,968	339,104	508,124

Expenses:

Interest	525,787	413,995	338,611	76,675	80,481	119,595

Depreciation and amortization	436,417	358,989	305,982	70,346	66,034	96,237

Property operating and ground rent(3)	764,007	669,763	600,367	155,679	127,285	201,067

General and administrative	91,415	80,927	63,564	17,690	17,201	23,145

Total expenses	1,817,626	1,523,674	1,308,524	320,390	291,001	440,044

Income before allocation to minority interests, income from investment in unconsolidated joint ventures, net gain (loss) on sales of real estate and extraordinary items	446,617	418,569	371,175	92,578	48,103	68,080

Minority interests	(66,219)	(50,153)	(38,340)	(7,799)	(912)	(2,086)

Income from investment in unconsolidated joint ventures	56,251	13,824	11,267	3,173	1,982	2,093

Net gain (loss) on sales of real estate and extraordinary items	34,211	49,113	4,927	(16,240)	12,236	5,338

Net income	470,860	431,353	349,029	71,712	61,409	73,425

Put option settlement	(2,576)	(5,658)	—	—	—	—

Preferred distributions	(43,348)	(43,603)	(32,202)	(649)	—	—

Net income available for common shares	$424,936	$382,092	$316,827	$71,063	$61,409	$73,425

Net income available per weighted average common share outstanding — basic	$1.53	$1.49	$1.25	$0.44

Net income available per weighted average common share outstanding — diluted	$1.52	$1.48	$1.24	$0.43

Weighted average common shares outstanding — basic	277,186,733	256,045,895	253,167,037	162,591,477

Weighted average common shares and common share equivalents outstanding — diluted	318,997,407	291,157,204	283,974,532	180,014,027

	Equity Office				Equity Office Predecessors

				For the	For the
				period	period
				from	from
				July 11, 1997	January 1, 1997	For the
	For the years ended December 31,			through	through	year ended
				December 31,	July 10,	December 31,
	2000(1)	1999	1998	1997(2)	1997	1996

	(Dollars in thousands)

Balance Sheet Data (at end of period):

Investment in real estate, net of accumulated depreciation	$16,641,325	$12,572,153	$13,331,560	$10,976,319	—	$3,291,815

Total assets	$18,794,253	$14,046,058	$14,261,291	$11,751,672	—	$3,912,565

Mortgage debt, unsecured notes and lines of credit	$8,802,994	$5,851,918	$6,025,405	$4,284,317	—	$1,964,892

Total liabilities	$9,508,784	$6,336,531	$6,472,613	$4,591,697	—	$2,174,483

Minority interests	$1,218,396	$883,454	$737,715	$754,818	—	$11,080

Preferred shares	$613,923	$615,000	$615,000	$200,000	—	—

Shareholders’ equity/owners’ equity	$7,453,150	$6,211,073	$6,435,963	$6,205,157	—	$1,727,002

Other Data:

General and administrative expenses as a percentage of total revenues	4.0%	4.2%	3.8%	4.3%	5.1%	4.6%

Number of office properties	381	294	284	258	—	84

Net rentable square feet of office properties (in millions)	99.0	77.0	75.1	65.3	—	29.2

Occupancy of office properties	95%	94%	95%	94%	—	90%

Funds from operations(4)	$910,959	$749,641	$661,645	$160,929	$113,022	$160,460

Property net operating income(5)	$1,463,151	$1,256,180	$1,065,714	$253,418	$202,108	$294,556

Earnings before interest, taxes, depreciation and amortization(6)	$1,544,098	$1,228,913	$1,049,577	$242,969	$197,489	$286,128

Cash flow provided by operating activities	$907,343	$720,711	$759,151	$190,754	$95,960	$165,975

Cash flow (used for) investing activities	$(1,311,778)	$(67,138)	$(2,231,712)	$(1,592,272)	$(571,068)	$(924,227)

Cash flow provided by (used for) financing activities	$455,353	$(718,315)	$1,310,788	$1,630,346	$245,851	$1,057,551

(1)	On June 19, 2000, Equity Office completed its acquisition of Cornerstone Properties Inc. See note 3 to Equity Office’s consolidated financial statements incorporated by reference in this consent solicitation/ information statement/ prospectus.

(2)	On December 19, 1997, Equity Office completed its acquisition of Beacon Properties Corporation at a cost of approximately $4.3 billion. As a result of this transaction, Equity Office acquired an interest in 130 properties containing approximately 20.9 million square feet.

(3)	Property operating expenses include real estate taxes, insurance, repairs and maintenance and other property operating expenses.

(4)	The White Paper on Funds from Operations approved by the Board of Governors of NAREIT in March 1995 defines funds from operations as net income (loss), computed in accordance with generally accepted accounting principles, excluding gains (or losses) from debt restructuring and sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. In November 1999, NAREIT issued a National Policy Bulletin effective January 1, 2000 clarifying the definition of funds from operations to include all operating results, both recurring and non-recurring, except those defined as extraordinary under generally accepted accounting principles. In accordance with this NAREIT Bulletin, Equity Office no longer adjusts for the amortization of discounts and premiums on mortgages when calculating funds from operations. Accordingly, Equity Office restated the prior period data for comparative purposes. Equity Office believes that funds from operations is helpful to investors as a measure of the performance of an equity REIT because, along with cash flow from operating activities, financing activities and investing activities, it provides investors with an indication of the ability of Equity Office to incur and service debt, to make capital expenditures and to fund other cash needs. Equity Office computes funds from operations in accordance with standards established by NAREIT, which may not be comparable to funds from operations reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than Equity Office. Funds from operations does not represent cash generated from operating activities in accordance with generally accepted accounting principles, nor does it represent cash available to pay distributions and should not be considered as an alternative to net income, determined in accordance with generally accepted accounting principles, as an indication of Equity Office’s financial performance or to cash flow from operating activities, determined in accordance with generally accepted accounting principles, as a measure of Equity Office’s liquidity, nor is it indicative of funds available to fund Equity Office’s cash needs, including its ability to make cash distributions.

(5)	Property net operating income is defined as rental income, including tenant reimbursements, parking and other income less property operating expenses, including real estate taxes, insurance, repairs and maintenance and other property operating expenses.

(6)	Earnings before interest, taxes, depreciation and amortization is defined as net income excluding interest expense, taxes, depreciation and amortization, minority interest allocation with respect to EOP Partnership, net gain (loss) on sales of real estate, gains (losses) from extraordinary items and income from investment in unconsolidated joint ventures plus Equity Office’s share of the earnings before interest, taxes, depreciation and amortization for the unconsolidated joint ventures. Earnings before interest, taxes, depreciation and amortization is presented because Equity Office believes this data is used by some investors to evaluate Equity Office’s ability to meet debt service requirements. Equity Office considers earnings before interest, taxes, depreciation and amortization to be an indicative measure of its operating performance due to the significance of Equity Office’s long-lived assets and because this data can be used to measure Equity Office’s ability to service debt, fund capital expenditures and expand its business. However, this data should not be considered as an alternative to net income, operating profit, cash flows from operations or any other operating or liquidity performance measure prescribed by generally accepted accounting principles. In addition, earnings before interest, taxes, depreciation and amortization as calculated by Equity Office may not be comparable to similarly titled measures reported by other companies. Interest expense, taxes, depreciation and amortization, which are not reflected in the presentation of earnings before interest, taxes, depreciation and amortization, have been, and will be, incurred by Equity Office. Investors are cautioned that these excluded items are significant components in understanding and assessing Equity Office’s financial performance.

Spieker

      The following table sets forth selected consolidated and combined financial and operating information on a historical basis for Spieker. The selected financial data have been derived from the historical consolidated and combined financial statements of Spieker, audited by Arthur Andersen LLP, independent auditors. The following information should be read together with the consolidated and combined financial statements and financial statement notes of Spieker incorporated by reference in this consent solicitation/ information statement/ prospectus. See “Where You Can Find More Information” beginning on page 162.

	Year Ended December 31,

	2000	1999	1998	1997	1996

	(amounts in thousands, except per share amounts)

Operating Data:

Revenues	$753,836	$643,829	$561,097	$331,313	$200,699

Income from operations before disposition of real estate and minority interests	239,863	195,516	163,924	110,134	65,764

Net income	333,464	220,151	159,665	115,004	64,190

Net income available to common stockholders	300,195	187,322	130,431	99,890	52,051

Net income per share of common stock(1) — basic	4.59	2.93	2.10	2.07	1.51

Net income per share of common stock(1) — diluted	4.45	2.89	2.07	2.04	1.50

Dividends and distributions per share:

Series A preferred stock	3.41	2.98	2.80	2.41	2.10

Series B preferred stock	2.36	2.36	2.36	2.36	2.36

Series C preferred stock	1.97	1.97	1.97	0.44	—

Series E preferred stock	2.00	2.00	1.15	—	—

Common stock	2.80	2.44	2.29	2.09	1.77

Class B common stock(2)	—	—	2.10	2.50	2.23

Class C common stock(2)	—	—	2.32	2.02	1.77

Balance Sheet Data:

Investments in real estate (before accumulated depreciation)	$4,704,358	$4,404,274	$4,182,806	$3,252,572	$1,447,173

Net investments in real estate	4,328,597	4,088,034	3,942,028	3,083,521	1,319,472

Total assets	4,528,288	4,268,485	4,056,870	3,242,934	1,390,314

Mortgage loans	56,738	97,331	110,698	96,502	45,997

Unsecured debt	1,998,119	1,899,512	1,736,500	1,335,000	674,000

Total debt	2,054,857	1,996,843	1,847,198	1,431,502	719,997

Stockholders’ equity	1,940,057	1,793,445	1,723,462	1,493,828	563,928

Other Data:

Funds from operations(3)	$329,259	$258,828	$215,064	$147,912	$93,293

Cash flow provided (used) by:

Operating activities	377,132	321,005	287,860	191,450	112,581

Investing activities	(209,979)	(211,495)	(780,373)	(1,697,885)	(387,567)

Financing activities	(171,247)	(97,312)	474,801	1,499,727	296,749

Total rentable square footage of properties at end of period	37,715	40,659	40,843	34,543	21,430

Occupancy rate at end of period	97.4%	96.3%	96.4%	94.5%	96.6%

(1)	Per share amounts based upon the basic weighted average shares outstanding for the years ended December 31, 2000 through 1996 were as follows: 65,401,668 for 2000, 63,984,711 for 1999, 62,113,172 for 1998, 48,207,141 for 1997, and 34,438,317 for 1996, and the diluted weighted average shares outstanding were 68,166,326 for 2000, 64,983,415 for 1999, 62,877,995 for 1998, 48,968,905 for 1997, and 34,691,140 for 1996. Diluted weighted average shares outstanding include the dilutive effect of stock options using the treasury method.

(2)	As of December 31, 1999, all shares have been converted into Spieker common stock.

(3)	In February 1995, NAREIT established its definition of funds from operations and requested that REITs adopt this new definition beginning in 1996. The new definition provides that the amortization of debt discount and deferred financing costs is no longer to be added back to net income to calculate funds from operations. In 1996, Spieker substantially implemented the new NAREIT definition for calculating funds from operations. In calculating funds from operations Spieker eliminates the effect of straight-lined rents, as defined under generally accepted accounting principles, as management believes this presents a more meaningful presentation of rental income over the reporting period. The amounts presented above for the year ended December 31, 1996, have been restated to reflect the new NAREIT definition.

Equivalent Per Share Data

      We have summarized below specified per common share information for our respective companies on a historical basis, pro forma combined basis and pro forma combined equivalent basis. The pro forma combined amounts are based on the purchase method of accounting. The Spieker per common share pro forma combined equivalents are calculated by multiplying the pro forma combined per common share amounts by the REIT merger common stock exchange ratio of 1.49586 and by adding to that the $13.50 cash amount to be distributed per share of Spieker common stock in the REIT merger.

      The following information should be read together with the historical and pro forma financial statements included or incorporated by reference in this document. See “Where You Can Find More Information” beginning on page 162.

	For the year ended
	December 31, 2000

	Basic	Diluted

Net income per common share:

Equity Office	$1.53	$1.52

Spieker	$4.59	$4.45

Equity Office and Spieker pro forma combined before extraordinary items	$1.64	$1.63

Spieker pro forma combined equivalent	$3.21	$3.19

For the year ended
December 31, 2000

Cash distributions declared per common share:

Equity Office	$1.74

Spieker	$2.80

Equity Office and Spieker pro forma combined	$1.74

Spieker pro forma combined equivalent	$3.38

Shareholders’ equity (book value) per common share (end of period):

Equity Office	$24.28

Spieker	$23.89

Equity Office and Spieker pro forma combined	$25.55

Spieker pro forma combined equivalent	$51.73

Market Prices of Equity Office Common Shares and Spieker Common Stock

      The following table sets forth the price per share of Equity Office common shares and Spieker common stock based on the last reported sale prices per share on the NYSE on February 22, 2001, the last trading day prior to the public announcement of the execution of the merger agreement, and on           , 2001, the latest practicable date before mailing this consent solicitation/ information statement/ prospectus.

	Price per share

					Spieker pro
	Equity Office		Spieker		forma equivalent(1)

February 22, 2001		$29.43		$52.10	$57.52

, 2001(2)	$		$		$

(1)	Computed by multiplying the Equity Office common share closing price by the 1.49586 REIT merger common stock exchange ratio and adding the $13.50 cash amount per share.

(2)	The average last reported sale price per Equity Office common share for the ten trading days preceding , 2001 was $ . The Spieker pro forma equivalent, based on such ten trading days, would be $ .

REIT Merger Selected Unaudited Pro Forma Condensed Combined Financial Data

      The following table sets forth the summary unaudited pro forma condensed combined financial data for Equity Office and Spieker as a combined entity, giving effect to the REIT merger as if it had occurred on the dates indicated and after giving effect to the pro forma adjustments. The unaudited pro forma condensed combined operating data are presented as if the REIT merger had been consummated on January 1, 2000. The unaudited pro forma condensed combined balance sheet data at December 31, 2000 is presented as if the REIT merger had occurred on December 31, 2000. In the opinion of management of Equity Office, all adjustments necessary to reflect the effects of these transactions have been made. The REIT merger will be accounted for under the purchase method of accounting as provided by Accounting Principles Board Opinion No. 16.

      The pro forma financial information should be read together with, and is qualified in its entirety by, the respective historical audited consolidated financial statements and financial statement notes of Equity Office and of Spieker incorporated by reference into this consent solicitation/ information statement/ prospectus. The unaudited pro forma operating data are presented for comparative purposes only and are not necessarily indicative of what the actual combined results of operations of Equity Office and Spieker would have been for the period presented, nor do these data purport to represent the results of future periods. See “Equity Office Properties Trust Pro Forma Condensed Combined Financial Statements” beginning on page F-9.

Pro forma
for the year ended
December 31, 2000

(Dollars in thousands,
except per share data)

Operating Data:

Revenues:

Rental	$2,294,095

Tenant reimbursements	512,362

Parking	112,107

Other	51,886

Fee income	12,466

Interest/ dividends	40,129

Total revenues	3,023,045

Expenses:

Interest:

Expense incurred	736,676

Amortization of deferred financing costs	12,013

Depreciation	579,610

Amortization	26,903

Real estate taxes	319,838

Insurance	17,880

Repairs and maintenance	300,604

Property operating	329,968

Ground rent	10,012

General and administrative	120,237

Total expenses	2,453,741

Pro forma
for the year ended
December 31, 2000

(Dollars in thousands,
except per share data)

Income before allocation to minority interests, income from investment in unconsolidated joint ventures and net gain on sales of real estate	569,304

Minority interests:

EOP Partnership	(97,702)

Partially owned properties	(6,843)

Income from investment in unconsolidated joint ventures	56,251

Net gain on sales of real estate	176,064

Net income from continuing operations	697,074

Put option settlement	(2,576)

Preferred distributions	(73,202)

Net income from continuing operations before extraordinary items available for common shares	$621,296

Net income from continuing operations before extraordinary items per weighted average common share outstanding — basic	$1.64

Weighted average common shares outstanding — basic	378,695,517

Net income from continuing operations before extraordinary items per weighted average common share and common share equivalent outstanding — diluted	$1.63

Weighted average common shares and common share equivalents outstanding — diluted	437,667,939

Balance Sheet Data (at end of period):

Investment in real estate net of accumulated depreciation	$23,816,550

Total assets	$26,051,090

Total debt	$11,934,346

Total liabilities	$12,889,362

Minority interests	$1,785,924

Shareholders’ equity	$11,375,804

RISK FACTORS

      In addition to the risks relating to the businesses of Equity Office, EOP Partnership, Spieker and Spieker Partnership, which are incorporated by reference in this document from other filings with the Securities and Exchange Commission, and the other information included in this consent solicitation/ information statement/ prospectus, including the matters addressed in “A Warning About Forward-Looking Statements” on page 26, Spieker Partnership unitholders should carefully consider the following risk factors relating to the partnership merger in determining whether or not to consent to the principal terms of the partnership merger and whether or not to exercise dissenters’ rights.

The value of the EOP Partnership class A units you receive in the partnership merger will fluctuate based on the market price of Equity Office common shares and may have a value lower than expected

      Each EOP Partnership unit to be received by Spieker Partnership unitholders in the partnership merger will be redeemable at the option of the holder following the partnership merger for one Equity Office common share or its cash equivalent, at Equity Office’s option. Consequently, the redemption value of the EOP Partnership units you receive in the partnership merger will be directly affected by price fluctuations of the Equity Office common shares through the closing of the mergers and thereafter. The redemption value of the EOP Partnership units and the Spieker Partnership units, as reflected in the relative market prices of the Equity Office common shares and the shares of Spieker common stock, may vary significantly from the redemption value, in the case of EOP Partnership, or the conversion value, in the case of Spieker Partnership, as reflected in those prices as of the date of execution of the merger agreement, the date of this consent solicitation/ information statement/ prospectus or the date the mergers are completed. These variances may arise due to, among other things, changes in the business, operations and prospects of Equity Office, market assessments of the likelihood that the mergers will be completed, demand for office space in California and other West Coast markets or nationwide, the financial condition of current or prospective tenants, and interest rates, general market and economic conditions and other factors. It should be noted that during the 12-month period ending on                     , 2001, the most recent date practicable before the mailing of this consent solicitation/ information statement/ prospectus, the closing per share price of Equity Office common shares varied from a low of $                    to a high of $                    and ended that period at $          . Historical trading prices are not necessarily indicative of future performance.

      The exchange ratio for Spieker Partnership units to be exchanged for EOP Partnership units in the partnership merger was fixed at the time of the signing of the merger agreement and is not subject to adjustment based on changes in the trading price of Equity Office common shares or Spieker common stock before the closing of the partnership merger. Accordingly, the redemption value of the EOP Partnership units you receive in the partnership merger will depend on the market price of Equity Office common shares at the time of closing of the partnership merger and thereafter.

EOP Partnership historically has not owned or operated industrial properties and the value of the EOP Partnership units you receive in the partnership merger may decline if EOP Partnership fails to operate successfully the industrial properties acquired in the partnership merger

      In the mergers, EOP Partnership will acquire Spieker Partnership’s portfolio of industrial properties totaling approximately 13.5 million rentable square feet. EOP Partnership historically has not owned or operated industrial properties. If EOP Partnership fails to operate successfully these industrial properties, the market price of Equity Office common shares and the redemption value of EOP Partnership units could decline. In addition, if EOP Partnership determines to liquidate these industrial properties over time, it may not be successful in doing so or may not do so at attractive prices, which could adversely affect the market price of Equity Office common shares and the redemption value of EOP Partnership units.

The operations of Equity Office and Spieker may not be integrated successfully and intended benefits of the mergers may not be realized, which could have a negative impact on the market price of Equity Office common shares and the value of EOP Partnership units after the mergers

      The completion of the mergers poses risks for the ongoing operations of Equity Office and EOP Partnership, including that:

•	following the mergers, Equity Office and EOP Partnership may not achieve the expected cost savings and operating efficiencies;

•	the Spieker portfolio may not perform as well as Equity Office anticipates;

•	Equity Office and EOP Partnership may experience difficulties and incur expenses related to the assimilation and retention of Spieker non-executive employees; and

•	Equity Office and EOP Partnership may not effectively integrate the operations of Spieker and Spieker Partnership.

      If Equity Office and EOP Partnership fail to integrate successfully Spieker and Spieker Partnership and/or fail to realize the intended benefits of the mergers, the market price of Equity Office common shares and the redemption value of EOP Partnership units could decline from their market price and redemption value, as applicable, at the time of completion of the mergers.

There is no public market for EOP Partnership units and none is expected to develop, which may cause some difficulty in selling any EOP Partnership units you receive in the partnership merger

      There is no public market for EOP Partnership units and none is expected to develop. However, the partnership agreement of EOP Partnership provides that unitholders may, subject to specified limitations, redeem their EOP Partnership units for Equity Office common shares on a one-on-one basis or their cash equivalent, at the election of Equity Office. The determination of whether the redeeming party receives cash or Equity Office common shares is within the sole discretion of Equity Office. If you are unable to redeem your EOP Partnership units, you may have difficulty selling those units because of the lack of a public market and the restrictions on transfer contained in the partnership agreement of EOP Partnership.

The federal income tax consequences to Spieker Partnership unitholders of the partnership merger and the ownership by Spieker Partnership unitholders of EOP Partnership units after the partnership merger are complex and should be carefully considered by you

      Tax Consequences of the Partnership Merger. A Spieker Partnership unitholder who receives only EOP Partnership units in exchange for all of its Spieker Partnership units in the partnership merger generally is not expected to recognize taxable income or gain at the time of the partnership merger unless the Spieker Partnership unitholder receives, in connection with the partnership merger, a cash distribution, including a deemed cash distribution resulting from the relief from liabilities, that exceeds the Spieker Partnership unitholder’s aggregate adjusted tax basis in its Spieker Partnership units immediately before the partnership merger. However, the particular tax consequences of the partnership merger for each Spieker Partnership unitholder will depend on a number of factors related to the tax situation of that individual unitholder. These factors include the Spieker Partnership unitholder’s adjusted tax basis in its Spieker Partnership units at the time of the partnership merger, the assets that the Spieker Partnership unitholder originally contributed to Spieker Partnership in exchange for its Spieker Partnership units, the indebtedness, if any, of Spieker Partnership secured by the contributed assets at the time of the partnership merger, the tax basis of these assets in the hands of Spieker Partnership at the time of the partnership merger, the Spieker Partnership unitholder’s share of the “unrealized gain” with respect to Spieker Partnership’s assets at the time of the partnership merger, and the extent to which the Spieker Partnership unitholder includes in its basis for its Spieker Partnership units a share of Spieker Partnership’s liabilities by reason of any guarantees, indemnifications or “deficit restoration obligations” that will be eliminated by reason of the partnership merger. See “Material Federal Income Tax Consequences — Tax Consequences of the Partnership Merger to Spieker Partnership Unitholders That Receive EOP Partnership Units” beginning on page 84. Although the partnership merger is intended to permit Spieker Partnership unitholders to defer the taxable gain that they otherwise would recognize in a fully taxable transaction, the Internal Revenue Service might contend that Spieker Partnership unitholders must recognize gain in connection with the partnership merger. Each Spieker Partnership unitholder is urged to consult with its own tax advisor to determine the anticipated tax consequences of the partnership merger for that Spieker Partnership unitholder in light of its specific circumstances.

      Effects of Subsequent Events upon Recognition of Gain. Future events and transactions could cause some or all of the former Spieker Partnership unitholders holding EOP Partnership units as a result of the partnership merger to recognize part or all of the taxable gain that has been deferred either through the original contribution of assets to Spieker Partnership in exchange for Spieker Partnership units or through the partnership merger. See “Material Federal Income Tax Consequences — Effect of Subsequent Events” beginning on page 92. Equity Office is not required to take into account the tax consequences to the limited partners in deciding whether to cause EOP Partnership to undertake specific transactions that could cause the limited partners to recognize gain, and the limited partners generally have no right to approve or disapprove these transactions, except to the extent specifically required by tax protection agreements that EOP Partnership has agreed to enter into for the benefit of 17 named Spieker Partnership unitholders and the two existing tax protection agreements that EOP Partnership will assume in the partnership merger, as described in “The Merger Agreement — Tax Related Undertakings of EOP Partnership” beginning on page 76. The same risk of gain recognition upon the occurrence of future events and transactions exists currently with respect to Spieker Partnership unitholders’ ownership of their Spieker Partnership units.

      Tax Status of EOP Partnership. EOP Partnership believes that, and will receive an opinion of its counsel to the effect that, at the time of the partnership merger, EOP Partnership will qualify as a partnership for federal income tax purposes and EOP Partnership intends to continue to operate so as to qualify as a partnership for federal income tax purposes. If, however, EOP Partnership were to be taxed as a corporation, either at the time of the partnership merger or later, all Spieker Partnership unitholders would recognize substantial amounts of taxable gain. In addition, Equity Office would fail to qualify as a REIT, which would have a material adverse effect on the Spieker Partnership unitholders. EOP Partnership, however, may be a “publicly traded partnership.” Although EOP Partnership does not expect that it would be taxed as a corporation in that event, a former partner of Spieker Partnership would be subject to restrictions with respect to the use of passive losses. See “Material Federal Income Tax Consequences — Summary of Tax Opinions Relating to the Partnership Merger” and “— Tax Status of EOP Partnership” beginning on pages 80 and 82, respectively.

      Other Tax Liabilities of Holders of EOP Partnership Units. In addition to the federal income tax aspects described above, a Spieker Partnership unitholder should consider the potential state and local tax consequences of owning EOP Partnership units. Tax returns may be required and tax liability may be imposed both in the state or local jurisdictions where a partner resides and in each state or local jurisdiction in which EOP Partnership has assets or otherwise does business. EOP Partnership will hold assets and/or otherwise conduct business in approximately 24 states and the District of Columbia. A Spieker Partnership unitholder should consult with its personal tax advisor with respect to the state and local income tax implications for their ownership of EOP Partnership units.

      Taxes Attributable to the Exercise of Dissenters’ Rights. A Spieker Partnership unitholder who exercises dissenters’ rights in connection with the partnership merger and receives cash will recognize taxable gain on that receipt of cash. A Spieker Partnership unitholder who has a “negative capital account” with respect to its Spieker Partnership units will recognize gain on the exercise of dissenters’ rights that will exceed the cash received by the amount of that negative capital account. A Spieker Partnership unitholder considering exercising dissenters’ rights in connection with the partnership merger should consult with its tax advisor concerning the tax consequences of that exercise.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

      Equity Office, EOP Partnership, Spieker and Spieker Partnership have each made forward-looking statements in this document, and in documents that are incorporated by reference in this document, that are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of Equity Office, EOP Partnership, Spieker and Spieker Partnership. Also, statements including words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” or similar expressions are forward-looking statements. Many factors, some of which are discussed elsewhere in this document and in the documents incorporated by reference in this document, could affect the future financial results of Equity Office and EOP Partnership and could cause actual results to differ materially from those expressed in forward-looking statements contained or incorporated by reference in this document. Important factors that could cause actual results to differ materially from current expectations reflected in these forward-looking statements include, among others, the factors discussed under the caption “Risk Factors” beginning on page 23 and in filings made by Equity Office, EOP Partnership, Spieker and Spieker Partnership with the SEC incorporated in this document, including:

•	changes in macro-economic conditions and the demand for office space in California and the other West Coast markets in which Spieker Partnership has a substantial presence, as well as the nationwide markets in which EOP Partnership has a presence;

•	the continuing financial success of EOP Partnership’s and Spieker Partnership’s current and prospective tenants;

•	Equity Office’s and EOP Partnership’s ability to merge successfully the operations of Spieker and Spieker Partnership into the Equity Office organization;

•	Equity Office’s and EOP Partnership’s ability to realize economies of scale;

•	continuing supply constraints in Spieker’s and Spieker Partnership’s current markets; and

•	other risks, which are described in filings made by Equity Office, EOP Partnership, Spieker and Spieker Partnership with the SEC.

      Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of Equity Office following completion of the REIT merger and unitholder values of EOP Partnership following completion of the partnership merger may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond the ability of Equity Office, EOP Partnership, Spieker and Spieker Partnership to control or predict. For these forward-looking statements, Equity Office and EOP Partnership claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

INFORMATION ABOUT THE ACTIONS TAKEN OR TO BE TAKEN BY THE GENERAL PARTNER OF EOP PARTNERSHIP

      Under the authority granted in the partnership agreement of EOP Partnership, Equity Office, as the general partner of EOP Partnership, has determined that the merger agreement and the partnership merger are in the best interests of EOP Partnership and its unitholders, and has approved the merger agreement and the partnership merger. No vote or consent of unitholders of EOP Partnership is required under the partnership agreement of EOP Partnership for approval of the merger agreement or the partnership merger.

      The partnership agreement of EOP Partnership requires the approval of the REIT merger by the consent of unitholders holding at least a majority of the outstanding EOP Partnership units, including any EOP Partnership units held by Equity Office. As of                     , 2001, Equity Office owned approximately           % of the outstanding EOP Partnership units and intends to take action by written consent, as permitted under the partnership agreement of EOP Partnership, to approve the REIT merger on or about the close of business on           , 2001. Equity Office owns more than a majority of the outstanding partnership units of EOP

Partnership and no vote or consent of unitholders of EOP Partnership is being solicited. Accordingly, under applicable SEC rules, this document is being forwarded to unitholders of EOP Partnership of record on           , 2001 for informational purposes only.

SPIEKER PARTNERSHIP CONSENT SOLICITATION

Purpose of the Consent Solicitation

      Spieker is asking Spieker Partnership unitholders to consent to the principal terms of the partnership merger. California law requires the approval of the principal terms of the partnership merger by at least a majority in interest of each class of the outstanding Spieker Partnership units, including Spieker Partnership units held by Spieker.

Who Can Consent

      You are entitled to consent with respect to your Spieker Partnership units if our unitholder records showed that you held your Spieker Partnership units as of the close of business on                     , 2001. At the close of business on that date, a total of           Spieker Partnership units were outstanding and entitled to consent. Each Spieker Partnership unit represents one vote. The enclosed consent form shows the number of Spieker Partnership units for which you are entitled to consent. Your individual consent is confidential and will not be disclosed to third parties, other than Equity Office and EOP Partnership.

Consent Procedures

      To consent, simply mark your consent form, sign and date it, and return it in the postage-paid envelope provided.

Required Vote

      Approval of the partnership merger requires the consent to the principal terms of the partnership merger by at least a majority in interest of each class of the outstanding Spieker Partnership units, including Spieker Partnership units held by Spieker.

      At                     , 2001, Spieker held           , or           %, of the outstanding Spieker Partnership units and 100% of each class of outstanding Spieker Partnership preferred units, other than series D preferred units of Spieker Partnership which are held by two institutional investors. Spieker will vote to approve the principal terms of the partnership merger, and therefore the required approval will be obtained even if you do not consent to the principal terms of the partnership merger.

How You May Revoke Your Consent

      To revoke your consent, you must:

•	so advise Spieker’s Secretary, Sara R. Steppe, c/o Spieker Properties, Inc., 2180 Sand Hill Road, Suite 200, Menlo Park, California 94025, in writing before the close of business on , , 2001; or

•	deliver to Ms. Steppe before the close of business on , , 2001 a consent form dated after your initial consent form.

Cost of This Consent Solicitation

      Spieker Partnership will pay the cost of its consent solicitation. In addition to soliciting consent forms by mail, some officers or other representatives of Spieker Partnership or its general partner, Spieker, may solicit Spieker Partnership unitholders in person and by telephone. None of these employees or representatives will receive any additional or special compensation for doing this.

THE MERGERS

Structure of the Mergers; Partnership Merger Exchange Ratio

      The merger agreement contemplates the following two-step transaction:

•	the partnership merger, in which a newly formed limited liability company subsidiary of EOP Partnership will merge with and into Spieker Partnership, with Spieker Partnership as the surviving entity, followed by

•	the REIT merger, in which Spieker will merge with and into Equity Office and Spieker will cease to exist.

      The REIT merger will be completed as soon as practicable following the partnership merger.

     Merger Consideration

      In the partnership merger:

•	holders of partnership units (other than preferred units) in Spieker Partnership, including Spieker, will receive, for each Spieker Partnership unit (other than preferred units) outstanding immediately before the partnership merger, 1.94462 class A common units of limited partnership interest in EOP Partnership;

•	the series B preferred interest in Spieker Partnership held by Spieker will be exchanged for 4,250,000 series E preferred units of limited partnership interest in EOP Partnership;

•	the series C preferred interest in Spieker Partnership held by Spieker will be exchanged for 6,000,000 series F preferred units of limited partnership interest in EOP Partnership;

•	holders of series D preferred units of limited partnership interest in Spieker Partnership will continue to hold their series D preferred units in Spieker Partnership, but instead of being exchangeable for shares of Spieker series D preferred stock, the Spieker Partnership series D preferred units will become exchangeable for Equity Office series G preferred shares; and

•	the series E preferred interest in Spieker Partnership held by Spieker will be exchanged for 4,000,000 series H preferred units of limited partnership interest in EOP Partnership.

      No fractional EOP Partnership units will be issued in the partnership merger. Any Spieker Partnership unitholders who would be entitled to receive a number of EOP Partnership units that is not a whole number, will receive a number of EOP Partnership units that is rounded to the nearest whole number (with .5 or more of an EOP Partnership unit rounded up).

      In the REIT merger:

•	holders of Spieker common stock will receive, for each share of Spieker common stock issued and outstanding immediately before the REIT merger, $13.50 in cash and 1.49586 Equity Office common shares;

•	holders of Spieker series B preferred stock will receive, for each share of Spieker series B preferred stock issued and outstanding immediately before the REIT merger, one Equity Office series E preferred share;

•	holders of Spieker series C preferred stock will receive, for each share of Spieker series C preferred stock issued and outstanding immediately before the REIT merger, one Equity Office series F preferred share;

•	holders of Spieker series D preferred stock, if any, will receive, for each share of Spieker series D preferred stock issued and outstanding immediately before the REIT merger, one Equity Office series G preferred share; and

•	holders of Spieker series E preferred stock will receive, for each share of Spieker series E preferred stock issued and outstanding immediately before the REIT merger, one Equity Office series H preferred share.

      The REIT merger will be completed as soon as practicable following the partnership merger. The merger agreement provides that the former Spieker Partnership unitholders, other than Spieker and its subsidiaries, will have the right, beginning immediately after the partnership merger, to redeem the EOP Partnership class A units issued to them in the partnership merger in accordance with the terms and limitations of the partnership agreement of EOP Partnership. Upon redemption of these units, these unitholders would receive Equity Office common shares on a one-for-one basis or their cash equivalent, at the election of Equity Office.

Background of the Partnership Merger and the REIT Merger

      In pursuing their strategies for enhancing shareholder value, each of Equity Office and Spieker regularly consider opportunities for acquisitions, joint ventures and other significant transactions.

      Over the last five years, representatives of Spieker management have investigated and evaluated a number of strategic opportunities for the purpose of enhancing value for Spieker stockholders. The strategic opportunities considered have included mergers with other entities, acquisitions of other entities and businesses, divestiture of substantial portions of Spieker’s assets and joint venture opportunities. Among other activities, Messrs. Spieker, Foster and Vought evaluated numerous acquisition and merger opportunities in different markets throughout the United States and reported on these opportunities to the Spieker board of directors as appropriate.

      This analysis of strategic opportunities continued during 1999 and early 2000. In early 1999, the chief executive officer of another entity, referred to in this description as “company B,” contacted Spieker concerning a possible transaction between Spieker and company B culminating in a meeting between Mr. Spieker and the chief executive officer of company B on April 6, 1999. At that time, Spieker and company B concluded that a combination of their two companies was not in the best interests of their respective stockholders.

      At the regularly scheduled meeting of the Spieker board of directors on December 8, 1999, the Spieker board of directors again considered Spieker’s strategic alternatives to enhance stockholder value. Among other things, the board of directors discussed and considered the general status of the economy and of Spieker’s markets and other markets in general, the REIT industry and Spieker’s stock price performance. The Spieker board of directors also received a report of Spieker management concerning stock repurchase programs and REIT leveraged buyout transactions.

      On March 8, 2000, at a regularly scheduled meeting of the board of directors, the Spieker board of directors discussed with Spieker management the three-year target plan for Spieker and different strategic alternatives available to Spieker to enhance stockholder value. Among other things, the board of directors reviewed Spieker’s recent growth and its prospects for future growth and the risk to Spieker’s ability to maintain above-industry average growth rates as a result of (1) moderating of growth in market rents in Spieker’s existing markets and (2) a lack of geographic diversification with respect to Spieker’s portfolio. In addition, Mr. Vought and Mr. Foster led a discussion of the Spieker board of directors and representatives of Spieker management concerning the possibility of a merger of Spieker with another entity, the sale of Spieker to another entity, the sale of specific assets of Spieker, geographic diversification of Spieker and its properties through acquisitions of other entities or entering into different but related lines of business. The Spieker board of directors directed management of Spieker to continue to evaluate strategic alternatives with the goal of maximizing stockholder value and returns.

      At the June 7, 2000 and September 6, 2000 regularly scheduled meetings of the Spieker board of directors, discussions with representatives of Spieker management concerning Spieker’s strategic alternatives continued. At each meeting, the board of directors again considered the possibility of merging with other entities, divesting portions of Spieker’s assets to refocus attention on particular markets and assets and entering into different but related lines of business. The board also discussed the difficulties Spieker might face in meeting its long-term growth targets on its own given the projected size of Spieker and the markets in which Spieker conducts its operations.

      In August 2000, Spieker entered into an agreement with another company, referred to in this description as “company C,” under which Spieker and company C agreed to exchange confidential information for the purpose of evaluating a business transaction between the two companies which would result in an acquisition by Spieker of company C. After the exchange of confidential information, Spieker determined not to pursue a transaction with company C.

      During much of 2000, representatives of Equity Office and representatives of Spieker collaborated on a variety of specific projects, including a technology consortium, and other ancillary matters. From that collaboration, Mr. Vought and Timothy H. Callahan, the Chief Executive Officer of Equity Office, expressed an interest in discussing whether their respective companies might jointly pursue a range of other opportunities.

      On December 6, 2000, at a regularly scheduled meeting of the Spieker board of directors, Mr. Spieker led a discussion of strategic alternatives for Spieker, including maintaining Spieker’s independence, pursuing possible acquisitions and pursuing possible merger transactions. Mr. Spieker informed the board that management had concluded, after reviewing all of the possible strategic alternatives, that a strategic merger or business combination could be the best alternative for maximizing stockholder value. Mr. Spieker indicated that Spieker management had concluded that two companies were Spieker’s most attractive potential merger candidates, one of which was Equity Office and the other of which was company B. Mr. Spieker and Mr. Vought then led a discussion of the board of directors concerning the relative advantages and disadvantages of a merger with either of the two candidates. Following further discussion, the Spieker board of directors concluded that Spieker and its stockholders would be well served if Spieker management investigated potential merger opportunities and directed management to do so and to make further reports to the board.

      Following the December 6, 2000 meeting, Mr. Spieker contacted the chief executive officer of company B and discussed the fact that Spieker was in the process of reviewing its strategic alternatives and inquired whether company B would be interested in resuming their conversations from April 1999. The chief executive officer of company B indicated that company B would be interested in resuming those conversations and, on December 20, 2000, Mr. Spieker and the chief executive officer of company B met in New York where they discussed in more detail the possibility of a combination of their two companies. The chief executive officer of company B indicated that company B would be interested in pursuing the possibility of a merger of equals with Spieker. In conjunction with the resumed conversations between Spieker and company B, the chief executive officer of company B suggested that he and other officers of company B meet with Mr. Foster and Mr. Vought.

      Following the December 6, 2000 meeting, Mr. Vought contacted Mr. Callahan of Equity Office to suggest that the two meet to discuss their respective companies and businesses. On December 21, 2000, Mr. Vought met with Mr. Callahan in Chicago where they discussed the possibility of a combination of their two businesses and whether that would be in the best interests of their respective shareholders. Mr. Callahan indicated that he was interested in continuing these conversations and would give Mr. Vought a further call following Christmas. On December 23, 2000, Mr. Callahan contacted Mr. Vought to re-affirm that he was interested in continuing these conversations. On December 28, 2000, Mr. Callahan told Mr. Vought that Equity Office was interested in pursuing a business combination with Spieker and suggested to Mr. Vought that their two respective companies enter into a confidentiality agreement so that they could appropriately share more detailed information with each other. On January 2, 2001, Spieker and Equity Office entered into a confidentiality agreement.

      On January 5, 2001, David A. Helfand, Executive Vice President — Business Development of Equity Office, Richard D. Kincaid, Chief Financial Officer of Equity Office, and Shobi S. Khan, Vice President — Business Development Investments of Equity Office, met with Mr. Vought and Mr. Rothstein in San Francisco where the representatives of the two parties exchanged information concerning their respective businesses.

      On January 9, 2001, Mr. Callahan contacted Mr. Vought to update him on the status of Equity Office’s due diligence efforts.

      On January 9, 2001, Mr. Vought met with the chief executive officer of company B to discuss the merits of a transaction between their two companies and the possible manner in which a transaction might be effected. On January 10, 2001, Mr. Foster and Mr. Vought met with the chief executive officer of company B, together with three other officers of company B, to discuss a possible combination of their two companies and the various issues associated with a combination, including the combination of their different corporate cultures and how the combined company would be operated. Subsequent to these meetings on January 9 and 10, 2001, Mr. Vought and Mr. Rothstein had several conversations with the chief executive officer and the chief financial officer of company B concerning the possibility of a merger of their two companies.

      During the remaining weeks of January and the first week of February, Mr. Callahan and Mr. Vought and Mr. Foster continued to have various conversations concerning the combination of their two businesses. On January 25, 2001, Mr. Foster and Mr. Rothstein met with Mr. Kincaid, Peter H. Adams, Senior Vice President — Strategic Planning and Operations of Equity Office, and Michael A. Steele, Executive Vice President — Real Estate Operations and Chief Operating Officer of Equity Office, in San Francisco to exchange additional information on the structure of their respective organizations and discussed the management and personnel of their respective businesses.

      On January 26, 2001, Spieker and company B entered into a confidentiality agreement.

      On February 7, 2001, Mr. Vought met with Mr. Callahan, Mr. Kincaid and Mr. Helfand in Chicago. At that meeting, the representatives of Equity Office presented a proposal to Mr. Vought concerning a merger of Spieker with Equity Office. On February 9, 2001, Mr. Callahan called Mr. Vought to discuss the proposal by Equity Office to merge with Spieker.

      On February 9, 2001, at a special telephonic meeting of the Spieker board of directors, Mr. Spieker described to the board the proposal that Equity Office had presented to Spieker on February 7, 2001. In addition, Spieker management informed the board that they viewed further discussions with company B as not likely to result in a proposal that they would be prepared to recommend to the board and that would be in the best interests of Spieker and its stockholders. After further discussion of the Equity Office proposal and numerous questions by the board of directors and after receiving the recommendation of Spieker management that Spieker pursue a transaction with Equity Office, the board authorized Spieker management to negotiate a strategic combination of Spieker and Equity Office and to engage investment bankers and other advisors to help negotiate the terms of the transaction and to evaluate whether any resulting transaction would be fair to and in the best interests of the Spieker stockholders.

      Following that special meeting of the Spieker board of directors, during a series of conversations between Mr. Vought and Mr. Callahan, negotiations continued between representatives of Spieker and representatives of Equity Office concerning, among other things, the value of the consideration to be received by Spieker stockholders in any transaction. On February 12, 2001, Mr. Zell called Mr. Spieker to discuss Equity Office’s long-term strategy and the proposal by Equity Office to merge with Spieker. Early in the week of February 12, 2001, Mr. Vought asked Mr. Callahan to present to Spieker the best and final proposal of Equity Office by Wednesday or Thursday of that week.

      At the regularly scheduled Equity Office board of trustees meeting held on February 13, 2001, Mr. Zell and Mr. Callahan updated the board on the discussions with Mr. Spieker, Mr. Foster, Mr. Vought and other representatives of Spieker regarding a possible merger of Spieker with Equity Office. At this meeting, various members of the board expressed their support for a transaction if it could be accomplished along the lines described at the meeting.

      On February 15, 2001, the Spieker board of directors held a special telephonic meeting at which Mr. Spieker informed the board that as a result of further negotiations, Equity Office had agreed to increase the consideration payable to the Spieker stockholders to $58.50 per share, which also included a larger cash component than the February 7, 2001 proposal. Mr. Spieker explained that the balance of the REIT merger consideration would be paid in Equity Office common shares based on a fixed exchange ratio that was based on the average closing price of Equity Office common shares over the 10 preceding trading days. After further discussion of the increased consideration and other matters relating to the REIT merger, the Spieker board of directors authorized Spieker management to negotiate a merger agreement with Equity Office on these terms, subject to Spieker’s continuing due diligence with respect to Equity Office and subject to the board’s final review and approval of a merger agreement and its terms and conditions.

      On February 16, 2001, Spieker engaged Goldman Sachs to act as its financial advisor in connection with the proposed transaction, and Equity Office engaged Morgan Stanley & Co. Incorporated to act as its financial advisor in connection with the proposed transaction. During the weeks of February 12 and February 19, each of Spieker and Equity Office and their respective advisors conducted due diligence with respect to each other. On February 18, 2001, Hogan & Hartson L.L.P., counsel to Equity Office, provided to Spieker and its counsel a draft merger agreement. On February 19, 2001, the parties began to negotiate the terms and conditions of the merger agreement. Beginning on February 20, 2001, representatives of Spieker and Equity Office, Goldman Sachs, Morgan Stanley, Sullivan & Cromwell, counsel to Spieker, and Hogan & Hartson L.L.P. met in New York to continue the negotiations of the merger agreement and ancillary agreements including, among other things, voting agreements and the tax protection arrangements described under “— Interests of Spieker Directors and Executive Officers in the Mergers,” beginning on page 51.

      On February 22, 2001, the Equity Office board held a special meeting at which eleven of the thirteen Equity Office trustees, members of management and representatives of Morgan Stanley and Hogan & Hartson L.L.P. were present in person or by conference telephone call. The special meeting was held in order for the Equity Office board to consider and formally act upon the proposed merger with Spieker. At this meeting, Equity Office’s senior management reviewed with the board financial and business terms of the proposed transaction, including the need for Equity Office to finance the cash portion of the proposed REIT merger consideration, and the results of Equity Office’s due diligence review. Equity Office’s legal counsel made a presentation to the Equity Office board in which it explained the material terms of the proposed merger agreement and related agreements, including closing conditions, termination rights and provisions regarding break-up fees and termination expenses, and briefed the board on open items. Morgan Stanley then presented its financial analysis of the proposed REIT merger, and delivered to the Equity Office board its oral opinion that, as of the date of that opinion, the REIT merger consideration to be paid by Equity Office under the merger agreement was fair, from a financial point of view, to Equity Office.

      Following these presentations, the Equity Office trustees present at the meeting asked numerous questions of management and its legal counsel and financial advisors and discussed at length the issues raised by the presentations. After discussion by the Equity Office board of trustees concerning, among other things, the matters described below under “— Equity Office’s Reasons for the Mergers,” the Equity Office board approved the REIT merger, the partnership merger and the merger agreement on substantially the terms discussed at the meeting. The Equity Office board also authorized management to complete negotiations of, and execute, the merger agreement, subject to final approval of the transaction terms by a special committee of the board, comprised of Mr. Callahan, and receipt of Morgan Stanley’s written fairness opinion.

      On February 22, 2001, at a special meeting of the Spieker board of directors at which all Spieker directors but one were present in person or by conference telephone call, Spieker management reviewed with the directors the terms and conditions of the proposed merger agreement with Equity Office, and noted that the Equity Office board of trustees had approved the proposed REIT merger with Spieker in which holders of Spieker common stock would receive $58.50 per share, including $13.50 of cash, which represented an increase in the cash component over the February 15, 2001 proposal. A representative of Sullivan & Cromwell then reviewed with the directors the terms of the merger agreement and answered questions from the directors regarding those terms. A representative of Goldman Sachs presented the Spieker board of directors with Goldman Sachs’ financial analyses concerning the proposed transaction. Goldman Sachs then orally delivered its opinion to the Spieker board of directors that, as of February 22, 2001 and based upon and subject to the matters set forth in its opinion, the consideration to be received by holders of Spieker common stock pursuant to the merger agreement was fair, from a financial point of view, to those holders.

      The Spieker board of directors then engaged in a lengthy discussion of the proposed merger and asked numerous questions of management and representatives of Goldman Sachs and Sullivan & Cromwell. After further discussion by the Spieker board of directors concerning, among other things, the fairness opinion of Goldman Sachs, the business and operations of Equity Office and the matters described below under “— Spieker’s Reasons for the Mergers,” the Spieker board of directors concluded that the proposed mergers were fair to and in the best interests of Spieker and its stockholders and Spieker Partnership unitholders and authorized and approved the merger agreement and the mergers.

      Shortly after the conclusion of the special meeting of the Spieker board of directors on February 22, 2001, Mr. Callahan approved the final terms of the transaction. Shortly after that approval, the parties executed the merger agreement.

Equity Office’s Reasons for the Mergers

      As the general partner of EOP Partnership, Equity Office believes that the mergers are in the best interests of Equity Office, EOP Partnership and their respective securityholders. The Equity Office board of trustees has approved the REIT merger, the merger agreement, and on behalf of Equity Office, in its capacity as general partner of EOP Partnership, the partnership merger. No vote of the limited partners of EOP Partnership is required under the partnership agreement of EOP Partnership for the approval of the merger agreement or the partnership merger. The partnership agreement of EOP Partnership requires the approval of the REIT merger by the consent of the limited partners holding at least a majority of the outstanding EOP Partnership units, including EOP Partnership units held by Equity Office. As of                     , 2001, Equity Office owned approximately      % of the outstanding EOP Partnership units. Accordingly, it intends to take action by written consent, as permitted under the partnership agreement of EOP Partnership, to approve the REIT merger on or about the close of business on           , 2001.

      Set forth below is a discussion of the material positive and negative factors considered by the Equity Office board of trustees in making its determination to adopt and approve the merger agreement and the mergers. As used in this discussion, (1) references to the assets and business activities of Equity Office mean the assets and business activities of EOP Partnership, through which Equity Office conducts substantially all of its operations and (2) references to the assets and business activities of Spieker mean the assets and business activities of Spieker Partnership, through which Spieker conducts substantially all of its operations. Neither Equity Office nor Spieker has material assets other than their respective interests in EOP Partnership and Spieker Partnership and they conduct all of their business activities through those partnerships.

Positive Factors Considered by the Equity Office Board

      In making its determination with respect to the merger agreement and the mergers, the Equity Office board discussed with Equity Office senior management, as well as its financial and legal advisors, and considered a number of factors, including, among others, the following material positive factors:

•	the opportunity presented by the mergers for Equity Office to acquire a significant portfolio of well-located, high-quality office properties in key California and other West Coast office markets. Spieker currently owns or has interests in approximately 236 class A office properties, which comprise approximately 25 million rentable square feet. Equity Office senior management believes that this portfolio likely could not be replicated through acquisitions of individual assets;

•	Spieker’s class A office portfolio will significantly enhance Equity Office’s existing presence in these West Coast office markets, including Seattle, San Francisco, San Jose, Orange County and Los Angeles, many submarkets of which have significant impediments to new office supply;

•	the partnership merger, by increasing the number of office properties operated by Equity Office by approximately 25% based on square footage, will further solidify Equity Office’s position as the largest publicly-held owner and operator of office properties in the United States. After the mergers, Equity Office will be the largest or second largest owner and operator of office properties in nine of the ten largest office markets in the United States, based on square footage;

•	the significant embedded rent growth in Spieker’s portfolio. In the next three years, a total of 52% of the leases in the Spieker portfolio are scheduled to expire and rental rates in effect under most of those leases are significantly below current rental rates;

•	anticipated cost savings and reductions in expenses following the mergers;

•	the significant geographic overlap of Equity Office’s and Spieker’s office portfolios, which should enable Equity Office to manage Spieker’s office properties efficiently following the mergers. Approximately 20% of Spieker’s office properties are in Equity Office’s top ten markets;

•	the opportunity presented by the partnership merger for Equity Office to expand its existing development pipeline in California and other West Coast markets, many of which have significant supply constraints;

•	the amount of cash payable in the REIT merger and the exchange ratios applicable to both the REIT merger and the partnership merger are fixed and will not be adjusted;

•	the due diligence review of Spieker and its assets conducted by Equity Office management and its advisors, including, among other things, site tours of a significant number of Spieker’s properties, and Equity Office management’s assessment of the high quality of Spieker’s assets;

•	historical and prospective information concerning Equity Office’s and Spieker’s respective businesses, operations and financial performance, including, among other things, the earnings prospects of Equity Office and its debt service and financial obligations, both before and after the mergers;

•	the report by Equity Office management based on conversations with the rating agencies to the effect that the rating agencies had viewed the transaction favorably and confirmed that Equity Office’s ratings would not be reduced as a result of the mergers; and

•	the opinion, analyses and presentations of Morgan Stanley described under “— Opinion of Morgan Stanley” beginning on page 35, including the opinion of Morgan Stanley that, as of the date of that opinion, and based upon and limited by the matters stated in that opinion, the consideration to be paid by Equity Office under the merger agreement is fair, from a financial point of view, to Equity Office.

Negative Factors Considered by the Equity Office Board

      The Equity Office board of trustees also considered the following potentially negative factors in its deliberations concerning the mergers and the merger agreement:

•	the resulting increase in the level of borrowings of EOP Partnership due to the need to finance the cash portion of the consideration payable to Spieker common stockholders in the REIT merger;

•	the risk that the anticipated benefits of the mergers to Equity Office, EOP Partnership and their respective securityholders may not be realized as a result of possible changes in the real estate market in California and other West Coast markets, any inability to operate the Spieker portfolio of industrial properties, any inability to achieve the anticipated cost savings and reduction in expenses and other potential difficulties in integrating the companies and their respective operations;

•	the limitations on Equity Office’s ability to sell a substantial number of Spieker properties resulting from the tax protection agreements to be entered into or assumed in connection with the mergers;

•	the significant cost involved in connection with completing the mergers and the substantial management time and effort required to effect the mergers and integrate the businesses of Equity Office and Spieker; and

•	the risk that the mergers might not be completed based upon the failure to satisfy covenants or closing conditions.

      The above discussion of the material factors considered by the Equity Office board of trustees is not intended to be exhaustive, but does set forth the principal positive and negative factors considered by the

Equity Office board of trustees. The Equity Office trustees present at the February 22, 2001 special meeting of the board unanimously adopted and approved the merger agreement and the mergers and recommended approval of the merger agreement and the mergers in light of the various factors described above and other factors that each such member of the Equity Office board of trustees felt were appropriate. In view of the wide variety of factors considered by the Equity Office board in connection with its evaluation of the mergers and the complexity of these matters, the Equity Office board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, the Equity Office board made its determination based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual trustees may have given different weights to different factors.

Opinion of Morgan Stanley

      Equity Office retained Morgan Stanley to provide it with financial advisory services and a financial fairness opinion in connection with the REIT merger. The Equity Office board of trustees selected Morgan Stanley to act as Equity Office’s financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the business and affairs of Equity Office. At the meeting of the Equity Office board on February 22, 2001, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of February 22, 2001, and subject to and based on the considerations in its opinion, the consideration to be paid by Equity Office pursuant to the merger agreement is fair from a financial point of view to Equity Office.

      The full text of Morgan Stanley’s opinion, dated as of February 22, 2001, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Morgan Stanley, is attached as Annex B to this consent solicitation/ information statement/ prospectus. We urge you to read this opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to the board of trustees of Equity Office, addresses only the fairness from a financial point of view of the consideration to be paid by Equity Office pursuant to the merger agreement, and does not address any other aspect of the REIT merger or constitute a recommendation to any person as to how to vote with respect to the REIT merger. This summary is qualified in its entirety by reference to the full text of the opinion.

      In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of Spieker and Equity Office, respectively;

•	reviewed certain internal financial statements and other financial and operating data concerning Spieker and Equity Office, respectively;

•	analyzed certain financial forecasts prepared by the managements of Spieker and Equity Office, respectively;

•	reviewed information relating to certain strategic, financial and operational benefits anticipated from the REIT merger, prepared by the managements of Spieker and Equity Office, respectively;

•	discussed the past and current operations and financial condition and the prospects of Equity Office, including information relating to certain strategic, financial and operational benefits anticipated from the REIT merger, with senior executives of Equity Office;

•	reviewed the pro forma impact of the REIT merger on Equity Office’s funds from operations per share, cash flow, consolidated capitalization and financial ratios;

•	reviewed the reported prices and trading activity for Spieker common stock and Equity Office common shares, respectively;

•	compared the financial performance of Spieker and Equity Office and the prices and trading activity of Spieker common stock and Equity Office common shares with that of certain other publicly-traded companies comparable with Spieker and Equity Office, respectively, and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in discussions and negotiations among representatives of Spieker and Equity Office and their financial and legal advisors;

•	reviewed the merger agreement and certain related documents; and

•	considered such other factors and performed such other analyses as Morgan Stanley deemed appropriate.

      Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness in all material respects of the information supplied or otherwise made available to Morgan Stanley for the purposes of this opinion. With respect to the internal financial forecasts, including information relating to certain strategic, financial and operational benefits anticipated from the REIT merger, Morgan Stanley assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Spieker and Equity Office. In addition, Morgan Stanley assumed that the REIT merger would be consummated in accordance with the terms set forth in the merger agreement. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Spieker, nor was Morgan Stanley furnished with any such appraisals. The opinion of Morgan Stanley is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, February 22, 2001.

      The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion. These summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

      Historical Share Price Performance. Morgan Stanley reviewed the historical trading prices for the common stock of Spieker from February 16, 2000 through February 16, 2001. The table below presents the share prices based on specified parameters during the period and presents the premium to such prices implied by the acquisition price. The acquisition price was determined to be $58.50 per share for Spieker, which is based on the $13.50 per share in cash and 1.49586 common shares of Equity Office being offered for each share of Spieker common stock, and assuming a value of $30.083 per share of Equity Office, which was the average closing price of Equity Office for the ten trading days before February 16, 2001.

Metric	Period Date	Spieker Share Price	Proposal % Premium

Price on February 16, 2001	2/16/01	$52.00	12.5%

Average Price	Last 2 weeks	52.90	10.6

Average Price	Last 6 months	53.95	8.4

Average Price	2001	51.25	14.2

Price on February 16, 2000	2/16/00	40.56	44.2

All-Time High	9/15/00	58.88	(0.6)

      Net Asset Valuation Analysis. Using Equity Office’s projections of Spieker’s performance results for the year 2001 and projected asset and liability balances as of the estimated closing date of June 30, 2001, Morgan Stanley calculated the net asset value per share for Spieker. In so doing, Morgan Stanley applied a range of capitalization rates from 8.25% to 8.75% to Equity Office’s projections of Spieker’s 2001 net operating income for the office properties, assuming no additional net operating income from future acquisitions or developments, and applied a range of capitalization rates and per square foot values to Spieker’s projected, stabilized 2001 net operating income and square footage, respectively, for the industrial properties. The resulting gross real estate value was added to the gross value of Spieker’s other assets, including developments in progress, land, cash and marketable securities, certain other assets and fee income (valued at a 5.0x multiple of earnings before interest, taxes, depreciation and amortization), less Spieker’s outstanding debt and certain other liabilities, to arrive at an equity net asset value. The equity net asset value per share was then calculated by dividing the equity net asset value by the number of shares of Spieker common stock and Spieker Partnership units outstanding on a fully diluted basis. This analysis indicated a net asset value range of between $55.92 and $62.78 per share.

      Discounted Cash Flow Analysis. Morgan Stanley performed discounted cash flow analyses, that is, analyses of the present value, calculated as of June 30, 2001, of both the projected unlevered free cash flows and cash flows to equity of Spieker.

      Free Cash Flow Model. Morgan Stanley performed a discounted cash flow analysis, calculated as of June 30, 2001, of the projected free cash flows for the period from 2001 to 2005 of Spieker based upon projections provided by Equity Office. In addition, Morgan Stanley assumed recurring capital expenditures that equal ten percent of net operating income and valued fee income at a 5.0x multiple. Morgan Stanley employed discount rates reflecting an unlevered cost of capital ranging from 12.0% to 13.5% and terminal forward 12-month capitalization rates applied to 2005 net operating income ranging from 9.00% to 10.00%. Based upon Equity Office’s projections of Spieker cash flows for the years 2001 through 2005, the range of present values per share of Spieker common stock was $58.58 to $69.91.

      Dividend Discount Model. Morgan Stanley performed a discounted cash flow analysis, calculated as of June 30, 2001, of the projected cash flows to equity for the period from 2001 to 2005 of Spieker based upon projections provided by Equity Office. For the purposes of this analysis, Morgan Stanley grew dividends per share by applying 90.0% of the previous years’ funds from operations per share growth rate to the previous year’s dividend per share. Morgan Stanley employed discount rates reflecting an equity cost of capital ranging from 14.5% to 16.5% and employed terminal forward 12-month funds from operations multiples applied to 2005 funds from operations per share ranging from 9.0x to 11.0x. Based upon Equity Office’s projections of Spieker cash flows to equity for the years 2001 through 2005, the range of present values per share of Spieker common stock was $54.62 to $67.70.

      Comparable Companies Analysis. Morgan Stanley compared various publicly available information of Spieker with publicly traded companies that share similar characteristics with Spieker. These companies include:

•	Arden Realty, Inc.;

•	Boston Properties, Inc.;

•	CarrAmerica Realty Corporation;

•	Equity Office;

•	Kilroy Realty Corporation;

•	Mack-Cali Realty Corporation;

•	Reckson Associates Realty Corp.; and

•	SL Green Realty Corp.

      Morgan Stanley arrived at a range of comparable company multiples by (1) dividing the share prices (using closing share prices as of February 16, 2001) by consensus 2001 and 2002 funds from operations per share and adjusted funds from operations per share estimates from First Call and Realty Stock Review, respectively, and (2) dividing estimated price/ 2001 funds from operations multiples by total returns (the sum of existing indicated dividend yield and First Call 5-year growth estimates). Morgan Stanley’s calculations resulted in a selected range of price/ 2001 funds from operations multiples from 9.0x to 11.0x, a range of price/ 2002 funds from operations multiples from 7.5x to 9.5x, price/2001 adjusted funds from operations multiples of 11.0x to 14.0x, price/2002 adjusted funds from operations multiples of 10.5x to 12.5x and a range of 2001 funds from operations multiple/ total return of 45% to 60%.

      All multiples were applied to Equity Office’s projections for Spieker, and maintenance capital expenditures (for the purposes of calculating adjusted funds from operations) were assumed to be 10% of net operating income. Applying a 20% control premium to a selected range of multiples, Morgan Stanley determined an implied value per share of Spieker common stock of $59.49 to $77.68.

      Premiums Paid in Selected Precedent Transactions Analysis. Morgan Stanley used publicly available information from several precedent transactions and analyzed the premiums/ discounts paid in these transactions over prevailing market prices, 52-week high closing prices and net asset value per share estimates from Green Street Advisors before the announcement of these transactions. Morgan Stanley selected these transactions because they were acquisitions of large, publicly-traded real estate investment trusts in the broader real estate industry.

      The transactions reviewed include:

•	the Rodamco North America NV acquisition of Urban Shopping Centers, Inc.;

•	the Equity Office acquisition of Cornerstone Properties Inc.;

•	the Olympus Real Estate Corporation acquisition of Walden Residential Properties, Inc.;

•	the Duke Realty Investments, Inc. acquisition of Weeks Corporation;

•	The Irvine Company acquisition of Irvine Apartment Communities;

•	the ProLogis Trust acquisition of Meridian Industrial Trust;

•	the Equity Residential Properties Trust acquisition of Merry Land & Investment Company;

•	the New Plan Realty Trust acquisition of Excel Realty Trust;

•	the Equity Office acquisition of Beacon Properties Corporation; and

•	the Simon Property Group, Inc. acquisition of DeBartolo Realty Corporation.

      The table below provides the selected high and low premiums to the unaffected price (average stock price for the 10 trading days ending 5 trading days before the announcement of the transaction), the 52-week high closing price and the Green Street Advisors’ net asset value per share estimate (before the announcement of the REIT merger) for the precedent transactions:

	Premium to

	Unaffected Price	52-Week High	Green Street Net Asset Value

Low	12.0%	(1.3%)	5.9%

High	37.7%	10.6%	25.6%

These premiums imply a valuation range of $58.11 to $71.60 per Spieker share, based on an unaffected share price of $52.00, a 52-week high closing price of $58.88 and Green Street Advisors’ net asset value per share estimate of $55.21.

      Securities Research Analysts’ Future Price Targets and Net Asset Value Estimates Analysis. Morgan Stanley reviewed the net asset value per share and price target estimates for shares of Spieker common stock as estimated by analysts from various financial institutions in recent reports. These financial institutions included: Morgan Stanley, Merrill Lynch, Goldman Sachs, Credit Suisse First Boston and Salomon Smith Barney. Net asset value per share estimates ranged from $56.00 to $62.75 and target price per share estimates ranged from $57.00 to $68.00.

      Pro Forma Merger Analysis. Morgan Stanley analyzed the effect of the REIT merger on, among other things, the estimated First Call funds from operations per fully diluted Equity Office common share, including EOP Partnership units, for the years ended December 31, 2001-2005. In doing so, Morgan Stanley combined the projected operating results for Equity Office and Spieker and assumed specified savings in general and administrative expenses as well as additional costs related to the transaction in accordance with estimates provided by the management of Equity Office. Morgan Stanley observed a total projected post-merger incremental accretion of $0.02 and $0.10 to Equity Office’s First Call consensus 2001 and 2002 funds from operations per share estimates of $3.18 and $3.51, respectively. The analysis assumed a transaction closing date of June 30, 2001. In calculating the purchase price for Spieker common stock and Spieker Partnership units, a $30.083 share price for Equity Office common shares was assumed, which equals Equity Office’s average closing share price for the ten trading days prior to February 16, 2001.

      Morgan Stanley also analyzed the effect of the REIT merger on Equity Office’s pro forma equity market capitalization, total market capitalization and leverage ratios. In this regard, Morgan Stanley noted that:

•	the pro forma equity market capitalization for Equity Office would be approximately $14.2 billion, assuming a share price of $30.083 and assuming approximately 470.6 million Equity Office common shares and EOP Partnership units outstanding after completion of the REIT merger, and the pro forma total market capitalization would be approximately $28.0 billion; and

•	Equity Office’s debt to total market capitalization ratio would decrease, upon completion of the REIT merger, from 46.2% before the REIT merger to 45.8% after the assumption of Spieker’s outstanding debt plus the incremental debt incurred for the cash portion of the transaction consideration and for the payment of the transaction costs.

      In connection with the review of the REIT merger by Equity Office’s board of trustees, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Morgan Stanley believes that the summary provided and the analyses described above must be considered as a whole and that selecting portions of these analyses, without considering all of them, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should therefore not be taken to be Morgan Stanley’s view of the actual value of Spieker or Equity Office.

      In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Equity Office or Spieker. Any estimates contained in Morgan Stanley’s analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by these estimates. The analyses performed were prepared solely as a part of Morgan Stanley’s analysis of the fairness from a financial point of view of the consideration to be paid by Equity Office pursuant to the merger agreement and were conducted in connection with the delivery by Morgan Stanley of its opinion dated February 22, 2001 to the board of trustees of Equity Office. Morgan Stanley’s analyses do not purport to be appraisals or to reflect the prices at which shares of common stock of Spieker or Equity Office might actually trade. The consideration to be paid by Equity Office in the REIT merger was determined through negotiations between Equity Office and Spieker and was approved by Equity Office’s board of trustees. Morgan Stanley did not recommend any specific consideration to Equity Office or that any given consideration constituted the only appropriate consideration for the REIT merger.

      Morgan Stanley’s opinion was one of the many factors taken into consideration by the Equity Office board of trustees in making its determination to approve the REIT merger. Morgan Stanley’s analyses summarized above should not be viewed as determinative of the opinion of the Equity Office board of trustees with respect to the value of Spieker or of whether the Equity Office board of trustees would have been willing to agree to a different form of consideration.

      Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services to Equity Office and Spieker and have received customary fees for the rendering of these services. In the ordinary course of business, Morgan Stanley may from time to time trade in the securities of or indebtedness of Equity Office and Spieker for its own account, the accounts of investment funds and other clients under the management of Morgan Stanley and for the accounts of its customers and, accordingly, may at any time hold a long or short position in these securities or indebtedness. Furthermore, Morgan Stanley is financial advisor to, and affiliates of Morgan Stanley are, participants in Constellation Real Technologies LLC, a joint venture in which both Equity Office and Spieker are participants.

      Equity Office has agreed to pay Morgan Stanley a financial advisory fee of $9 million upon completion of the transaction. Equity Office has also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services and to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under federal securities laws, related to or arising out of Morgan Stanley’s engagement and any related transactions.

Spieker’s Reasons for the Mergers

      The Spieker board of directors approved the REIT merger and approved and adopted the merger agreement at a meeting held on February 22, 2001. On behalf of Spieker, in its capacity as general partner of Spieker Partnership, the Spieker board also approved the merger agreement and the partnership merger. The Spieker board believes that the terms of the mergers, the merger agreement and the other transactions contemplated by the merger agreement are advisable and in the best interests of Spieker, Spieker Partnership and their respective securityholders. Accordingly, after careful consideration, the Spieker board of directors on behalf of Spieker, in its capacity as general partner of Spieker Partnership, has determined that the merger agreement and the partnership merger are in your best interests, and the board recommends that you consent to the principal terms of the partnership merger.

      In determining whether to consent to the principal terms of the partnership merger, Spieker Partnership unitholders should be aware that some members of the Spieker board as well as some Spieker executive officers have interests in the mergers that differ from, or are in addition to, the interests of Spieker stockholders and Spieker Partnership unitholders generally. See “— Interests of Spieker Directors and Executive Officers in the Mergers” beginning on page 50.

      In determining whether to adopt and approve the merger agreement and the mergers, the Spieker board of directors considered the following matters as specified by the Spieker charter:

•	the economic effect, both immediate and long-term, upon Spieker’s stockholders;

•	the social and economic effect on the employees of, customers of, and others dealing with, Spieker and its subsidiaries and on the communities in which Spieker and its subsidiaries operate or are located;

•	the acceptability of the proposed mergers based on the historical and current operating results or financial condition of Spieker;

•	whether a more favorable price could be obtained for Spieker’s stock or other securities in the future;

•	the reputation and business practices of Equity Office and its management and affiliates as they would affect the employees of Spieker and its subsidiaries;

•	the future value of the stock or any other securities of Spieker;

•	any antitrust or other legal and regulatory issues that are raised by the proposed mergers; and

•	the business and financial condition and earnings prospects of Equity Office, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed mergers and other likely financial obligations of Equity Office.

      Set forth below is a discussion of the material positive and negative factors considered by the Spieker board of directors in making its determination to adopt and approve the merger agreement and the mergers. As used in this discussion, (1) references to the assets and business activities of Spieker mean the assets and business activities of Spieker Partnership, through which Spieker conducts substantially all of its operations and (2) references to the assets and business activities of Equity Office mean the assets and activities of EOP Partnership, through which Equity Office conducts substantially all of its operations. Neither Equity Office nor Spieker has material assets other than their respective interests in EOP Partnership and Spieker Partnership and they conduct all of their business activities through those partnerships.

Positive Factors Considered by the Spieker Board

      In addition, in making the determination described above, the Spieker board of directors discussed with Spieker senior management, as well as its financial and legal advisors, and considered a number of factors, including, among others, the following material positive factors:

•	the terms of the partnership merger, including that each Spieker Partnership unit, other than the preferred units, will be exchanged for 1.94462 EOP Partnership class A units. Consequently, each such Spieker Partnership unit will be exchanged in the partnership merger for an EOP Partnership class A unit representing, based on the implied $58.50 per Spieker Partnership unit, (1) a premium of 10% over the average closing price for Spieker common stock, into which a Spieker Partnership unit is convertible on a one-for-one basis, for the 10 day trading period ending February 14, 2001, which was the 10 day trading period over which the exchange ratio was determined, (2) a premium of 12% over the Spieker common stock price based on the closing stock price for Spieker on February 22, 2001 and (3) 97.6% of the 52-week high closing price for Spieker common stock;

•	the terms of the REIT merger, including that each share of Spieker common stock will be converted into $13.50 in cash and 1.49586 common shares of Equity Office, representing based on the implied $58.50 per share price (1) a premium of 10% over the average closing price for Spieker common stock for the 10 day trading period ending February 14, 2001, which was the 10 day trading period over which the exchange ratio was determined, (2) a premium of 12% over the Spieker common stock price based on the closing stock price for Spieker on February 22, 2001 and (3) 97.6% of the 52-week high closing price for Spieker common stock;

•	management’s assessment that a merger of Spieker with another entity with broader geographic markets and a more diverse property portfolio was Spieker’s most attractive strategic alternative, and that a combination of Spieker and Equity Office would be expected to produce a combined company with better than average risk-adjusted returns due to, among other things:

—	the overlap of Equity Office’s properties in the markets where Spieker operates that would result in a strong concentration of ownership in those markets;

—	the fact that the combined company to result from the mergers would be focused on the type of markets that Spieker had traditionally focused on — that is, markets with high barriers to entry due to the fact that those markets are already substantially built out; and

—	Equity Office’s strong market position in the top ten office real estate markets in the nation;

•	the belief that Equity Office’s common shares trade below the net asset value of its property portfolio, indicating the potential for future appreciation in the trading prices for Equity Office common shares;

•	the reputation and strength of Equity Office’s management team;

•	the fact that a merger with Equity Office would result in a larger, more diverse and more liquid stockholder base for the Spieker stockholders, including any Spieker Partnership unitholders who receive shares of Spieker common stock by converting their units into those shares before the partnership merger or who receive Equity Office common shares by converting units after the partnership merger, and the likelihood that the larger, more diverse stockholder base of the combined company would result in a lower cost of capital for the combined company;

•	the fact that two to three representatives of Spieker were to be elected to the Equity Office board of trustees for a period of time, so that Spieker stockholders’ interests will continue to be represented following the REIT merger;

•	the due diligence review of Equity Office and its assets conducted by or on behalf of Spieker management by its advisors, including, among other things, site tours of a significant number of Equity Office’s properties, and Spieker management’s assessment of the high quality of Equity Office’s assets;

•	historical and prospective information concerning Equity Office’s and Spieker’s respective businesses, operations and financial performance, including, among other things, the earnings prospects of Equity Office and its debt service and financial obligations, both before and after the mergers;

•	Spieker management’s assessment of the high quality of the tenant base of Equity Office, and correspondingly its low delinquency rate;

•	the financial presentation of Goldman Sachs on February 22, 2001 and the opinion of Goldman Sachs rendered to the Spieker board on that date to the effect that, as of such date and based upon and subject to the matters set forth in that opinion, the REIT merger consideration to be received by the holders of Spieker common stock pursuant to the merger agreement was fair from a financial point of view to those holders;

•	the social and economic effect on the employees of Spieker and its subsidiaries, including, among other things, (1) that Equity Office had been recognized in Fortune magazine as the most admired real estate company, (2) that Equity Office’s benefit plans were at least as favorable as those of Spieker and (3) that the merger agreement required Equity Office to allow Spieker employees to participate in Equity Office plans in the same manner as similarly situated Equity Office employees or, if not practicable in the determination of Equity Office, to allow Spieker employees to continue to be eligible to participate in Spieker employee benefit plans;

•	the expected benefits of the proposed mergers on Spieker’s customers that would result from the mergers as a result of Equity Office’s national presence;

•	the report by Spieker management based on conversations of Equity Office with the rating agencies to the effect that the rating agencies had viewed the transaction favorably and confirmed that Equity Office’s ratings would not be reduced as a result of the mergers; and

•	the fact that the stock component of the consideration to Spieker common stockholders generally will be a tax-free transaction to those stockholders.

Negative Factors Considered by the Spieker Board

      The Spieker board of directors also considered the following potentially negative factors, among others, in determining whether to adopt and approve the merger agreement and the mergers:

•	the fact that a significant portion of the consideration to be received by Spieker common stockholders is based on a fixed exchange ratio. As a result, a decrease in the trading price of Equity Office common shares before the closing of the REIT merger will reduce the value of the per share and aggregate consideration that will be received by the Spieker stockholders;

•	the risk that the anticipated benefits of the REIT merger to Spieker stockholders may not be realized as a result of possible changes in the real estate market in general, or as a result of potential difficulties in integrating the two companies and their respective operations;

•	the likelihood that in the short term the combined company would grow more slowly than First Call consensus estimates indicated that Spieker would on a stand-alone basis;

•	the effect of the public announcement of the REIT merger on Spieker’s ability to retain employees and on the trading price of Equity Office’s common shares;

•	the significant cost involved in connection with completing the mergers, the substantial management time and effort required to effectuate the mergers and integrate the businesses of the companies and the related disruption to Spieker’s operations; and

•	the $160 million termination fee payable by Spieker and Spieker Partnership to EOP Partnership under some circumstances and the specific circumstances under which that fee is payable.

      The above discussion of the material factors considered by the Spieker board of directors is not intended to be exhaustive, but does set forth the principal positive and negative factors considered by the Spieker board of directors. The Spieker directors present at the February 22, 2001 special meeting of the board unanimously approved the mergers and recommended approval of the mergers in light of the various factors described above and other factors that each such member of the Spieker board of directors felt were appropriate. In view of the wide variety of factors considered by the Spieker board in connection with its evaluation of the mergers and the complexity of these matters, the Spieker board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, the Spieker board made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

Opinion of Goldman Sachs

      THE OPINION OF GOLDMAN SACHS ADDRESSES ONLY THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE CONSIDERATION TO BE RECEIVED BY SPIEKER COMMON STOCKHOLDERS IN THE REIT MERGER AND DOES NOT ADDRESS ANY ASPECT OF THE PARTNERSHIP MERGER. GOLDMAN SACHS’ OPINION IS ADDRESSED TO THE SPIEKER BOARD OF DIRECTORS AND NOT TO SPIEKER PARTNERSHIP, NOR ITS GENERAL PARTNER, NOR ITS UNITHOLDERS. ACCORDINGLY, NO SPIEKER PARTNERSHIP UNITHOLDER SHOULD RELY ON THE GOLDMAN SACHS OPINION WITH RESPECT TO THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE CONSIDERATION TO BE RECEIVED BY THOSE UNITHOLDERS. THE SPIEKER BOARD OF DIRECTORS BELIEVES, HOWEVER, THAT THE GOLDMAN SACHS’ OPINION SHOULD BE REVIEWED BY SPIEKER PARTNERSHIP UNITHOLDERS.

      On February 22, 2001, Goldman, Sachs & Co. delivered an oral opinion to the board of directors of Spieker, subsequently confirmed by delivery of a written opinion, dated as of February 22, 2001, that, as of that date and subject to the matters and assumptions set forth in the opinion, the consideration, consisting of $13.50 in cash and 1.49586 shares of Equity Office common shares per share of Spieker common stock, to be received in connection with the REIT merger was fair from a financial point of view to the holders of shares of Spieker common stock.

      The full text of the written opinion of Goldman Sachs, dated as of February 22, 2001, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Goldman Sachs in connection with the opinion, is attached as Annex C and is incorporated by reference in this consent solicitation/ information statement/ prospectus.

      In connection with its opinion, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to shareholders and annual reports on Form 10-K of Spieker and Equity Office, respectively, for the three years ended December 31, 1999;

•	a draft of the audited financial statements for Spieker for the year ended December 31, 2000;

•	various interim reports to shareholders and quarterly reports on Form 10-Q of Spieker and Equity Office, respectively;

•	various other communications from Spieker and Equity Office to their respective shareholders; and

•	various internal financial analyses and forecasts for Spieker and Equity Office prepared by their respective managements, including various cost savings and operating synergies projected by the managements of Spieker and Equity Office to result from the REIT merger.

      Goldman Sachs also held discussions with members of the senior managements of Spieker and Equity Office regarding their assessment of the strategic rationale for, and the potential benefits of, the transactions contemplated by the merger agreement and the past and current business operations, financial condition and future prospects of Spieker and Equity Office. In addition, Goldman Sachs:

•	reviewed the reported price and trading activity for the common stock of Spieker and the Equity Office common shares;

•	compared financial and stock market information for Spieker and Equity Office with similar information for the securities of other publicly traded companies;

•	reviewed the financial terms of recent business combinations in the real estate industry specifically, and in other industries generally; and

•	performed other studies and analyses that Goldman Sachs considered appropriate.

      Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information that was discussed with or reviewed by it. Goldman Sachs assumed the accuracy and completeness of this information for purposes of rendering its opinion. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of Spieker or Equity Office or any of their subsidiaries and was not furnished with an evaluation or appraisal of any of these assets or liabilities. With the consent of the Spieker board of directors, Goldman Sachs took into account the views of Spieker’s management regarding the risks and uncertainties relating to Spieker’s ability to achieve the forecasts prepared by Spieker’s management in the amounts and time periods contemplated by those forecasts. Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, Spieker. Goldman Sachs provided its advisory services and opinion for the information and assistance of the board of directors of Spieker in connection with its consideration of the REIT merger. Goldman Sachs’ opinion does not constitute a recommendation as to how any holder of common stock of Spieker should vote with respect to the REIT merger.

      In connection with its opinion, Goldman Sachs noted that pursuant to the merger agreement, Spieker Partnership, an affiliate of Spieker, will be merged with and into EOP Partnership, an affiliate of Equity Office, and each partnership unit of Spieker Partnership, other than preferred partnership interests, will be exchanged for 1.94462 partnership units of EOP Partnership. Goldman Sachs also noted that, pursuant to the partnership agreement of Spieker Partnership, holders of partnership units of Spieker Partnership, other than preferred partnership interests, have the right, exercisable prior to the completion of the transactions contemplated by the merger agreement, to convert their partnership units into shares of Spieker common stock and thereby receive the consideration provided for in the REIT merger for shares of Spieker common stock. In rendering its opinion, Goldman Sachs did not opine on the consideration to be received by holders of partnership units of Spieker Partnership in the transactions contemplated by the merger agreement or the differential treatment afforded to the holders of those partnership units in comparison to the consideration to be received by the holders of shares of Spieker common stock in the REIT merger.

      The following is a summary of the material financial analyses utilized by Goldman Sachs and furnished to the Spieker board of directors in connection with the rendering of the Goldman Sachs opinion. This summary does not purport to be a complete description of the analyses performed by Goldman Sachs. The order of the analyses described, and the results of those analyses, do not represent the relative importance or weight given to the analyses by Goldman Sachs.

      The following summaries of financial analyses include information presented in tabular format. You should read these tables together with the text of each summary.

      Analysis of Consideration. Goldman Sachs reviewed the consideration to be received by holders of shares of Spieker common stock in the REIT merger. This consideration consists of (1) $13.50 in cash and (2) 1.49586 common shares of Equity Office per share of Spieker common stock. Based on the average closing price of Equity Office common shares on the NYSE over the 10 trading days ended February 15, 2001, Goldman Sachs noted that the consideration in connection with the REIT merger would be equivalent to $58.50 per share. Goldman Sachs also noted that, based on the closing price of Equity Office common shares on the NYSE on February 21, 2001, two days prior to announcement of the REIT merger, the consideration in connection with the REIT merger would be equivalent to $57.73 per share.

      Accretion/ Dilution Summary. Goldman Sachs analyzed the financial impact of the REIT merger on the funds from operations of Equity Office common shares. These analyses were based on consensus estimates of the Institutional Brokers Estimate System, or IBES, for Spieker and Equity Office. For each of the years 2001 and 2002, Goldman Sachs analyzed the estimated funds from operations per share of Spieker common stock and Equity Office common shares, interest expense and the projected synergies to result from the REIT merger to calculate the estimated accretion/ dilution on Equity Office’s common shares. Assuming the completion of the REIT merger by June 30, 2001 and assuming synergies of $10 million in 2001 and $25 million in 2002, Goldman Sachs’ analysis indicated the REIT merger would be dilutive by $0.06 per share in 2001 and add $0.02 per share in 2002. Goldman Sachs also performed the same analysis using internal projections prepared by Spieker management for Spieker, which resulted in less dilution in 2001 and more accretion in 2002.

      Comparison of Office Real Estate Companies. Using Spieker management projections and IBES consensus estimates, Goldman Sachs reviewed and compared selected financial information and multiples for Spieker to corresponding financial information and multiples for the following office real estate companies:

•	Boston Properties, Inc.;	•	Kilroy Realty Corporation;
•	Vornado Realty Trust;	•	TrizecHahn Corporation;
•	SL Green Realty Corp.;	•	Reckson Associates Realty Corp.;
•	Equity Office;	•	Arden Realty Inc.; and
•	CarrAmerica Realty Corporation;	•	Mack-Cali Realty Corporation.

      Goldman Sachs calculated the funds from operations multiples and other financial information for Spieker at (1) the implied transaction price, based on the closing price for shares of Spieker common stock on the NYSE on February 21, 2001 and the exchange ratio, (2) the implied transaction price, based on the closing price for shares of Spieker common stock on the NYSE on February 21, 2001 and the exchange ratio and an adjustment to funds from operations to include the effect of straight-lined rents, and (3) the current market price, based on the closing price for shares of Spieker common stock on the NYSE on February 21, 2001. The multiples and other financial information calculated by Goldman Sachs are based on the closing prices on February 21, 2001 for shares of Spieker and the selected companies’ common stock and the most recent publicly available information for Spieker and the selected companies. The funds from operations and five year growth estimates for Spieker and the selected companies were based on IBES estimates. The five-

year growth estimates for Spieker were based on IBES estimates. Goldman Sachs’ analysis of the selected companies compared the following to the results for Spieker:

•	the February 21, 2001 closing share price as a percentage of the 52-week high share price;

•	total market capitalization;

•	net debt as a percentage of total market capitalization;

•	the 2001 and 2002 estimated funds from operations multiples;

•	the estimated funds from operations growth rate for 2001 to 2002;

•	five-year estimated growth rate; and

•	the multiple of the 2002 estimated funds from operations multiple to the five-year growth rate.

      The results of these analyses with respect to Spieker are summarized as follows:

			Transaction
	Transaction		price-		Current
	price		adjusted		market price

February 21, 2001 closing share price as a percentage of the 52-week high share price	97.6%		97.6%		89.0%

Common equity market capitalization (in millions)	$4,377.7		$4,377.7		$3,990.8

Net debt (in millions)	$2,041.8		$2,041.8		$2,041.8

Preferred equity market capitalization (in millions)	$431.3		$431.3		$431.3

Total market capitalization (in millions)	$6,850.9		$6,850.9		$6,463.9

Net debt as a percentage of total market capitalization	29.8%		29.8%		31.6%

Estimated funds from operations multiples for 2001	11.5	x	11.0	x	10.5	x

Estimated funds from operations multiples for 2002	10	x	9.6	x	9.1	x

Estimated funds from operations growth rate for 2001 to 2002	15.8%		15.1%		15.8%

Five-year estimated growth rate	13.0%		13.0%		13.0%

Multiple of the 2002 estimated funds from operations multiple to the five-year growth rate	0.8	x	0.7	x	0.7	x

      Goldman Sachs also performed the same analyses using projections prepared by Spieker management for Spieker, which yielded lower funds from operations multiples and higher growth rates.

      The results of these analyses with respect to the selected office real estate companies are as follows:

	Selected Office Real Estate Companies

	High		Median		Mean		Low

February 21, 2001 closing share price as a percentage of the 52-week high share price	93.0%		88.5%		89.0%		85.1%

Total market capitalization (in millions)	$19,684.4		$3,551.7		$5,751.9		$1,314.4

Net debt as a percentage of total market capitalization	60.9%		40.7%		41.5%		31.8%

Estimated funds from operations multiples for 2001	11.1	x	8.9	x	8.9	x	7.3	x

Estimated funds from operations multiples for 2002	9.5	x	8.1	x	8.1	x	6.8	x

Estimated funds from operations growth rate for 2001 to 2002	16.7%		9.9%		10.3%		6.8%

Five-year estimated growth rate	15.0%		9.8%		10.1%		7.5%

Multiple of the 2002 estimated funds from operations multiple to the five-year growth rate	0.9	x	0.8	x	0.8	x	0.5	x

      Net Asset Value Analyses. Using information provided by Spieker management, Goldman Sachs calculated the net asset value, or NAV, per share for Spieker common stock by subtracting debt and other liabilities from gross assets. Goldman Sachs calculated gross assets by applying capitalization rates ranging from 8.25% to 9.00% to Spieker’s annualized net operating income of $584.9 million. Spieker’s annualized net operating income was based on cash net operating income for its stabilized properties for the fourth quarter of 2000. In calculating Spieker’s cash net operating income, Goldman Sachs did not utilize straight-lined accounting methodologies. Goldman Sachs added the value of Spieker’s other assets to Spieker’s gross assets. These other assets included developments in progress, valued at 110% of book value to account for developer’s profit, land held for development, valued at book value, and management fees, valued, by Spieker’s management, at a multiple of 5.0x earnings before interest, taxes, depreciation and amortization, or EBITDA. This analysis indicated Spieker’s NAV per share as follows:

NAV per share
of Spieker
Capitalization rate	common stock

8.25%	$60.30

8.50%	$57.64

8.75%	$55.12

9.00%	$52.75

      Based on publicly disclosed information, Goldman Sachs also calculated the NAV per Equity Office common share by subtracting debt and other liabilities from gross assets. Goldman Sachs calculated gross assets by applying capitalization rates ranging from 8.50% to 9.00% to Equity Office’s annualized net operating income of $1,629.7 million. Equity Office’s annualized net operating income was based on net operating income for its stabilized properties for the fourth quarter of 2000. In calculating Equity Office’s net operating income, Goldman Sachs did not utilize straight-lined accounting methodologies. Goldman Sachs added the value of Equity Office’s other assets to Equity Office’s gross assets. These other assets included developments in progress, valued at 110% of book value to account for developer’s profit, land held for development, valued at book value, management fees, valued, by Equity Office’s management, at a multiple of 5.0x EBITDA, and investments in unconsolidated subsidiaries, valued using the equity method. This analysis indicated Equity Office’s NAV per share as follows:

NAV per
Equity Office
Capitalization rate	common share

8.50%	$32.40

8.75%	$30.90

9.00%	$29.43

      Exchange Ratio Analysis. Goldman Sachs reviewed the exchange ratio history for various periods ending February 21, 2001. Goldman Sachs calculated the implied historical exchange ratios of shares of Spieker common stock to Equity Office common shares for the average and high of the periods set forth below and for February 21, 2001 as follows:

	Implied Exchange
Period	Ratio

February 21, 2001	1.78	x

Three months average for the period ended February 21, 2001	1.68	x

Six months average for the period ended February 21, 2001	1.76	x

One year average for the period ended February 21, 2001	1.74	x

One year high for the period ended February 21, 2001	1.90	x

Three year high for the period ended February 21, 2001	1.90	x

      Goldman Sachs also noted that, based on the average closing price of Equity Office common shares on the NYSE over the 10 trading days ended February 15, 2001 and hypothetically converting the cash consideration payable in the REIT merger into Equity Office common shares at that average value, the exchange ratio for an all-stock merger would be 1.94462.

      Discounted Cash Flow Analysis. Goldman Sachs performed a discounted cash flow analysis by calculating the present value of estimated annual dividends for Spieker for 2001 through 2005 based upon Spieker’s management projections. Goldman Sachs calculated the terminal values based on funds from operations multiples ranging from 7.0x to 9.0x applied to the projected 2006 funds from operations per share. Goldman Sachs discounted the dividends and the terminal values to present value based on discount rates ranging from 12.0% to 15.0%. The results of this analysis were as follows:

	Equity discount rate
Terminal funds from
operations multiple	12.0%	13.0%	14.0%	15.0%

7.0x	$54.03	$51.96	$50.00	$48.14

7.5x	$56.65	$54.48	$52.41	$50.44

8.0x	$59.28	$56.99	$54.81	$52.74

8.5x	$61.90	$59.50	$57.21	$55.04

9.0x	$64.53	$62.01	$59.61	$57.34

      Selected Public REIT Mergers. Goldman Sachs analyzed information relating to the following eight comparable transactions in the real estate investment trust industry since 1997:

Acquirer	Target

Equity Office Properties Trust	Cornerstone Properties Inc.
Duke Realty Investments, Inc.	Weeks Corporation
ProLogis Trust	Meridian Industrial Trust, Inc.
Equity Residential Properties Trust	Merry Land & Investment Company, Inc.
Equity Office Properties Trust	Beacon Properties Corporation
Rodamco North America	Urban Shopping Centers Inc.
Olympus Real Estate Fund II, L.P.	Walden Residential Properties, Inc.
Berkshire Realty Holdings, L.P.	Berkshire Realty Company, Inc.

      Goldman Sachs compared the following information relating to the selected transactions to the proposed REIT merger:

•	the premium of the implied offer price to the target stock price on the day prior to announcement of the particular transaction;

•	the target’s funds from operations multiple (based on the closing price of the target’s shares on the day prior to announcement of the particular transaction and IBES funds from operations estimates for the forward year);

•	the acquirer’s funds from operations (based on the closing price of the acquirer’s shares on the day prior to announcement of the particular transaction and IBES funds from operations estimates for the forward year);

•	the transaction funds from operations multiple (based on the implied offer price and IBES funds from operations estimates for the forward year); and

•	the transaction funds from operations multiple as a percentage of the acquirer’s funds from operations.

      The results of this analysis were as follows:

	Selected REIT Mergers
									Proposed REIT
	High		Median		Mean		Low		merger

Premium of implied offer price to target stock price on day prior to announcement	39.4%		22.2%		21.8%		11.5%		10.4%

Target’s funds from operations multiple	12.1	x	8.9	x	9.2	x	7.1	x	10.4	x

Acquirer’s funds from operations multiple	16.8	x	10.5	x	11.4	x	9.2	x	9.3	x

Transaction funds from operations multiple	15.6	x	10.9	x	11.2	x	8.7	x	11.5	x

Transaction funds from operations multiple as a percentage of acquirer’s funds from operations multiple	116.8%		98.4%		102.0%		92.7%		124.1%

      The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all these analyses and did not attribute any particular weight to any factor or analysis considered by it; rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of these analyses. No company or transaction used in the above analyses is directly comparable to Spieker or Equity Office or the transactions contemplated by the merger agreement.

      Goldman Sachs prepared these analyses solely for purposes of providing an opinion to the Spieker board of directors. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Spieker, Equity Office, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast. As described above, the financial analyses presented by Goldman Sachs to the Spieker board of directors was one of many factors taken into consideration by the Spieker board of directors in making its determination to approve the transactions contemplated by the merger agreement.

      Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Goldman Sachs is familiar with Spieker having provided investment banking services to Spieker from time to time, for which it received customary compensation, including having acted as:

•	lead-managing underwriter of a public offering of $150 million aggregate principal amount of 6.75% notes due January 15, 2008 of Spieker Partnership, an affiliate of Spieker, in January 1998;

•	lead-managing underwriter of a private placement of 4,000,000 series D cumulative redeemable preferred units of Spieker Partnership in June 1998;

•	lead-managing underwriter of a public offering of $200 million aggregate principal amount of 7.25% notes due May 1, 2009 of Spieker Partnership in May 1999;

•	lead-managing underwriter of a public offering of $200 million aggregate principal amount of 6.80% notes due May 1, 2004 of Spieker Partnership in May 1999;

•	lead-managing underwriter of a public offering of $200 million aggregate principal amount of 7.65% notes due December 15, 2010 of Spieker Partnership in December 2000; and

•	its financial advisor in connection with the merger agreement.

      Goldman Sachs also has provided investment banking services to Equity Office from time to time, for which it received customary compensation, including having acted as:

•	co-managing underwriter of a public offering of $300 million aggregate principal amount of 6.763% notes due 2007 of EOP Partnership in June 1998;

•	lead-managing underwriter of a public offering of 4,765,423 common shares of Equity Office in October 1998;

•	co-managing underwriter of an offering of $500 million aggregate principal amount of 6.8% notes due January 15, 2009 of EOP Partnership in January 1999;

•	co-managing underwriter of an offering of $300 million aggregate principal amount of 6.5% notes due January 15, 2004 of EOP Partnership in January 1999;

•	underwriter of an offering of $200 million aggregate principal amount of 6.375% notes due January 15, 2002 of EOP Partnership in January 1999;

•	co-managing underwriter of a public offering of $500 million aggregate principal amount of 8.375% notes due March 15, 2006 of EOP Partnership in March 2000; and

•	co-lead-managing underwriter of a public offering of $400 million aggregate principal amount of 7 3/8% notes due 2003 of EOP Partnership in November 2000.

      Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold positions in securities, including derivative securities, of Spieker or Equity Office for its own account and for the accounts of customers. As of February 22, 2001, Goldman Sachs held a net long position of 2,661,085 Equity Office common shares. Goldman Sachs may provide investment banking services to Equity Office and its subsidiaries in the future.

      Pursuant to a letter agreement dated February 16, 2001, Spieker engaged Goldman Sachs to render general financial advisory services in connection with the sale of all or a portion of Spieker to Equity Office. Under the terms of this letter agreement, Spieker has agreed to pay Goldman Sachs a fee of at least $6 million payable upon the closing of the transaction. Spieker also has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorneys’ fees, and to indemnify Goldman Sachs against various liabilities, including liabilities under the federal securities laws.

Trustees and Executive Officers of Equity Office After the Mergers

      Following the mergers, the 13 current trustees of Equity Office will remain as trustees of the combined entity. In addition, three current directors of Spieker, Messrs. Spieker, Foster and Vought, will become trustees of the combined entity. Mr. Spieker’s term will expire in 2004, Mr. Vought’s in 2003 and Mr. Foster’s in 2002.

      Following the mergers, the current executive officers of Equity Office will remain as executive officers of Equity Office. No current executive officers of Spieker will become executive officers of Equity Office following the mergers.

Interests of Spieker Directors and Executive Officers in the Mergers

      In determining whether to consent to the principal terms of the partnership merger, Spieker Partnership unitholders should be aware that, as described below, some Spieker directors and executive officers have interests in the mergers that differ from, or are in addition to, the interests of Spieker Partnership unitholders and Spieker stockholders generally.

      Trustees of Equity Office After the Mergers. Following the mergers, the 13 current trustees of Equity Office will remain as trustees of the combined entity. In addition, Messrs. Spieker, Foster and Vought will become trustees of the combined entity. See “— Trustees and Executive Officers of Equity Office After the Mergers” on page 50.

      Indemnification and Insurance. The merger agreement provides that Equity Office and EOP Partnership will provide exculpation and indemnification for each person who has been at any time on or before February 22, 2001, or who becomes before the completion of the REIT merger, a director or officer of Spieker or any Spieker subsidiary which is the same as the exculpation and indemnification provided by Spieker and Spieker Partnership as of the date of the merger agreement. In addition, Equity Office and EOP Partnership will indemnify and hold harmless those persons against any losses, claims, liabilities, expenses, judgments, fines and amounts paid in settlement arising out of the fact that the person is or was an officer, employee or director of Spieker or any of Spieker’s subsidiaries or out of the merger agreement or the transactions contemplated by the merger agreement to the fullest extent permitted by law. Further, Equity Office has agreed to purchase directors’ and officers’ liability insurance coverage for the benefit of those individuals currently covered by Spieker’s insurance for a period of six years following the mergers. For a more complete discussion of these provisions of the merger agreement, see “The Merger Agreement — Indemnification; Directors’ and Officers’ Insurance” on page 74.

      Equity-Based Awards. Unvested options to purchase an aggregate of 1,371,535 shares of Spieker common stock at an average exercise price of $38.40 per share previously awarded to Spieker directors and executive officers will vest in connection with the REIT merger pursuant to the plans under which they were issued and in any event no later than the day before the REIT merger closes. All Spieker stock options will be converted in the REIT merger into options to purchase Equity Office common shares under the terms of the merger agreement. Under the merger agreement, holders of Spieker stock options will be entitled to tender the Equity Office options that they will receive in the REIT merger to EOP Partnership for a cash payment per option converted in the REIT merger equal to the excess, if any, of $58.50 over the exercise price of the Spieker option, which acquisition and payment will be made within three business days of the closing of the mergers. Options to purchase Equity Office common shares that are not tendered to EOP Partnership as described above would remain outstanding under their terms.

      The following table sets forth the unvested Spieker stock options held by Spieker directors and executive officers the vesting of which will accelerate in connection with the REIT merger, as well as the total outstanding Spieker stock options held by such persons.

			Average Exercise
		Total	Price of
	Unvested Spieker	Outstanding Spieker	Outstanding Spieker
Name	Stock Options	Stock Options	Stock Options

Warren E. Spieker, Jr.	144,000	722,500	$29.73

John K. French	103,000	432,000	$31.04

Dennis E. Singleton	62,000	342,500	$28.20

Richard J. Bertero	10,000	23,500	$37.08

Harold M. Messmer, Jr.	10,000	10,000	$42.19

David M. Petrone	10,000	14,000	$40.85

William S. Thompson, Jr.	10,000	23,500	$37.04

John A. Foster	170,400	354,500	$34.31

Craig G. Vought	193,000	542,500	$32.68

Joseph D. Russell, Jr.	90,400	132,200	$38.99

Peter H. Schnugg	99,535	193,552	$35.67

Stuart A. Rothstein	69,000	120,000	$37.07

James C. Eddy	89,200	203,500	$32.80

All other executive officers as a group (4 persons)	311,000	538,500	$36.10

      Under agreements entered into with Equity Office, Spieker directors and executive officers holding a total of 3,417,752 Spieker stock options with an average exercise price of $32.41 per share have agreed to tender their options to EOP Partnership. These executive officers are: Messrs. Spieker, French, Singleton, Foster, Vought, Russell, Davenport and Schnugg and three other executive officers.

      In addition, 206,223 unvested shares of Spieker restricted stock previously awarded to Spieker directors and executive officers will vest on the day immediately before the date on which the Spieker common stockholders approve the REIT merger. The following table sets forth the unvested shares of restricted stock previously awarded to directors and executive officers.

Name	Unvested Restricted Stock

Warren E. Spieker, Jr.	33,589

John K. French	16,362

Dennis E. Singleton	12,138

John A. Foster	29,591

Craig G. Vought	28,384

Joseph D. Russell, Jr.	19,937

Peter H. Schnugg	9,272

Stuart A. Rothstein	8,103

James C. Eddy	3,896

All other executive officers as a group (3 persons)	44,951

      Special Severance Policy. Spieker has a special severance policy applicable to specified executive officers, which provides for severance compensation under specified circumstances in the event of a change in control. A change in control occurs for purposes of the Spieker special severance policy when:

•	any person becomes the owner of 20% or more of Spieker’s voting securities;

•	individuals who constitute the Spieker board on the effective date of the Spieker special severance policy and any new directors whose election or nomination for election was approved by a vote of at least three quarters of the directors then in office who either were directors at the beginning of that period or whose election or nomination for election was previously so approved, cease to constitute a majority; or

•	the Spieker stockholders approve a merger, consolidation, share exchange or similar transaction in which Spieker’s voting securities do not continue to represent at least 60% of the total voting power of the surviving entity.

      In the event of termination of employment by Spieker without cause, or by the executive officer for good reason, within two years following a change in control, Spieker or its successor will make a lump sum payment of the following amount, which we refer to in this description as the base amount:

•	three times, in the case of Messrs. Spieker, Vought, Foster, French, Singleton and Rothstein and one other Spieker executive officer, and two times, in the case of Messrs. Russell, Schnugg and Eddy and all other eligible executive officers, the sum of (a) the executive officer’s highest annual rate of base salary during the 12 months immediately preceding termination, (b) the average of the annual bonus earned by the executive officer during the two completed fiscal years before termination, and (c) the average fair market value of the shares of Spieker restricted common stock granted to the executive officer during the two completed fiscal years before the change in control; and

•	the pro rata portion of the annual bonus for the fiscal year in which termination occurred, calculated on the basis of the target bonus and on the assumption that all performance goals were achieved at target level.

      An executive officer is considered terminated for cause if he or she willfully and continually fails to substantially perform his or her duties after a written demand for substantial performance is delivered, or if he or she willfully engages in illegal conduct or misconduct which is materially and demonstrably injurious to Spieker.

      Good reason will exist for purposes of the special severance policy if any of the following events occur without the executive officer’s consent:

•	reduction in his or her base salary;

•	required relocation of his or her principal place of employment by more than 20 miles;

•	substantial adverse change in his or her duties or responsibilities; or

•	failure to continue any employee benefit plan, compensation plan, welfare plan or material fringe benefit plan, or reduction in any benefit under any such plan unless the executive officer is permitted to participate in other plans providing substantially equivalent benefits in the aggregate.

      If any payments made to an executive officer by Spieker under the Spieker special severance policy or otherwise would result in an excise tax imposed by section 4999 of the Internal Revenue Code, the executive officer will receive a tax reimbursement payment that would put the executive officer in the same financial position after-tax that he would have been in if the excise tax did not apply to such amounts. However, if reducing the payments to be made under the special severance policy by 10% or less would avoid triggering the excise tax, the payments will be reduced by the amount necessary to avoid triggering the excise tax rather than making the tax reimbursement payment.

      Equity Office has acknowledged that the REIT merger will be a change in control for purposes of the Spieker special severance policy and that severance payments will be made as provided by the Spieker special severance policy to any participant who becomes entitled to these payments because of a termination of employment occurring on or after the effective date of the REIT merger, unless the termination is for cause or is a voluntary resignation without good reason under the terms of the Spieker special severance policy. No executive officer eligible for the benefits of the Spieker special severance policy will become an executive officer of Equity Office following the REIT merger.

      Under the special severance policy, Mr. Spieker will be eligible to receive an estimated cash payment of approximately $4.5 million as his base amount. In the event Mr. Spieker is entitled to tax reimbursement as described above, this amount could be as much as $3.0 million. Mr. Foster will be eligible to receive an estimated cash payment of approximately $5.0 million as his base amount. In the event Mr. Foster is entitled to tax reimbursement as described above, this amount could be as much as $3.1 million. Mr. Vought will be eligible to receive an estimated cash payment of approximately $5.0 million as his base amount. In the event Mr. Vought is entitled to tax reimbursement as described above, this amount could be as much as $3.1 million. The four other most highly compensated Spieker executive officers, Messrs. Russell, Schnugg, Rothstein and Eddy, will be eligible to receive cash payments of approximately $2.5 million, $2.0 million, $2.8 million and $1.6 million, respectively, as their base amounts. If these four other most highly compensated Spieker executive officers were entitled to tax reimbursements as described above, these amounts could be as much as $1.3 million, $950,000, $1.6 million and $875,000, respectively. In addition, four other Spieker executive officers will be eligible to receive cash payments in the aggregate of approximately $6.0 million as their base amounts. If these four other Spieker executive officers were entitled to tax reimbursements as described above, this aggregate amount could be as much as $2.8 million. Messrs. French and Singleton also will be eligible to receive cash payments of approximately $1.8 million and $1.1 million, respectively, as their base amounts. Based on Mr. French’s estimated base amount, it is unlikely that he would be entitled to a tax reimbursement amount. If Mr. Singleton was entitled to tax reimbursement as described above, this amount could be as much as $700,000. The calculation of the estimated cash payments under the special severance policy assumes that Equity Office’s obligations under the policy are triggered immediately upon the closing of the REIT merger and that the REIT merger will close on June 30, 2001. The amounts shown include estimated 2001 bonuses through the closing date. Neither Spieker nor Equity Office has yet determined that any tax reimbursement payments would be required.

      In addition, under the special severance policy the executive officer and his or her eligible dependents will continue to be eligible to participate in the medical, dental, disability and life insurance plans and arrangements applicable to him or her immediately before his or her termination of employment, on substantially the same terms and conditions in effect immediately before the termination. If such participation is prohibited, equivalent coverage will be purchased for the executive officer and his or her eligible dependents with no greater after-tax cost to the executive officer than he or she paid for coverage prior to being terminated. Coverage will continue for three years from the date of termination in the case of Messrs. Spieker, Foster, Vought, French, Singleton and Rothstein and one other Spieker executive officer for two years from the date of termination in the case of Messrs. Russell, Schnugg and Eddy and all other eligible executive officers.

      Tax Related Undertakings of EOP Partnership. Under the merger agreement, EOP Partnership has agreed, for the benefit of 17 named individuals, not to sell, exchange or otherwise dispose of, except in tax-free or tax-deferred transactions, 93 specified Spieker Partnership properties or any of EOP Partnership’s interest in Spieker Partnership. These restrictions, which benefit Messrs. Spieker, Foster, Vought, French, Singleton, Schnugg and Eddy and one other Spieker executive officer, among others, last for at least 10 years and, depending on whether the unitholder enters into, and complies with the terms of, an agreement not to sell specified percentages of their Equity Office common shares and EOP Partnership units during the initial 10 year restriction period, up to 20 years after closing of the partnership merger. In addition, EOP Partnership has agreed for tax purposes to make available to these same named unitholders the opportunity to guarantee specified debt of Spieker Partnership or EOP Partnership for the same period and has made specified other undertakings. These provisions are intended to ensure that these unitholders, who originally contributed properties to Spieker Partnership in exchange for Spieker Partnership units, will be able to continue to defer the otherwise substantial gain that would be recognized by them for tax purposes as EOP Partnership unitholders upon a sale of any one or more of the 93 specified Spieker Partnership properties or of EOP Partnership’s interest in Spieker Partnership. See “The Merger Agreement — Tax Related Undertakings of EOP Partnership” beginning on page 76.

      Loan Forgiveness. On April 20, 2000, Mr. Rothstein borrowed $400,000 from Spieker for the purpose of buying a personal residence. One-half of the loan principal is interest bearing, and the other half is non-interest bearing. The terms of the loan provide that one-fifth of the non-interest bearing portion of the loan will be forgiven each year, as long as Mr. Rothstein continues to be employed by Spieker. The terms of the loan also provide that upon a change in control of Spieker, the outstanding principal balance of $360,000 and all accrued interest on the loan will be forgiven. The REIT merger will constitute a change in control of Spieker for this purpose.

      Acquisition of Spieker Northwest. In connection with the mergers, a subsidiary of Equity Office will purchase 100% of the voting capital stock of Spieker Northwest, Inc., a noncontrolled third-party service subsidiary of Spieker, for an aggregate of $202,500 in cash from the holders of that voting stock, who include Messrs. Spieker, French and Singleton.

      Broadband Restricted Stock Agreements. Spieker has entered into restricted stock agreements with its executive officers, among others, pursuant to which those executive officers have been awarded shares of common stock of Broadband Office, Inc. In connection with the REIT merger, the restrictions with respect to those shares will lapse.

      The following table sets forth the unvested Broadband Office, Inc. restricted shares held by Spieker directors and executive officers, the vesting of which will be accelerated in connection with the REIT merger. The value of the unvested restricted shares at the time of the awards was approximately $122,400 in the aggregate.

Unvested
Name	Shares

Warren E. Spieker, Jr.	104,000

John K. French	56,000

Dennis E. Singleton	16,000

John A. Foster	104,000

Craig G. Vought	232,000

Joseph D. Russell, Jr.	56,000

Peter H. Schnugg	32,000

Stuart A. Rothstein	40,000

James C. Eddy	32,000

All other executive officers as a group (4 persons)	144,000

Assumption of Spieker’s Obligations Under Registration Rights Agreements

      Under the merger agreement, Equity Office has agreed to assume Spieker’s obligations under existing registration rights agreements between Spieker and several holders of Spieker Partnership units and Spieker Partnership preferred units.

REIT Merger Financing

      Equity Office intends to finance the estimated $1.085 billion in merger costs, including the approximately $900 million cash portion of the consideration payable to Spieker common stockholders, by using a combination of available borrowing capacity under its existing $1.0 billion credit facility, a new bridge facility entered into before the closing of the mergers and/or through the issuance by EOP Partnership of senior unsecured notes.

Regulatory Approvals

      No material federal or state regulatory requirements must be complied with or approvals must be obtained by Equity Office, EOP Partnership, Spieker or Spieker Partnership in connection with either the REIT merger or the partnership merger.

Accounting Treatment

      EOP Partnership and Equity Office will treat the partnership merger and the REIT merger, respectively, as a purchase for financial accounting purposes. This means that EOP Partnership and Equity Office will record the assets acquired and liabilities assumed at their estimated fair values at the time the partnership merger and the REIT merger, respectively, are completed.

Resales of EOP Partnership Units and Equity Office Common Shares

      The EOP Partnership units to be issued to Spieker Partnership unitholders in the partnership merger will be transferable subject to the restrictions contained in the partnership agreement of EOP Partnership. See “Description of EOP Partnership Units of Limited Partnership Interest — Transfers” beginning on page 115. The Equity Office common shares to be issued to (a) Spieker common stockholders in the REIT merger and (b) the Spieker Partnership unitholders upon a redemption of their EOP Partnership units received in the partnership merger, if any, in each case, will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed an “affiliate” of Spieker within the meaning of Rule 145 under the Securities Act or who will become an “affiliate” of Equity Office within the meaning of Rule 144 under the Securities Act after the mergers. Equity Office common shares received by persons who are deemed to be

Spieker affiliates or who become Equity Office affiliates may be resold by these persons only in transactions permitted by the limited resale provisions of Rule 145 or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Spieker generally include individuals or entities that, directly or indirectly through one or more intermediaries, control, are controlled by or are under common control with Spieker and may include officers, directors and principal stockholders of Spieker. All Spieker stockholders who may be deemed to be affiliates of Spieker will be so advised before the completion of the mergers.

      Under the merger agreement, Spieker will use commercially reasonable efforts to obtain an affiliate agreement from each affiliate of Spieker before the completion of the mergers by which each Spieker affiliate will agree not to sell, transfer, pledge or otherwise dispose of any of the Equity Office common shares received in the REIT merger or upon a redemption of the EOP Partnership units received in the partnership merger in violation of the Securities Act or the rules and regulations promulgated under the Securities Act. Generally, this will require that all sales be made in accordance with Rule 145 under the Securities Act, which in turn requires that, for specified periods, sales be made in compliance with the volume limitations, manner of sale provisions and current information requirements of Rule 144 under the Securities Act.

      Equity Office has the right to place legends on the certificates evidencing Equity Office common shares issued to Spieker affiliates in the REIT merger or upon redemption of their EOP Partnership units received in the partnership merger summarizing the foregoing restrictions until a sale, transfer, pledge or other disposition of the Equity Office common shares represented by these certificates has been registered under the Securities Act or is made in compliance with Rule 145 under the Securities Act.

      Persons who are not affiliates of Spieker may generally sell their Equity Office common shares without restrictions and without delivering this consent solicitation/ information statement/ prospectus.

Dissenters’ Rights

      EOP Partnership is organized under Delaware law and Spieker Partnership is organized under California law. Holders of Spieker Partnership units are entitled to dissenters’ rights as a result of the partnership merger under California law. See “Rights of Dissenting Spieker Partnership Unitholders” beginning on page 103.

Spieker Litigation

      On March 8, 2001, a purported class action complaint was filed in the Superior Court of the State of California, County of San Mateo, by an alleged Spieker stockholder. This complaint names as defendants Spieker and each member of its board of directors and principally alleges that the directors breached duties assertedly owed to Spieker’s stockholders in connection with entering into the merger agreement. The plaintiffs in the lawsuit seek an injunction (1) against the defendants’ agreement to the termination fee provisions of the merger agreement and (2) requiring an unspecified “fair and objective process to sell the company.” Spieker believes that the lawsuit is without merit and intends to vigorously defend the lawsuit.

THE MERGER AGREEMENT

      The following is a summary of the material terms of the merger agreement and is qualified in its entirety by reference to the merger agreement, which is attached at the back of this consent solicitation/ information statement/ prospectus as Annex A. You should read the merger agreement as it is the legal document that governs the mergers.

Closing; Effective Time of the Partnership Merger and the REIT Merger

      The completion of the partnership merger and the REIT merger will occur no later than the third business day after the satisfaction or waiver of the conditions set forth in the merger agreement or at such other date or time as may be agreed in writing by Equity Office and Spieker. If the merger agreement and the REIT merger are approved at the special meetings, Equity Office and Spieker currently expect to complete the partnership merger and subsequently the REIT merger promptly following receipt of shareholder approval.

      As soon as practicable after all conditions to the completion of the mergers are satisfied, EOP Partnership will execute and file, in its capacity as the sole managing member of the limited liability company that will merge with and into Spieker Partnership, a certificate of merger with the Secretary of State of the State of California relating to the partnership merger, and as soon as practicable following the completion of the partnership merger, Equity Office and Spieker will execute and file articles of merger with the State Department of Assessments and Taxation of Maryland relating to the REIT merger. The partnership merger will be effective upon the filing of the certificate of merger with the Secretary of State of the State of California. The effective time of the REIT merger will be the time specified in the articles of merger.

The Partnership Merger

      In the partnership merger, EOP Partnership will acquire all outstanding interests in Spieker Partnership, other than the interests represented by the Spieker Partnership series D preferred units, through the merger of a newly formed limited liability company subsidiary of EOP Partnership with and into Spieker Partnership. Spieker Partnership will be the surviving entity in the partnership merger. Holders of Spieker Partnership units, other than Spieker Partnership preferred units, including Spieker, will receive, for each Spieker Partnership unit, issued and outstanding immediately before the partnership merger, 1.94462 EOP Partnership class A units. The Spieker Partnership preferred units will be exchanged as follows:

•	the series B preferred interest in Spieker Partnership will be exchanged for 4,250,000 EOP Partnership series E preferred units;

•	the series C preferred interest in Spieker Partnership will be exchanged for 6,000,000 EOP Partnership series F preferred units;

•	each series D preferred unit of limited partnership interest in Spieker Partnership will remain issued and outstanding as a Spieker Partnership series D preferred unit of limited partnership, but instead of being exchangeable for shares of Spieker series D preferred stock, the Spieker Partnership series D preferred units will become exchangeable for Equity Office series G preferred shares; and

•	the series E preferred interest in Spieker Partnership will be exchanged for 4,000,000 EOP Partnership series H preferred units.

      No fractional EOP Partnership units will be issued in the partnership merger. Any Spieker Partnership unitholders who would be entitled to receive a number of EOP Partnership units that is not a whole number, will receive a number of EOP Partnership units that is rounded to the nearest whole number (with .5 or more of an EOP Partnership unit rounded up).

      The merger agreement also provides that the former Spieker Partnership unitholders, other than Spieker and its subsidiaries, will have the right, beginning immediately after the partnership merger, to exercise their redemption rights with respect to the EOP Partnership class A units issued to them in the partnership merger in accordance with the terms and limitations of the partnership agreement of EOP Partnership. Upon redemption of EOP Partnership class A units, these unitholders would receive Equity Office common shares on a one-for-one basis or their cash equivalent, at the election of Equity Office.

The REIT Merger

      In the REIT merger:

•	holders of Spieker common stock will receive, for each share of Spieker common stock issued and outstanding immediately before the REIT merger, $13.50 in cash and 1.49586 Equity Office common shares;

•	holders of Spieker series B preferred stock will receive, for each share of Spieker series B preferred stock issued and outstanding immediately before the REIT merger, one Equity Office series E preferred share;

•	holders of Spieker series C preferred stock will receive, for each share of Spieker series C preferred stock issued and outstanding immediately before the REIT merger, one Equity Office series F preferred share;

•	holders of Spieker series D preferred stock, if any, will receive for each share of Spieker series D preferred stock issued and outstanding immediately before the REIT merger, one Equity Office series G preferred share; and

•	holders of Spieker series E preferred stock will receive, for each share of Spieker series E preferred stock issued and outstanding immediately before the REIT merger, one Equity Office series H preferred share.

      Cash will be paid instead of issuing fractional Equity Office common shares.

      Upon conversion of the outstanding shares of Spieker common stock and preferred stock into the REIT merger consideration, the Spieker common stock and preferred stock will be cancelled and retired and will cease to exist.

Treatment of Spieker Stock Options

      Each Spieker stock option outstanding under Spieker’s Amended and Restated 1993 Directors’ Stock Option Plan and Spieker’s Amended and Restated 1993 Stock Incentive Plan, whether or not then vested, will become fully vested in connection with the REIT merger pursuant to the plan under which it was issued and in any event no later than the day before the REIT merger closes. Each outstanding Spieker stock option will be automatically converted upon the completion of the REIT merger into an option to purchase Equity Office common shares. The substituted Equity Office option will permit its holder to purchase a number of Equity Office common shares equal to the number of shares of Spieker common stock that could have been purchased, under the corresponding Spieker stock option, multiplied by 1.94462 (rounded down to the nearest whole number of shares). The exercise price per Equity Office common share of the substituted option will be equal to the per-share option exercise price specified in the Spieker stock option divided by 1.94462 (rounded up to the nearest whole cent). Each substituted option otherwise will be subject to the same terms and conditions as the corresponding Spieker stock option.

      All Spieker stock options will be converted in the REIT merger into options to purchase Equity Office common shares under the terms of the merger agreement. Under the merger agreement, EOP Partnership will offer to purchase all Spieker stock options converted into Equity Office options for an amount in cash equal to:

•	the excess, if any, of $58.50 over the exercise price of the Spieker stock option; multiplied by

•	the number of shares of Spieker common stock subject to that Spieker stock option.

Options to purchase Equity Office common shares that are not tendered to EOP Partnership as described above would remain outstanding under their terms. Under voting agreements entered into with Equity Office, directors and executive officers of Spieker holding a total of 3,417,752 Spieker stock options with an average exercise price of $32.41 per Spieker share have agreed to tender their options to EOP Partnership.

Severance and Bonus Payments

      Equity Office will make severance payments under the Spieker special severance policy to any participant who becomes entitled to payments under the policy because of a termination of employment occurring on or after the closing of the REIT merger, unless the participant is terminated for cause or resigns voluntarily with good reason, as further described in the special severance policy. See “The Mergers — Interests of Spieker Directors and Executive Officers in the Mergers” beginning on page 50. Equity Office also will pay development bonuses to specified Spieker employees, if earned, and will assume Spieker’s obligations to pay annual bonuses to employees not covered by the special severance policy and these bonuses will be payable to such employees who are terminated by Equity Office, unless terminated for inadequate performance, before January 1, 2002. These bonuses will be payable to the extent accrued for the year 2001 through the date of termination and will be calculated based on actual bonuses paid in 2000, assuming such bonuses reflected a full year of employment.

Representations and Warranties of EOP Partnership and Spieker Partnership

      The merger agreement contains customary representations and warranties by each of Spieker, Spieker Partnership, Equity Office and EOP Partnership relating to, among other things:

•	due organization and good standing;

•	capital structure;

•	authorization to enter into the merger agreement and to consummate the REIT merger or the partnership merger, as applicable;

•	enforceability of the merger agreement;

•	no breach of organizational documents or material agreements as a result of the merger agreement or the consummation of the REIT merger or the partnership merger, as applicable;

•	required governmental and third-party consents;

•	compliance with SEC reporting requirements;

•	no material undisclosed liabilities;

•	no changes since December 31, 1999 that would have a material adverse effect;

•	no material legal proceedings;

•	real property;

•	environmental matters;

•	tax matters, including qualification as a REIT;

•	finders’ fees;

•	compliance with laws;

•	contracts and debt instruments;

•	receipt of opinion of financial advisor;

•	exemption from anti-takeover statutes;

•	inapplicability of the Investment Company Act of 1940; and

•	required stockholder and partner approvals.

      In addition to the representations and warranties made by Equity Office, EOP Partnership, Spieker and Spieker Partnership, the merger agreement contains additional representations and warranties made by each of Spieker and Spieker Partnership relating to, among other things:

•	related party transactions;

•	employee benefits and labor matters;

•	payments to employees, officers and directors as a result of the mergers or a termination of service after the mergers; and

•	inapplicability of stockholder rights plan to the mergers.

Conduct of Business of Equity Office and EOP Partnership Pending the Mergers

      Until the completion of the mergers, each of Equity Office and EOP Partnership has agreed that, unless permitted by obtaining Spieker’s prior written consent or except as contemplated by the merger agreement, it will, and will cause its subsidiaries to, among other things:

•	preserve intact its business organizations and goodwill;

•	use commercially reasonable efforts to keep available the services of its officers and employees;

•	confer on a regular basis with Spieker to report material operational matters that would reasonably be expected to have a material adverse effect on the business, properties, assets, financial condition or results of operations of Equity Office and its subsidiaries taken as a whole;

•	promptly notify Spieker of the occurrence or existence of any change or circumstance that would reasonably be expected to have a material adverse effect on the business, properties, assets, financial condition or results of operations of Equity Office and its subsidiaries taken as a whole;

•	promptly deliver to Spieker true and correct copies of any report, statement, schedule or other document filed with the SEC;

•	maintain its books and records in accordance with generally accepted accounting principles consistently applied, and not change any of its methods, principles or practices of accounting in any material manner, except as required by the SEC, applicable law or generally accepted accounting principles; and

•	duly and timely file all reports, tax returns and other documents required to be filed with federal, state, local and other authorities, subject to extensions permitted by law, provided the extensions do not adversely affect Equity Office’s status as a qualified REIT under the Internal Revenue Code.

      In addition, pending the mergers, each of Equity Office and EOP Partnership has agreed that, without Spieker’s prior written consent or except as otherwise expressly contemplated by the merger agreement, it will not, and will cause its subsidiaries not to, among other things:

•	make or rescind any express or deemed election relating to taxes unless required by law or necessary to qualify or preserve Equity Office’s status as a REIT or the status of any subsidiary of Equity Office as a partnership for federal income tax purposes, as a qualified REIT subsidiary, or as a taxable REIT subsidiary as defined under the Internal Revenue Code, as the case may be;

•	amend its organizational documents, except in specified instances, including the proposed amendments to Equity Office’s declaration of trust attached to this consent solicitation/ information statement/ prospectus as Annex D;

•	authorize, declare, set aside or pay any dividend, other than regular quarterly dividends, or regular distributions under the partnership agreement of EOP Partnership, or redemptions of EOP Partnership units under the partnership agreement of EOP Partnership where solely Equity Office common shares are used, or redemptions of Equity Office common shares under its declaration of trust to maintain REIT status;

•	enter into or agree to effect

—	any merger, acquisition, consolidation, reorganization or other business combination with any third party in which Equity Office is not the surviving party to the transaction; or

—	any merger, acquisition, exchange offer or other business combination with a third party in which Equity Office is the surviving party that would result in the issuance of equity securities representing in excess of 25% of the outstanding Equity Office common shares on the date any business combination is entered into or agreed to;

      unless, in either case;

—	the business combination is approved by Spieker, which approval will not be unreasonably withheld or delayed; or

—	the business combination agreement provides that the required vote of Equity Office shareholders for approval of the business combination is no less than the affirmative vote of holders of Equity Office common shares representing more than 50% of the sum of the number of Equity Office common shares outstanding at the time of the approval plus 50,000,000; or

•	authorize, recommend, propose or announce an intention to do any of the foregoing prohibited actions, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing prohibited actions.

Conduct of Business of Spieker and Spieker Partnership Pending the Mergers

      Until the completion of the mergers, each of Spieker and Spieker Partnership has agreed that, unless permitted by obtaining Equity Office’s prior written consent or except as contemplated by the merger agreement, it will, and will cause its subsidiaries to, among other things:

•	conduct its business, and cause its subsidiaries to conduct their respective businesses, only in the ordinary course and in a manner which is substantially consistent with past practice;

•	use commercially reasonable efforts to preserve intact its business organizations and goodwill;

•	use commercially reasonable efforts, provided it does not require additional compensation, to keep available the services of its officers and employees;

•	confer on a regular basis with Equity Office to report material operational matters and, except in specified instances, any proposals to engage in material transactions;

•	promptly notify Equity Office of the occurrence or existence of any circumstance that would reasonably be expected to have a material adverse effect on the business, properties, assets, financial condition or results of operations of Spieker and its subsidiaries taken as a whole;

•	promptly deliver to Equity Office true and correct copies of any report, statement, schedule or other document filed with the SEC;

•	maintain its books and records in accordance with generally accepted accounting principles consistently applied, and not change any of its methods, principles or practices of accounting in any material manner, except as required by the SEC, applicable law or generally accepted accounting principles;

•	duly and timely file all reports, tax returns and other documents required to be filed with federal, state, local and other authorities, subject to extensions permitted by law, provided that Spieker notifies Equity Office of any extensions and provided that the extensions do not adversely affect Spieker’s status as a qualified REIT under the Internal Revenue Code; and

•	maintain in full force and effect insurance coverage substantially similar to insurance coverage maintained on the date of the merger agreement.

      In addition, pending the mergers, each of Spieker and Spieker Partnership has agreed that, without Equity Office’s prior written consent or except as contemplated by the merger agreement, it will not, and will cause its subsidiaries not to, among other things:

•	make or rescind any express or deemed election relating to taxes unless required by law or necessary to qualify or preserve Spieker’s status as a REIT or the status of any subsidiary of Spieker as a partnership for federal income tax purposes, as a qualified REIT subsidiary, or as a taxable REIT subsidiary as defined under the Internal Revenue Code, as the case may be;

•	acquire, enter into any option to acquire, or exercise an option or other right or election or enter into any commitment for the acquisition of any real property or, except as permitted in a property capital budget approved in writing by Equity Office, other transaction, other than specified transactions, involving in excess of $100,000, encumber assets, commence construction of or enter into any commitment to develop or construct real estate projects, except in the ordinary course of its office property business, including leasing activities permitted by Equity Office approved guidelines;

•	incur or enter into any commitment to incur additional debt, except for working capital under its revolving line(s) of credit and commitments for debt for specified purposes and not in excess of specified amounts;

•	modify, amend or terminate, or enter into any commitment to modify, amend or terminate, any debt in existence on the date of the merger agreement;

•	amend its organizational documents;

•	classify or re-classify any unissued shares of stock;

•	make any change in the number of shares of capital stock, membership interests or units of limited partnership interest issued and outstanding, except in specified instances;

•	grant options or any other rights or commitments relating to its shares of capital stock, membership interests or units of limited partnership interest, or any security convertible into its shares of capital stock, membership interests or units of limited partnership interest, or any security the value of which is measured by shares of beneficial interest, or any security subordinated to the claim of its general creditors;

•	amend or waive any rights under any options or other stock rights;

•	authorize, declare, set aside or pay any dividend or make any other distribution or payment with respect to the Spieker common or preferred stock or the units of limited partnership interest in Spieker Partnership, other than regular quarterly dividends, or regular distributions under the partnership agreement of Spieker Partnership, or redemptions of Spieker Partnership units under the partnership agreement of Spieker Partnership where solely Spieker common stock is used, or as necessary to maintain REIT status;

•	directly or indirectly redeem, purchase or acquire any shares of capital stock, membership interests or units of partnership interest or any option, warrant or right to acquire, or security convertible into, shares of capital stock, membership interests or units of partnership interest of Spieker or any Spieker subsidiary, other than redemptions of Spieker Partnership units under the partnership agreement of Spieker Partnership where solely Spieker common stock is used, and the use of Spieker common stock in connection with equity-based employee benefit plans or as necessary to maintain REIT status;

•	sell, lease, mortgage, subject to lien or otherwise dispose of any real property, except in specified instances;

•	sell, lease, mortgage, subject to lien or otherwise dispose of any personal property or intangible property, except in the ordinary course of business and as is not material, individually or in the aggregate;

•	make any loans, advances or capital contributions to, or investments in, any other person, except in specified instances;

•	enter into any new, or amend or supplement any existing, contract, lease or other agreement with Spieker Northwest, Inc.;

•	pay, discharge or satisfy any claims, liabilities or obligations whether absolute, accrued, asserted or unasserted, contingent or otherwise, except in specified instances;

•	guarantee the debt of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the same economic effect;

•	enter into any commitment with any officer, director or affiliate of Spieker, any of its subsidiaries or Spieker Northwest, Inc. or any material commitment with any consultant;

•	increase any compensation or enter into or amend any employment, severance or other arrangement with any of its officers, directors or employees earning more than $50,000 per year, other than as required by any contract or plan or as provided by waivers by employees of benefits under these agreements;

•	adopt any new employee benefit plan or amend any existing plans or rights;

•	settle any stockholder derivative or class action claims arising out of or in connection with any of the transactions contemplated by the merger agreement;

•	change the ownership of any of its subsidiaries or Spieker Northwest, Inc., except in specified instances;

•	accept a promissory note in payment of the exercise price payable under any option to purchase shares of Spieker common stock;

•	enter into any oral or written “tax protection agreement” that:

—	prohibits or restricts in any manner the disposition of any assets of Spieker or any Spieker subsidiary, including Spieker Northwest, Inc.;

—	requires that Spieker, any Spieker subsidiary or Spieker Northwest, Inc. maintain, or put in place, or replace, debt, whether or not secured by one or more of Spieker’s properties;

—	requires that Spieker, any Spieker subsidiary or Spieker Northwest, Inc., offer to any person at any time the opportunity to guarantee or otherwise assume, directly or indirectly, including through a “deficit restoration obligation” guarantee, indemnification agreement or other similar arrangement, the risk of loss for federal income tax purposes for debt or other liabilities of Spieker, any Spieker subsidiary or Spieker Northwest, Inc.;

—	specifies or relates to a method of taking into account book-tax disparities under section 704(c) of the Internal Revenue Code with respect to one or more assets of Spieker or a Spieker subsidiary; or

—	requires a particular method for allocating one or more liabilities of Spieker or any Spieker subsidiary under section 752 of the Internal Revenue Code;

•	settle or compromise any material federal, state, local or foreign tax liability; or

•	authorize, recommend, propose or announce an intention to do any of the foregoing prohibited actions, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing prohibited actions.

Pre-Merger Dividends and Distributions

     Regular Dividends

      Under the merger agreement, Spieker and Spieker Partnership are permitted to continue to pay regular quarterly dividends and distributions on their common stock and units, other than preferred units, of $0.70 per share or unit, as applicable, and on preferred units at the stated rate. On March 7, 2001, Spieker declared a dividend of $0.70 per share payable on April 20, 2001 to holders of record of its common stock on March 30, 2001. Spieker does not plan to declare and pay any further regular quarterly dividends if the REIT merger closes before June 30, 2001. Spieker Partnership will pay a distribution of $0.70 per Spieker Partnership unit, other than preferred units, to holders of Spieker Partnership units on March 30, 2001. If the mergers close after June 30, 2001, Spieker and Spieker Partnership currently intend to continue to pay regular quarterly dividends and distributions for any additional quarterly periods ending before the closing of the mergers.

      The merger agreement contemplates that Spieker will have presented to Equity Office, by March 24, 2001, a financial plan showing the expected management of its operations in a manner that will avoid the need to pay a final pre-merger dividend, as described below. The Spieker financial plan will include projected required quarterly dividends per share of Spieker common stock necessary to ensure that no final pre-merger dividend will be required to be paid with respect to the Spieker common stock, which quarterly dividends will be not less than $0.70 per share of Spieker common stock or result in a “return of capital” per share of Spieker common stock that exceeds one percent of the projected dividends per share.

      Upon the approval of the plan by Equity Office, not to be unreasonably withheld, Spieker will be entitled to increase the quarterly dividend per share of Spieker common stock, and Spieker Partnership will be entitled to increase its quarterly distribution per Spieker Partnership unit, to the amount shown in the plan. If Spieker increases any quarterly dividend per share of Spieker common stock to an amount greater than $0.70 per share, Equity Office will be entitled to declare a special dividend per Equity Office common share in an amount per Equity Office common share equal to the aggregate amount of quarterly dividends per share of Spieker common stock declared or paid by Spieker in excess of $0.70 per share per quarter, divided by 1.94462. If Equity Office declares this dividend, EOP Partnership will simultaneously declare a distribution to the holders of class A units of limited partnership interest in EOP Partnership in an amount per unit equal to the dividend per share to be paid to the holders of Equity Office common shares. The record date for each of the Equity Office dividend and the EOP Partnership distribution will be the last business day before the closing of the mergers.

      Because Spieker will not pay any additional quarterly dividends if the mergers close before June 30, 2001, the provisions described in the preceding two paragraphs would not be operative unless the mergers close after June 30, 2001.

     Final Dividend

      In addition to regular quarterly distributions, as described above, the merger agreement provides that Spieker will declare a final dividend to holders of shares of Spieker common stock, and each series of Spieker preferred stock, if and to the extent required by the terms of the preferred stock, in an amount equal to the minimum amount necessary for Spieker to satisfy the REIT distribution requirements under section 857(a)(1) of the Internal Revenue Code and to avoid the payment of corporate level tax with respect to any undistributed income or gain for Spieker’s short taxable year ending at the time of the REIT merger. Section 857(a)(1) requires a REIT to distribute to its stockholders each taxable year an amount equal to 90% of its “REIT taxable income.” In addition, a REIT is required to pay tax on any income or gain that it does not distribute to its shareholders, even if it satisfies the 90% distribution requirement.

      If Spieker pays a pre-merger dividend to satisfy the distribution requirements described above, Equity Office will be entitled to declare a dividend to holders of Equity Office common shares in an amount per share equal to the amount per share of the pre-merger dividend paid by Spieker to holders of Spieker common stock, divided by 1.94462.

      If Spieker declares a pre-merger dividend as described above, Spieker Partnership will simultaneously declare a distribution to the unitholders, in Spieker Partnership, other than to the preferred unitholders, in an amount per unit equal to the dividend per share to be paid to the holders of Spieker common stock, together with any distributions required to be paid to holders of preferred units of limited partnership interest in Spieker Partnership because of any of the dividends described above. If Equity Office declares a pre-merger dividend as described above, EOP Partnership will simultaneously declare a distribution to the holders of class A units of limited partnership interest in EOP Partnership in an amount per unit equal to the dividend per share to be paid to the holders of Equity Office common shares. If the terms of any Equity Office preferred shares or EOP Partnership preferred units of limited partnership interest require the payment of a dividend because of the corresponding dividends to holders of Equity Office common shares or EOP Partnership common units of limited partnership interests, Equity Office and EOP Partnership will declare the required dividends and distributions.

      If Spieker and Equity Office declare pre-merger dividends as described above, the Spieker dividend and the corresponding distribution by Spieker Partnership, will be paid on the last business day before the closing of the REIT merger and the partnership merger, respectively. The record date for the Equity Office, EOP Partnership, Spieker and Spieker Partnership distributions also will be on the last business day before the closing of the mergers.

Conditions to the Partnership Merger and the REIT Merger

     Conditions to Each Party’s Obligations to Effect the Mergers

      The obligations of Spieker, Spieker Partnership, Equity Office and EOP Partnership to complete the mergers are subject to the satisfaction or, where permissible, waiver of the following conditions:

•	the approval of the REIT merger, the partnership merger and the merger agreement, as applicable, by the affirmative vote of the holders of:

—	at least a majority of the outstanding Equity Office common shares;

—	at least a majority of the outstanding shares of Spieker common stock;

—	that percentage of limited partner interests and classes of those interests in Spieker Partnership, including partner interests held by Spieker, as provided by the partnership agreement of Spieker Partnership and California law;

—	at least a majority of all class A units of limited partnership interest in EOP Partnership, including class A units of limited partnership interest held by Equity Office;

•	the waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 will have expired or been terminated;

•	the NYSE will have approved for listing the Equity Office common shares, the Equity Office series E preferred shares, the Equity Office series F preferred shares and the Equity Office series H preferred shares to be issued in the REIT merger, the Equity Office common shares reserved for issuance upon redemption of the EOP Partnership class A units to be issued in the partnership merger, and the Equity Office series G preferred shares reserved for issuance upon conversion of the Spieker series D preferred units, subject to official notice of issuance, before the closing of the mergers;

•	the registration statement on Form S-4 of which the REIT merger joint proxy statement/ prospectus forms a part will have become effective and will not be the subject of any stop order or proceedings by the SEC seeking a stop order;

•	the registration statement on Form S-4 of which this consent solicitation/ information statement/ prospectus forms a part will have become effective and will not be the subject of any stop order or proceedings by the SEC seeking a stop order;

•	no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the completion of the mergers or any of the other transactions contemplated by the merger agreement will be in effect; and

•	Equity Office and EOP Partnership will have received all state securities or “blue sky” permits and other authorizations necessary to issue the Equity Office common shares issuable in the REIT merger and the EOP Partnership units issuable in the partnership merger.

     Conditions to the Obligations of Equity Office and EOP Partnership to Effect the Mergers

      The obligations of Equity Office and EOP Partnership to complete the mergers are subject to the satisfaction or, where permissible, waiver of the following conditions:

•	each of the representations and warranties of Spieker and Spieker Partnership contained in the merger agreement, disregarding exceptions for no “material adverse effect,” will be true and correct as of the date of the merger agreement and as of the closing of the mergers:

—	except to the extent that these representations and warranties are expressly limited by their terms to another date, in which case these representations and warranties will be true and correct as of that other date; and

—	except where the failure of these representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Spieker material adverse effect, as described below;

•	Spieker and Spieker Partnership will have performed in all material respects all obligations required to be performed by them under the merger agreement at or before the completion of the mergers;

•	since February 22, 2001, there will have been no Spieker material adverse effect as described below;

•	Equity Office will have received a certificate of an officer of Spieker certifying to each of the above;

•	Equity Office will have received an opinion, dated as of the closing date of the mergers:

—	from counsel to Spieker relating to the REIT status of Spieker and the partnership status of Spieker Partnership;

—	from counsel to Equity Office relating to the REIT status of Equity Office;

—	from counsel to Equity Office relating to the federal income tax treatment of the REIT merger; and

—	from counsel to Spieker relating to the inapplicability of specified “roll-up” rules to the partnership merger;

•	all of the voting shares of Spieker Northwest, Inc. will have been transferred to an Equity Office subsidiary designated by Equity Office; and

•	each of Messrs. Spieker, Foster and Vought will have entered into a non-solicitation agreement with Equity Office.

      As used in the merger agreement, a “Spieker material adverse effect” means any circumstance, event, occurrence, change or effect that is materially adverse to the business, properties, assets (tangible or intangible), financial condition or results of operations of Spieker, Spieker Partnership and the Spieker subsidiaries, taken as a whole, except, in each case, as a result of:

•	changes in general economic conditions nationally or regionally;

•	changes affecting the real estate industry generally which do not affect Spieker or Spieker Partnership, as the case may be, materially disproportionately relative to other participants in the real estate industry similarly situated; or

•	in and of itself and without the occurrence of any other Spieker or Spieker material adverse effect, changes in the trading prices of Spieker common stock or any series of Spieker preferred stock.

     Conditions to the Obligations of Spieker and Spieker Partnership to Effect the Mergers

      The obligations of Spieker and Spieker Partnership to complete the mergers are subject to the satisfaction or, where permissible, waiver of the following conditions:

•	each of the representations and warranties of Equity Office and EOP Partnership contained in the merger agreement, disregarding exceptions for no “material adverse effect,” will be true and correct as of the date of the merger agreement and as of the closing of the mergers:

—	except to the extent that these representations and warranties are expressly limited by their terms to another date, in which case these representations and warranties will be true and correct as of that other date; and

—	except where the failure of these representations and warranties to be true and correct would not reasonably be expected to have an Equity Office material adverse effect, as described below;

•	Equity Office and EOP Partnership will have performed in all material respects all obligations required to be performed by them under the merger agreement at or before the completion of the mergers;

•	since February 22, 2001, there will have been no Equity Office material adverse effect, as described below;

•	Spieker will have received a certificate of an officer of Equity Office certifying to each of the foregoing; and

•	Spieker will have received an opinion, dated as of the closing date of the mergers:

—	from counsel to Equity Office relating to the REIT status of Equity Office and the partnership status of EOP Partnership; and

—	from counsel to Spieker relating to the federal income tax treatment of the REIT merger.

      As used in the merger agreement, an “Equity Office material adverse effect” means any circumstance, event, occurrence, change or effect that is materially adverse to the business, properties, assets (tangible or intangible), financial condition or results of operations of Equity Office, EOP Partnership and the Equity Office subsidiaries, taken as a whole, except, in each case, as a result of:

•	changes in general economic conditions nationally or regionally;

•	changes affecting the real estate industry generally which do not affect Equity Office or EOP Partnership, as the case may be, materially disproportionately relative to other participants in the real estate industry similarly situated; or

•	in and of itself and without the occurrence of any other Equity Office material adverse effect, changes in the trading prices of Equity Office common shares or any series of Equity Office preferred shares.

No Solicitation by Spieker or Spieker Partnership

      Spieker has agreed, for itself and for Spieker Partnership, that neither Spieker nor any Spieker subsidiary will, or will permit any officer, director, employee, affiliate, agent, investment banker, financial advisor, attorney, accountant, broker, finder, consultant or other agent or representative, which we collectively refer to as “Spieker’s representatives,” to:

•	invite, initiate, solicit or encourage, directly or indirectly, any inquiries, proposals, discussions or negotiations or the making or implementation of any proposal or offer, including any proposal or offer to its stockholders, with respect to an “alternative acquisition proposal,” as defined below;

•	engage in any discussions or negotiations with or provide any confidential or non-public information or data to, or afford access to properties, books or records to, any person relating to, or that may reasonably be expected to lead to, an alternative acquisition proposal;

•	enter into any letter of intent, agreement in principle or agreement relating to an alternative acquisition proposal;

•	propose publicly to agree to do any of the foregoing; or

•	otherwise facilitate any effort or attempt to make or implement an alternative acquisition proposal, including by amending or granting any waiver under the Spieker stockholder rights plan.

      Spieker has agreed, for itself and for Spieker Partnership, that it will:

•	immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons or entities conducted before the merger agreement with respect to any alternative acquisition proposal, and inform each Spieker representative and cause each of them to comply with this obligation;

•	request that each person, if any, that has executed a confidentiality agreement in the twenty-four months before the date of the merger agreement in connection with the consideration by the person of any alternative acquisition proposal to return or destroy all confidential information furnished to that person by or on behalf of Spieker and its subsidiaries; and

•	notify Equity Office promptly if Spieker or any of its subsidiaries or any Spieker representative receives:

—	an alternative acquisition proposal or any amendment or change in any previously received alternative acquisition proposal;

—	any request for confidential or nonpublic information or data relating to, or for access to the properties, books or records of, Spieker or any of its subsidiaries by any person that has made or to its knowledge may be considering making an alternative acquisition proposal;

—	any oral or written expression that any activities, discussions or negotiations described above are sought to be initiated or continued with it;

and include in that notice the identity of the person making the alternative acquisition proposal, indication or request, the material terms of that alternative acquisition proposal, indication or request and, if in writing, promptly deliver to Equity Office copies of any proposal, indication or request along with all other related documentation and correspondence and keep Equity Office informed of the status and material terms, including all changes to the status or material terms, of any alternative acquisition proposal, indication or request.

      However, under certain circumstances, Spieker, including in its capacity as the sole general partner of Spieker Partnership, may furnish information to, or enter into discussions or negotiations with, any person that makes a bona fide written alternative acquisition proposal which was not invited, initiated, solicited or encouraged, directly or indirectly, by Spieker or any of its subsidiaries, provided that:

•	a majority of the board of directors of Spieker determines in good faith, after consultation with its financial advisors of nationally recognized reputation and outside legal counsel, that the alternative acquisition proposal is reasonably likely to result in a “superior acquisition proposal,” as defined below;

•	each of Spieker and Spieker Partnership complies with all its obligations under the merger agreement;

•	before furnishing that information to, or entering into discussions or negotiations with, that person, Spieker provides written notice to Equity Office which states that it is furnishing information to, or entering into discussions with, that person; and

•	Spieker enters into a confidentiality agreement with that person the terms of which are in all material respects no less favorable to Spieker and no less restrictive to the person making the alternative acquisition proposal, than the terms of the confidentiality agreement entered into with Equity Office.

      For purposes of the merger agreement, an “alternative acquisition proposal” means any direct or indirect:

•	merger, consolidation, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction;

•	sale, acquisition, tender offer, exchange offer, the filing of a registration statement under the Securities Act in connection with an exchange offer, share exchange or other transaction or series of related transactions that, if completed, would result in the issuance of securities representing, or the sale, exchange or transfer of, 15% or more of the outstanding voting equity securities of Spieker or outstanding partnership interests of Spieker Partnership, except an underwritten public offering of Spieker common stock for cash; or

•	sale, lease, exchange, mortgage, pledge, transfer or other disposition of any assets of Spieker or Spieker Partnership in one or a series of related transactions that, if completed, would result in the transfer of more than 30% of the assets of Spieker or Spieker Partnership, other than the mergers.

      If an alternative acquisition proposal constitutes a superior alternative acquisition proposal, as described below, the board of directors of Spieker may withdraw, modify, amend or qualify its recommendation of the merger agreement and the REIT merger and recommend the superior alternative acquisition proposal to its stockholders provided that:

•	Spieker complies fully with the non-solicitation provisions and provides Equity Office with at least three business days’ prior written notice of its intent to withdraw, modify, amend or qualify its recommendation of the merger agreement and the REIT merger;

•	if during those three business days Equity Office makes a counter proposal to the superior alternative acquisition proposal, Spieker’s board of directors in good faith, taking into account the advice of its outside financial advisors of nationally recognized reputation, determines that the Equity Office counter proposal is:

—	not at least as favorable to Spieker’s stockholders as the superior alternative acquisition proposal, from a financial point of view; and

—	not at least as favorable generally to Spieker’s stockholders, taking into account all financial and strategic considerations and other relevant factors, including relevant legal, financial, regulatory and other aspects of the proposals, and the conditions, prospects and time required for completion of that proposal; and

•	Spieker terminates the merger agreement under the terms of the merger agreement and pays to EOP Partnership the termination fee.

      For purposes of the merger agreement, a “superior alternative acquisition proposal” means a bona fide written proposal made by a third party to acquire, directly or indirectly, Spieker and/or Spieker Partnership in a tender or exchange offer, merger, share exchange, consolidation or sale of all or substantially all of the assets of Spieker, Spieker Partnership and their subsidiaries or otherwise:

•	on terms which a majority of the board of directors of Spieker determines in good faith, after consultation with Spieker’s financial advisors of nationally recognized reputation, are superior, from a financial point of view, to Spieker’s stockholders to those provided for in the REIT merger;

•	on terms which a majority of the board of directors of Spieker determines in good faith to be more favorable generally to Spieker’s stockholders, taking into account all financial and strategic considerations and other relevant factors, including relevant legal, financial, regulatory and other aspects of the proposals, and the conditions, prospects and time required for completion of the proposal;

•	for which financing, to the extent required, in the reasonable judgment of the board of directors of Spieker is capable of being obtained; and

•	which the board of directors of Spieker determines in good faith is reasonably capable of being consummated.

Termination of the Merger Agreement

     Right to Terminate

      The merger agreement may be terminated at any time before the completion of the partnership merger, whether before or after approval of the merger agreement and the mergers by the Equity Office shareholders, EOP Partnership limited partners, Spieker stockholders or Spieker Partnership limited partners, as follows:

•	by mutual written consent duly authorized by the Equity Office board of trustees and the Spieker board of directors;

•	by either Equity Office or Spieker if:

—	any judgment, injunction, order, decree or action by any governmental entity preventing the consummation of either the REIT merger or the partnership merger becomes final and non-appealable;

—	the REIT merger and the partnership merger have not been completed before December 31, 2001; however, neither Equity Office nor Spieker may terminate the merger agreement if its breach is the reason that the mergers have not been completed;

—	the holders of at least a majority of the outstanding shares of Spieker common stock fail to approve the REIT merger and the merger agreement at the Spieker special meeting, or if holders of partnership units of Spieker Partnership fail to approve the principal terms of the partnership merger by the required vote, or if it is determined by Equity Office that the approvals of the Spieker Partnership unitholders and Spieker Partnership preferred unitholders cannot be obtained, but Spieker may not terminate for either of these reasons if it is in breach in any material respect of its obligations contained in the merger agreement relating to obtaining the required shareholder and partner votes; or

—	the holders of Equity Office common shares fail to approve the REIT merger and the merger agreement at the Equity Office special meeting, or holders of a majority of the partner interests in EOP Partnership fail to approve the merger agreement and the partnership merger, but Equity Office may not terminate for either of these reasons if it is in breach in any material respect of its obligations contained in the merger agreement relating to obtaining the required shareholder and partner votes;

•	by Equity Office:

—	upon a breach of or failure to perform any covenant, obligation or agreement on the part of Spieker or Spieker Partnership contained in the merger agreement, or upon a breach of any representation or warranty of Spieker or Spieker Partnership or if any representation or warranty of Spieker or Spieker Partnership is or becomes untrue, in either case so that the conditions to the consummation of the mergers contained in the merger agreement would be incapable of being satisfied by December 31, 2001, or as otherwise extended by the parties; or

—	if (a) the Spieker board of directors has failed to recommend or has withdrawn, modified, amended or qualified, or proposed publicly not to recommend or to withdraw, modify, amend or qualify, in any manner adverse to Equity Office its approval or recommendation of either of the mergers or the merger agreement or approved or recommended any superior alternative acquisition proposal,

(b) following the announcement or receipt of an alternative acquisition proposal, Spieker has failed to call the Spieker special meeting or failed to prepare and mail to its stockholders the joint proxy statement/ prospectus or (c) the Spieker board of directors or any committee of the Spieker board of directors has resolved to do any of the foregoing; or

•	by Spieker:

—	upon a breach of any covenant obligation or agreement on the part of Equity Office or EOP Partnership contained in the merger agreement, or upon a breach of any representation or warranty of Equity Office or EOP Partnership or if any representation or warranty of Equity Office or EOP Partnership is or becomes untrue, in either case so that the conditions to the consummation of the mergers contained in the merger agreement would be incapable of being satisfied by December 31, 2001 or as otherwise extended by the parties; or

—	if the Spieker board of directors has withdrawn, modified, amended or qualified in any manner adverse to Equity Office its approval or recommendation of either of the mergers or the merger agreement in connection with, or approved or recommended, any superior alternative acquisition proposal, or to enter into a binding written agreement with respect to a superior alternative acquisition proposal, so long as, in each case, Spieker has complied with the terms of the no solicitation provisions contained in the merger agreement and, before terminating the merger agreement, has paid to EOP Partnership the termination fee.

     Effect of Termination

      Except for provisions in the merger agreement regarding confidentiality of nonpublic information, payment of fees and expenses, the effect of termination and specified miscellaneous provisions, if the merger agreement is terminated as described above, the merger agreement will become void and have no effect. In addition, if the merger agreement is so terminated, there will be no liability on the part of Equity Office, EOP Partnership, Spieker or Spieker Partnership, except to the extent that the termination results from a material breach by any party of any of its representations, warranties, covenants or agreements contained in the merger agreement. The confidentiality agreement, dated January 2, 2001, between Spieker and Equity Office will continue in effect notwithstanding any termination of the merger agreement.

     Expenses; Termination Fee

      Except as described below, each party to the merger agreement will bear its own fees and expenses in connection with the transactions contemplated by the merger agreement.

      Spieker and Spieker Partnership will pay to EOP Partnership a termination fee if the merger agreement is terminated:

•	by Spieker, (a) if the Spieker board of directors has withdrawn, modified, amended or qualified in any manner adverse to Equity Office its approval or recommendation of either of the REIT merger or the merger agreement in connection with, or approved or recommended, any superior alternative acquisition proposal, or (b) to enter into a binding written agreement with respect to a superior alternative acquisition proposal, so long as, in each case, Spieker complied with the terms of the non-solicitation provisions contained in the merger agreement;

•	by Equity Office, if the Spieker board of directors has failed to recommend or has withdrawn, modified, amended or qualified, or proposed publicly not to recommend or to withdraw, modify, amend or qualify, in any manner adverse to Equity Office its approval or recommendation of either of the REIT merger or the merger agreement or approved or recommended any superior alternative acquisition proposal, or has resolved to do any of the foregoing; or

•	under the circumstances listed below, but only if (a) Spieker or Spieker Partnership has received a proposal for an alternative acquisition transaction before the termination and (b) before or within

12 months after the termination, Spieker or Spieker Partnership enters into an agreement regarding any alternative acquisition transaction that is later completed:

—	by Equity Office, if Spieker or Spieker Partnership fails to perform in all material respects all its covenants, obligations and agreements in the merger agreement and the failure cannot be rectified by December 31, 2001;

—	by Equity Office, if Spieker or Spieker Partnership is in breach of any of its representations or warranties in the merger agreement, and the breach reasonably would be expected to have a material adverse effect on the business, properties, assets, financial condition or results of operations of Equity Office and its subsidiaries taken as a whole and cannot be rectified by December 31, 2001;

—	by Equity Office or Spieker, if following Spieker’s receipt or announcement of an alternative acquisition proposal, Spieker fails to call the Spieker special meeting or fails to prepare and mail to its stockholders the joint proxy statement/ prospectus relating to the REIT merger;

—	by Equity Office or Spieker, if any judgment, injunction, order, decree or action by any governmental entity of competent authority, which primarily results from any action or inaction of Spieker or its subsidiaries and prevents the consummation of the REIT merger or the partnership merger, becomes final and non-appealable;

—	by Equity Office or Spieker, if the REIT merger and the partnership merger are not completed before December 31, 2001, and the terminating party has not materially breached its obligations under the merger agreement in a way that prevents the REIT merger or the partnership merger from being completed before December 31, 2001; or

—	by Equity Office or Spieker, if the holders of at least a majority of the outstanding shares of Spieker common stock fail to approve the REIT merger and the merger agreement at the Spieker special meeting, or the holders of partnership units of Spieker Partnership fail to approve the principal terms of the partnership merger by the required vote, or it is determined by Equity Office that the approvals of the Spieker Partnership unitholders and Spieker Partnership preferred unitholders cannot be obtained, but Equity Office or Spieker may not terminate for any of these reasons if it is in breach in any material respect of its obligations contained in the merger agreement relating to obtaining the required shareholder and partner votes.

      The termination fee that EOP Partnership may be entitled to receive will be an amount equal to the lesser of (1) $160 million less termination expenses, as described below, paid or payable under the merger agreement and (2) the maximum amount that can be paid to EOP Partnership without causing Equity Office to fail to meet the REIT income requirements under the Internal Revenue Code. The unpaid amount, if any, will be placed in escrow and will be paid in subsequent years to the extent the payment would not cause Equity Office to fail to meet the REIT income requirements under the Internal Revenue Code. Spieker’s and Spieker Partnership’s obligation to pay any unpaid portion of the termination fee will terminate on February 22, 2004.

      Spieker and Spieker Partnership will pay to EOP Partnership termination expenses if the merger agreement is terminated:

•	by Equity Office, if Spieker or Spieker Partnership fails to perform in all material respects all of its covenants, obligations and agreements in the merger agreement and the failure cannot be rectified by December 31, 2001, or if Spieker or Spieker Partnership is in breach of any of its representations or warranties in the merger agreement, and the breach reasonably would be expected to have a material adverse effect on the business, properties, assets, financial condition or results of operations of Equity Office and its subsidiaries taken as a whole, and the breach cannot be rectified by December 31, 2001, in each case, so long as Spieker was not entitled to terminate the merger agreement because Equity Office or EOP Partnership failed to perform in all material respects all of its covenants, obligations and agreements in the merger agreement, or because Equity Office or EOP Partnership is in breach of any of its representations or warranties in the merger agreement; or

•	by Equity Office or Spieker, if the holders of at least a majority of the outstanding shares of Spieker common stock fail to approve the REIT merger and the merger agreement at the Spieker special meeting, or the holders of partnership units of Spieker Partnership fail to approve the principal terms of the partnership merger by the required vote, or it is determined by Equity Office that the approvals of the Spieker Partnership unitholders and Spieker Partnership preferred unitholders cannot be obtained, but Equity Office or Spieker may not terminate for any of these reasons if it is in breach in any material respect of its obligations contained in the merger agreement relating to obtaining the required shareholder and partner votes.

      Equity Office and EOP Partnership will pay to Spieker Partnership termination expenses if the merger agreement is terminated:

•	by Spieker, if Equity Office or EOP Partnership fails to perform in all material respects all of its covenants, obligations and agreements in the merger agreement and the failure cannot be rectified by December 31, 2001, or if Equity Office or EOP Partnership is in breach of any of its representations or warranties in the merger agreement, and the breach reasonably would be expected to have a material adverse effect on the business, properties, assets, financial condition or results of operations of Spieker and its subsidiaries taken as a whole, and the breach cannot be rectified by December 31, 2001, in each case, so long as Equity Office was not entitled to terminate the merger agreement because Spieker or Spieker Partnership failed to perform in all material respects all of its covenants, obligations and agreements in the merger agreement, or because Spieker or Spieker Partnership is in breach of any of its representations or warranties in the merger agreement; or

•	by either Spieker or Equity Office, if the holders of a majority of the outstanding Equity Office common shares fail to approve the REIT merger and the merger agreement at the Equity Office special meeting, or if holders of a majority of the EOP Partnership units fail to approve the REIT merger, but neither Equity Office nor Spieker may terminate for either of these reasons if it is in breach in any material respect of its obligations contained in the merger agreement relating to obtaining the required shareholder and partner votes, so long as Equity Office was not entitled to terminate the merger agreement because of a breach of any representation, warranty, covenant, obligation or agreement on the part of Spieker or Spieker Partnership.

      The termination expenses that EOP Partnership or Spieker Partnership may be entitled to receive in these cases will be an amount equal to the lesser of (a) $7,500,000 or (b) the applicable party’s out-of-pocket expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement, including all attorneys’, accountants’ and investment bankers’ fees and expenses. If the termination expenses payable to that party exceed the maximum amount that can be paid to that party without causing that party to fail to meet the REIT income requirements under the Internal Revenue Code, then the amount initially payable to that party will be that maximum amount, and the unpaid amount will be placed in escrow and paid in subsequent years to the extent the payment would not cause Equity Office to fail to meet the REIT income requirements under the Internal Revenue Code. The paying party’s obligation to pay any unpaid portion of the termination expenses will terminate on February 22, 2004.

      In addition, if Equity Office prevails in a suit for a breach by Spieker and Spieker Partnership of their obligation to pay the termination fee or termination expenses under the merger agreement, Equity Office will be entitled to its costs and expenses in connection with the suit, with interest.

Waiver and Amendment of the Merger Agreement

      The merger agreement may be amended by the parties in writing by action of the Equity Office board of trustees and the Spieker board of directors at any time before the filing of the articles of merger relating to the REIT merger. However, if the merger agreement is amended after the mailing of this consent solicitation/information statement/prospectus and your consent is required to such amendment, we will resolicit your consent.

      At any time before the completion of the mergers, the parties may, in writing:

•	extend the time for the performance of any of the obligations or other acts of the other party;

•	waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered under the merger agreement; or

•	waive compliance with any of the agreements or conditions of the other party contained in the merger agreement, except as specified.

Indemnification; Directors’ and Officers’ Insurance

      Under the merger agreement, Equity Office and EOP Partnership will provide exculpation and indemnification for each person who has been at any time on or before February 22, 2001, or who becomes before the completion of the mergers, an officer or director of Spieker or any Spieker subsidiary. This exculpation and indemnification will be the same as provided to these persons by Spieker and its subsidiaries immediately before the completion of the mergers in each entity’s respective charter, bylaws, partnership, operating or similar agreement, as applicable, as in effect on February 22, 2001. This exculpation and indemnification covers actions only on or before the completion of the mergers, including all transactions contemplated by the merger agreement.

      In addition, Equity Office and EOP Partnership will indemnify and hold harmless, to the full extent permitted by applicable law, each of the persons described above against any losses, claims, liabilities, expenses, judgments, fines and amounts paid in settlement in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including any action by or on behalf of any or all securityholders of Spieker or Equity Office, or any of their subsidiaries, or by or in the right of Spieker or Equity Office, or any of their subsidiaries, in which any of these persons is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to:

•	the fact that he or she is or was an officer, employee or director of Spieker or any of its subsidiaries or any action or omission by that person in his or her capacity as a director; or

•	the merger agreement or the transactions contemplated by the merger agreement, whether in any case asserted or arising before or after the completion of the mergers.

      After the completion of the mergers, Equity Office and EOP Partnership will be obligated to promptly pay and advance reasonable expenses and costs incurred by each of these persons as they become due and payable in advance of the final disposition of the claim, action, suit, proceeding or investigation to the full extent and in the manner permitted by law. Equity Office is also obligated to purchase, at or before the completion of the mergers, directors’ liability insurance policy coverage for Spieker’s directors and officers for a period of six years which will provide the directors and officers with coverage on substantially similar terms as currently provided by Spieker to these directors and officers.

Voting Agreements

      Several of the directors and executive officers of Spieker have entered into voting agreements with Equity Office and EOP Partnership agreeing to vote all shares of Spieker common stock, and, if applicable, all Spieker Partnership units, owned of record by each of them, or that they otherwise have the power to vote:

•	for adoption and approval of the merger agreement, the mergers and the transactions contemplated thereby; and

•	against approval or adoption of any action or agreement (other than the merger agreement or the transactions contemplated thereby) made or taken in opposition to or in competition with the mergers.

      These persons beneficially own a total of 3,417,752 Spieker Partnership units representing approximately 4.5% of the outstanding Spieker Partnership units and, excluding stock options, a total of 494,805 shares of Spieker common stock, representing approximately 0.75% of the Spieker common stock entitled to vote on the REIT merger.

      The voting agreements prohibit these individuals from, directly or indirectly, selling, transferring, pledging, encumbering, assigning or otherwise disposing of their stock, stock options or Spieker Partnership units or entering into any contract, option or other agreement or understanding related to any of those actions. In addition, the voting agreements require these individuals to tender and sell to EOP Partnership all of their options to purchase Spieker common stock in the tender offer to be made by EOP Partnership as described in “— Treatment of Spieker Stock Options” beginning on page 58.

Amendments to Equity Office’s Declaration of Trust as Part of the REIT Merger

      As part of the REIT merger, the Equity Office declaration of trust will be amended to increase the maximum number of trustees from 15 to 16 and to authorize the Equity Office board of trustees to exempt under specified circumstances one or more series of preferred shares issued in connection with a business combination from all or any portion of the ownership limitations and restrictions on transfer set forth in Article VII of the Equity Office declaration of trust. The text of these amendments is attached to this consent solicitation/ information statement/ prospectus as Annex D.

      The purpose of the amendment to the Equity Office declaration of trust to increase the maximum number of trustees from 15 to 16 is to allow Messrs. Spieker, Foster and Vought to be appointed as trustees of Equity Office following the mergers. Equity Office currently has 13 incumbent trustees and will add these three trustees under the merger agreement.

      The purpose of the amendment to the Equity Office declaration of trust to authorize the Equity Office board of trustees to exempt one or more series of preferred shares issued in connection with a business combination from all or any portion of the ownership limitations and restrictions on transfer set forth in Article VII of the Equity Office declaration of trust is to provide the board flexibility in business combination transactions, including the REIT merger, to vary the terms of the ownership limitations and restrictions on transfer applicable to any such preferred shares. This amendment allows, in a business combination transaction, the Equity Office board of trustees to issue one or more series of preferred shares that are exempt from all or part of the ownership limitations and transfer restrictions contained in Article VII of the Equity Office declaration of trust, if either:

•	the Equity Office board determines that, assuming that all the shares of the exempted series of preferred shares are held by one non-U.S. person, it is not reasonably likely that:

(1)	five persons would own directly or indirectly more than 49.5% of the fair market value of the outstanding Equity Office shares;

(2)	the outstanding Equity Office shares would be owned by less than 100 persons; and

(3)	non-U.S. persons would own directly or indirectly 43% or more of the fair market value of the issued and outstanding Equity Office shares; or

•	the Equity Office board establishes restrictions on the direct and indirect ownership and transfer of the exempted series of preferred shares and remedies for invalid transfers to make it reasonably likely that:

(1)	no five individuals directly or indirectly own more than 50% of the value of the outstanding Equity Office shares;

(2)	the outstanding Equity Office shares will be owned by at least 100 persons; and

(3)	the fair market value of the outstanding Equity Office shares directly and indirectly owned by non-U.S. persons is less than 43% of the fair market value of all of the outstanding Equity Office shares; or

•	a combination of the criteria in the two alternatives above so that each of item (1), (2) or (3) is satisfied under one of the two alternatives.

Acquisition of Spieker Northwest

      Messrs. Spieker, French and Singleton and Mr. Bruce E. Hosford own all of the outstanding shares of common stock of Spieker’s noncontrolled subsidiary, Spieker Northwest, Inc., representing 100% of the voting power and 5% of the economic interests in Spieker Northwest. Spieker Partnership owns all of the outstanding shares of preferred stock of Spieker Northwest, representing 95% of the economic interests in Spieker Northwest. Messrs. Spieker, Singleton, French and Hosford have entered into a stock purchase agreement that provides for the sale of all of the shares of common stock of Spieker Northwest to Equity Office Properties Management Corp., a Delaware corporation that is wholly owned by EOP Partnership. Each of Messrs. Spieker, Singleton, French and Hosford will receive $50,625 in exchange for his shares of common stock of Spieker Northwest.

Non-Solicitation Agreements

      It is a condition of the mergers that each of Messrs. Spieker, Foster and Vought enter into non-solicitation agreements with Equity Office and EOP Partnership. Under these agreements, each of the named individuals will agree that for a period of 18 months after the closing date of the mergers, they will not:

•	solicit any employee of Equity Office, EOP Partnership, Spieker or Spieker Partnership or their respective subsidiaries for the purpose of causing such employee to leave the employment of Equity Office, EOP Partnership, Spieker or Spieker Partnership or any of their respective subsidiaries; or

•	directly or indirectly hire any such employee.

      However, the named individuals may solicit an employee for the purpose of causing the employee to leave the employment of Equity Office, EOP Partnership, Spieker or Spieker Partnership, or may hire such an employee if:

•	Equity Office or EOP Partnership indicates in writing its intention to terminate the employment of any employee with respect to all and not less than all of the employee’s positions at Equity Office, EOP Partnership, Spieker or Spieker Partnership;

•	Equity Office or EOP Partnership terminates the employment of any employee with respect to all and not less than all of the employee’s positions at Equity Office, EOP Partnership, Spieker and Spieker Partnership; or

•	an employee terminates his positions at all of Equity Office, EOP Partnership, Spieker and Spieker Partnership voluntarily and not as a result of solicitation by the individual.

Tax Related Undertakings of EOP Partnership

      Lock-up Agreements. Under the merger agreement, EOP Partnership has agreed for the benefit of 17 named Spieker Partnership unitholders to amend its partnership agreement to provide that EOP Partnership and Spieker Partnership will not be allowed to sell, exchange or otherwise dispose of, except in tax-free or tax-deferred transactions, 93 specified properties. A sale or other disposition by EOP Partnership of part or all of its interest in Spieker Partnership would be considered a disposition of an interest in these 93 specified properties for purposes of this prohibition.

      If EOP Partnership or Spieker Partnership sells any of the specified properties, or if EOP Partnership sells any of its interest in Spieker Partnership, EOP Partnership will be required to pay each protected Spieker Partnership unitholder an amount equal to, on an after-tax basis, any income taxes incurred by the unitholder as a result of the sale, to the extent that any of the built-in gain on the date of the partnership merger with respect to the 93 specified properties is allocated to the unitholder as a result of that sale. Therefore, even if it were in the best interest of EOP Partnership to sell any of the specified properties, it may be prohibitively expensive for EOP Partnership to do so during the applicable restriction period. The named unitholders who have the benefit of this protection include, among others, Messrs. Spieker, French, Foster, Vought, Davenport and Schnugg and one other Spieker executive officer.

      The lock-ups on these 93 properties will last for a “protection period” of at least 10 years. In addition, each of the 17 named Spieker Partnership unitholders will have the opportunity, but will not be required, to increase the length of the protection period that applies to him by entering into a “restriction agreement,” under the terms of which the Spieker Partnership unitholder would agree not to sell specified percentages of his Equity Office common shares and EOP Partnership units during the initial 10 year restriction period. Specifically, under the restriction agreement, the named Spieker Partnership unitholder would agree not to sell 70% of his Equity Office common shares and EOP Partnership units acquired in the mergers for two years following the mergers. For each full year thereafter, the total percentage of the named Spieker Partnership unitholder’s Equity Office common shares and EOP Partnership units that he would not be able to sell would be reduced by 5%. All restrictions on disposition by the unitholder would terminate on the 10th anniversary of the mergers. The protection period applicable to a named Spieker Partnership unitholder who enters into a restriction agreement will be extended by one year for each year that the unitholder complies with the terms of the restriction agreement, so long as the unitholder complies with the terms of the restriction agreement for at least two years. None of the 17 named Spieker Partnership unitholders is required to enter into a restriction agreement unless he desires to extend his applicable protection period beyond the initial 10-year period. EOP Partnership’s only remedy for breach of a restriction agreement would be to deny the extensions of the protection period that would have been provided in the absence of a breach. Neither Equity Office nor EOP Partnership could bring an action for damages or to enjoin a prohibited transfer.

      Guarantee Opportunities. Under the amendment to the partnership agreement of EOP Partnership described above, EOP Partnership also will be required to make available to the 17 named Spieker Partnership unitholders the opportunity to guarantee “qualifying debt.” Qualifying debt generally is debt that meets specified requirements with respect to loan-to-value or loan-to-guarantee ratios or that is currently outstanding debt of Spieker Partnership. After the partnership merger, if guaranteed debt is repaid or no longer meets the requirements for qualified debt, EOP Partnership must offer the 17 named specified Spieker Partnership unitholders replacement opportunities for these guarantees. The named unitholders who have the benefit of this protection include, among others, Messrs. Spieker, Foster, French, Vought, Davenport and Schnugg and one other Spieker executive officer.

      If EOP Partnership fails to comply with its obligations described above, EOP Partnership will be required to pay each protected Spieker Partnership unitholder an amount equal, on an after-tax basis, to any income taxes incurred by the protected unitholder as a result of that failure.

      Allocations of “Tier 3” Nonrecourse Liabilities Under Regulations Section 1.752-3(a)(3). Under the amendment to the partnership agreement of EOP Partnership described above, EOP Partnership will be required to use commercially reasonable efforts to cooperate with the 17 named specified Spieker Partnership unitholders to determine the method to be used for allocating “excess nonrecourse liabilities” of EOP Partnership pursuant to applicable Treasury regulations. With respect to these Spieker Partnership unitholders, EOP Partnership will be prohibited from using a less favorable method of allocating “excess nonrecourse liabilities” than it currently uses with respect to EOP Partnership unitholders who are not parties to express agreements in effect on February 17, 2001, specifying a particular method to be used for such purposes. EOP Partnership also has agreed not to make available to any other EOP Partnership unitholder a more favorable method of allocating “excess nonrecourse liabilities” without making such method available to the Spieker Partnership unitholders. In addition, EOP Partnership has agreed to use the same methods of allocating excess nonrecourse liabilities to those 17 named Spieker Partnership unitholders that had been used by Spieker

Partnership with respect to those unitholders prior to the partnership merger. If the method of allocating excess nonrecourse liabilities used by EOP Partnership results in the allocation to these specified former Spieker Partnership unitholders of less excess nonrecourse liabilities than was allocated to them by Spieker Partnership, EOP Partnership has agreed to consider in good faith a request by the former Spieker Partnership unitholder to enter into deficit restoration obligations with respect to its EOP Partnership units or to enter into a guarantee of EOP Partnership debt. The named unitholders who have the benefit of this protection include, among others, Messrs. Spieker, French, Foster, Vought, Davenport and Schnugg and one other Spieker executive officer.

      Assumption of Spieker Tax Protection Agreements. Under the merger agreement and the amendment to the partnership agreement of EOP Partnership described above, EOP Partnership also has expressly agreed to assume obligations of Spieker Partnership to other specified Spieker Partnership unitholders under existing tax protection agreements between Spieker Partnership and these unitholders. Specifically, EOP Partnership has agreed to assume Spieker Partnership’s undertaking not to dispose of eleven properties formerly managed by Transpacific Development Company and acquired by Spieker Partnership in 1998 pursuant to a contribution agreement dated February 4, 1998 (referred to as the TDC Curci Portfolio) in taxable transactions prior to February 4, 2018, and to maintain specified debt obligations guaranteed by the contributors of those properties. Also, EOP Partnership has agreed to assume Spieker Partnership’s undertaking not to dispose of Larkspur Landing, which was acquired by Spieker Partnership in early 2000, in a taxable transaction prior to February 28, 2010, to maintain a specified amount of recourse debt and to make deficit restoration obligation opportunities available to the six contributors of that property. EOP Partnership also will assume obligations of Spieker Partnership with respect to properties that are not wholly-owned by Spieker Partnership. These obligations include restrictions on dispositions of the properties and maintenance of debt with respect to these properties.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

Overview

      The following discussion summarizes the material federal income tax consequences of:

•	the partnership merger; and

•	the subsequent ownership and disposition of EOP Partnership class A units by former Spieker Partnership unitholders.

      The information in this section is based on the current provisions of the Internal Revenue Code of 1986, as amended, current, temporary and proposed Treasury regulations, the legislative history of the Internal Revenue Code, and current administrative interpretations and practices of the Internal Revenue Service, including its practices and policies as endorsed in private letter rulings, which are not binding on the Internal Revenue Service except with respect to the taxpayer that receives such a ruling, and court decisions. However, future legislation, Treasury regulations, administrative interpretations and court decisions could significantly change current law or adversely affect current interpretations of existing law. Changes in the applicable law could apply retroactively. Neither EOP Partnership nor Spieker Partnership has requested or plans to request any rulings from the Internal Revenue Service concerning the tax treatment of EOP Partnership, the partnership merger or the ownership of interests in EOP Partnership. Thus, it is possible that the Internal Revenue Service would challenge the statements in this discussion, which do not bind the Internal Revenue Service or the courts, and that a court would agree with the Internal Revenue Service.

      As used in this section, the term “EOP Partnership” refers only to EOP Operating Limited Partnership and the term “Spieker Partnership” refers only to Spieker Properties, L.P. For purposes of this discussion, the term “Spieker Partnership unit” refers to each unit of limited partnership interest of Spieker Partnership other than Spieker Partnership series D preferred units and the term “EOP Partnership unit” refers to a class A unit of EOP Partnership that will be issued in the partnership merger in exchange for a Spieker Partnership unit.

      Because this is a summary that is intended to address only the U.S. federal income tax consequences of the partnership merger and ownership of EOP Partnership units that would apply to all Spieker Partnership unitholders, it may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that:

•	the tax consequences to you may vary depending on your particular tax situation, including the circumstances under which you originally acquired your Spieker Partnership units and subsequent events that may have affected your Spieker Partnership units;

•	you may be subject to special rules that are not discussed below if you are:

—	a tax-exempt organization;

—	a broker-dealer;

—	a person who acquired Spieker Partnership units pursuant to The Spieker Properties, Inc. Merit Plan;

—	a person who does not hold its Spieker Partnership units as a capital asset;

—	a non-U.S. corporation, non-U.S. partnership, non-U.S. trust, non-U.S. estate or individual who is not taxed as a citizen or resident of the United States, all of which may be referred to collectively as “non-U.S. persons;”

—	a trust;

—	an estate;

—	a regulated investment company;

—	an insurance company;

—	a U.S. expatriate; or

—	otherwise subject to special tax treatment under the Internal Revenue Code;

•	this summary does not address any state, local, or non-U.S. tax consequences; and

•	this discussion is not intended to be, and should not be construed as, tax advice.

      You are urged both to review the following discussion and to consult with your own tax advisor to determine, among other things, the effect of the partnership merger and the subsequent ownership and disposition of EOP Partnership units on your individual tax situation, including any state, local or non-U.S. tax consequences that may apply to you.

      As noted above, this discussion does not address any tax consequences to Spieker Partnership unitholders that are non-U.S. persons. Spieker Partnership believes that none of its unitholders is a non-U.S. person for U.S. federal income tax purposes. However, special tax considerations may apply to a Spieker Partnership unitholder that itself is a U.S. partnership or limited liability company but which has non-U.S. persons as partners or members with respect to the partnership merger. Accordingly, any Spieker Partnership unitholder that is a partnership or limited liability company and whose partners or members include non-U.S. persons should consult with its own tax advisor regarding any special U.S. tax consequences to it and its partners or members that may result from these transactions.

Summary of Tax Opinions Relating to the Partnership Merger

      As a condition to the partnership merger, Hogan & Hartson L.L.P., counsel to Equity Office, will deliver an opinion to EOP Partnership regarding the material federal income tax consequences of the partnership merger and will deliver an opinion to Spieker and Spieker Partnership to the effect that EOP Partnership, since July 11, 1997, has been treated for federal income tax purposes as a partnership and not as a corporation or association taxable as a corporation. Hogan & Hartson’s opinions will rely upon customary representations made by EOP Partnership about factual matters relating to the income, organization and operation of EOP Partnership and its subsidiaries. In addition, these opinions will be based upon factual representations of Equity Office and EOP Partnership concerning their business and properties as set forth in this consent solicitation/ information statement/ prospectus and the other documents incorporated by reference in this consent solicitation/ information statement/ prospectus. If any of the factual assumptions or representations relied upon by counsel are inaccurate, the opinion may not accurately describe the treatment of EOP Partnership as a partnership for federal income tax purposes.

      Also as a condition to the partnership merger, Sullivan & Cromwell, counsel to Spieker Partnership, will deliver an opinion to Spieker Partnership regarding the material federal income tax consequences of the partnership merger and Morrison & Foerster LLP, special tax counsel to Spieker Partnership, will deliver an opinion to EOP Partnership and Equity Office to the effect that Spieker Partnership, since October 15, 1993, has been treated for federal income tax purposes as a partnership and not as a corporation or association taxable as a corporation. Sullivan & Cromwell’s and Morrison & Foerster’s opinions will rely upon customary representations made by Spieker Partnership about factual matters relating to the income, organization and operation of Spieker Partnership and its subsidiaries. In addition, these opinions will be based upon factual representations of Spieker Partnership concerning its business and properties as set forth in this consent solicitation/ information statement/ prospectus and the other documents incorporated by reference in this consent solicitation/ information statement/ prospectus. If any of the factual assumptions or representations relied upon by counsel are inaccurate, the opinion may not accurately describe the treatment of Spieker Partnership as a partnership for federal income tax purposes.

      The specific opinion that Hogan & Hartson L.L.P. and Sullivan & Cromwell each has provided to EOP Partnership and Spieker Partnership, respectively regarding the material federal income tax consequences of the partnership merger to the limited partners of Spieker Partnership is that the partnership merger will not result in the recognition of taxable gain or loss at the time of the partnership merger to a holder of Spieker Partnership units:

•	who is a U.S. person (as defined for purposes of Sections 897 and 1445 of the Internal Revenue Code);

•	who does not exercise its redemption right with respect to EOP Partnership units under the partnership agreement of EOP Partnership during the two-year period beginning on the day after the partnership merger becomes effective;

•	who does not receive a cash distribution in connection with the partnership merger, or a deemed cash distribution resulting from relief from liabilities or a deemed relief from liabilities, including as a result of the prepayment of indebtedness of Spieker Partnership in connection with or following the partnership merger, in excess of such unitholder’s adjusted basis in its Spieker Partnership units at the time of the partnership merger;

•	who is not required to recognize gain by reason of the application of Section 707(a) of the Internal Revenue Code and the Treasury regulations thereunder to the partnership merger, because the partnership merger is treated as part of a disguised sale, whether by reason of any transactions undertaken by Spieker Partnership prior to or in connection with the partnership merger, any debt of Spieker Partnership that is assumed or repaid in connection with the partnership merger, any cash or other consideration paid, or deemed paid, to a former Spieker Partnership unitholder in connection with or subsequent to the partnership merger, or otherwise; and

•	whose “at risk” amount does not fall below zero as a result of the partnership merger and the merger of Spieker into Equity Office.

These opinions do not apply, however, to any Spieker Partnership unitholder who exercises dissenters’ rights and, as a result receives cash in exchange for its Spieker Partnership units. The receipt of cash pursuant to the exercise of dissenters’ rights will be treated as a fully taxable sale of Spieker Partnership units with respect to which the dissenters’ rights were exercised. See “— Tax Consequences to Spieker Partnership Unitholders That Exercise Dissenters’ Rights” beginning on page 91.

      EOP Partnership intends to continue to operate, and intends to operate Spieker Partnership, in a manner intended to permit both EOP Partnership and Spieker Partnership to be classified as partnerships following the partnership merger, but there is no guarantee that either EOP Partnership or Spieker Partnership is classified or will remain classified as a partnership. EOP Partnership’s qualification for taxation as a partnership may depend upon EOP Partnership’s continuing ability to meet qualifying income requirements imposed on partnerships that are considered “publicly traded partnerships” under the Internal Revenue Code. Neither Hogan & Hartson L.L.P. nor Morrison & Foerster will review EOP Partnership’s compliance with these requirements on a continuing basis.

Summary of the Material Federal Income Tax Consequences of the Partnership Merger

      The partnership merger will be treated for federal income tax purposes as a contribution by each holder of Spieker Partnership units of its Spieker Partnership units to EOP Partnership in exchange for EOP Partnership units.

      A holder of Spieker Partnership units who receives only EOP Partnership units in exchange for all of its Spieker Partnership units in the partnership merger generally will not recognize taxable gain or loss at the time of the partnership merger unless the Spieker Partnership unitholder receives or is considered to receive, in connection with the partnership merger, either a cash distribution or a deemed cash distribution resulting from relief from liabilities that exceeds the aggregate adjusted tax basis that the Spieker Partnership unitholder has in its Spieker Partnership units received immediately before the partnership merger, or is otherwise required to recognize ordinary income under the “at-risk recapture” rules.

      The determination of whether a Spieker Partnership unitholder has received a deemed cash distribution resulting from relief from liabilities and will recognize gain in respect thereof depends on the unitholder’s unique circumstances, including:

•	the unitholder’s adjusted tax basis in its Spieker Partnership units at the time of the partnership merger;

•	the assets originally contributed to Spieker Partnership by the unitholder or by an entity from which the unitholder received its Spieker Partnership units;

•	the indebtedness, at the time of the partnership merger, of Spieker Partnership, if any, secured by the assets originally contributed by the unitholder or by an entity from which the unitholder received its Spieker Partnership units;

•	Spieker Partnership’s tax basis at the time of the partnership merger in the assets originally contributed by the unitholder or by an entity from which the unitholder received its Spieker Partnership units;

•	the share of the “unrealized gain” with respect to Spieker Partnership’s assets attributable to the unitholder at the time of the partnership merger;

•	the amount of any recourse liabilities of Spieker Partnership included in the unitholder’s basis by reason of indemnifications, guarantees or “deficit restoration obligations” that will be eliminated in the partnership merger; and

•	in the case of a unitholder that has a share of recourse liabilities of Spieker Partnership by reason of an indemnification, guarantee or deficit restoration obligation, whether that obligation will continue with respect to EOP Partnership following the partnership merger (or the unitholder elects to enter into a new indemnification, guarantee or deficit restoration obligation with respect to EOP Partnership at the time of the partnership merger) and whether that indemnification, guarantee or deficit restoration obligation is respected and will continue to be respected for federal income tax purposes.

      Even if a holder of Spieker Partnership units does not recognize taxable gain at the time of the partnership merger, the occurrence of subsequent events could cause the unitholder to recognize all or part of the gain that was deferred either through the original contribution of assets to Spieker Partnership or through the partnership merger. Equity Office, which is the general partner of EOP Partnership, generally is not required to take into account the tax consequences to, or obtain the consent of, the limited partners of EOP Partnership in deciding whether to cause EOP Partnership to undertake specific transactions that could have adverse tax consequences to the holders of EOP Partnership units.

      EOP Partnership has agreed, for the benefit of specified Spieker Partnership unitholders, not to undertake specified transactions that would result in the recognition of gain to those Spieker Partnership unitholders. For descriptions of the agreements that Equity Office and EOP Partnership are entering into with respect to specified Spieker Partnership unitholders in connection with the partnership merger and the existing agreements of Spieker Partnership related to tax matters that Equity and EOP Partnership have agreed to assume in connection with the partnership merger, see “The Merger Agreement — Tax Related Undertakings of EOP Partnership” beginning on page 76. Except for these specific undertakings, EOP Partnership and Equity Office have not made any commitment to Spieker, Spieker Partnership or any Spieker Partnership unitholders not to undertake transactions that will cause the former Spieker Partnership unitholders to recognize all or part of the taxable gain that was deferred either through the original contribution of assets to Spieker Partnership or through the partnership merger.

Tax Status of EOP Partnership

      An entity that is classified as a partnership for federal income tax purposes generally is not a taxable entity and incurs no federal income tax liability. Instead, each partner is required to take into account its allocable share of income, gains, losses, deductions and credits of the partnership in computing its federal income tax liability, even if no cash distributions are made by the partnership to the partner. Distributions of money by a partnership to a partner generally are not taxable unless the amount of the distribution exceeds the partner’s adjusted basis in its partnership interest.

      Under the Treasury regulations under section 7701 of the Internal Revenue Code, an entity that is organized under state law as a partnership that is not a “publicly traded partnership” will be treated as a partnership for tax purposes unless it elects to be treated as a corporation. EOP Partnership has not elected, and will not elect, to be treated as a corporation.

      An entity that is classified as a partnership under these regulations nevertheless will be taxable as a corporation if it is a “publicly traded partnership” within the meaning of section 7704 of the Internal Revenue Code that fails to satisfy a “90% qualifying income” test under section 7704 of the Internal Revenue Code. A partnership is a publicly traded partnership under section 7704 of the Internal Revenue Code if:

•	interests in the partnership are traded on an established securities market; or

•	interests in the partnership are readily tradable on a “secondary market” or the “substantial equivalent” of a secondary market.

      Under the relevant Treasury regulations, interests in a partnership will not be considered readily tradable on a secondary market or on the substantial equivalent of a secondary market if the partnership qualifies for specified “safe harbors,” which look to the specific facts and circumstances relating to the partnership and to transfers of interests in the partnership.

      EOP Partnership currently takes the reporting position for federal income tax purposes that it is not a publicly traded partnership. There is a significant risk, however, that the rights of EOP Partnership unitholders to redeem the EOP Partnership units for EOP common shares could cause EOP Partnership units to be considered readily tradable on the substantial equivalent of a secondary market. Moreover, if EOP Partnership units were considered to be tradable on the substantial equivalent of a secondary market either now or in the future, EOP Partnership cannot guarantee that it would qualify for any of the safe harbors mentioned above or that, if it currently qualifies for a safe harbor, EOP Partnership will continue to qualify for the safe harbors in the future. For example, EOP Partnership cannot satisfy the “private placement” safe harbor because it has more than 100 partners and has issued units in registered offerings, such as the units to be issued in connection with the partnership merger, and EOP Partnership does not impose limitations on transfers of EOP Partnership units that would ensure it could qualify for other safe harbors.

      If EOP Partnership is a publicly traded partnership, it will not be taxed as a corporation if at least 90% of its gross income consists of “qualifying income” under section 7704 of the Internal Revenue Code. Qualifying income generally includes real property rents and other specified types of passive and portfolio income. EOP Partnership believes that it has and will continue to have sufficient qualifying income so that it will be taxed as a partnership, even if it were a publicly traded partnership. The income requirements applicable to Equity Office in order for it to qualify as a REIT under the Internal Revenue Code and the definition of qualifying income under the publicly traded partnership rules are very similar in many respects. In addition, failure of EOP Partnership to qualify as a partnership for tax purposes would cause Equity Office to fail to qualify as a REIT. Therefore, it is likely that Equity Office will manage EOP Partnership in such a way that Equity Office will meet the gross income tests applicable to REITs and EOP Partnership will have qualifying income sufficient for it to avoid being taxed as a corporation.

      If EOP Partnership were a publicly traded partnership, but were not taxed as a corporation for federal income tax purposes because it satisfies the 90% qualifying income requirement, holders of EOP Partnership units would be subject to special passive loss rules applicable to publicly traded partnerships. In particular, if EOP Partnership were a publicly traded partnership, an EOP Partnership unitholder would be unable to use passive losses from other passive activities to offset the unitholder’s share of EOP Partnership income and gains. Similarly, any EOP Partnership losses allocable to an EOP Partnership unitholder could be used only to offset the unitholder’s allocable share of EOP Partnership income and gains and not against income and gains from other passive activities.

      This entire discussion assumes that EOP Partnership will be treated as a partnership for federal income tax purposes, in accordance with the opinion of Hogan & Hartson L.L.P. referred to beginning on page 81, under the heading “ — Summary of Tax Opinions Relating to the Partnership Merger.” If EOP Partnership were instead taxable as a corporation, most, if not all, of the tax consequences described below would not apply and distributions to EOP Partnership unitholders could be materially reduced. In addition, if EOP Partnership were taxable as a corporation, Equity Office would fail to qualify as a REIT under the Internal Revenue Code and would be taxable as a regular corporation. This would likely have the effect of reducing the value of Equity Office common shares, which, in turn, would adversely affect the value of EOP Partnership units because EOP Partnership units are convertible into Equity Office common shares or their cash equivalent, at the election of Equity Office.

Tax Status of Spieker Partnership

      Under the applicable Treasury regulations, Spieker Partnership will be classified as a partnership so long as it does not elect to be classified as a corporation and is not a publicly traded partnership. Spieker Partnership has not elected to be classified as a corporation and currently takes the reporting position for federal income tax purposes that it is not a publicly traded partnership. Moreover, Spieker Partnership believes that even if it were a publicly traded partnership, it would not be taxed as a corporation because at least 90% of its gross income consists of “qualifying income” under section 7704 of the Internal Revenue Code. See “— Tax Status of EOP Partnership” beginning on page 82 for a more detailed discussion of the tax consequences of partnership classification, the publicly traded partnership rules and the qualifying income exception.

      The discussion under the heading “— Tax Consequences of the Partnership Merger to Spieker Partnership Unitholders That Receive EOP Partnership Units” below assumes that Spieker Partnership will be treated as a partnership for federal income tax purposes, in accordance with the opinion of Morrison & Foerster referred to under the heading “— Summary of Tax Opinions Relating to the Partnership Merger” beginning on page 80. If Spieker Partnership were instead taxable as a corporation, many of the tax consequences described in the relevant discussions below would not apply and Spieker would not qualify as a REIT currently.

      After the partnership merger, EOP Partnership intends to cause Spieker Partnership to be operated and organized in a manner such that it will continue to be classified as a partnership and not as an association taxable as a corporation. If Spieker Partnership were taxable as a corporation after the partnership merger, Equity Office would fail to qualify as a REIT for federal income tax purposes and would be taxable as a regular corporation. This would likely have the effect of reducing the value of Equity Office common shares, which, in turn, would adversely affect the value of EOP Partnership units because EOP Partnership units are convertible into Equity Office common shares or their cash equivalent, at the election of Equity Office.

Tax Consequences of the Partnership Merger to Spieker Partnership Unitholders That Receive EOP Partnership Units

      As described above, the partnership merger will be treated for federal income tax purposes as a contribution by holders of Spieker Partnership units of their units to EOP Partnership in exchange for EOP Partnership units. Under section 721 of the Internal Revenue Code, neither the contributing partners (Spieker Partnership unitholders) nor the partnership (EOP Partnership) will recognize gain or loss upon a contribution of property to the partnership in exchange for an interest in the partnership. Section 721 ordinarily applies even when the transferred property is subject to liabilities so long as the assumption of liabilities does not result in a deemed cash distribution to the contributing partner in excess of the partner’s basis in the assets contributed to the partnership. However, nonrecognition treatment under Section 721 will not apply if one of the following situations applies.

•	The Spieker Partnership unitholder receives a deemed cash distribution from EOP Partnership as a result of a decrease in the unitholder’s share of Spieker Partnership liabilities that is not offset by the unitholder’s share of EOP Partnership liabilities attributable to the EOP Partnership units acquired in the partnership merger. Under these circumstances, the Spieker Partnership unitholder will recognize gain if the deemed cash distribution exceeds the unitholder’s adjusted basis in its Spieker Partnership units immediately before the partnership merger. Similarly, gain could also be recognized by a Spieker Partnership unitholder if the unitholder’s share of EOP Partnership liabilities is decreased after the partnership merger by an amount that exceeds its basis in the EOP Partnership units received at the time of the partnership merger, whether the decrease is due to the repayment by EOP Partnership of all or part of its liabilities or some other event.

•	The contribution of Spieker Partnership units to EOP Partnership is treated in whole or in part as a “disguised sale” of the Spieker Partnership units under section 707 of the Internal Revenue Code.

•	The unitholder is required to recognize income under the recapture rules of section 465(e) of the Internal Revenue Code.

These potential gain recognition situations are discussed more fully below.

      In addition, as mentioned above, subsequent events or transactions could cause a former Spieker Partnership unitholder to recognize all or part of its deferred gain that is not recognized in the partnership merger. See “— Effect of Subsequent Events” beginning on page 92.

      Reduction in Share of Partnership Liabilities/ Deemed Cash Distribution. If a Spieker Partnership unitholder’s share of Spieker Partnership liabilities is reduced as a result of the partnership merger, the unitholder will be considered to receive a deemed cash distribution in connection with the partnership merger and, accordingly, the Spieker Partnership unitholder could recognize taxable gain at the time of the partnership merger. The Spieker Partnership unitholder, however, will recognize gain only to the extent that the deemed cash distribution exceeds the Spieker Partnership unitholder’s adjusted tax basis in its Spieker Partnership units immediately before the partnership merger.

      In order to determine whether a Spieker Partnership unitholder’s share of liabilities is reduced as a result of the partnership merger, the Spieker Partnership unitholder’s share of liabilities in Spieker Partnership immediately before the partnership merger will be compared to the unitholder’s share of liabilities as an EOP Partnership unitholder immediately after the partnership merger. Any reduction in a former Spieker Partnership unitholder’s share of liabilities will be considered to result in a deemed cash distribution from EOP Partnership to that unitholder, which will be taxable to the extent that it exceeds the Spieker Partnership unitholder’s adjusted tax basis in the Spieker Partnership units immediately before the partnership merger. It is essential that each Spieker Partnership unitholder consult with its own tax advisor and take into account its own particular circumstances in order to assess the potential impact of a reduction of the unitholder’s partnership liabilities and the resulting deemed receipt of a cash distribution as a result of the partnership merger.

      Under section 752 of the Internal Revenue Code and the relevant Treasury regulations, the determination of a partner’s share of partnership liabilities depends on whether the liabilities are “recourse” or “non-recourse.” A partnership liability is a recourse liability to the extent that any partner, or a person related to any partner, bears the economic risk of loss for that liability. A partnership liability is nonrecourse to the extent that no partner, and no person related to any partner, bears the economic risk of loss for that liability.

      Recourse Liabilities. A former Spieker Partnership unitholder will not have any share of the recourse liabilities of EOP Partnership unless, and only to the extent that, the unitholder either:

•	guarantees specified debt of Spieker Partnership that remains outstanding following the partnership merger (or “qualifying” debt of EOP Partnership for which a guarantee opportunity is offered to such unitholder after the partnership merger) and such guarantee is effective for federal income tax purposes to cause the former Spieker Partnership unitholder to be considered to bear the risk of loss with respect to those liabilities; or

•	enters into a “deficit restoration obligation” with respect to any deficit in its capital account as an EOP Partnership unitholder and that deficit restoration obligation is effective for federal income tax purposes to cause the former Spieker Partnership unitholder to be considered to bear the risk of loss with respect to EOP Partnership recourse liabilities.

      Nonrecourse Liabilities. A partner’s share of partnership nonrecourse liabilities equals the sum of:

•	the partner’s share of “partnership minimum gain” under section 704(b) of the Internal Revenue Code and the relevant Treasury regulations;

•	the partner’s “section 704(c) minimum gain,” which is the amount of any taxable gain that would be allocated to the partner under section 704(c) of the Internal Revenue Code or in the same manner as section 704(c) of the Internal Revenue Code in connection with a revaluation of partnership property if the partnership disposed of all partnership property subject to one or more nonrecourse liabilities of the partnership in full satisfaction of those liabilities and for no other consideration in a taxable transaction; and

•	the partner’s share of “excess nonrecourse liabilities” that are not allocable to the partners under one of the two preceding rules.

      Immediately after the partnership merger, EOP Partnership will not have any partnership minimum gain, and, thus, no EOP Partnership unitholder will be allocated any share of nonrecourse debt that is attributable to partnership minimum gain.

      The amount of any liabilities attributable to section 704(c) minimum gain allocable to a Spieker Partnership unitholder who becomes an EOP Partnership unitholder will depend on several factors, including:

•	the Spieker Partnership unitholder’s share of the section 704(c) gain of Spieker Partnership immediately prior to the partnership merger, which depends, among other things, upon the assets that the unitholder originally contributed or was deemed to contribute to Spieker Partnership in exchange for its Spieker Partnership units, the tax basis of those assets at the time of the contribution to Spieker Partnership relative to their fair market value at the time, and the amount of nonrecourse liabilities of Spieker Partnership, if any, secured by those assets at the time of the partnership merger;

•	the Spieker Partnership unitholder’s share of any additional section 704(c) minimum gain indirectly attributable to the assets of Spieker Partnership created by reason of the partnership merger if, for example, any nonrecourse liabilities secured by particular Spieker Partnership assets at the time of the partnership merger exceed the tax basis of those assets by more than the existing section 704(c) minimum gain attributable to those assets immediately prior to the partnership merger; and

•	the extent to which EOP Partnership causes nonrecourse liabilities of Spieker Partnership as to which there exists section 704(c) minimum gain at the time of the partnership merger to be repaid or refinanced in connection with or subsequent to the partnership merger in a manner that reduces or eliminates that section 704(c) minimum gain.

      EOP Partnership will allocate any excess nonrecourse liabilities by taking into account various facts and circumstances relating to its unitholders’ interests in the taxable profits of EOP Partnership, including the unitholder’s allocable share of taxable gain that would be specially allocated under section 704(c) of the Internal Revenue Code, rather than solely based upon the percentage ownership interests in EOP Partnership. In connection with the partnership merger, EOP Partnership has agreed to use commercially reasonable efforts to cooperate with a limited number of named Spieker Partnership unitholders to determine the method to be used under the applicable Treasury regulations for allocating excess nonrecourse liabilities to those unitholders. EOP Partnership will be prohibited from using a method of allocating excess nonrecourse liabilities to those Spieker Partnership unitholders that is less favorable than methods used with respect to existing EOP Partnership unitholders, and EOP Partnership will not use a method that is more favorable with respect to other EOP Partnership unitholders in the future without offering those specified former Spieker Partnership unitholders the opportunity to participate in that allocation method. See “The Merger Agreement — Tax Related Undertakings of EOP Partnership” beginning on page 76. Although EOP Partnership intends to use allocation methods that are authorized by applicable Treasury regulations, EOP Partnership cannot guarantee that the Internal Revenue Service will respect these methods of allocation of excess nonrecourse liabilities following the partnership merger. These methods also could result in changes from year to year in an EOP Partnership unitholder’s share of excess nonrecourse liabilities of EOP Partnership.

      EOP Partnership has not made, and will not make, any assurances to any of the former Spieker Partnership unitholders as to whether they will be allocated a sufficient amount of the nonrecourse liabilities of EOP Partnership such that the Spieker Partnership unitholders will not be deemed to receive a cash distribution in the partnership merger in excess of the unitholder’s adjusted tax basis in its Spieker Partnership units immediately before the partnership merger.

      Guarantees. Specified Spieker Partnership unitholders will be able to continue to guarantee debt of Spieker Partnership, or enter into replacement guarantees of debt of EOP Partnership as provided in the merger agreement. For a further description of EOP Partnership’s undertakings with respect to these guarantees and the remedies that would apply if EOP Partnership were to breach those undertakings, see the discussion under the heading “The Merger Agreement — Tax Related Undertakings of EOP Partnership” beginning on page 76. However, EOP Partnership does not offer any assurance that these guarantees either are or will be effective to defer taxable gain that a former Spieker Partnership unitholder otherwise would recognize either at the time of the partnership merger or thereafter.

      Deficit Restoration Obligations. Before the completion of the partnership merger, a limited number of named Spieker Partnership unitholders will be permitted to enter into deficit restoration obligations with respect to the EOP Partnership units to be received in the partnership merger in an amount equal to, or, at the individual unitholder’s election, less than, the maximum amount that the Spieker Partnership unitholder was obligated, or had the right to become obligated, to restore with respect to its Spieker Partnership units immediately prior to the partnership merger. In addition, EOP Partnership has agreed to consider in good faith future requests to enter into deficit restoration obligations by a limited number of named former Spieker Partnership unitholders if the “excess nonrecourse liabilities” of EOP Partnership allocated to such a unitholder is less than the amount of excess nonrecourse liabilities that was allocated to that former Spieker Partnership unitholder by Spieker Partnership. After the partnership merger, other former Spieker Partnership unitholders generally will not be offered the opportunity to enter into a deficit restoration obligation or to increase the amount of any deficit restoration obligation with respect to its EOP Partnership units.

      The deficit restoration obligation is an undertaking to restore to EOP Partnership the amount of any negative capital account balance upon liquidation or redemption of the unitholder’s interest in EOP Partnership, up to the maximum amount specified in the unitholder’s deficit restoration obligation. The partnership agreement of EOP Partnership allocates net losses in excess of EOP Partnership’s aggregate capital first to Equity Office, in an amount equal to the excess of the aggregate recourse debt of EOP Partnership over the aggregate deficit restoration obligations of all EOP Partnership unitholders, and then to those unitholders who have deficit restoration obligations in proportion to and to the extent of such restoration amounts. These special allocations of loss will be made applicable to Spieker Partnership unitholders who enter into deficit restoration obligations with respect to the EOP Partnership units received in the partnership merger. For a more detailed discussion of allocations of income and loss under the partnership agreement of EOP Partnership, see “— Tax Consequences of Ownership of EOP Partnership Units After the Partnership Merger — Allocations of EOP Partnership Income, Gain, Loss and Deductions” on page 96.

      EOP Partnership does not offer any assurance that the deficit restoration obligations will be effective to defer taxable gain that a former Spieker Partnership unitholder otherwise would recognize either at the time of the partnership merger or thereafter. Among other things, a deficit restoration obligation would be effective to defer the recognition of gain only if and to the extent that EOP Partnership has recourse liabilities outstanding equal to the aggregate amount of the deficit restoration obligation of the particular unitholder and all similar obligations undertaken by other unitholders of EOP Partnership. However, EOP Partnership will not be required to maintain any specific level of partnership recourse debt or incur any additional recourse liabilities in order to permit Spieker Partnership unitholders to be allocated recourse liabilities of EOP Partnership equal to the amount of their deficit restoration obligations, except as may be required in order to meet obligations to a limited number of named former Spieker Partnership unitholders pursuant to the specific tax protection agreements described in schedules to the partnership merger agreement and being assumed by EOP Partnership. See “The Merger Agreement — Tax Related Undertakings of EOP Partnership — Assumption of Spieker Tax Protection Agreements” on page 78.

*               *               *                *               *

      EOP Partnership will take the position for federal income tax reporting purposes that each former Spieker Partnership unitholder that either guarantees recourse debt obligations of EOP Partnership (including those obligations of Spieker Partnership that are outstanding following the partnership merger) or enters into a deficit restoration obligation, either at the time of the partnership merger or at a later time, will be allocated a share of EOP Partnership recourse liabilities equal to the amount of debt guaranteed or, as applicable, to the lesser of the amount of the unitholder’s deficit restoration obligation or the percentage of all EOP Partnership recourse liabilities that the amount of the former Spieker Partnership unitholder’s deficit restoration obligation bears to the aggregate amount of the deficit restoration obligations and similar undertakings of all EOP Partnership unitholders and other partners. The Internal Revenue Service is not bound by such position, however, and could assert that recourse liabilities should be allocated in a different manner. EOP Partnership does not guarantee that the Internal Revenue Service would not successfully challenge EOP Partnership’s position on these matters.

      Each Spieker Partnership unitholder who, pursuant to the specific agreements described above, has guaranteed debt of Spieker Partnership and will be offered the opportunity to continue such guarantees or to enter into replacement guarantees with respect to debt of EOP Partnership or will be offered the opportunity to enter into a deficit restoration obligation with respect to its EOP Partnership units is urged to consult with its own tax advisor regarding the desirability and consequences of entering into such obligations with respect to the EOP Partnership units that it will receive in the partnership merger, either at the time of the partnership merger or at a later time.

      Disguised Sale. A Spieker Partnership unitholder may have taxable gain if the partnership merger is considered to result in a “disguised sale” to EOP Partnership of some or all of the Spieker Partnership unitholder’s units. Section 707 of the Internal Revenue Code and the applicable Treasury regulations, which are referred to as the disguised sale regulations, generally provide that a disguised sale of property has occurred if:

•	a partner contributes property to a partnership; and

•	the partnership transfers money or other consideration to the partner.

      Under the disguised sale regulations, a contribution to a partnership and any transfer to a partner that occur within two years of each other are presumed to be a disguised sale unless:

•	the facts and circumstances clearly establish that the contribution and transfer do not constitute a disguised sale; or

•	an exception to disguised sale treatment applies.

      Except with respect to the exercise of dissenters’ rights, no direct transfers of money or of consideration other than EOP Partnership units will be made to any Spieker Partnership unitholder in the partnership merger. However, the disguised sale rules can apply in other circumstances as well.

      For purposes of the disguised sale rules, either an assumption of liabilities by the partnership or a transfer of properties subject to liabilities is treated as a transfer of money or other property from the partnership to the partner which may give rise to a disguised sale, even if that transaction would not otherwise result in a taxable deemed cash distribution in excess of the partner’s basis. For purposes of this rule, a reduction in a Spieker Partnership unitholder’s share of partnership liabilities in connection with the partnership merger could be treated as a transfer of money or property from EOP Partnership to the unitholder that gives rise to a disguised sale, even if that reduction would not otherwise result in a taxable deemed cash distribution in excess of the Spieker Partnership unitholder’s basis in his partnership interest. The method of computing the amount of any such reduction under the disguised sale rules is different from, and generally more onerous than, the method applied for purposes of the rules discussed above under “— Reduction in Share of Partnership Liabilities/ Deemed Cash Distribution” on page 85.

      However, in connection with a contribution to a partnership that is not otherwise treated as part of a disguised sale, neither the assumption of “qualified liabilities” by the partnership nor the acquisition by the partnership of properties subject to “qualified liabilities” is treated as part of a disguised sale. Under the disguised sale regulations, a qualified liability includes:

•	any liability incurred more than two years prior to the earlier of the transfer of the property or the date the partner agrees in writing to the transfer, as long as the liability has encumbered the transferred property throughout the two-year period;

•	a liability that was not incurred in anticipation of the transfer of the property to a partnership, but that was incurred by the partner within the two-year period prior to the earlier of the date the partner agrees in writing to transfer the property or the date the partner transfers the property to a partnership and that has encumbered the transferred property since it was incurred;

•	a liability that is traceable under applicable Treasury regulations to capital expenditures with respect to the property; and

•	a liability that was incurred in the ordinary course of the trade or business in which property transferred to the partnership was used or held, but only if all the assets related to that trade or business are transferred, other than assets that are not material to a continuation of the trade or business.

      A liability incurred within two years of the transfer is presumed to be incurred in anticipation of the transfer unless the facts and circumstances clearly establish that the liability was not incurred in anticipation of the transfer. However, to the extent that a contributing partner incurs a refinancing liability and the proceeds thereof are allocable under the Treasury regulations to payments discharging all or part of any other liability of that partner or of the partnership, the refinancing debt is considered the same as the other liability for purposes of the disguised sale regulations. Finally, if a partner treats a liability incurred within two years of the transfer as a qualified liability because the facts clearly establish that it was not incurred in anticipation of the transfer, such treatment must be disclosed to the Internal Revenue Service in the manner set forth in the disguised sale regulations.

      It is unclear exactly how the qualified liability rules are applied when a partner contributes an interest in a partnership, referred to as the “acquired partnership,” to another partnership, referred to as the “acquiring partnership,” in exchange for an interest in the acquiring partnership and the only liabilities involved are those of the acquired partnership. The better view, at least where the partner has held his interest in the acquired partnership for at least two years, appears to be to evaluate whether the liabilities of the acquired partnership are qualified liabilities of that acquired partnership. Spieker and Spieker Partnership believe that all liabilities of Spieker Partnership should be considered qualified liabilities and, thus, should not result in recognition of gain under the disguised sale rules to those Spieker Partnership unitholders who have held their Spieker Partnership units for at least two years at the time of the partnership merger. There can be no assurance, however, that the Internal Revenue Service would not contend otherwise.

      If a Spieker Partnership unitholder has held its Spieker Partnership units for less than two years, then it may be necessary to evaluate separately those liabilities of Spieker Partnership that were outstanding prior to the unitholder’s acquisition of its interest in Spieker Partnership. Even under that approach, however, those liabilities would appear to be qualified liabilities either because the liabilities were traceable to a capital expenditure (the acquisition of an interest in Spieker Partnership) or because the liabilities were not incurred in anticipation of the partnership merger. There can be no assurance, however, that the Internal Revenue Service would not contend otherwise. Moreover, a unitholder who acquired his interest within two years of the partnership merger and is relying only on the second argument would be required to disclose that position to the Internal Revenue Service in the manner required in the disguised sale regulations. A Spieker Partnership unitholder who acquired its Spieker Partnership units within two years of the partnership merger is strongly encouraged to consult with its tax advisor regarding the application of these rules to it.

      Cash distributions from a partnership to a partner also may be treated as a transfer of property for purposes of the disguised sale rules. However, a cash distribution will not be treated as part of a disguised sale if it is attributable to a “reasonable preferred return” or is a distribution of “operating cash flow.” EOP Partnership anticipates that any ongoing cash distributions that it will make to its unitholders, including the former Spieker Partnership unitholders, will qualify as distributions of operating cash flow and, thus, will not be considered part of a disguised sale. EOP Partnership cannot guarantee, however, that circumstances will not change and that EOP Partnership will not make one or more extraordinary cash distributions that could be viewed as part of a disguised sale to the extent received by former Spieker Partnership unitholders.

      EOP Partnership unitholders have “unit redemption rights,” which entitle the unitholders to require EOP Partnership to pay the unitholder the fair market value of the EOP Partnership unit in cash, unless Equity Office elects to acquire the EOP Partnership unit for cash or an Equity Office common share, at Equity Office’s election. The existence of the unit redemption rights with respect to the EOP Partnership units issued in the partnership merger should not be considered to be additional consideration for purposes of the disguised sale rules, although there can be no assurance that the Internal Revenue Service would not contend otherwise. However, if a Spieker Partnership unitholder that acquires EOP Partnership units in the partnership merger were to exercise the unit redemption right at the time of or shortly after the partnership merger, there may be a risk that the payment of cash by EOP Partnership would result in disguised sale treatment of the partnership merger for that unitholder. EOP Partnership intends to take the position that an exercise of a unit redemption right by a former Spieker Partnership unitholder following the partnership merger does not result in disguised sale treatment for the partnership merger. EOP Partnership cannot guarantee, however, that the Internal Revenue Service would not successfully challenge this position.

      If a disguised sale of all or a portion of a Spieker Partnership unitholder’s units to EOP Partnership is deemed to occur, a unitholder could be required to recognize some or all of the deferred gain represented by the excess under the fair market value of its Spieker Partnership units over the unitholder’s basis in those units. The disguised sale would be treated as a sale for all purposes of the Internal Revenue Code and would be considered to take place on the date that, under general principles of federal tax law, EOP Partnership becomes the owner of the property. If the transfer of money or other consideration from EOP Partnership occurs after the partnership merger, EOP Partnership would be treated as having acquired the property at the time of the partnership merger and having issued an obligation to transfer to the unitholders, as applicable, money or other consideration at a later date.

      Moreover, if a transfer of property to a partnership is treated as part of a disguised sale without regard to the partnership’s assumption of or taking subject to a qualified liability, then the partnership’s assumption of or taking subject to that liability is treated as a transfer of additional consideration to the transferring partner. The amount of a qualified liability that will be treated as additional consideration is generally an amount determined by multiplying the amount of the qualified liability by the partner’s “net equity percentage.” The net equity percentage is generally the amount of consideration received by the partner, other than relief from qualified liabilities, divided by the partner’s net equity in the property sold, as calculated under the disguised sale regulations.

      Section 465(e) Recapture. Under section 465 of the Internal Revenue Code, a taxpayer’s ability to use losses to offset taxable income is limited by rules that are referred to as the “at-risk” rules. See “— Tax Consequences of Ownership of EOP Partnership Units After the Partnership Merger — Limitations on Deductibility of Losses; Treatment of Passive Activities and Portfolio Income” beginning on page 98. In addition, the at-risk rules may require a taxpayer to “recapture” losses that were previously used by the taxpayer with respect to an “activity” if the taxpayer’s “at-risk amount” for the activity falls below zero at the close of the taxable year. Losses are recaptured by including the amount of the losses previously used by the taxpayer in the taxpayer’s taxable income for the year of the recapture.

      The identification and scope of an activity and the calculation of the at-risk amount under the at-risk rules are highly complex and can involve uncertainties. Generally, a taxpayer’s at-risk amount for an activity is the amount of the taxpayer’s investment in the activity, which is increased by the taxpayer’s income from the activity and the taxpayer’s share of the “qualified nonrecourse financing,” as defined in section 465(b)(6)

of the Internal Revenue Code, with respect to the activity, and reduced by the taxpayer’s losses and distributions from the activity. It is possible that the partnership merger and/or the repayment or refinancing of some outstanding indebtedness of Spieker Partnership that constitutes qualified nonrecourse financing, either at the time of or following the partnership merger, could cause a Spieker Partnership unitholder’s at-risk amount to be reduced below zero, which could, in turn, cause the Spieker Partnership unitholder to recognize taxable income as a result of the section 465(e) recapture provisions. The definition of qualified nonrecourse financing is different from, and sometimes more restrictive than, the definition of nonrecourse liabilities for purposes of determining basis, discussed above. For example, debt issued by EOP Partnership in the public debt markets may not qualify as qualified nonrecourse financing even if it qualifies as a nonrecourse liability. It is, therefore, possible that a unitholder could incur a reduction in its share of qualified nonrecourse financing that causes it to recognize taxable income under the section 465(e) recapture rules even if the unitholder does not have a reduction in its nonrecourse liabilities that causes it to recognize gain as the result of a deemed cash distribution, as described above. In this regard, EOP Partnership has not made, and will not make, any assurances to the Spieker Partnership unitholders who will undertake deficit restoration obligations or have guaranteed debt of Spieker Partnership that will be assumed by EOP Partnership that such obligations will be effective to avoid gain under the section 465(e) recapture rules.

      Election to be Treated as an Electing Large Partnership/ Continuation of Spieker Partnership for Federal Income Tax Purposes. If there is a transfer of 50% or more of the interests in capital or profits of a partnership within a 12-month period, the partnership will be considered to terminate for tax purposes. The partnership merger will result in a transfer of more than a 50% interest in Spieker Partnership. Spieker Partnership, however, intends to elect to be treated as an “electing large partnership” for tax purposes. If this election is respected, no Section 708 termination will result. If the election is not respected, a Section 708 termination would result. That Section 708 termination generally would result in a reduction in depreciation deductions of Spieker Partnership for the portion of the year prior to the partnership merger due to tax conventions applicable upon a disposition or deemed disposition of depreciable property and would reduce the depreciation deductions available to EOP Partnership with respect to properties owned by Spieker Partnership at the time of the partnership merger. A Section 708 termination would not be expected to have other material adverse tax consequences for Spieker Partnership unitholders. For a description of the consequences of an election to be treated as an electing large partnership see “Tax Consequences of Ownership of EOP Partnership Units After the Partnership Merger — Possible Future Election by EOP Partnership to be Treated as an Electing Large Partnership” on page 101.

Tax Consequences to Spieker Partnership Unitholders That Exercise Dissenters’ Rights

      The receipt of cash pursuant to the exercise of dissenters’ rights will be treated as a fully taxable sale of Spieker Partnership units with respect to which the dissenters’ rights were exercised, and gain (or loss, as applicable) equal to the difference between the amount realized on the disposition and the adjusted tax basis attributable to the Spieker Partnership unit will be recognized for federal income tax purposes. The amount realized on the disposition of a unit generally will equal the sum of:

•	any cash received;

•	the fair market value of any other property received; and

•	the amount of Spieker Partnership liabilities allocated to the Spieker Partnership unit sold.

      Accordingly, a unitholder will recognize gain on the disposition of a unit to the extent that the amount realized exceeds the unitholder’s adjusted tax basis in its Spieker Partnership units. Because the amount realized includes any amount attributable to the relief from Spieker Partnership liabilities attributable to the units, a unitholder could have taxable income, or perhaps even a tax liability, in excess of the amount of cash and property received upon the disposition of the units.

      Generally, gain recognized on the disposition of Spieker Partnership units will be capital gain. However, any portion of the Spieker unitholder’s amount realized on the disposition of units that is attributable to “unrealized receivables” of Spieker Partnership, as defined in section 751 of the Internal Revenue Code, will give rise to ordinary income. The amount of ordinary income that would have to be recognized would be equal to the amount by which the unitholder’s share of unrealized receivables of Spieker Partnership exceeds the portion of the unitholder’s basis that is attributable to those assets. Unrealized receivables include, to the extent not previously included in Spieker Partnership’s income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts attributable to prior depreciation deductions that would be subject to recapture as ordinary income if Spieker Partnership had sold its assets at their fair market value at the time of the redemption.

      For individuals, trusts and estates, net capital gain from the sale of an asset held one year or less is subject to tax at the applicable rate for ordinary income. For these taxpayers, the maximum rate of tax on the net capital gain from a sale or exchange of an asset held for more than one year generally is 20%. However, a 25% rate applies to the extent that net capital gains attributable to the sale of depreciable real property are attributable to prior depreciation deductions not otherwise recaptured as ordinary income under other depreciation recapture rules. The applicable Treasury regulations apply the 25% rate to a sale of an interest in a pass-through entity, such as a partnership, to the extent that the gain realized on the sale of the interest is attributable to prior depreciation deductions by the partnership that have not otherwise been recaptured as ordinary income. Accordingly, any gain on the sale of a Spieker Partnership unit held for more than one year could be treated partly as gain from the sale of a long-term capital asset subject to a 20% tax rate, partly as gain from the sale of depreciable real property subject to a 25% tax rate to the extent attributable to prior depreciation deductions by Spieker Partnership that have not been otherwise recaptured as ordinary income, and partly as ordinary income to the extent attributable to unrealized receivables. Each Spieker Partnership unitholder should consult with its own tax advisor regarding the application of the 25% rate to a sale of Spieker Partnership units.

      In addition, the receipt of cash pursuant to the exercise of dissenters’ rights by a Spieker Partnership unitholder may cause the “disguised sale” rules discussed above to apply with respect to prior transactions between the unitholder and Spieker Partnership. Specifically, a Spieker Partnership unitholder who receives cash pursuant to the exercise of dissenters’ rights and who acquired Spieker Partnership units during the two-year period preceding the partnership merger in exchange for a contribution of property to Spieker Partnership may be presumed to have sold that contributed property to Spieker Partnership in a fully taxable transaction. For a description of the disguised sale rules, see “— Tax Consequences of the Partnership Merger to Spieker Partnership Unitholders That Receive EOP Partnership Units — Disguised Sale” beginning on page 88.

Effect of Subsequent Events

      Even if a Spieker Partnership unitholder is not required to recognize gain at the time of the partnership merger, subsequent events could cause a Spieker Partnership unitholder who becomes an EOP Partnership unitholder in the partnership merger to recognize part or all of the unitholder’s gain that is not recognized at the time of the partnership merger. Subsequent events that could cause the recognition of gain to a former Spieker Partnership unitholder include:

•	the sale of individual properties by EOP Partnership, particularly those currently held by Spieker Partnership and with respect to which the former Spieker Partnership unitholder had substantial deferred gain even before the partnership merger;

•	the sale or other taxable disposition by EOP Partnership of part or all of the Spieker Partnership units acquired by EOP Partnership in the partnership merger or a distribution by EOP Partnership of some or all of those Spieker Partnership units to one or more other EOP Partnership unitholders;

•	a distribution by EOP Partnership to one or more EOP Partnership unitholders of Spieker Partnership units or possibly a distribution of a property held by Spieker Partnership at the time of the partnership merger with respect to which gain was deferred, either at the time the former Spieker Partnership unitholder contributed the property to Spieker Partnership or at the time of the partnership merger;

•	the refinancing, repayment or other reduction in the amount of existing debt secured by individual properties, particularly those held by Spieker Partnership and with respect to which the former Spieker Partnership unitholder had substantial deferred gain even before the partnership merger;

•	the issuance of additional EOP Partnership units, which could reduce the former Spieker Partnership unitholder’s share of EOP Partnership liabilities;

•	an increase in the basis of a property held by Spieker Partnership, due to capital expenditures or otherwise, with respect to which the former Spieker Partnership unitholder had substantial deferred gain even before the partnership merger; and

•	the elimination of the disparity between the current tax bases of the Spieker Partnership properties and the “book bases” of the properties, which are based on the fair market value of the properties at the time of the partnership merger, which has the effect of reducing the amount of indebtedness allocable to former Spieker Partnership unitholders for basis purposes and, therefore, can result in deemed cash distributions. See “— Tax Consequences of Ownership of EOP Partnership Units After the Partnership Merger — Tax Allocations with Respect to Book-Tax Difference on Contributed Properties” on page 97.

      As a general rule, Equity Office, which is the general partner of EOP Partnership, is not required to take into account the tax consequences to, or obtain the consent of, the limited partners of EOP Partnership in deciding whether to cause EOP Partnership to undertake specific transactions that could have adverse tax consequences to the EOP Partnership unitholders. However, in connection with the partnership merger, Equity Office and EOP Partnership have agreed, for the benefit of 17 named Spieker Partnership unitholders, not to undertake specific transactions or cause Spieker Partnership to undertake specific transactions involving a number of specified properties held by Spieker Partnership at the time of the partnership merger unless EOP Partnership compensates those 17 named former Spieker Partnership unitholders on an after-tax basis for the tax liability incurred by them due to the transaction to the extent of the built-in gain with respect to those properties on the date of the partnership merger allocated to the unitholder as a result of the transaction. In connection with the partnership merger, EOP Partnership also will assume and comply with (or cause Spieker Partnership to comply with) prior agreements previously entered into by Spieker Partnership with some Spieker Partnership unitholders not to undertake specified types of transactions with respect to specified properties for a limited period of time as set forth in those agreements. Any compensation to be paid to a former Spieker Partnership unitholder under these circumstances would be determined under the existing agreement between Spieker Partnership and the unitholder. Except for these specific commitments and commitments regarding the opportunity of some Spieker Partnership unitholders to guarantee and maintain specified types and amounts of debt of EOP Partnership, EOP Partnership and Equity Office have not made any commitment to Spieker, Spieker Partnership or any of the Spieker Partnership unitholders not to undertake transactions that will cause the former Spieker Partnership unitholders to recognize all or part of the taxable gain that was deferred either through the original contribution of assets to Spieker Partnership or through the partnership merger. See “The Merger Agreement — Tax Related Undertakings of EOP Partnership” beginning on page 76.

      Sale of Individual Properties. If Spieker Partnership sells assets after the partnership merger that have significant unrealized gain under applicable Treasury regulations, EOP Partnership would be specially allocated an amount of taxable gain equal to the unrealized gain, reduced by any amortized amounts, which gain, in turn, could be required to be specially allocated to some or all of the former Spieker Partnership unitholders as unitholders of EOP Partnership. In addition, if EOP Partnership sold any of its interest in Spieker Partnership, any built-in gain recognized with respect to those units that existed at the time of the partnership merger would be specially allocated to the former Spieker Partnership unitholders. Those former Spieker Partnership unitholders who are specially allocated gain under these rules would report the additional gain on their individual federal income tax returns, but would not be entitled to any special distributions from EOP Partnership in connection with a sale by Spieker Partnership of its assets. Thus, the former Spieker Partnership unitholders may not receive cash distributions from EOP Partnership sufficient to pay their additional taxes if Spieker Partnership sells properties that it held at the time of the partnership merger. A former Spieker Partnership unitholder, however, may be able to use any passive losses or passive loss carryforwards to offset any unrealized gain that it must recognize, subject to any applicable passive loss limitations, including special limitations that would apply if EOP Partnership were to be classified as a publicly traded partnership. See “— Tax Status of EOP Partnership” beginning on page 82.

      In this regard, EOP Partnership could cause Spieker Partnership to sell some or all of the industrial properties that Spieker Partnership currently holds. There can be no assurance that such dispositions will be undertaken as “like-kind” exchanges under section 1031 of the Internal Revenue Code that do not result in the recognition of any taxable gain. To the extent that EOP Partnership recognizes gain for tax purposes in connection with a disposition of Spieker Partnership properties following the partnership merger, the former Spieker Partnership unitholder(s) who contributed a property to Spieker Partnership that is sold after the partnership merger will be allocated, for federal income tax purposes, the portion of the gain from any such sale that is attributable to the built-in gain that existed at the time the property was contributed to Spieker Partnership. Moreover, the former Spieker Partnership unitholders as a group (including Equity Office as the successor to Spieker) may be required to be allocated, for federal income tax purposes, the portion of the gain from any such sale that is attributable to the built-in gain that existed at the time of the partnership merger (the contribution of Spieker Partnership units to EOP Partnership), less the built-in gain attributable to the original contributing Spieker Partnership unitholders, if any, described in the preceding sentence.

      The treatment of the unrealized gain in the absence of a sale of any Spieker Partnership assets will depend on the method that each of Spieker Partnership and EOP Partnership uses to deal with unrealized gain. For a discussion of the impact to the EOP Partnership unitholders of unrealized gain in the absence of a sale of a property, see “— Tax Consequences of Ownership of EOP Partnership Units After the Partnership Merger — Tax Allocations with Respect to Book-Tax Difference on Contributed Properties” on page 97.

      Distributions of Property. Upon the distribution by a partnership of property to another partner within seven years of when the property was contributed to the partnership, section 704(c)(1)(B) of the Internal Revenue Code generally requires that the partner who contributed that property to the partnership recognize any gain that existed, but was deferred, for federal income tax purposes with respect to the property at the time of the contribution. Similarly, section 737 of the Internal Revenue Code generally requires the recognition of a contributing partner’s deferred gain upon the distribution by a partnership to that partner of other partnership property within seven years of when that partner contributed appreciated property to the partnership. Accordingly, a former Spieker Partnership unitholder who contributed appreciated property to Spieker Partnership might be required to recognize gain under either of these provisions if a property formerly held by Spieker Partnership is distributed to one or more EOP Partnership unitholders or future partners in Spieker Partnership. Similarly, gain that is deferred at the time of the partnership merger with respect to Spieker Partnership units at the time the Spieker Partnership units are contributed to EOP Partnership, to the extent allocable to a former Spieker Partnership unitholder, will be subject to gain recognition under these provisions upon a distribution of property, including interests in Spieker Partnership, by EOP Partnership within seven years after the partnership merger.

      Refinancing of the Indebtedness Secured by Individual Properties. As described above under “— Tax Consequences of the Partnership Merger to Spieker Partnership Unitholders That Receive EOP Partnership Units — Reduction in Share of Partnership Liabilities/ Deemed Cash Distribution” on page 85, a Spieker Partnership unitholder could recognize taxable gain as a result of a reduction in the unitholder’s share of partnership liabilities either in connection with the partnership merger or due to later events. EOP Partnership cannot guarantee that a future refinancing of the indebtedness securing a property would not result in a reduction of the liabilities allocated to the former Spieker Partnership unitholders, causing the former Spieker Partnership unitholders to recognize taxable gain. EOP Partnership’s current long-term financing strategy is to have as little debt as possible that is secured by individual properties and to have as much of its debt as possible in the form of unsecured debt, held either by the public or by institutional investors. This debt may or may not be recourse to Equity Office, as the general partner of EOP Partnership. In addition, this debt may not qualify as either a nonrecourse liability for purposes of determining a unitholder’s share of partnership liabilities or as qualified nonrecourse financing under the at-risk rules. Even if this unsecured debt qualified as a nonrecourse liability, the amount of section 704(c) minimum gain with respect to properties that previously secured traditional mortgage indebtedness would likely be reduced significantly, which would result in a reduction of nonrecourse liabilities allocable to former Spieker Partnership unitholders and thus a deemed cash distribution. Generally, the maximum amount of gain that any former Spieker Partnership unitholder could recognize as a result of a reduction in liabilities is the amount by which its share of the indebtedness of Spieker Partnership exceeds its share of the tax basis of the Spieker Partnership assets, which amount is commonly referred to as a “negative tax capital account.”

Tax Consequences of Ownership of EOP Partnership Units After the Partnership Merger

      Income and Deductions in General. Each EOP Partnership unitholder will be required to report on its income tax return its allocable share of income, gains, losses, deductions and credits of EOP Partnership. Each EOP Partnership unitholder will be required to include these items on its federal income tax return even if the unitholder has not received any cash distributions from EOP Partnership. For each taxable year, EOP Partnership is required to furnish to each EOP Partnership unitholder a Schedule K-1 that sets forth the unitholder’s allocable share of any income, gains, losses, deductions and credits of EOP Partnership. EOP Partnership is not required to pay any federal income tax directly.

      Treatment of EOP Partnership Distributions. Distributions of money by EOP Partnership to an EOP Partnership unitholder, including deemed distributions that result from a reduction in the unitholder’s share of EOP Partnership liabilities, generally will result in taxable gain to the unitholder only if and to the extent that the distribution exceeds the unitholder’s basis in its EOP Partnership units immediately before the distribution. A portion of the gain may be taxable as ordinary income. Any reduction in an EOP Partnership unitholder’s share of EOP Partnership’s nonrecourse liabilities, whether through repayment, refinancing with recourse liabilities, refinancing with nonrecourse liabilities secured by the other properties as to which the unitholder does not have section 704(c) minimum gain, or otherwise, will constitute a deemed distribution of money to the unitholder. In addition, an issuance of additional units by EOP Partnership without a corresponding increase in EOP Partnership’s nonrecourse liabilities could decrease an EOP Partnership unitholder’s share of EOP Partnership nonrecourse liabilities, resulting in a deemed distribution of money to an EOP Partnership unitholder.

      A distribution of property other than money by EOP Partnership to its unitholders ordinarily does not result in the recognition of gain or loss by either EOP Partnership or the unitholder unless the property is a marketable security for purposes of section 731(c) of the Internal Revenue Code and the exceptions to the requirement for recognition of gain do not apply. Marketable securities, for these purposes, include actively traded securities or equity interests in another entity that are readily convertible into or exchangeable for money or marketable securities. In that event, the property would be treated as money and the unitholder would recognize gain, but not loss, to the extent described above. There can be no assurance that EOP Partnership will not make distributions of property that are considered marketable securities or that an exception to the gain recognition requirement would apply to any such distribution.

      Upon the distribution of property to another partner within seven years of when the property was contributed to the partnership, section 704(c)(1)(B) of the Internal Revenue Code generally requires that the partner who contributed that property to the partnership recognize any gain that existed, but was deferred, for federal income tax purposes with respect to the property at time of the contribution. Similarly, section 737 of the Internal Revenue Code generally requires the recognition of a contributing partner’s deferred gain upon the distribution to that partner of other partnership property within seven years of when that partner contributed appreciated property to the partnership. For a discussion of these provisions with respect to the partnership merger and former Spieker Partnership unitholders, see “— Effect of Subsequent Events — Distributions of Property” on page 94.

      Initial Basis of Units. In general, a Spieker Partnership unitholder who acquires EOP Partnership units in the partnership merger will have an initial basis in its EOP Partnership units equal to its basis in its Spieker Partnership units, adjusted to reflect the effects of the partnership merger. A Spieker Partnership unitholder’s basis in its Spieker Partnership units will be adjusted upward or downward to reflect any increase or decrease, respectively, in the unitholder’s share of Spieker Partnership liabilities compared to the unitholder’s share of EOP Partnership liabilities immediately after the partnership merger. For a discussion of the rules applicable to the determination of whether a Spieker Partnership unitholder has experienced a reduction in its share of partnership liabilities, see “— Tax Consequences of the Partnership Merger to

Spieker Partnership Unitholders That Receive EOP Partnership Units — Reduction in Share of Partnership Liabilities/ Deemed Cash Distribution” on page 85.

      An EOP Partnership unitholder’s initial basis in its EOP Partnership units generally will be increased by the unitholder’s share of:

•	EOP Partnership taxable income;

•	any increases in nonrecourse liabilities incurred by EOP Partnership; and

•	recourse liabilities to the extent the EOP Partnership unitholder elects to take on a deficit restoration obligation or otherwise incurs the risk of loss with respect to those liabilities, whether through a guarantee or indemnification agreement or otherwise.

      Generally, an EOP Partnership unitholder’s initial basis in its units thereafter will be decreased, but not below zero, by the unitholder’s share of:

•	EOP Partnership distributions;

•	decreases in liabilities of EOP Partnership, including any decrease in its share of the nonrecourse liabilities of EOP Partnership and any recourse liabilities for which it is considered to bear the economic risk of loss;

•	losses of EOP Partnership; and

•	nondeductible expenditures of EOP Partnership that are not chargeable to capital.

      Allocations of EOP Partnership Income, Gain, Loss and Deductions. The partnership agreement of EOP Partnership generally provides that net losses will be allocated among the unitholders in proportion to their respective percentage ownership interests in EOP Partnership. However, a holder of EOP Partnership units will not be allocated net losses that would have the effect of creating a deficit balance in its capital account, as specially adjusted for such purpose, which losses are referred to as excess losses. Excess losses will be allocated first to Equity Office in an amount equal to the excess of the aggregate recourse debt of EOP Partnership over the aggregate deficit restoration obligations of the EOP Partnership unitholders; second, to EOP Partnership unitholders who have deficit restoration obligations in proportion to and to the extent of their respective deficit restoration obligations; and thereafter, to Equity Office.

      The partnership agreement of EOP Partnership generally provides that net income will be allocated first to Equity Office to the extent that Equity Office has previously been allocated losses that exceed the aggregate recourse debt of EOP Partnership (including that portion of the recourse debt allocated to deficit restoration obligations of the EOP Partnership unitholders). Second, net income will be allocated proportionately to unitholders who have deficit restoration obligations in an amount equal to the cumulative net losses allocated to such unitholders. Third, net income will be allocated to Equity Office in an amount equal to the cumulative net losses allocated to Equity Office that represented the excess of the aggregate recourse debt of EOP Partnership over the aggregate deficit restoration obligations of EOP Partnership unitholders. Fourth, net income will be allocated to any preferred unitholders to the extent necessary to reflect and preserve the economic rights associated with the particular preferred units. Finally, any remaining net income shall be allocated in proportion to the respective percentage ownership interests of the unitholders.

      Under section 704(b) of the Internal Revenue Code, a partnership’s allocation of any item of income, gain, loss or deduction to a partner will be given effect for federal income tax purposes so long as it has “substantial economic effect,” or is otherwise in accordance with the “partner’s interest in the partnership.” If an allocation of an item does not satisfy this standard, it will be reallocated among the partners on the basis of their respective interests in the partnership, taking into account all facts and circumstances. EOP Partnership believes that the allocations of items of income, gain, loss and deduction under the partnership agreement, as described above, will be considered to have substantial economic effect under the applicable Treasury regulations.

      Tax Allocations with Respect to Book-Tax Difference on Contributed Properties. Under section 704(c) of the Internal Revenue Code, income, gain, loss and deductions attributable to appreciated or depreciated property that is contributed to a partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of contribution. The amount of unrealized gain or unrealized loss generally is equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of the property at the time of contribution, which is referred to as the “book-tax difference.” A book-tax difference also can exist with respect to an asset that has not appreciated or depreciated in economic terms if that asset has been depreciated for tax purposes. At the time of the partnership merger, a substantial book-tax difference is likely to exist with respect to the assets owned by Spieker Partnership, particularly those that Spieker Partnership previously acquired in exchange for its units.

      The partnership agreement of EOP Partnership requires allocations of income, gain, loss and deductions attributable to the properties with respect to which there is book-tax difference be made in a manner that is consistent with section 704(c) of the Internal Revenue Code. Treasury regulations under section 704(c) require partnerships to use a “reasonable method” for allocation of items affected by section 704(c) of the Internal Revenue Code. EOP Partnership uses the “traditional method,” one of the three methods outlined by the Treasury regulations under section 704(c), for its existing properties, and is required to use, and to cause Spieker Partnership to use such method for the properties that are owned by Spieker Partnership at the time of the partnership merger. Under the traditional method, former Spieker Partnership unitholders (including Equity Office as successor to Spieker) will be allocated less depreciation and, therefore, more income with respect to the assets owned by Spieker Partnership prior the partnership merger. The effects of these allocations will be different for different Spieker Partnership unitholders and will depend upon which, if any, properties those unitholders originally contributed to Spieker Partnership and the amount of depreciation, if any, that remains to be claimed with respect to those properties. These reduced allocations of depreciation and increased allocations of income will be offset at least in part by increased allocations of depreciation and reduced allocations of income with respect to properties owned by EOP Partnership before the partnership merger.

      If an asset that is owned by Spieker Partnership at the time of the partnership merger is sold after the partnership merger, gain equal to any book-tax difference remaining at the time of such sale must be allocated exclusively to the former Spieker Partnership unitholders, even though the proceeds of the sale will be allocated proportionately among all EOP Partnership unitholders. Conversely, no gain attributable to any book-tax difference remaining in an existing EOP Partnership property at the time of a sale will be allocated to the former Spieker Partnership unitholders. Under the traditional method, however, the gain required to be specially allocated would not exceed the gain that is recognized by EOP Partnership on the sale. The amount of gain allocated to specific former Spieker Partnership unitholders with respect to Spieker Partnership assets would depend upon a number of variables, including the book-tax difference that existed with respect to such assets within Spieker Partnership before the partnership merger; whether the former Spieker Partnership unitholder owns units issued in exchange for the contribution of that asset to Spieker Partnership; the amount of the additional book-tax difference that was created as a result of the partnership merger with respect to the asset; and the amount of the book-tax difference with respect to that asset that has been amortized since the partnership merger and before the sale of the asset through the special allocations of depreciation deductions described above.

      The partnership agreement of EOP Partnership also requires that any gain allocated to the EOP Partnership unitholders upon the sale or other taxable disposition of any EOP Partnership asset must, to the extent possible after taking into account other required allocations of gain, be characterized as recapture income in the same proportions and to the same extent as the unitholders previously have been allocated any deductions directly or indirectly giving rise to the treatment of the gains as recapture income.

      Liquidation of EOP Partnership. If EOP Partnership liquidates and dissolves, a distribution of EOP Partnership property other than money generally will not result in taxable gain to an EOP Partnership unitholder, except to the extent provided in sections 737, 704(c)(1)(B) and 731(c) of the Internal Revenue Code. The basis of any property distributed to an EOP Partnership unitholder will equal the adjusted basis of the unitholder’s EOP Partnership units, reduced by any money distributed in liquidation. A distribution of money upon the liquidation of EOP Partnership, however, will be taxable to an EOP Partnership unitholder to the extent that the amount of money distributed in liquidation, including any deemed distributions of cash as a result of a reduction in the unitholder’s share of partnership liabilities, exceeds the unitholder’s tax basis in its EOP Partnership units. If Equity Office issued its shares of beneficial interest to EOP Partnership unitholders upon the liquidation of EOP Partnership, it is likely that each EOP Partnership unitholder would be treated as if it had exchanged its EOP Partnership units for Equity Office shares and the unitholder would recognize gain or loss as if its EOP Partnership units were sold in a fully taxable exchange. See “— Redemptions of EOP Partnership Units” beginning on page 99.

      Limitations on Deductibility of Losses; Treatment of Passive Activities and Portfolio Income. Generally, individuals, estates, trusts and some closely held corporations and personal service corporations can deduct losses from “passive activities” only to the extent that those losses do not exceed the taxpayer’s income from passive activities. Generally, passive activities are activities or investments in which the taxpayer does not materially participate, which would include the ownership of interests in EOP Partnership. If EOP Partnership were classified as a publicly traded partnership under the Internal Revenue Code, any losses or deductions allocable to an EOP Partnership unitholder could be used only against gains or income of EOP Partnership and could not be used to offset passive income from other passive activities. Similarly, any EOP Partnership income or gain allocable to an EOP Partnership unitholder could not be offset with losses from other passive activities of the unitholder. For a more detailed discussion of EOP Partnership’s possible classification as a publicly traded partnership, see “— Tax Status of EOP Partnership” beginning on page 82.

      In addition, an EOP Partnership unitholder may not deduct its share of any EOP Partnership losses to the extent that those losses exceed the lesser of:

•	the adjusted tax basis of its EOP Partnership units at the end of EOP Partnership’s taxable year in which the loss occurs; and

•	the amount for which such unitholder is considered “at-risk” at the end of that year.

      In general, an EOP Partnership unitholder will be at-risk to the extent of its basis in its EOP Partnership units, except to the extent that the unitholder acquired its units using nonrecourse debt. For these purposes, however, a unitholder’s basis in its EOP Partnership units will include only the unitholder’s share of EOP Partnership’s nonrecourse liabilities, as determined under section 752 of the Internal Revenue Code, that are considered “qualified nonrecourse financing” for purposes of these at-risk rules. EOP Partnership believes that all of the debt secured by its properties that otherwise qualifies as nonrecourse liabilities under section 752 of the Internal Revenue Code will constitute qualified nonrecourse financing for purposes of the at-risk rules, but EOP Partnership cannot guarantee that the Internal Revenue Service might not successfully contend that some or all of the debt secured by EOP Partnership’s properties is not qualified nonrecourse financing. Moreover, the majority of the indebtedness of EOP Partnership that is considered to be nonrecourse under Section 752 of the Internal Revenue Code is not secured by properties of EOP Partnership and does not constitute qualified nonrecourse financing. In addition, there can be no assurance that EOP Partnership will not repay some or all of its qualified nonrecourse financing in the future with proceeds from equity offerings or proceeds of debt financings that do not constitute qualified nonrecourse financing.

      After the partnership merger, a former Spieker Partnership unitholder’s at-risk amount generally will increase or decrease as the adjusted basis in its EOP Partnership units increases or decreases, except for increases or decreases attributable to EOP Partnership liabilities that do not constitute qualified nonrecourse financing. If an EOP Partnership unitholder is not allowed to use losses in a particular taxable year because of the application of the at-risk rules, the losses can be carried forward and may be used by the unitholder to offset income in a subsequent year to the extent that the unitholder’s adjusted basis or at-risk amount, whichever was the limiting factor, is increased in that subsequent year.

      The at-risk rules apply to:

•	an individual unitholder;

•	an individual shareholder or partner of a unitholder that is an S corporation or partnership; and

•	a unitholder that is a corporation if 50% or more of the value of that corporation’s stock is owned, directly or indirectly, by five or fewer individuals at any time during the last half of the taxable year.

      Disposition of EOP Partnership Units. If an EOP Partnership unit is sold, transferred as a gift or otherwise disposed of, gain or loss from the disposition will be based on the difference between the amount realized on the disposition and the basis attributable to the EOP Partnership unit that is disposed of. The amount realized on the disposition of a unit generally will equal the sum of:

•	any cash received;

•	the fair market value of any other property received; and

•	the amount of EOP Partnership liabilities allocated to the unit.

      A unitholder will recognize gain on the disposition of an EOP Partnership unit to the extent that the amount realized exceeds the unitholder’s basis for the EOP Partnership unit. Because the amount realized includes any amount attributable to the relief from EOP Partnership liabilities attributable to the unit, a unitholder could have taxable income, or perhaps even a tax liability, in excess of the amount of cash and property received upon the disposition of the unit.

      Generally, gain recognized on the disposition of an EOP Partnership unit will be capital gain. However, any portion of the EOP Partnership unitholder’s amount realized on the disposition of a unit that is attributable to “unrealized receivables” of EOP Partnership, as defined in section 751 of the Internal Revenue Code, will give rise to ordinary income. The amount of ordinary income that would have to be recognized would be equal to the amount by which the unitholder’s share of unrealized receivables of EOP Partnership exceeds the portion of the unitholder’s basis that is attributable to those assets. Unrealized receivables include, to the extent not previously included in EOP Partnership’s income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts attributable to prior depreciation deductions that would be subject to recapture as ordinary income if EOP Partnership had sold its assets at their fair market value at the time of the redemption.

      For individuals, trusts and estates, net capital gain from the sale of an asset held one year or less is subject to tax at the applicable rate for ordinary income. For these taxpayers, the maximum rate of tax on the net capital gain from a sale or exchange of an asset held for more than one year generally is 20%. However, a 25% rate applies to the extent that net capital gains attributable to the sale of depreciable real property are attributable to prior depreciation deductions not otherwise recaptured as ordinary income under other depreciation recapture rules. The applicable Treasury regulations apply the 25% rate to a sale of an interest in a pass-through entity, such as a partnership, to the extent that the gain realized on the sale of the interest is attributable to prior depreciation deductions by the partnership that have not otherwise been recaptured as ordinary income. Accordingly, any gain on the sale of an EOP Partnership unit held for more than one year could be treated partly as gain from the sale of a long-term capital asset subject to a 20% tax rate, partly as gain from the sale of depreciable real property subject to a 25% tax rate to the extent attributable to prior depreciation deductions by EOP Partnership that have not been otherwise recaptured as ordinary income, and partly as ordinary income to the extent attributable to unrealized receivables. Each EOP Partnership unitholder should consult with its own tax advisor regarding the application of the 25% rate to a sale of EOP Partnership units.

      Redemptions of EOP Partnership Units. If an EOP Partnership unitholder exercises its unit redemption right, it is likely that Equity Office will elect to exercise its right under the partnership agreement of EOP Partnership to acquire the unitholder’s EOP Partnership units in exchange for cash or Equity Office common shares. However, Equity Office is under no obligation to exercise this right. If Equity Office does elect to acquire a unitholder’s EOP Partnership units in exchange for cash or Equity Office common shares, the transaction will be a fully taxable sale to the unitholder. The amount realized by a unitholder on this kind of disposition of an EOP Partnership unit will equal the sum of:

•	any cash received;

•	the fair market value of any Equity Office common shares received; and

•	the amount of EOP Partnership liabilities allocated to the unit exchanged.

The unitholder’s taxable gain and the tax consequences of that gain would be determined as described under “— Disposition of EOP Partnership Units” on page 99.

      If Equity Office does not elect to acquire the EOP Partnership unitholder’s units in exchange for cash or Equity Office common shares, EOP Partnership is required to redeem those EOP Partnership units for cash. If EOP Partnership redeems EOP Partnership units for cash contributed by Equity Office in order to effect the redemption, the redemption likely will be treated as a sale of the EOP Partnership units to Equity Office in a fully taxable transaction, although the matter is not free from doubt. Under these circumstances, the redeeming unitholder’s amount realized will equal the sum of:

•	the cash received; and

•	the amount of EOP Partnership liabilities allocated to the unit redeemed.

The unitholder’s taxable gain and the tax consequences of that gain would be determined as described under “— Disposition of EOP Partnership Units” on page 99.

      If an EOP Partnership unit is redeemed for cash that is not contributed by Equity Office to effect the redemption, the unitholder’s tax treatment will depend upon whether or not the redemption results in a disposition of all of the unitholder’s EOP Partnership units. If all of the unitholder’s EOP Partnership units are redeemed, the unitholder’s taxable gain and the tax consequences of that gain will be determined as described under “— Disposition of EOP Partnership Units” on page 99. However, if less than all of a unitholder’s EOP Partnership units are redeemed, the unitholder will not be allowed to recognize loss on the redemption and will recognize taxable gain only if and to the extent that the unitholder’s amount realized on the redemption, calculated as described above, exceeds the unitholder’s basis in all of its EOP Partnership units immediately before the redemption.

      Partnership Audit Procedures. The federal income tax information returns filed by EOP Partnership may be audited by the Internal Revenue Service. The Internal Revenue Code contains partnership audit procedures governing the manner in which Internal Revenue Service audit adjustments of partnership items are resolved. Unless and until EOP Partnership elects to be treated as an “electing large partnership,” it is and will continue to be subject to audit rules under the Tax Equity and Fiscal Responsibility Act of 1982, which is referred to as TEFRA. See “— Possible Future Election by EOP Partnership to be Treated as an Electing Large Partnership” below.

      Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of adjustments by the Internal Revenue Service and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss, deduction and credit is determined at the partnership level in a unified partnership proceeding, rather than in separate proceedings with each partner. The Internal Revenue Code provides for one partner to be designated as the “tax matters partner” for these purposes. Equity Office is the tax matters partner for EOP Partnership.

      The tax matters partner is authorized, but not required, to take some actions on behalf of EOP Partnership and the unitholders and can extend the statute of limitations for assessment of tax deficiencies against the EOP Partnership unitholders with respect to EOP Partnership items. The tax matters partner will make a reasonable effort to keep each unitholder informed of administrative and judicial tax proceedings with respect to EOP Partnership items in accordance with Treasury regulations issued under section 6223 of the Internal Revenue Code. In connection with adjustments to EOP Partnership tax returns proposed by the Internal Revenue Service, the tax matters partner may bind any unitholder with less than a 1% profits interest in EOP Partnership to a settlement with the Internal Revenue Service unless the unitholder elects not to give that authority to the tax matters partner by filing a statement to that effect with the Internal Revenue Service. The tax matters partner may seek judicial review, to which all unitholders will be bound, of a final EOP Partnership administrative adjustment. If the tax matters partner fails to seek judicial review, it may be sought by any unitholder having at least a 1% interest in the profits of EOP Partnership and by unitholders having, in the aggregate, at least a 5% profits interest. Only one judicial proceeding will go forward, however, and each unitholder with an interest in the outcome may participate.

      Unitholders will generally be required to treat EOP Partnership items on their federal income tax returns in a manner consistent with the treatment of the items on the EOP Partnership information return. In general, that consistency requirement is waived if a unitholder files a statement with the Internal Revenue Service identifying the inconsistency. Failure to satisfy the consistency requirement, if not waived, will result in an adjustment to conform the treatment of the item by the unitholder to the treatment on the EOP Partnership return. Even if the consistency requirement is waived, adjustments to the unitholder’s tax liability with respect to EOP Partnership items may result from an audit of EOP Partnership’s or the unitholder’s tax return. Intentional or negligent disregard of the consistency requirement may subject a unitholder to substantial penalties. In addition, an audit of the EOP Partnership return may also lead to an audit of an individual unitholder’s tax return, which could result in adjustment of non-partnership items.

      Possible Future Election by EOP Partnership to be Treated as an Electing Large Partnership. EOP Partnership has not yet elected, but could elect in the future, to be treated as an “electing large partnership” for federal tax purposes. This election is available to partnerships, such as EOP Partnership, that have 100 or more partners and meet other requirements set forth in the Internal Revenue Code. The election would entitle EOP Partnership to use a simplified flow-through reporting system and a special audit system. Although EOP Partnership has not made an election to be treated as an electing large partnership, EOP Partnership may determine to make this election for future taxable years.

      As an electing large partnership, EOP Partnership would be eligible to use a simplified flow-through reporting system, under which the number of tax items that unitholders are required to account for separately would be significantly reduced. For example:

•	miscellaneous itemized deductions will not be separately reported to the unitholders, but will be allowed to EOP Partnership to the extent of 30 percent of such deductions;

•	charitable contributions will be deductible by EOP Partnership, instead of being reported separately to the unitholders; and

•	capital gains and losses will be netted at the partnership level and only net capital gain or loss will be reported to the unitholders.

For a description of the reporting rules currently applicable to EOP Partnership and its unitholders, see “— Income and Deductions in General” on page 95.

      The audit procedures that are applicable to an electing large partnership differ from the procedures applicable under TEFRA, as described under “ — Partnership Audit Procedures” beginning on page 100. An electing large partnership must designate a representative to act on its behalf for audit purposes. Unlike a tax matters partner under TEFRA, the representative of an electing large partnership would not have to be a unitholder. The Internal Revenue Service may challenge a reporting position taken by an electing large partnership by conducting a single administrative proceeding that will be binding upon all partners, just as under the TEFRA audit rules. However, partners in an electing large partnership have no individual right to notice of the adjustment proceedings, to participate in the proceedings or to file petitions for judicial review of a final administrative adjustment to partnership items. Adjustments to partnership items will flow through to the partners for the year that the adjustment “takes effect” within the meaning of section 6242 of the Internal Revenue Code. Moreover, a partner in an electing large partnership must report all partnership items consistently with their treatment on the partnership’s tax return. If an underpayment results from the failure to report an item consistently with the treatment of that item on the partnership return, the amount of the underpayment will be assessed immediately to the partner as if the underpayment were due to a mathematical or clerical error.

      Alternative Minimum Tax on Items of Tax Preference. The Internal Revenue Code contains alternative minimum tax rules that are applicable to corporate and noncorporate taxpayers. EOP Partnership will not be subject to the alternative minimum tax, but EOP Partnership unitholders are required to take into account on their own tax returns their respective shares of EOP Partnership’s tax preference items and adjustments in order to compute their alternative minimum taxable income. Since the impact of this tax depends on each Spieker Partnership unitholder’s particular situation, the Spieker Partnership unitholders are urged to consult with their own tax advisors as to the applicability of the alternative minimum tax following the partnership merger.

      State and Local Taxes. In addition to the federal income tax aspects described above, a Spieker Partnership unitholder should consider the potential state and local tax consequences of owning EOP Partnership units. Tax returns may be required and tax liability may be imposed both in the state or local jurisdictions where a Spieker Partnership unitholder resides and in each state or local jurisdiction in which EOP Partnership has assets or otherwise does business. Thus, persons holding EOP Partnership units either directly or through one or more partnerships or limited liability companies may be subject to state and local taxation in a number of jurisdictions in which EOP Partnership directly or indirectly holds real property and would be required to file periodic tax returns in those jurisdictions. EOP Partnership also may be required to withhold state income tax from distributions otherwise payable to the EOP Partnership unitholders. After the partnership merger, EOP Partnership will own properties in approximately 24 states and the District of Columbia. EOP Partnership anticipates providing the EOP Partnership unitholders with any information reasonably necessary to permit them to satisfy state and local return filing requirements. To the extent that an EOP Partnership unitholder pays income tax with respect to EOP Partnership income to a state where it is not resident or EOP Partnership is required to pay such tax on behalf of such unitholder, the unitholder may be entitled to a deduction or credit against income tax that it otherwise would owe to its state of residence with respect to the same income. A Spieker Partnership unitholder should consult with its personal tax advisor regarding the state and local income tax implications of owning EOP Partnership units, including return filing requirements in the various states where EOP Partnership currently owns properties and will own properties after the partnership merger.

REIT Qualification of Equity Office Following the Mergers

      As a condition to the mergers, Morrison & Foerster LLP, special tax counsel to Spieker, will deliver an opinion to Equity Office that Spieker qualifies as a REIT at the time of the mergers. This opinion, however, will not be binding on the Internal Revenue Service or the courts. This opinion will rely on customary representations made by Spieker about factual matters relating to the organization and operation of Spieker, Spieker Partnership and its subsidiaries. In addition, this opinion will be based on factual representations of Spieker concerning its business and properties as set forth in this document and the other documents incorporated by reference in this document. If Spieker did not qualify as a REIT in any of its prior tax years, Spieker would be liable for (and, as successor to Spieker in the merger, Equity Office would be obligated to pay any) federal income tax on its income earned in any year that it did not qualify as a REIT.

      As a condition to the mergers, Hogan & Hartson L.L.P., counsel to Equity Office, will deliver an opinion to Equity Office and Spieker that commencing with Equity Office’s taxable year ended December 31, 1997, Equity Office was organized and has operated in conformity with the requirements for qualification as a REIT, and that after consummation of the mergers, Equity Office’s proposed method of operation will enable it to continue to qualify as a REIT.

      This opinion will rely upon customary representations made by Equity Office about factual matters relating to the organization and operation of Equity Office, EOP Partnership and its subsidiaries. In addition, this opinion will be based upon factual representations of Equity Office concerning its business and properties as set forth in this document and the other documents incorporated by reference in this document. Finally, the portion of the Hogan & Hartson L.L.P. opinion that addresses the qualification of Equity Office as a REIT following the mergers will be based in part upon the opinion of Morrison & Foerster LLP described above relating to the qualification of Spieker as a REIT at the closing of the mergers and the representations made by Spieker in connection with the Morrison & Foerster opinion. If Spieker did not qualify as a REIT at the time of the REIT merger, Equity Office could fail to qualify as a REIT after the REIT merger.

      Equity Office intends to continue to operate in a manner to qualify as a REIT following the mergers, but there is no guarantee that Equity Office will qualify or remain qualified as a REIT. Qualification and taxation as a REIT depend upon Equity Office’s ability to meet, through actual annual (or, in some cases, quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various REIT qualification requirements imposed under the Internal Revenue Code. Hogan & Hartson L.L.P. will not review Equity Office’s compliance with these tests on a continuing basis. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in the circumstances of Equity Office, Equity Office cannot guarantee that its actual operating results will satisfy the requirements for taxation as a REIT under the Internal Revenue Code for any particular tax year.

RIGHTS OF DISSENTING SPIEKER PARTNERSHIP UNITHOLDERS

      The following discussion is directed to the holders of Spieker Partnership units. The holders of EOP Partnership units are not entitled under applicable law to appraisal, dissenters’ or similar rights as a result of the partnership merger.

      Under Section 15679.2 of the California Revised Limited Partnership Act, any holder of Spieker Partnership units who does not wish to accept the partnership merger consideration in exchange for Spieker Partnership units may seek an appraisal of, and be paid the fair cash value of, those Spieker Partnership units. If a Spieker Partnership unitholder wants to exercise dissenters’ rights, that unitholder must fully comply with the provisions of Article 7.6 of the California Revised Limited Partnership Act.

      Perfecting dissenters’ rights can be complicated. Any unitholder wishing to exercise dissenters’ rights must follow the specific procedural rules precisely. Failure to comply with the procedures may result in a loss of dissenters’ rights. The following is a summary of the statutory procedures to be followed to perfect dissenters’ rights, but it is not a complete statement of the law, and it is qualified in its entirety by reference to the full text of Article 7.6 of the California Revised Limited Partnership Act. Spieker Partnership unitholders are urged to review Article 7.6, which will be included in the notice of partnership action on the partnership merger, for the complete procedure.

      In order to exercise dissenters’ rights, a Spieker Partnership unitholder must:

•	be a holder (or assignee) of an outstanding partnership interest on the record date;

•	not vote in favor of the principal terms of the partnership merger;

•	demand that Spieker Partnership purchase the partnership interest at its fair market value in cash in accordance with procedures described below; and

•	submit an endorsement, if applicable, in accordance with the procedures described below.

      Under the merger agreement, Spieker has agreed to execute a written consent approving of the principal terms of the partnership merger on the 20th business day after mailing of this consent solicitation/ information statement/ prospectus. Spieker owns sufficient limited partnership interests in Spieker Partnership to approve the principal terms of the merger agreement. Spieker Partnership will then deliver within 10 days of the approval of the principal terms of the partnership merger to each limited partner notice of the approval of the principal terms of the partnership merger by the requisite vote of the limited partners. This notice will be accompanied by Article 7.6 of the California Revised Limited Partnership Act, a statement of the price determined by Spieker Partnership to represent the fair market value of its outstanding interests and a brief description of the procedure to be followed if a limited partner desires to exercise dissenters’ rights. This statement of price will constitute an offer under California law by Spieker Partnership to purchase at the price stated any dissenting interests.

      If any Spieker Partnership unitholder desires to have Spieker Partnership purchase its units, the unitholder must make a written demand upon Spieker Partnership to purchase units and demand payment in cash of the fair market value of those units. For this demand to be effective, it must be received by Spieker Partnership not later than 30 days after the date on which notice of approval of the partnership merger by Spieker is mailed. The demand must state the number or units in Spieker Partnership and contain a statement of what the unitholder claims to be the fair market value on February 22, 2001, which is the day before the proposed partnership merger was announced. This statement of fair market value constitutes under California law an offer by the unitholder to sell the units at such price.

      If a unitholder wishes to exercise dissenters’ rights, the unitholder should mail or deliver a written demand to:

     Spieker Properties, L.P.

     c/o Spieker Properties, Inc.
     2180 Sand Hill Road, Suite 200
     Menlo Park, California 94025
     Attention: Secretary

      Any unitholder desiring to exercise dissenters’ rights must also submit to Spieker Partnership within 30 days after the date on which Spieker Partnership mails notice of the approval of the principal terms of the partnership merger, to Spieker Partnership at its principal office, either (a) if the dissenting units are evidenced by a certificate, the certificate representing the Spieker Partnership units which the unitholder demands that Spieker Partnership purchase, to be stamped or endorsed with a statement that the units are dissenting units or (b) if the dissenting units are not evidenced by a certificate, written notice of the number or amount of dissenting units which the limited partner demands that Spieker Partnership purchase.

      Under California law, a dissenting limited partner may not withdraw a demand for payment of the fair market value of its dissenting units in cash unless Spieker Partnership consents.

      If Spieker Partnership and the unitholder agree that units are dissenting units and agree upon the price to be paid for the dissenting units, the unitholder will be entitled to the agreed price with interest on that amount at the legal rate on judgments from the date of the consummation of the partnership merger. Any agreement fixing the fair market value of units as between Spieker Partnership and a unitholder will be in writing and filed in the records of the Spieker Partnership. Spieker Partnership will pay a unitholder the fair market value of units within 30 days after the amount has been agreed or within 30 days after any statutory or contractual conditions to the partnership merger are satisfied, whichever is later. Payment to any unitholder of the agreed upon fair market value is subject to the surrender by the unitholder to Spieker Partnership of the certificates representing such units.

      If Spieker Partnership denies that units qualify as dissenting units eligible for purchase or if any unitholder and Spieker Partnership fail to agree upon the fair market value of any units, then the unitholder may, within six months after the date Spieker Partnership mailed to limited partners notice of approval of the principal terms of the partnership merger, but not thereafter, file a complaint in the superior court of the proper county of California asking the court to determine whether the units are qualifying dissenting units, or the fair market value of the dissenting units, or both, or may intervene in any action pending on such a complaint.

      If the court is requested to determine the fair market value of any units, the court will appoint one or more impartial appraisers to determine the fair market value of the units. Within the time fixed by the court, the appraisers, or a majority of them, must make and file a report in the office of the clerk of the court. On the motion of any party, the report must be submitted to the court and considered on such additional evidence as the court considers relevant. If the court finds the report reasonable, it may confirm it.

      If a majority of the appraisers appointed fail to make and file a report within 30 days from the date of their appointment, or within such further time as may be allowed by the court, or the report is not confirmed by the court, the court must determine the fair market value of the units in question.

      Judgment will be rendered by the court against Spieker Partnership for payment of an amount equal to the fair market value of the units in question as determined by the court with interest on that amount at the legal rate on judgments from the date of the consummation of partnership merger. Any judgment will be payable only with respect to units evidenced by transferable certificates and only upon endorsement and delivery to Spieker Partnership of such certificates.

      The costs of the action, including reasonable compensation for the appraisers, to be fixed by the court, will be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by Spieker Partnership, Spieker Partnership must pay the costs (including, in the discretion of the court, if the value awarded for the units is more than 125% of the price offered by Spieker Partnership, attorneys fees and fees of expert witnesses).

      If any unitholder chooses to exercise dissenters’ rights, the unitholder will continue to have all the rights and privileges incident to the ownership of the units immediately prior to the partnership merger, including limited liability, until payment is received from Spieker Partnership for the dissenting units.

      Finally, any unitholder may lose its dissenters’ rights if one of the following occurs:

•	Spieker Partnership abandons the partnership merger, in which case Spieker Partnership must pay, on demand, all reasonable expenses, and attorney fees incurred by any dissenting unitholder who has initiated a dissenters’ rights proceeding in good faith.

•	A unitholder’s interest is transferred before it is submitted for endorsement.

•	No agreement is reached on the status of a dissenting interest or its fair market value and no proceeding is initiated within the six-month period for mailing notice of the approval of partnership merger.

•	A unitholder withdraws a demand for payment with Spieker Partnership’s consent.

      For a summary of the material federal income tax consequences to which dissenting Spieker Partnership unitholders may be subject, see “Material Federal Income Tax Consequences — Tax Consequences to Spieker Partnership Unitholders That Exercise Dissenters’ Rights” beginning on page 91. Dissenting unitholders may also be subject to state and local income tax in respect of cash received as a result of exercising dissenters’ rights.

DESCRIPTION OF EOP PARTNERSHIP UNITS OF LIMITED PARTNERSHIP INTEREST

      The following summary of the terms of the EOP Partnership units is not complete and is qualified by reference to the partnership agreement of EOP Partnership and applicable Delaware law and, in the case of the EOP Partnership series E, F and H preferred units that will be issued in the partnership merger, the form of the amendment to the partnership agreement of EOP Partnership for the purpose of establishing the terms of these units. The partnership agreement of EOP Partnership is incorporated by reference in this consent solicitation/ information statement/ prospectus. See “Where You Can Find More Information” beginning on page 162. The form of the amendment to the partnership agreement of EOP Partnership to create the series E, F and H preferred units is included as an exhibit to the registration statement, of which this consent solicitation/ information statement/ prospectus is a part.

Capitalization

      As of                     , 2001, EOP Partnership has the following outstanding units:

•	class A units;

•	7,994,000 series A preferred units;

•	5,990,000 series B preferred units; and

•	4,562,900 series C preferred units.

      Equity Office owns all of the series A, B and C preferred units and        % of the class A units. The partnership agreement of EOP Partnership gives Equity Office the authority, as general partner of EOP Partnership, to issue class A units or class B units to newly admitted partners in exchange for the contribution by such partners of cash, real estate partnership interests, stock, notes or other assets or consideration. Any partnership unit that is not specifically designated by Equity Office as being of a particular class is deemed a class A unit. Each class B unit is converted automatically into a class A unit on the day immediately following the record date for the distribution period in which such class B unit is issued, without the requirement for any action by either EOP Partnership or the partner holding the class B unit. No class B units are currently outstanding.

The Series A, B and C Preferred Units

      The partnership agreement of EOP Partnership authorizes Equity Office, as the general partner of EOP Partnership, to cause EOP Partnership from time to time to issue partnership units or other partnership interests in one or more classes, or in one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to class A or class B units, as it may, in its sole and absolute discretion, determine, subject to applicable Delaware law. Equity Office caused EOP Partnership to establish and issue the series A, B and C preferred units under this authority.

     Series A Preferred Units

      The EOP Partnership series A preferred units rank senior to the EOP Partnership class A and class B units and on a parity with the EOP Partnership series B and C preferred units with respect to payment of distributions and amounts upon liquidation, dissolution or winding up of EOP Partnership.

      As the holder of the EOP Partnership series A preferred units, Equity Office is entitled to receive, out of available cash, cumulative preferential distributions at the rate of 8.98% of the $25.00 liquidation preference per annum, which is equivalent to $2.245 per unit per year. These distributions are cumulative and are payable quarterly in arrears on or before March 15, June 15, September 15 and December 15 of each year. No interest is payable in respect of any distribution payment on series A preferred units which is in arrears.

      The EOP Partnership series A preferred units are not convertible and are not entitled to the benefit of any sinking fund. The EOP Partnership series A preferred units are entitled to be voted on matters requiring a vote of partners based on the percentage interest of EOP Partnership represented by the liquidation preference of the series A preferred units.

      Equity Office may redeem its series A preferred shares, which correspond to the EOP Partnership series A preferred units, at any time on and after June 15, 2002 for cash at a redemption price of $25.00 per share, plus all accumulated and unpaid distributions to the date fixed for redemption. In addition, in specified circumstances relating to the preservation of Equity Office’s status as a REIT for federal income tax purposes, Equity Office may redeem its series A preferred shares at any time. The redemption price of the series A preferred shares, other than the portion consisting of accrued and unpaid distributions, is payable only out of the sale proceeds of other shares of beneficial interest of Equity Office. If Equity Office redeems any or all of its outstanding series A preferred shares, EOP Partnership will provide cash to Equity Office for this purpose in an amount equal to the redemption price of the shares to be redeemed. In that case, one EOP Partnership series A preferred unit will be canceled with respect to each Equity Office series A preferred share that is redeemed.

     Series B Preferred Units

      The EOP Partnership series B preferred units rank senior to the EOP Partnership class A and class B units and on a parity with the EOP Partnership series A and C preferred units with respect to the payment of distributions and amounts upon liquidation, dissolution or winding up of EOP Partnership.

      As the holder of the EOP Partnership series B preferred units, Equity Office is entitled to receive, out of available cash, cumulative preferential distributions at the rate of 5.25% of the $50.00 liquidation preference per annum, which is equivalent to $2.625 per unit per year. These distributions are cumulative and are payable quarterly on the 15th day of each February, May, August and November. No interest is payable in respect of any distribution payment on series B preferred units which is in arrears.

      The EOP Partnership series B preferred units are not convertible and are not entitled to the benefit of any sinking fund. The EOP Partnership series B preferred units are entitled to be voted on matters requiring a vote of partners based on the percentage interest of EOP Partnership represented by the liquidation preference of the series B preferred units.

      Equity Office’s series B preferred shares, which correspond to the EOP Partnership series B preferred units, are subject to mandatory redemption on February 15, 2008 at a price of $50.00 per series B preferred share, plus accumulated and unpaid distributions to the redemption date. In addition, these shares will be redeemable on or after February 15, 2003 by Equity Office, in whole or from time to time in part, at the option of Equity Office, for that number of Equity Office common shares as are issuable at the conversion price or for cash, initially $51.1667 per Equity Office series B preferred share and thereafter at amounts declining to $50.00 per Equity Office series B preferred share on or after February 15, 2007, plus in each case accumulated and unpaid distributions, if any, to the redemption date. Equity Office may not exercise this optional cash redemption right unless the redemption price, other than the portion consisting of accumulated and unpaid distributions, for the exercise of the optional cash redemption right is paid solely out of the sale proceeds of other shares of beneficial interest of Equity Office. In addition, in specified circumstances relating to the preservation of Equity Office’s status as a REIT for federal income tax purposes, Equity Office may redeem Equity Office series B preferred shares at any time. If Equity Office redeems any or all of its outstanding series B preferred shares, EOP Partnership will provide cash to Equity Office for this purpose in an amount equal to the redemption price of the series B preferred shares to be redeemed. In that case, one EOP Partnership series B preferred unit will be canceled with respect to each Equity Office series B preferred share that is redeemed.

     Series C Preferred Units

      The EOP Partnership series C preferred units rank senior to the EOP Partnership class A and class B units and on a parity with the EOP Partnership series A and B preferred units with respect to payment of distributions and amounts upon liquidation, dissolution or winding up of EOP Partnership.

      As the holder of the EOP Partnership series C preferred units, Equity Office is entitled to receive, out of available cash, cumulative preferential distributions at the rate of 8 5/8% of the $25.00 liquidation preference per annum, which is equivalent to $2.15625 per unit per year. These distributions are cumulative and are payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year. No interest is payable in respect of any distribution payment on series C preferred units which is in arrears.

      The EOP Partnership series C preferred units are not convertible and are not entitled to the benefit of any sinking fund. The EOP Partnership series C preferred units are entitled to be voted on matters requiring a vote of partners based on the percentage interest of EOP Partnership represented by the liquidation preference of the series C preferred units.

      Equity Office may redeem its series C preferred units, which correspond to the series C preferred units of EOP Partnership, at any time on and after December 8, 2003 at a redemption price of $25.00 per share, plus all accumulated and unpaid distributions to the date of redemption, without interest, to the extent EOP Partnership has funds legally available for a redemption. In addition, in specified circumstances relating to the preservation of Equity Office’s status as a REIT for federal income tax purposes, Equity Office may redeem its series C preferred shares at any time. Equity Office may pay the redemption price, other than the portion consisting of accumulated and unpaid distributions, only from sale proceeds of other equity securities of Equity Office. If Equity Office redeems any or all of its outstanding series C preferred shares, EOP Partnership will provide cash to Equity Office for this purpose which will be an amount equal to the redemption price of the series C preferred shares to be redeemed. In that case, one EOP Partnership series C preferred unit will be canceled with respect to each Equity Office series C preferred share that is redeemed.

     Distribution Preference of Series A, B and C Preferred Units

      No distributions may be declared or paid on class A units (other than in class A units), and no Class A units may be redeemed, purchased or otherwise acquired by EOP Partnership, unless full cumulative distributions have been or are contemporaneously declared and paid or set apart for payment on the series A, B or C preferred units for all past distribution periods and the current distribution period.

     Liquidation Rights of Series A, B and C Preferred Units

      Upon any voluntary or involuntary liquidation, dissolution or winding up of EOP Partnership, the series A and C preferred units are entitled to a liquidation preference of $25.00 per unit and the series B preferred units are entitled to a liquidation preference of $50.00 per unit plus, in each case, any accumulated and unpaid distributions to the date of payment, before any distribution of assets is made to holders of EOP Partnership class A or class B units or any other class or series of units of EOP Partnership ranking junior to the series A, B and C preferred units as to liquidation rights. If the assets of EOP Partnership are insufficient to make full payments to holders of series A, B and C preferred units and other preferred units ranking on a parity with the series A, B and C preferred units, then holders of series A, B and C preferred units and such other preferred units will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of series A, B and C preferred units will not be entitled to any further participation in any distribution of assets by EOP Partnership.

Issuance of Additional Partnership Interests

      Equity Office is authorized to cause EOP Partnership to issue additional partnership units or interests to its partners, including Equity Office and its affiliates, or other persons. These units may be issued in one or more classes or in one or more series of any class, with designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to those of the class A units, as determined by Equity Office in its sole and absolute discretion without the approval of any limited partner, subject to limitations described below.

      No partnership unit or interest may be issued to Equity Office as general partner or limited partner unless:

•	EOP Partnership issues the units or other partnership interests in connection with the grant, award or issuance of shares or other equity interests in Equity Office having designations, preferences and other rights so that the economic interests attributable to the newly issued shares or other equity interests of Equity Office are substantially similar to the designations, preferences and other rights, except voting rights, of the EOP Partnership units or other partnership interests issued to Equity Office, and Equity Office contributes to EOP Partnership the proceeds from the issuance of the shares or other equity interests received by Equity Office; or

•	EOP Partnership issues the additional EOP Partnership units or other partnership interests to all partners holding EOP Partnership units or other partnership interests in the same class or series in proportion to their respective percentage interests in that class or series.

      At the election of Equity Office, in its sole and absolute discretion, EOP Partnership may issue either class A units or class B units to newly admitted partners. The major difference between class A units and class B units is that the class A units receive a full distribution of any cash distributed by EOP Partnership with respect to its units, without any proration to take into account the number of days that the class A units were outstanding, while distributions to the class B units are prorated based upon the number of days in the applicable distribution period that the class B units were outstanding. Any EOP Partnership unit that is not specifically designated by Equity Office as being of a particular class will be deemed to be a class A unit.

New Series E, F and H Preferred Units

      Effective as of the closing of the partnership merger, Equity Office, in its capacity as the general partner of EOP Partnership, will adopt an amendment to the partnership agreement to provide for the creation of:

•	4,250,000 series E preferred units;

•	6,000,000 series F preferred units; and

•	4,000,000 series H preferred units.

      EOP Partnership will issue the new series E, F and H preferred units in the partnership merger in exchange for the Spieker Partnership series B, C and E preferred interests. All of the EOP Partnership preferred units to be issued in the partnership merger will be issued to Spieker and will be acquired by Equity Office in the REIT merger.

     Series E Preferred Units to be Issued in the Partnership Merger

      The EOP Partnership series E preferred units, when issued, will rank senior to the EOP Partnership class A and class B units and on a parity with the EOP Partnership series A, B, C, F and H preferred units with respect to the payment of distributions and amounts upon liquidation, dissolution or winding up of EOP Partnership.

      As the holder of the EOP Partnership series E preferred units, Equity Office will be entitled to receive distributions, prior and in preference to any distribution with respect to EOP Partnership class A units or class B units, at the rate of $2.3625 per series E preferred unit per year. These distributions will be cumulative from the last date on which any distributions were paid with respect to the series B preferred interest of Spieker Partnership for which the EOP Partnership series E preferred units are exchanged in connection with the partnership merger and will be payable quarterly in arrears on the last day of March, June, September and December of each year. No interest will be payable in respect of any distribution payment on the EOP Partnership series E preferred units which may be in arrears.

      The EOP Partnership series E preferred units will not be convertible and will not be entitled to the benefit of any sinking fund. The EOP Partnership series E preferred units will be entitled to be voted on matters requiring a vote of partners based on the percentage interest of EOP Partnership represented by the liquidation preference of the series E preferred units.

      Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of EOP Partnership, series E preferred units will be entitled to receive a liquidation distribution of $25.00 per unit, plus accumulated and unpaid distributions, before any distribution or payment is made to holders of EOP Partnership class A or class B units or any other class or series of EOP Partnership ranking junior to the series E preferred units as to liquidation rights. If the assets of EOP Partnership are insufficient to make full payments to holders of series E preferred units and other preferred units ranking on a parity with the series E preferred units, then holders of series E preferred units and such other preferred units will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of series E preferred units will not be entitled to any further participation in any distribution of assets by EOP Partnership.

      Equity Office may redeem any or all of the outstanding series E preferred units for cash at a redemption price of $25.00 per unit, plus an amount equal to all distributions accrued and unpaid on the units to the date of redemption, without interest. The redemption price of the series E preferred units, other than the portion consisting of accrued and unpaid distributions, must be paid solely out of proceeds from the contributions with respect to other EOP Partnership units, including class A units, class B units, preferred units, or any other ownership interests in EOP Partnership however designated, and any rights, warrants or options to purchase any of the foregoing.

     Series F Preferred Units to be Issued in the Partnership Merger

      The EOP Partnership series F preferred units, when issued, will rank senior to the EOP Partnership class A and class B units and on a parity with the EOP Partnership series A, B, C, E and H preferred units with respect to the payment of distributions and amounts upon liquidation, dissolution or winding up of EOP Partnership.

      As the holder of the EOP Partnership series F preferred units, Equity Office will be entitled to receive distributions prior and in preference to any distribution with respect to class A units or class B units, at the rate of $1.96875 per series F preferred unit per year. These distributions will be cumulative from the last date on which any distributions were paid with respect to series C preferred interest of Spieker Partnership for which the series F preferred units are exchanged in connection with the partnership merger and will be payable quarterly in arrears on the last day of January, April, July and October of each year. No interest will be payable in respect of any distribution payment on series F preferred units which may be in arrears.

      The EOP Partnership series F preferred units will not be convertible and will not be entitled to the benefit of any sinking fund. The EOP Partnership series F preferred units will be entitled to be voted on matters requiring a vote of partners based on the percentage interest of EOP Partnership represented by the liquidation preference of the series F preferred units.

      The EOP Partnership series F preferred units will have the same liquidation rights as the series E preferred units.

      On and after October 10, 2002, Equity Office may redeem any or all of the outstanding series F preferred units for cash at a redemption price of $25.00 per unit, plus an amount equal to all distributions accrued and unpaid on the units to the date of redemption, without interest. The redemption price of series F preferred units, other than the portion consisting of accrued and unpaid distributions, is payable solely out of the proceeds from the contributions with respect to other EOP Partnership units, which may include class A units, class B units, preferred units, or other ownership interests in EOP Partnership however designated, other than debt securities convertible or exchangeable for EOP Partnership units, and any rights, warrants or options to purchase any of the foregoing.

     Series H Preferred Units to be Issued in the Partnership Merger

      The EOP Partnership series H preferred units, when issued, will rank senior to the EOP Partnership class A and class B units and on a parity with the EOP Partnership series A, B, C, E and F preferred units with respect to the payment of distributions and amounts upon liquidation, dissolution or winding up of EOP Partnership.

      As the holder of the EOP Partnership series H preferred units, Equity Office will be entitled to receive distributions, prior and in preference to any distribution with respect to class A units or class B units, at the rate of $2.00 per series H preferred unit per year. These distributions will be cumulative from the last date on which any distributions were paid with respect to series E preferred interest of Spieker Partnership for which the series H preferred units are exchanged in connection with the partnership merger and will be payable quarterly in arrears on the last day of March, June, September and December of each year. No interest will be payable in respect of any distribution payment on series H preferred units which may be in arrears.

      The EOP Partnership series H preferred units will not be convertible and will not be entitled to the benefit of any sinking fund. The EOP Partnership series H preferred units will be entitled to be voted on matters requiring a vote of partners based on the percentage interest of EOP Partnership represented by the liquidation preference of the series H preferred units.

      The series H preferred units will have the same liquidation rights as the series E and F preferred units.

      On and after June 4, 2003, Equity Office may redeem any or all of the outstanding EOP Partnership series H preferred units for cash at a redemption price of $25.00 per unit, plus an amount equal to all distributions accrued and unpaid on the units to the date of redemption, without interest. The redemption price of series H preferred units, other than the portion thereof consisting of accrued and unpaid distributions, is payable solely out of the proceeds from the contributions with respect to other EOP Partnership units, which may include class A units, class B units, preferred units, or other ownership interests in EOP Partnership however designated, other than debt securities convertible or exchangeable for EOP Partnership units, and any rights, warrants or options to purchase any of the foregoing.

     Distribution Preference of New Series E, F and H Preferred Units

      No distributions may be declared or paid on class A units (other than in class A units), and no class A units may be redeemed, purchased or otherwise acquired by EOP Partnership, unless full cumulative distributions have been or are contemporaneously declared and paid or set apart for payment on the series E, F and H preferred units, as well as the series A, B and C preferred units, as described above, for all past distribution periods and the current distribution period.

Capital Contributions

      Partners of EOP Partnership are not required to make additional capital contributions to EOP Partnership unless they have entered into a separate agreement, generally referred to as a deficit restoration obligation, that requires additional contributions upon liquidation of EOP Partnership. However, Equity Office generally is required to contribute net proceeds of any sale of equity interests in Equity Office to EOP Partnership in exchange for additional partnership units, as described above. Limited partners of Spieker Partnership receiving EOP Partnership units in the partnership merger will not be required to pay to EOP Partnership any deficit or negative balance which may exist in their capital accounts unless in connection with or subsequent to the partnership merger they elect to enter into an express agreement with EOP Partnership undertaking a deficit restoration obligation.

Distributions

      The partnership agreement of EOP Partnership requires the distribution of available cash on at least a quarterly basis. Available cash is the net operating cash flow plus any reduction in reserves and minus interest and principal payments on debt, all cash expenditures (including capital expenditures), any additions to reserves and other adjustments, as determined by Equity Office in its sole discretion. EOP Partnership makes distributions to all partners who are partners on the record date for the distribution in the following order:

•	first, to each partner, including Equity Office, who holds a partnership interest of a class or series that is entitled to a preference according to the rights of that class or series of partnership interest; and

•	second, to the extent that there is available cash after payment of any preferences, to the partners who hold a partnership interest that is not entitled to a preference in distribution, including class A units and class B units, pro rata to each class or series and, within each class or series, in proportion to the partner’s percentage share of that class or series.

      Unless otherwise specifically agreed to by Equity Office in the partnership agreement of EOP Partnership or an agreement at the time a new class or series is created, no partnership interest will be entitled to a distribution in preference to any other. As a general rule, distributions payable with respect to any class A units that were not outstanding during the entire quarterly or shorter period on which the distribution is based will not be prorated based on the portion of the period that these units were outstanding, but distributions paid with respect to class B units will be prorated. An EOP Partnership partner will not in any event receive a distribution of available cash with respect to a partnership unit if the partner is entitled to receive a distribution out of that same available cash with respect to an Equity Office share for which that partnership unit has been exchanged or redeemed.

      Equity Office will make reasonable efforts, as determined by it in its sole and absolute discretion and consistent with Equity Office’s qualification as a REIT, to distribute available cash:

•	to the limited partners so as to preclude the distribution from being treated as part of a disguised sale for federal tax purposes; and

•	to all units so that the amount distributed to Equity Office is sufficient to enable Equity Office to pay shareholder dividends that will:

—	satisfy the requirements for qualifying or reelecting as a REIT; and

—	avoid any federal income or excise tax liability for Equity Office.

      If Equity Office is not publicly traded, EOP Partnership will make cash distributions with respect to class A units at least annually for each taxable year of EOP Partnership beginning before July 11, 2012 in an aggregate amount that reflects at least 95% of EOP Partnership’s taxable income for that year allocable to the class A units.

Preemptive Rights

      Except to the extent expressly granted by EOP Partnership in an agreement other than the partnership agreement of EOP Partnership, no person or entity, including any partner of EOP Partnership, has any preemptive, preferential or other similar right with respect to:

•	additional capital contributions or loans to EOP Partnership; or

•	the issuance or sale of any EOP Partnership units or other partnership interests of EOP Partnership.

Conversion; Redemption

      Each EOP Partnership class B unit will be converted automatically into an EOP Partnership class A unit on the day immediately following the record date for the distribution period during which the EOP Partnership class B unit was issued.

      Except as provided below, each holder of class A units, other than Equity Office and some of its affiliates, has the right to require EOP Partnership to redeem the holder’s class A units for either cash or Equity Office common shares, at the election of Equity Office. As a general rule, a limited partner may exercise the redemption right at any time beginning on the first anniversary of the issuance of the partnership units held by the limited partner. Equity Office may agree to a shorter waiting period, or no waiting period, on the exercise of the unit redemption right. Spieker Partnership limited partners who receive EOP Partnership class A units in the partnership merger will be permitted to exercise the unit redemption right at any time following the partnership merger.

      If Equity Office gives the limited partners notice of its intention to make an extraordinary distribution of cash or property to its shareholders or effect a merger, a sale of all or substantially all of its assets, or any other similar extraordinary transaction, each limited partner may exercise its unit redemption right, regardless of the length of time it has held its EOP Partnership units. This redemption right begins when the notice is given, which must be at least 20 business days before the record date for determining shareholders eligible to receive the distribution or to vote upon the approval of the merger, sale or other extraordinary transaction, and ends on the record date. Equity Office, in its sole discretion, may shorten the required notice period of not less than 20 business days prior to the record date to determine the shareholders eligible to vote upon a merger transaction (but not any of the other covered transactions) by up to ten business days (thereby continuing to afford the holders of units the opportunity to redeem units on or prior to the record date for the shareholder vote on the merger transaction) so long as:

•	Equity Office will be the surviving entity in such merger transaction;

•	immediately following the merger transaction, persons who held voting securities of Equity Office immediately before the merger transaction will hold, solely by reason of the ownership of voting securities of Equity Office immediately prior to the merger transaction, voting securities of Equity Office representing at least 51% of the total combined voting power of all outstanding voting securities of Equity Office after such merger; and

•	in the event that in connection with the merger transaction EOP Partnership will merge with another entity, EOP Partnership will be the surviving entity in the merger.

      If no record date is applicable, Equity Office must provide notice to the limited partners at least 20 business days before the consummation of the merger, sale or other extraordinary transaction.

      A limited partner may exercise its unit redemption right by giving written notice to EOP Partnership and Equity Office. The EOP Partnership units specified in the notice shall be redeemed on the 10th business day following the date Equity Office received the redemption notice or, in the case of the exercise of a unit redemption right in connection with an extraordinary transaction, the date EOP Partnership and Equity Office received the redemption notice.

      A notice of redemption delivered to EOP Partnership, with a copy to Equity Office, will serve to exercise the redemption right. A limited partner may not exercise the redemption right for fewer than 1,000 partnership units, or if the limited partner holds fewer than 1,000 partnership units, all of the partnership units held by that limited partner. The redeeming partner will have no right to receive any distributions paid on or after the redemption date with respect to those partnership units redeemed.

      Unless Equity Office elects to assume and perform EOP Partnership’s obligation with respect to the unit redemption right, as described below, a limited partner exercising a unit redemption right will receive cash from EOP Partnership in an amount equal to the market value of the Equity Office common shares for which the EOP Partnership units to be redeemed are redeemable. The market value of an Equity Office common share for this purpose will be equal to the average of the closing trading price of an Equity Office common share on the NYSE for the ten trading days before the day on which the redemption notice was received by Equity Office.

      Instead of EOP Partnership acquiring the units being redeemed for cash, Equity Office has the right to elect to acquire on the redemption date the EOP Partnership units directly from a limited partner exercising the unit redemption right in exchange for either cash in the amount specified above or a number of Equity Office common shares equal to the number of EOP Partnership units offered for redemption, adjusted as specified in the partnership agreement of EOP Partnership to take into account prior share dividends or any subdivisions or combinations of Equity Office common shares. No redemption or exchange can occur if delivery of common shares by Equity Office would be prohibited either under the provisions of Equity

Office’s declaration of trust or under applicable federal or state securities laws, in each case regardless of whether Equity Office would in fact elect to assume and satisfy the unit redemption right.

      Unless Equity Office exercises its right to purchase the redeeming partner’s EOP Partnership units, as described above, Equity Office has no obligation to the redeeming partner with respect to the redeeming partner’s unit redemption right. Likewise, if Equity Office exercises this purchase option, EOP Partnership has no obligation to pay any amount to the redeeming partner with respect to the unit redemption right. If Equity Office elects to assume and perform the obligations of EOP Partnership under the unit redemption right, each of the redeeming partner, EOP Partnership and Equity Office will treat this transaction between Equity Office and the redeeming partner, for federal tax purposes, as a sale of the redeeming partner’s EOP Partnership units to Equity Office.

      If any Equity Office preferred shares have been called for redemption, a number of EOP Partnership preferred units equal to the number of Equity Office preferred shares called for redemption will be redeemed. The redemption shall occur at a time and in a manner that allows the redemption of Equity Office preferred shares to be completed in a timely fashion to comply with the applicable requirements related to the share redemption.

      All EOP Partnership units delivered for redemption must be delivered to EOP free and clear of all liens.

Management

      Except as otherwise expressly provided in the partnership agreement of EOP Partnership, the business and affairs of EOP Partnership are managed by Equity Office, which has the exclusive right and full authority and responsibility to manage and operate the partnership’s business. Limited partners do not have any right to participate in or exercise control or management power over the business and affairs of EOP Partnership or the power to sign documents for or otherwise bind EOP Partnership. Equity Office has full power and authority to do all things it deems necessary or desirable to conduct the business of EOP Partnership, as described below. In particular, Equity Office is under no obligation to consider the tax consequences to limited partners when making decisions for the benefit of EOP Partnership. The limited partners have no power to remove Equity Office as general partner. Equity Office, however, may not take any action that is contrary to an express limitation or prohibition in the partnership agreement of EOP Partnership without the written consent of:

•	all partners adversely affected; or

•	the lower percentage of the limited partners as may be specifically provided for in the partnership agreement of EOP Partnership or under Delaware law.

      In addition, the consent of the limited partners to some matters is necessary in limited circumstances, as described below.

Sale of Substantially All of the Partnership Assets

      A sale, exchange, transfer or other disposition of all or substantially all of the assets of EOP Partnership in a single transaction or a series of related transactions, including by way of a merger, consolidation or other combination of EOP Partnership with another entity, will require the following:

•	if the transaction is in connection with a similar transaction involving Equity Office which has also been approved by a majority of the outstanding EOP Partnership units, including EOP Partnership units held directly or indirectly by Equity Office, and in connection with which all limited partners have the right to receive consideration which, on a per unit basis, is equivalent in value to the consideration to be received by the shareholders of Equity Office on a per share basis, approval by a majority of the outstanding EOP Partnership units, including EOP Partnership units held directly or indirectly by Equity Office; or

•	in the case of any other transaction, the approval of a majority of the outstanding EOP Partnership units held by persons or entities other than Equity Office and some of its affiliates.

Transfers

      Equity Office generally may not transfer any of its partnership interests, including any of its limited partnership interests, except in connection with a merger, consolidation or other combination with or into another person, a sale of all or substantially all of its assets or any reclassification, recapitalization or change of its outstanding shares. Equity Office may engage in such a transaction only if the transaction has been approved by the consent of the partners holding at least a majority of the then outstanding EOP Partnership units, including any EOP Partnership units held by Equity Office and in connection with which all limited partners have the right to receive consideration which, on a per unit basis, is equivalent in value to the consideration to be received by the shareholders of Equity Office, on a per share basis. Equity Office will not withdraw from EOP Partnership except in connection with a transaction as described in the preceding sentence.

      A limited partner may transfer, with or without the consent of Equity Office, all or any portion of its partnership interest or rights as a limited partner:

•	to Equity Office;

•	to an affiliate of the limited partner;

•	to another original limited partner;

•	to an immediate family member;

•	to a trust for the benefit of a charitable beneficiary or to a charitable foundation; or

•	by pledge to a lending institution, which is not an affiliate of the limited partner, as collateral or security for a bona fide loan or other extension of credit.

      In addition to the transfers permitted above, each limited partner shall have the right to transfer all or any portion of its partnership interest to other transferees provided that:

•	the transferring partner shall give written notice of the proposed transfer to Equity Office, and Equity Office shall have declined to purchase the partnership interest on the proposed terms; and

•	the transfer is made only to an “accredited investor,” as that term is defined in Rule 501 under the Securities Act.

      However, in any transfer of a limited partnership interest described above, it is a condition to the proposed transfer that:

•	the transferee assumes by operation of law or express agreement all of the obligations of the transferor limited partner under the partnership agreement with respect to such transferred partnership interest;

•	the transfer shall not relieve the transferor partner of its obligations under the partnership agreement without the approval of Equity Office, in its reasonable discretion; and

•	the transfer shall be subject to any and all ownership limitations contained in the Equity Office declaration of trust.

      Equity Office may prohibit any transfer of partnership units by a limited partner unless it receives a written opinion of legal counsel that the transfer would not require filing of a registration statement under the Securities Act or would not otherwise violate any federal, or state securities laws or regulations applicable to the partnership or the partnership units. Further, no transfer of partnership units by a limited partner may be made if, in the opinion of legal counsel for the partnership:

•	the transfer would result in the partnership being treated as an association taxable as a corporation for federal income tax purposes or would result in a termination of the partnership for federal income tax purposes; or

•	the transfer would adversely affect the ability of Equity Office to continue to qualify as a REIT or would subject Equity Office to certain additional taxes or would subject the partnership to adverse tax consequences.

      Except with the consent of Equity Office to the admission of the transferee as a limited partner, no transferee shall have any rights by virtue of the transfer other than the rights of an assignee, and will not be entitled to vote the partnership units in any matter presented to the limited partners for a vote. Equity Office will, however, have the right to consent to the admission of a transferee of the interest of a limited partner, which consent may be given or withheld by Equity Office in its sole and absolute discretion.

      In the case of a proposed transfer of units to a lender to EOP Partnership or any person related to the lender whose loan constitutes a nonrecourse liability, the transferring partner must obtain the consent of Equity Office.

Amendment of Partnership Agreement

      Amendments to the partnership agreement of EOP Partnership may be proposed by Equity Office or by limited partners owning at least 25% of the total partnership interests. In general, the partnership agreement of EOP Partnership may be amended only with the approval of Equity Office and limited partners holding a majority of the partnership interests held by the limited partners, including Equity Office. However, Equity Office has the power, without the consent of the limited partners, to amend the partnership agreement of EOP Partnership as may be required:

•	to add to the obligations of Equity Office or surrender any right or power granted to Equity Office or any affiliate of Equity Office for the benefit of the limited partners;

•	to reflect the admission, substitution, termination or withdrawal of partners in compliance with the partnership agreement of EOP Partnership;

•	to set forth the designations, rights, powers, duties and preferences of the holders of any additional partnership interests issued in accordance with the authority granted to Equity Office;

•	to reflect a change that does not adversely affect the limited partners in any material respect, or to cure any ambiguity, correct or supplement any provision in the partnership agreement of EOP Partnership not inconsistent with law or with other provisions of the partnership agreement of EOP Partnership, or make other changes with respect to matters arising under the partnership agreement of EOP Partnership that will not be inconsistent with law or with the provisions of the partnership agreement of EOP Partnership; and

•	to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal, state or local law.

      The approval of a majority of the partnership interests held by limited partners other than Equity Office is necessary to amend provisions regarding, among other things:

•	the issuance of partnership interests in general and the restrictions imposed on the issuance of additional partnership interests to Equity Office in particular;

•	distribution requirements with respect to the EOP Partnership class A units if Equity Office is not publicly traded;

•	the prohibition against removal of Equity Office by the limited partners;

•	restrictions on Equity Office’s power to conduct businesses other than owning partnership interests of EOP Partnership and the relationship of Equity Office shares to the partnership units;

•	limitations on transactions with affiliates;

•	the liability of Equity Office for monetary damages to EOP Partnership;

•	partnership consent requirements for the sale of substantially all the assets of EOP Partnership; or

•	the transfer of partnership interests held by Equity Office, the admission and rights of substituted limited partners or the dissolution of EOP Partnership.

      Any amendment of the provision of the partnership agreement of EOP Partnership which allows the voluntary dissolution of EOP Partnership before December 31, 2046 can be made only with the approval of 90% of the outstanding partnership interests, including partnership interests held by Equity Office.

      Amendments to the partnership agreement of EOP Partnership that would, among other things:

•	convert a limited partner’s interest into a general partner’s interest;

•	modify the limited liability of a limited partner;

•	alter the interest of a partner in profits or losses, or the right to receive any distributions, except as permitted under the partnership agreement of EOP Partnership with respect to the admission of new partners or the issuance of additional EOP Partnership units; or

•	alter the unit redemption right of the limited partners of EOP Partnership,

must be approved by each limited partner that would be adversely affected by the amendment.

Meetings

      Meetings of the partners may be called by Equity Office by written request by limited partners holding 25% or more of the partnership interests. The call must state the nature of the business to be transacted. Notice of any meeting is required to be given to all partners not less than seven days nor more than 30 days before the date of the meeting. Partners may vote in person or by proxy at the meeting. Whenever the vote or consent of partners is permitted or required under the partnership agreement of EOP Partnership, this vote or consent may be given at a meeting of partners. Except as otherwise expressly provided in the partnership agreement of EOP Partnership, the consent of a majority of the percentage interests held by limited partners, including limited partnership interests held by Equity Office, shall control.

      Any action required or permitted to be taken at a meeting of the partners may be taken without a meeting if a written consent showing the action taken is signed by a majority of the percentage interests of the partners or another percentage as required by the partnership agreement of EOP Partnership.

COMPARISON OF UNITHOLDER RIGHTS

      EOP Partnership is a Delaware limited partnership and, accordingly, the rights of EOP Partnership unitholders will be governed by the partnership agreement of EOP Partnership and Delaware law. Spieker Partnership is a California limited partnership and, accordingly, the rights of Spieker Partnership unitholders are governed by the partnership agreement of Spieker Partnership and California law.

      At the time of the partnership merger, Spieker Partnership unitholders automatically will become EOP Partnership unitholders and their rights as partners will be determined by the partnership agreement of EOP Partnership and Delaware law. The following is a summary of the material differences in the rights of partners of EOP Partnership and the rights of partners of Spieker Partnership. Equity Office is the general partner of EOP Partnership and Spieker is the general partner of Spieker Partnership. As general partners, Equity Office and Spieker have the exclusive right to manage the business and affairs of EOP Partnership and Spieker Partnership, respectively.

      The following summary of the rights of unitholders of EOP Partnership and Spieker Partnership is not a complete description of all information that may be important to you. Therefore, you should refer to the partnership agreements, including all amendments, of EOP Partnership and Spieker Partnership for complete information.

Capitalization

      EOP Partnership. As of           , 2001, EOP Partnership has the following outstanding units:

•	class A units;

•	7,994,000 series A preferred units;

•	5,990,000 series B preferred units; and

•	4,562,900 series C preferred units.

      Equity Office owns all of the series A, B and C preferred units and      % of the class A units. In the partnership merger, Equity Office will take all necessary actions to cause EOP Partnership to issue  class A units, 4,250,000 series E preferred units, 6,000,000 series F preferred units and 4,000,000 series H preferred units. EOP Partnership will issue the class A units in the partnership merger in exchange for the remaining partnership units of Spieker Partnership. EOP Partnership will issue the new series E, F and H preferred units in the partnership merger in exchange for the respective Spieker Partnership Series B, C and E preferred interests. All of the EOP Partnership preferred units to be issued in the partnership merger will be issued to Spieker and will be acquired by Equity Office in the REIT merger.

      Spieker Partnership. As of           , 2001, Spieker Partnership has the following outstanding units and interests:

•	partnership units;

•	the series B preferred interest;

•	the series C preferred interest;

•	1,500,000 series D preferred units; and

•	the series E preferred interest.

      Spieker owns all of the series B, C and E preferred interests and      % of the partnership units. The series D preferred units are held by two institutional investors, and will remain outstanding following the partnership merger.

Issuance of Additional Partnership Interests

      EOP Partnership. Equity Office is authorized to cause EOP Partnership to issue additional partnership units or interests to its partners, including Equity Office and its affiliates, or other persons. These units may be issued in one or more classes or in one or more series of any class, with designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to those of the class A common units, as determined by Equity Office in its sole and absolute discretion without the approval of any limited partner, subject to limitations described below.

      No partnership unit or interest may be issued to Equity Office unless:

•	EOP Partnership issues the units or other partnership interests in connection with the grant, award or issuance of shares or other equity interests in Equity Office having designations, preferences and other rights so that the economic interests attributable to the newly issued shares or other equity interests are substantially similar to the designations, preferences and other rights, except voting rights, of the EOP Partnership units or other partnership interests issued to Equity Office, and Equity Office contributes to EOP Partnership the proceeds from the issuance of the shares or other equity interests received by Equity Office; or

•	EOP Partnership issues the additional EOP Partnership units or other partnership interests to all partners holding EOP Partnership units or other partnership interests in the same class or series in proportion to their respective percentage interests in that class or series.

      At the election of Equity Office, in its sole and absolute discretion, EOP Partnership may issue either class A units or class B units to newly admitted partners. The major difference between class A units and class B units is that the class A units receive a full distribution of any cash distributed by EOP Partnership with respect to its units, without any proration to take into account the number of days that the class A units were outstanding, while distributions to the class B units are prorated based upon the number of days in the applicable distribution period that the class B units were outstanding. Class B units automatically convert into class A units at the end of any such distribution period, and any EOP Partnership unit that is not specifically designated by Equity Office as being of a particular class will be deemed to be a class A unit. In the partnership merger, EOP Partnership class A units will be issued in exchange for partnership units of Spieker Partnership other than the Spieker Partnership preferred units, and new series of EOP Partnership’s preferred units will be issued for the Spieker Partnership series of preferred interests or units as described above under “— Capitalization.”

      Spieker Partnership. Spieker is authorized to cause Spieker Partnership to issue additional partnership units or interests to its partners, including Spieker and its affiliates, or other persons. These units may be issued in one or more classes or in one or more series of any class, with designations, preferences and relative, participating, optional or other special rights, powers and duties, including, without limitation, rights, powers and duties senior to those of the outstanding Spieker Partnership units, as determined by Spieker in its sole and absolute discretion without the approval of any limited partner, subject to limitations detailed below.

      No partnership unit or interest may be issued to Spieker unless:

•	Spieker Partnership issues the units or other partnership interests in connection with the issuance of shares of common stock or other equity interests in Spieker having designations, preferences and other rights so that the economic interests attributable to the newly issued shares or other equity interests are substantially similar to the designations, preferences and other rights of the additional partnership units or other partnership interests issued to Spieker, and Spieker contributes to Spieker Partnership the proceeds from the issuance of the shares of common stock or other equity interests received by Spieker; or

•	Spieker Partnership issues the additional Spieker Partnership units or other partnership interests to all partners of Spieker Partnership in proportion to their respective percentage interests in that class or series;

Capital Contributions

      EOP Partnership. Partners of EOP Partnership are not required to make additional capital contributions to EOP Partnership unless they have entered into a separate agreement, generally referred to as a deficit restoration obligation, that requires additional contributions upon liquidation of EOP Partnership. However, Equity Office generally is required to contribute net proceeds of any sale of equity interests in Equity Office to EOP Partnership in exchange for additional partnership units, as described above. Limited partners of Spieker Partnership receiving EOP Partnership units in the partnership merger will not be required to pay to EOP Partnership any deficit or negative balance which may exist in their capital accounts unless in connection with or subsequent to the partnership merger they elect to enter into an express agreement with EOP Partnership undertaking a deficit restoration obligation.

      Spieker Partnership. Partners of Spieker Partnership are not required to make additional capital contributions to Spieker Partnership. However, as in the case of Equity Office, Spieker generally is required to contribute to Spieker Partnership net proceeds of any sale of equity interests in Spieker.

      As described in “The Merger Agreement — Tax Related Undertakings of EOP Partnership — Tax Protection Agreements,” under the merger agreement, Equity Office and EOP Partnership will assume the obligations of Spieker and Spieker Partnership under any existing tax protection agreements for the benefit of the individuals and entities who are intended to be protected by the provisions of such agreements.

Distributions

      EOP Partnership. The partnership agreement of EOP Partnership requires the distribution of available cash on at least a quarterly basis. Available cash is the net operating cash flow plus any reduction in reserves and minus interest and principal payments on debt, all cash expenditures (including capital expenditures), any additions to reserves and other adjustments, as determined by Equity Office in its sole discretion. EOP Partnership makes distributions to all partners who are partners on the record date for the distribution in the following order:

•	first, to each partner, including Equity Office, who holds a partnership interest of a class or series that is entitled to a preference according to the rights of that class or series of partnership interest; and

•	second, to the extent that there is available cash after payment of any preferences, to the partners who hold a partnership interest that is not entitled to a preference in distribution, including class A units and class B units, pro rata to each class or series and, within each class or series, in proportion to the partner’s percentage share of that class or series.

      Unless otherwise specifically agreed to by Equity Office in the partnership agreement of EOP Partnership or an agreement at the time a new class or series is created, no partnership interest will be entitled to a distribution in preference to any other. As a general rule, distributions payable with respect to any class A units that were not outstanding during the entire quarterly or shorter period on which the distribution is based will not be prorated based on the portion of the period that these units were outstanding, but distributions paid with respect to class B units will be prorated. An EOP Partnership partner will not in any event receive a distribution of available cash with respect to a partnership unit if the partner is entitled to receive a distribution out of that same available cash with respect to an Equity Office share for which that partnership unit has been exchanged or redeemed.

      Equity Office will make reasonable efforts, as determined by it in its sole and absolute discretion and consistent with Equity Office’s qualification as a REIT, to distribute available cash:

•	to the limited partners so as to preclude the distribution from being treated as part of a disguised sale for federal tax purposes; and

•	to all units so that the amount distributed to Equity Office is sufficient to enable Equity Office to pay shareholder dividends that will:

—	satisfy the requirements for qualifying or re-electing as a REIT; and

—	avoid any federal income or excise tax liability for Equity Office.

      If Equity Office is not publicly traded, EOP Partnership will make cash distributions with respect to class A units at least annually for each taxable year of EOP Partnership beginning before July 11, 2012 in an aggregate amount that reflects at least 95% of EOP Partnership’s taxable income for that year allocable to the class A units.

      Spieker Partnership. The partnership agreement of Spieker Partnership requires the distribution, not less frequently than quarterly, of net operating cash flow generated by the partnership during the applicable time period. Net operating cash flows for any period are the excess of (1) the sum of all cash receipts of Spieker Partnership for that period, other than capital contributions, and any amounts held as reserves as of the last day of that period which Spieker reasonably deems to be in excess of necessary reserves over (2) the sum of:

•	all cash expenses of Spieker Partnership for that period;

•	the amount of all payments of principal and interest on account of debt of Spieker Partnership, or amounts due on such debt during such period; and

•	additional cash reserves as of the last day of that period as Spieker deems necessary for any capital or operating expenditure permitted under the partnership agreement.

Spieker will determine in its sole and absolute discretion the amount of the distribution to be made. Distributions will be made to all partners who are partners on the record date for the distribution in the following order:

•	first, to each partner, including Spieker, who holds a partnership interest of a class or series that is entitled to a preference according to the rights of that class or series of partnership interest; and

•	second, to the partners who hold partnership interests that are not entitled to a preference in distribution pro rata in accordance with the percentage interests of those partners in Spieker Partnership.

      Unless otherwise specifically agreed to by Spieker in the partnership agreement of Spieker Partnership or an agreement at the time a new class or series is created, no partnership interest will be entitled to a distribution in preference to any other. Unless otherwise specifically agreed to by Spieker, distributions payable with respect to partnership units that were not outstanding during the entire quarterly or shorter period on which the distribution is based will be prorated based on the portion of the period that these units were outstanding.

      Spieker Partnership will use its best efforts to distribute sufficient amounts to enable Spieker to pay dividends that will:

•	satisfy the requirements for qualifying as a REIT; and

•	avoid any federal income or excise tax liability of Spieker.

Preemptive Rights

      EOP Partnership. Except to the extent expressly granted by EOP Partnership in an agreement other than the partnership agreement of EOP Partnership, no person or entity, including any partner of EOP Partnership, has any preemptive, preferential or other similar right with respect to:

•	additional capital contributions or loans to EOP Partnership; or

•	the issuance or sale by EOP Partnership of any EOP Partnership units or other partnership interests of EOP Partnership.

      Spieker Partnership. Except to the extent expressly granted by Spieker Partnership in an agreement other than the partnership agreement of Spieker Partnership, no person or entity, including, without limitation, any partner of Spieker Partnership, shall have any preemptive, preferential or other similar right with respect to:

•	additional capital contributions or loans to Spieker Partnership; or

•	the issuance or sale of any Spieker Partnership units or other partnership interests of Spieker Partnership by Spieker Partnership.

Conversion; Redemption

      EOP Partnership. Each EOP Partnership class B unit will be converted automatically into an EOP Partnership class A unit on the day immediately following the record date for the distribution period during which the EOP Partnership class B unit was issued.

      Except as provided below, each holder of class A units, other than Equity Office and some of its affiliates, has the right to require EOP Partnership to redeem the holder’s class A units for either cash or Equity Office common shares, at the election of Equity Office. As a general rule, a limited partner may exercise the redemption right at any time beginning on the first anniversary of the issuance of the partnership units held by the limited partner. Equity Office may agree to a shorter waiting period, or no waiting period, on the exercise of the unit redemption right. Spieker Partnership limited partners who receive EOP Partnership class A units in the partnership merger will be permitted to exercise the unit redemption right at any time following the partnership merger.

      If Equity Office gives the limited partners notice of its intention to make an extraordinary distribution of cash or property to its shareholders or effect a merger, a sale of all or substantially all of its assets, or any other similar extraordinary transaction, each limited partner may exercise its unit redemption right, regardless of the length of time it has held its EOP Partnership units. This redemption right begins when the notice is given, which must be at least 20 business days before the record date for determining shareholders eligible to receive the distribution or to vote upon the approval of the merger, sale or other extraordinary transaction, and ends on the record date. Equity Office, in its sole discretion, may shorten the required notice period of not less than 20 business days before the record date to determine the shareholders eligible to vote upon a merger transaction (but not any of the other covered transactions) by up to ten business days (thereby continuing to afford the holders of units the opportunity to redeem units on or before the record date for the shareholder vote on the merger transaction) so long as:

•	Equity Office will be the surviving entity in such merger transaction,

•	immediately following the merger transaction, persons who held voting securities of Equity Office immediately before the merger transaction will hold, solely by reason of the ownership of voting securities of Equity Office immediately prior to the merger transaction, voting securities of Equity Office representing at least 51% of the total combined voting power of all outstanding voting securities of Equity Office after such merger, and

•	in the event that in connection with the merger transaction EOP Partnership will merge with another entity, EOP Partnership will be the surviving entity in the merger.

      If no record date is applicable, Equity Office must provide notice to the limited partners at least 20 business days before the consummation of the merger, sale or other extraordinary transaction.

      A limited partner may exercise its unit redemption right by giving written notice to EOP Partnership and Equity Office. The EOP Partnership units specified in the notice shall be redeemed on the 10th business day following the date Equity Office received the redemption notice or, in the case of the exercise of a unit redemption right in connection with an extraordinary transaction, the date EOP Partnership and Equity Office received the redemption notice.

      A notice of redemption delivered to EOP Partnership, with a copy to Equity Office, will serve to exercise the redemption right. A limited partner may not exercise the redemption right for fewer than 1,000 partnership units, or if the limited partner holds fewer than 1,000 partnership units, all of the partnership units held by that limited partner. The redeeming partner will have no right to receive any distributions paid on or after the redemption date with respect to those partnership units redeemed.

      Unless Equity Office elects to assume and perform EOP Partnership’s obligation with respect to the unit redemption right, as described below, a limited partner exercising a unit redemption right will receive cash from EOP Partnership in an amount equal to the market value of the Equity Office common shares for which the EOP Partnership units to be redeemed are redeemable. The market value of an Equity Office common share for this purpose will be equal to the average of the closing trading price of an Equity Office common share on the NYSE for the ten trading days before the day on which the redemption notice was received by Equity Office.

      Instead of EOP Partnership acquiring the units being redeemed for cash, Equity Office has the right to elect to acquire on the redemption date the EOP Partnership units directly from a limited partner exercising the unit redemption right in exchange for either cash in the amount specified above or a number of Equity Office common shares equal to the number of EOP Partnership units offered for redemption, adjusted as specified in the partnership agreement of EOP Partnership to take into account prior share dividends or any subdivisions or combinations of Equity Office common shares. No redemption or exchange can occur if delivery of common shares by Equity Office would be prohibited either under the provisions of Equity Office’s declaration of trust or under applicable federal or state securities laws, in each case regardless of whether Equity Office would in fact elect to assume and satisfy the unit redemption right.

      Unless Equity Office exercises its right to purchase the redeeming partner’s EOP Partnership units, as described above, Equity Office has no obligation to the redeeming partner with respect to the redeeming partner’s unit redemption right. Likewise, if Equity Office exercises this purchase option, EOP Partnership has no obligation to pay any amount to the redeeming partner with respect to the unit redemption right. If Equity Office elects to assume and perform the obligations of EOP Partnership under the unit redemption right, each of the redeeming partner, EOP Partnership and Equity Office will treat this transaction between Equity Office and the redeeming partner, for federal tax purposes, as a sale of the redeeming partner’s EOP Partnership units to Equity Office.

      If any Equity Office preferred shares have been called for redemption, a number of EOP Partnership preferred units equal to the number of Equity Office preferred shares called for redemption will be redeemed. The redemption shall occur at a time and in a manner that allows the redemption of Equity Office preferred shares to be completed in a timely fashion to comply with the applicable requirements related to the share redemption.

      All EOP Partnership units delivered for redemption must be delivered to EOP free and clear of all liens.

      Spieker Partnership. Subject to the limitations described below, each holder of partnership units of Spieker Partnership has the right to convert all or a portion of those units into common stock of Spieker and to sell all or a portion of the remainder of those partnership units to Spieker at any time before November 13, 2043.

      In order to exercise this conversion/ redemption right, the holder of a Spieker partnership unit must deliver written notice to Spieker of its election to exercise such rights. Conversion rights may be exercised at any time and from time to time to the extent that upon exercise of the conversion rights, the exercising partner, together with its affiliates, in the aggregate, does not beneficially own shares of Spieker capital stock including shares of Spieker common stock to be issued in connection with the exercise of such conversion rights, in excess of 9.9% of the outstanding shares of Spieker capital stock. A Spieker Partnership unitholder may not exercise the right to cause Spieker to redeem units for cash until that unitholder has exercised its conversion rights to the fullest extent permissible under the limitation described in the immediately preceding sentence.

      Each limited partner is permitted to deliver up to four separate exercise notices per year of this conversion/ redemption right. Without the prior written consent of Spieker, which may be withheld in its sole and absolute discretion, no exercising holder of partnership units may exercise rights for less than 500 Spieker Partnership units, or if the exercising partner holds less than 500 Spieker Partnership units, all of the Spieker Partnership units held by such exercising holder of partnership units.

      With respect to the exercise of conversion rights, the consideration payable shall, in the sole and absolute discretion of Spieker, be paid in the form of:

•	cash, cashier’s or certified check or by wire transfer of immediately available funds to the exercising partner’s designated account in an amount equal to the number of units with respect to which an exercise notice has been delivered multiplied by the closing price per share of Spieker common stock on the date the exercise notice is delivered to Spieker;

•	by the issuance by Spieker of a number of shares of Spieker common stock equal to the number of units with respect to which an exercise notice has been delivered; or

•	any combination of cash and common stock.

      Any Spieker Partnership units specified in a notice of conversion will be redeemed and converted on the later of a date no later than the 10th day after the date of the notice and the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act. With respect to any Spieker Partnership units specified in a notice of redemption, Spieker will deliver an election notice within 30 days after receipt of the notice of redemption specifying the form of the consideration to be paid by Spieker with respect to those Spieker Partnership units and specifying a date for the closing of that redemption, which date will not be later than 10 days after delivery by Spieker of the election notice with respect to Spieker Partnership units for which Spieker has chosen to deliver shares of Spieker common stock or, if later, the expiration or termination of any applicable waiting period under the HSR Act or 60 days after the receipt of the notice of redemption by Spieker with respect to Spieker Partnership units for which Spieker has chosen to pay cash, subject to extension for an additional period of time to permit Spieker to issue additional shares of Spieker common stock to finance the redemption of those Spieker Partnership units.

      All Spieker Partnership units delivered for conversion/ redemption must be delivered to Spieker free and clear of all liens.

      The Spieker Partnership series D preferred units are exchangeable in whole or in part at anytime after April 20, 2008 at the option of the holder of those units for shares of series D cumulative redeemable preferred stock of Spieker at an initial exchange rate of one share of series D cumulative redeemable preferred stock of Spieker for each Spieker Partnership series D preferred unit. In addition, the series D preferred units are exchangeable in whole or in part at anytime into such shares of series D cumulative redeemable preferred stock of Spieker if at any time full distributions have not been timely made on any series D preferred units for six quarterly distribution periods, whether or not consecutive, or upon the occurrence of tax events specified in the partnership agreement.

      At its option, upon delivery of notice of exercise of this exchange right by any holder of a series D preferred unit, Spieker may, in lieu of issuing shares of series D cumulative redeemable preferred stock, redeem the applicable series D preferred units for cash in an amount equal to the original capital contribution per series D preferred unit plus all accumulated and unpaid dividends to the date of redemption. In order to exercise this right, Spieker must deliver notice to the holder of the series D preferred unit within five business days after receipt by Spieker of the notice of exercise of exchange rights by that holder. Spieker will also redeem series D preferred units for cash with respect to which exchange rights have been exercised to the extent required to prevent any holder of series D preferred units from violating the ownership limitations applicable to the Spieker common stock.

      Finally, after April 20, 2003, Spieker Partnership will have the right to redeem series D preferred units, in whole or in part, at any time and from time to time, upon not less than 30 nor more than 60 days written notice in an amount in cash equal to the capital account balance of the affected holders of series D preferred units. Spieker Partnership will not be permitted to exercise this right to the extent the redemption price described above would not exceed the original capital contribution of the affected holders plus a return specified in the partnership agreement. Spieker may not redeem fewer than all of the outstanding series D preferred units unless all accumulated and unpaid dividends have been paid on all series D preferred units for all quarterly distribution periods on or before the date of redemption.

Management

      EOP Partnership. Except as otherwise expressly provided in the partnership agreement of EOP Partnership, the business and affairs of EOP Partnership are managed by Equity Office, which has the exclusive right and full authority and responsibility to manage and operate the partnership’s business. Limited partners do not have any right to participate in or exercise control or management power over the business and affairs of EOP Partnership or the power to sign documents for or otherwise bind EOP Partnership. Equity Office has full power and authority to do all things it deems necessary or desirable to conduct the business of EOP Partnership, as described below. In particular, Equity Office is under no obligation to consider the tax consequences to limited partners when making decisions for the benefit of EOP Partnership. The limited partners have no power to remove Equity Office as general partner. Equity Office, however, may not take any action that is contrary to an express limitation or prohibition in the partnership agreement of EOP Partnership without the written consent of:

•	all partners adversely affected; or

•	the lower percentage of the limited partners as may be specifically provided for in the partnership agreement of EOP Partnership or under Delaware law.

      In addition, the consent of the limited partners to some matters is necessary in limited circumstances, as described below.

      Spieker Partnership. Except as otherwise expressly provided in the partnership agreement of Spieker Partnership, the business and affairs of Spieker Partnership are managed by Spieker, which has the exclusive right and full authority and responsibility to manage and operate the partnership’s business. Limited partners do not have any right to take part in the management of Spieker Partnership’s business or the power to sign documents for or otherwise bind Spieker Partnership. Spieker has full power and authority to take all action as it, in its sole and absolute discretion, deems necessary or appropriate to carry out the purposes for which Spieker Partnership was organized. However, the consent of the limited partners holding a majority of the Spieker partnership units, including Spieker Partnership units owned by Spieker, is required under the partnership agreement to terminate the partnership agreement or dissolve Spieker Partnership. The limited partners have no power to remove Spieker as the general partner. Spieker, however, may not take any action that is contrary to an express limitation or prohibition in the partnership agreement of Spieker Partnership without the written consent of limited partners holding a majority of the Spieker Partnership units, including Spieker Partnership units owned by Spieker.

Sale of Substantially All of the Partnership Assets

      EOP Partnership. A sale, exchange, transfer or other disposition of all or substantially all of the assets of EOP Partnership in a single transaction or a series of related transactions, including by way of a merger, consolidation or other combination of EOP Partnership with another entity, will require the following:

•	if the transaction is in connection with a similar transaction involving Equity Office which has also been approved by a majority of the outstanding EOP Partnership units, including EOP Partnership units held directly or indirectly by Equity Office, and in connection with which all limited partners have the right to receive consideration which, on a per unit basis, is equivalent in value to the consideration to be received by the shareholders of Equity Office on a per share basis, approval by a majority of the outstanding EOP Partnership units, including EOP Partnership units held directly or indirectly by Equity Office; or

•	in the case of any other transaction, the approval of a majority of the outstanding EOP Partnership units held by persons or entities other than Equity Office and some of its affiliates.

      Spieker Partnership. The partnership agreement of Spieker Partnership does not contain a direct limitation on a sale or other disposition by Spieker Partnership of all or substantially all of its assets. Furthermore, the partnership agreement of Spieker Partnership provides that except to the extent set forth in the partnership agreement the limited partners of Spieker Partnership have no right to vote on any matter concerning the business and affairs of Spieker Partnership, including, without limitation, any decisions regarding the sale or other transfer of all or substantially all of the assets of Spieker Partnership.

Indemnification

      EOP Partnership. EOP Partnership will indemnify, to the fullest extent provided by law, any person or entity made a party to a proceeding by reason of its status as a general partner, a limited partner or a trustee, director or officer of Equity Office or EOP Partnership and any other persons or entities as Equity Office may designate, in its sole discretion, from and against any and all losses, claims, damages, liabilities, joint or several, expenses. Expenses include, without limitation, attorneys’ fees and other legal fees and expenses, judgments, fines, settlements and other amounts arising from or in connection with any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, incurred by the indemnitee and relating to EOP Partnership or Equity Office or the operation of, or the ownership of property by, either Equity Office or EOP Partnership, as described in the partnership agreement of EOP Partnership, in which the indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established by a final determination of a court of competent jurisdiction that:

•	the act or omission of the indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty;

•	the indemnitee actually received an improper personal benefit in money, property or services, or

•	in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful.

      Any indemnification will be made only out of the assets of EOP Partnership and any insurance proceeds from the liability policy covering Equity Office or EOP Partnership. Indemnitees, Equity Office, and limited partners will have no obligation to contribute to the capital of EOP Partnership or otherwise provide funds to enable EOP Partnership to fund its indemnity obligations.

      EOP Partnership is obligated to advance amounts to an indemnitee for expenses upon receipt of:

•	a written affirmation of the indemnitee that it believes it has met the standard of conduct necessary to entitle it to indemnification, and

•	a written undertaking of the indemnitee that it will repay any advances if it shall be ultimately determined that the indemnitee did not meet the appropriate standard of conduct.

      These indemnification rights are in addition to any other rights afforded to an indemnitee under any other agreement, by vote of the partners, under applicable law or otherwise. These rights will continue as to an indemnitee who has ceased to serve unless otherwise provided in a written agreement under which indemnitees are indemnified. EOP Partnership is authorized to purchase and maintain insurance on behalf of the indemnitees with respect to the foregoing matters.

      EOP Partnership will be deemed to have requested an indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to EOP Partnership also imposes duties on it, or otherwise involves services by it, to the plan or participants or beneficiaries of the plan. Excise taxes assessed on an indemnitee with respect to an employee benefit plan according to applicable law will constitute fines. Actions taken or omitted by the indemnitee with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan will be deemed to be for a purpose which is not opposed to the best interests of EOP Partnership.

      An indemnitee will not be denied indemnification in whole or in part because the indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of the partnership agreement of EOP Partnership.

      Spieker Partnership. The partnership agreement of Spieker Partnership does not require Spieker Partnership to indemnify any limited partner for any purpose. Pursuant to the partnership agreement of Spieker Partnership, Spieker Partnership will indemnify and hold harmless Spieker and its affiliates and any individual acting on their behalf from any loss, damage, claim or liability, including reasonable attorney’s fees and expenses, incurred by them by reason of any act performed by them, provided the act was in good faith and in the belief that the act was in the best interests of Spieker Partnership and provided that such person was not guilty of fraud, misconduct, bad faith or gross negligence. Spieker Partnership will also indemnify and hold harmless such persons for the costs incurred in enforcing the indemnification obligation described in the immediately preceding sentence. Any such indemnification obligation will be satisfied only out of the assets of Spieker Partnership. Any person entitled to indemnification is also entitled to receive costs reasonably incurred defending any proceeding against that person. These indemnification rights are cumulative with any other rights or remedies that a person may otherwise have.

Transfers

      EOP Partnership. Equity Office generally may not transfer any of its partnership interests, including any of its limited partnership interests, except in connection with a merger, consolidation or other combination with or into another person, a sale of all or substantially all of its assets or any reclassification, recapitalization or change of its outstanding shares. Equity Office may engage in such a transaction only if the transaction has been approved by the consent of the partners holding at least a majority of the then outstanding EOP Partnership units, including any EOP Partnership units held by Equity Office and in connection with which all limited partners have the right to receive consideration which, on a per unit basis, is equivalent in value to the consideration to be received by the shareholders of Equity Office, on a per share basis. Equity Office will not withdraw from EOP Partnership except in connection with a transaction as described in the preceding sentence.

      A limited partner may transfer, with or without the consent of Equity Office, all or any portion of its partnership interest or rights as a limited partner:

•	to Equity Office;

•	to an affiliate of the limited partner;

•	to another original limited partner;

•	to an immediate family member;

•	to a trust for the benefit of a charitable beneficiary or to a charitable foundation; or

•	by pledge to a lending institution, which is not an affiliate of the limited partner, as collateral or security for a bona fide loan or other extension of credit.

      In addition to the transfers permitted above, each limited partner shall have the right to transfer all or any portion of its partnership interest to other transferees provided that:

•	the transferring partner shall give written notice of the proposed transfer to Equity Office, and Equity Office shall have declined to purchase the partnership interest on the proposed terms; and

•	the transfer is made only to an “accredited investor,” as that term is defined in Rule 501 under the Securities Act.

      However, in any transfer of a limited partnership interest described above, it is a condition to the proposed transfer that:

•	the transferee assumes by operation of law or express agreement all of the obligations of the transferor limited partner under the partnership agreement with respect to such transferred partnership interest;

•	the transfer shall not relieve the transferor partner of its obligations under the partnership agreement without the approval of Equity Office, in its reasonable discretion; and

•	the transfer shall be subject to any and all ownership limitations contained in the Equity Office declaration of trust.

      Equity Office may prohibit any transfer of partnership units by a limited partner unless it receives a written opinion of legal counsel that the transfer would not require filing of a registration statement under the Securities Act or would not otherwise violate any federal, or state securities laws or regulations applicable to the partnership or the partnership units. Further, no transfer of partnership units by a limited partner may be made if, in the opinion of legal counsel for the partnership:

•	the transfer would result in the partnership being treated as an association taxable as a corporation for federal income tax purposes or would result in a termination of the partnership for federal income tax purposes; or

•	the transfer would adversely affect the ability of Equity Office to continue to qualify as a REIT or would subject Equity Office to certain additional taxes or would subject the partnership to adverse tax consequences.

      Except with the consent of Equity Office to the admission of the transferee as a limited partner, no transferee shall have any rights by virtue of the transfer other than the rights of an assignee, and will not be entitled to vote the partnership units in any matter presented to the limited partners for a vote. Equity Office will, however, have the right to consent to the admission of a transferee of the interest of a limited partner, which consent may be given or withheld by Equity Office in its sole and absolute discretion.

      In the case of a proposed transfer of units to a lender to EOP Partnership or any person related to the lender whose loan constitutes a nonrecourse liability, the transferring partner must obtain the consent of Equity Office.

      Spieker Partnership. Spieker may not transfer or withdraw its general partnership interest or transfer its limited partnership interests without the consent of the partners that hold 50% of the outstanding Spieker Partnership units.

      A limited partner may transfer, with or without the consent of Spieker, all or any portion of its partnership interest to any transferee that is an affiliate or a member of the immediate family of the limited partner. The limited partner must provide prior written notice of the proposed transfer to Spieker.

      No other transfers of a limited partner’s partnership interest may be made without the consent of Spieker, which may be given, withheld or conditioned in Spieker’s sole and absolute discretion.

Amendment of Partnership Agreement

      EOP Partnership. Amendments to the partnership agreement of EOP Partnership may be proposed by Equity Office or by limited partners owning at least 25% of the total partnership interests. In general, the partnership agreement of EOP Partnership may be amended only with the approval of Equity Office and limited partners holding a majority of the partnership interests held by the limited partners, including Equity Office. However, Equity Office has the power, without the consent of the limited partners, to amend the partnership agreement of EOP Partnership as may be required:

•	to add to the obligations of Equity Office or surrender any right or power granted to Equity Office or any affiliate of Equity Office for the benefit of the limited partners;

•	to reflect the admission, substitution, termination or withdrawal of partners in compliance with the partnership agreement of EOP Partnership;

•	to set forth the designations, rights, powers, duties and preferences of the holders of any additional partnership interests issued in accordance with the authority granted to Equity Office;

•	to reflect a change that does not adversely affect the limited partners in any material respect, or to cure any ambiguity, correct or supplement any provision in the partnership agreement of EOP Partnership not inconsistent with law or with other provisions of the partnership agreement of EOP Partnership, or make other changes with respect to matters arising under the partnership agreement of EOP Partnership that will not be inconsistent with law or with the provisions of the partnership agreement of EOP Partnership; and

•	to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal, state or local law.

      The approval of a majority of the partnership interests held by limited partners other than Equity Office is necessary to amend provisions regarding, among other things:

•	the issuance of partnership interests in general and the restrictions imposed on the issuance of additional partnership interests to Equity Office in particular;

•	distribution requirements with respect to the EOP Partnership class A units if Equity Office is not publicly traded;

•	the prohibition against removal of Equity Office by the limited partners;

•	restrictions on Equity Office’s power to conduct businesses other than owning partnership interests of EOP Partnership and the relationship of Equity Office shares to the partnership units;

•	limitations on transactions with affiliates;

•	the liability of Equity Office for monetary damages to EOP Partnership;

•	partnership consent requirements for the sale of substantially all the assets of EOP Partnership; or

•	the transfer of partnership interests held by Equity Office, the admission and rights of substituted limited partners or the dissolution of EOP Partnership.

      Any amendment of the provision of the partnership agreement of EOP Partnership which allows the voluntary dissolution of EOP Partnership before December 31, 2046 can be made only with the approval of 90% of the outstanding partnership interests, including partnership interests held by Equity Office.

      Amendments to the partnership agreement of EOP Partnership that would, among other things:

•	convert a limited partner’s interest into a general partner’s interest;

•	modify the limited liability of a limited partner;

•	alter the interest of a partner in profits or losses, or the right to receive any distributions, except as permitted under the partnership agreement of EOP Partnership with respect to the admission of new partners or the issuance of additional EOP Partnership units; or

•	alter the unit redemption right of the limited partners of EOP Partnership,

must be approved by each limited partner that would be adversely affected by the amendment.

      Spieker Partnership. Except as described below, the partnership agreement of Spieker Partnership may not be amended without the approval of Spieker as general partner and the approval of limited partners holding a majority of the Spieker Partnership units, including Spieker Partnership units owned by Spieker. Spieker has the power, without the consent of the limited partners, to amend the partnership agreement of Spieker Partnership as may be required:

•	to add to the obligations of Spieker or surrender any right or power granted to Spieker or any affiliate of Spieker for the benefit of the limited partners;

•	to reflect the admission, substitution, termination or withdrawal of partners in compliance with the partnership agreement of Spieker Partnership;

•	to reflect the granting of redemption rights to additional limited partners;

•	to set forth the rights, powers and duties of any additional partnership units;

•	to reflect any change that does not affect the limited partners in any material respect, or to cure any ambiguity, to correct or supplement any provision in the partnership agreement of Spieker Partnership, or to make other changes with respect to matters arising under the partnership agreement of Spieker Partnership that will not be inconsistent with any other provisions of the partnership agreement; and

•	to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal, state or local law.

      The consent of an adversely affected limited partner is necessary for any amendment that would:

•	convert a limited partner’s interest into a general partner’s interest;

•	modify the limited liability of a limited partner in a manner adverse to such partner;

•	alter the redemption rights described above; or

•	amend any part of the provision of the partnership agreement dealing with amendment.

Meetings

      EOP Partnership. Meetings of the partners may be called by Equity Office by written request by limited partners holding 25% or more of the partnership interests. The call must state the nature of the business to be transacted. Notice of any meeting is required to be given to all partners not less than seven days nor more than 30 days before the date of the meeting. Partners may vote in person or by proxy at the meeting. Whenever the vote or consent of partners is permitted or required under the partnership agreement of EOP Partnership, this vote or consent may be given at a meeting of partners. Except as otherwise expressly provided in the partnership agreement of EOP Partnership, the consent of a majority of the percentage interests held by limited partners, including limited partnership interests held by Equity Office, shall control.

      Any action required or permitted to be taken at a meeting of the partners may be taken without a meeting if a written consent showing the action taken is signed by a majority of the percentage interests of the partners or another percentage as required by the partnership agreement of EOP Partnership.

      Spieker Partnership. The partnership agreement of Spieker Partnership does not contain any provisions regarding the calling or holding of meetings of limited partners. However, under California law, meetings of the partners of a California limited partnership may be called by the general partner or by limited partners representing more than 10% of the interests of limited partners for any matters on which the limited partners may vote. Notice of any meeting must be given not less than 10, nor more than 60, days before the date of the meeting to each partner entitled to vote at the meeting. Partners may vote in person or by proxy at the meeting. A majority in interest of the limited partners represented in person or by proxy constitutes a quorum at a meeting of partners. Any action that may be taken at any meeting of partners may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by partners having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all entitled to vote thereon were present and voted.

Financial Statements and Reports

      EOP Partnership. On or before the date on which Equity Office mails its annual report to its shareholders, Equity Office is required to mail to each limited partner an annual report, as of the close of the most recently ended fiscal year of EOP Partnership, containing financial statements of EOP Partnership, or of Equity Office if the Equity Office statements are prepared solely on a consolidated basis with EOP Partnership, for that fiscal year.

      In addition, if Equity Office mails quarterly reports to its shareholders, Equity Office is required to mail to each limited partner a report containing unaudited financial statements, as of the last day of the calendar quarter, of EOP Partnership, or of Equity Office if the Equity Office statements are prepared solely on a consolidated basis with EOP Partnership.

      Spieker Partnership. The partnership agreement of Spieker Partnership does not contain any provisions regarding the provision of financial information to the partners. However, under California law, in the case of any limited partnership with more than 35 limited partners, the general partner must cause an annual report to be sent to each partner not later than 120 days after the close of the fiscal year containing a balance sheet as of such fiscal year end and an income statement and statement of changes in financial position for the fiscal year. In addition, limited partners representing at least 5% of the interest of limited partners may request that the general partner provide an income statement for the initial three-month, six-month or nine-month period of the current fiscal year ended more than 30 days before to the date of the request and a balance sheet as of the end of that period.

Appraisal/ Dissenters’ Rights

      EOP Partnership. Under Delaware law, a partnership agreement or an agreement of merger or consolidation may provide that contractual appraisal rights with respect to a partnership interest or another interest in a limited partnership will be available for any class or group of partners in connection with any amendment of a partnership agreement, any merger or consolidation in which the limited partnership is a constituent party, or the sale of all or substantially all of the limited partnership’s assets. The partnership agreement of EOP Partnership does not provide for appraisal rights.

      Spieker Partnership. Under California law, a limited partner may require the limited partnership to purchase its partnership interests for cash at fair market value if:

•	its interest was not listed on a national securities exchange immediately before the reorganization or was not on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, or if listed on an exchange then demands for payment are filed with respect to 5% or more of the outstanding interests of any class;

•	its interest was outstanding on the date of determination of reorganization;

•	it does not vote in favor of the reorganization; and

•	it has demanded that the partnership purchase its interest at fair market value.

      Upon approval of a reorganization by the limited partnership, notice will be mailed within 10 days of such approval. A limited partnership then has 30 days after the notice of approval of the reorganization was mailed to demand payment. In the demand, the limited partner shall state the number or amount of the limited partner’s interest in the limited partnership and a statement of what such limited partner claims to be the fair market value of the interest on the day before the announcement of the proposed reorganization.

      If the limited partnership and the dissenting limited partner agree that such limited partner’s interest is a dissenting interest and agree upon the price to be paid for such interest, then the dissenting limited partner is entitled to the agreed price with interest at the legal rate on judgments from the date of consummation of the reorganization.

      If the limited partnership denies that the limited partner’s interest is a dissenting interest, or the limited partnership and the dissenting limited partner fail to agree upon the fair market value of a dissenting interest, then such limited partner, within six months after the date on which notice of the approval of the reorganization was mailed, may file a complaint in the superior court of the proper county asking the court to determine if the interest is a dissenting interest, or the fair market value of the dissenting interest, or both.

Unitholder Protection Rights Agreements

      EOP Partnership. EOP Partnership does not have a unitholder protection rights plan or “poison pill.”

      Spieker Partnership. Spieker Partnership has not adopted a unitholder protection rights plan, or “poison pill.” However, at the time that Spieker adopted its shareholder rights plan on September 8, 1998, it also entered into an agreement with Spieker Partnership so that each unitholder would have substantially the same rights as holders of Spieker common stock pursuant to the Spieker shareholder protection rights plan. Pursuant to the agreement between Spieker and Spieker Partnership, each holder of Spieker Partnership units has been distributed one right under the Spieker shareholder rights plan for each Spieker Partnership unit held by that unitholder. Additional Spieker Partnership units issued after the date of the Spieker shareholder protection rights plan and prior to the separation time, as described below, will also have an attached right.

      The separation time will occur upon the earliest of:

•	10 days following the date any entity commences a tender or exchange offer which, if completed, would result in such entity becoming an acquiring person, as described below.

•	10 days following a public announcement that an entity has become an acquiring person.

      An acquiring person is any person or entity which beneficially owns 15% or more of the Spieker common stock, subject to certain exceptions described in the rights agreement. The Spieker board of directors may shorten or lengthen the 10 day time period by resolution prior to the expiration of the 10 day period, in which case the separation time will be the date determined by the Spieker board of directors. If a tender offer or exchange offer is cancelled or terminated prior to the separation time without the purchase or exchange of any shares of Spieker common stock, the offer will be deemed not to have been made.

      Until the separation time, certificates evidencing Spieker Partnership units will also evidence the rights, and the rights will be transferred with and only with the Spieker Partnership units. After the separation time, the rights agent will mail separate rights certificates to holders of Spieker Partnership units, and the rights may trade separately.

      The rights will become exercisable one business day following the separation time. In such event, each right, other than rights beneficially owned by the acquiring person, shall entitle the holder to purchase for an exercise price of $140 a number of shares of Spieker common stock having a market value of $280.

      The Spieker board of directors may also elect, at any time after the separation time and before the acquiring person becomes the beneficial owner of 50% of the Spieker common stock, to exchange each outstanding right for one share of Spieker common stock or one one-hundredth of a share of Spieker participating preferred stock. The Spieker board of directors may, at its option, at any time prior to the separation time, redeem all of the outstanding rights at a price of $.01 per right. Immediately upon the action of the Spieker board of directors electing to redeem the rights, without any further action and without any notice, the right to exercise the rights will terminate and each right will thereafter represent only the right to receive the redemption price in cash.

      The rights will expire on the earliest of (1) the close of business on September 30, 2008, (2) the date on which the rights are redeemed, (3) the date the Spieker board of directors elects to exchange the rights for Spieker common stock or Spieker participating preferred stock or (4) upon Spieker’s merger into another corporation pursuant to an agreement entered into prior to the public announcement that a person has become an acquiring person.

      The exercise price and the number of rights outstanding, or in some circumstances the securities purchasable upon exercise of the rights, are subject to adjustment from time to time to prevent dilution in the event of a stock split or the distribution of any securities or assets in respect of, instead of or in exchange for Spieker common stock.

      If at any time following the date of the public announcement that a person has become an acquiring person, either (1) Spieker is acquired in a merger or other business combination in which it is not the surviving corporation or (2) 50% or more of Spieker’s assets, cash flow or earning power is sold or transferred, then each holder of a right would be entitled to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the right.

      The Spieker board of directors will terminate the shareholder rights plan immediately before the mergers.

DESCRIPTION OF EQUITY OFFICE SHARES OF BENEFICIAL INTEREST

      The following summary of the terms of Equity Office’s shares of beneficial interest is not complete and is qualified by reference to the declaration of trust and bylaws of Equity Office and applicable Maryland law and, in the case of the Equity Office series E, F, G and H preferred shares, the forms of the articles supplementary for each of these series. The Equity Office declaration of trust and bylaws are incorporated by reference in this consent solicitation/ information statement/ prospectus. See “Where You Can Find More Information” beginning on page 162. Forms of the articles supplementary for the Equity Office series E, F, G and H preferred shares to be established as part of the REIT merger are included as exhibits to the registration statement, of which this document is a part.

General

      The authorized shares of beneficial interest of Equity Office consist of 750,000,000 common shares, par value $.01 per share, and 100,000,000 preferred shares, par value $.01 per share of which 8,000,000 shares are designated as 8.98% series A cumulative redeemable preferred shares, 7,000,000 shares are designated as 5.25% series B convertible, cumulative preferred shares and 4,600,000 shares are designated as 8 5/8% series C cumulative redeemable preferred shares of beneficial interest. The following table sets forth the issued and outstanding Equity Office common shares and series A, B and C preferred shares as of                     , 2001:

Issued and
Class or Series of Shares	Outstanding

Common shares

Series A preferred shares	7,994,000

Series B preferred shares	5,990,000

Series C preferred shares	4,562,000

      Under the Equity Office declaration of trust, the Equity Office board of trustees has the authority to issue authorized but unissued common shares and, subject to the rights of holders of any class or series of preferred shares, preferred shares in one or more classes or series, without shareholder approval. The Equity Office board of trustees also is authorized to reclassify authorized but unissued common shares into preferred shares, and authorized but unissued preferred shares into common shares, without shareholder approval, subject to the rights of holders of any class or series of preferred shares. Absent an express provision to the contrary in the terms of any class or series of authorized shares, under the Equity Office declaration of trust, the Equity Office board of trustees also has the power to divide or combine the outstanding shares of any class or series, without shareholder approval.

      Under Maryland law applicable to Maryland REITs, a shareholder is not personally liable for the obligations of Equity Office solely as a result of his or her status as a shareholder. The Equity Office declaration of trust provides that no shareholder will be liable for any debt or obligation of Equity Office by reason of being a shareholder nor will any shareholder face any personal liability in tort, contract or otherwise to any person that relates to the property or affairs of Equity Office by reason of being a shareholder.

      The Equity Office bylaws further provide that Equity Office will indemnify each present or former shareholder against any claim or liability to which the shareholder may become subject by reason of being or having been a shareholder and that Equity Office will reimburse each shareholder for all reasonable expenses incurred by him or her relating to any such claim or liability. However, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory liability, the shareholders may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by Equity Office.

      Inasmuch as Equity Office carries public liability insurance which it considers adequate, any risk of personal liability to shareholders is limited to situations in which Equity Office’s assets plus its insurance coverage would be insufficient to satisfy the claims against Equity Office and its shareholders.

Common Shares

      All Equity Office common shares outstanding are duly authorized, validly issued, fully paid and nonassessable.

      Subject to the preferential rights of any other shares of beneficial interest and to the provisions of the Equity Office declaration of trust regarding ownership limitations and restrictions on transfers of shares of beneficial interest, holders of Equity Office common shares are entitled to receive distributions if, as and when authorized and declared by the Equity Office board of trustees out of assets legally available therefor and to share ratably in the assets of Equity Office legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liability of Equity Office.

      Subject to the provisions of the Equity Office declaration of trust regarding ownership limitations and restrictions on transfer of shares of beneficial interest, each outstanding Equity Office common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees. Except as provided with respect to any other class or series of shares of beneficial interest, the holders of the Equity Office common shares possess the exclusive voting power.

      There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding common shares can elect all of the trustees then standing for election and the holders of the remaining shares of beneficial interest, except as provided with respect to any other class or series of shares of beneficial interest, will not be able to elect any trustees.

      Holders of Equity Office common shares have no preferences, conversion, sinking fund, redemption rights or preemptive rights to subscribe for any securities of Equity Office. Subject to the exchange provisions of the declaration of trust regarding ownership limitations and restrictions on transfer, Equity Office common shares have equal distribution, liquidation, voting and other rights.

      The Equity Office declaration of trust permits the termination of the existence of Equity Office if approved by the affirmative vote of the holders of not less two-thirds of the votes entitled to be cast on the matter. In addition, the Equity Office board of trustees may terminate the status of Equity Office as a REIT under the Internal Revenue Code at any time, without a vote of the holders of Equity Office common or preferred shares.

Preferred Shares

      The Equity Office declaration of trust authorizes the Equity Office board of trustees to issue 100,000,000 preferred shares, to classify any unissued preferred shares and to reclassify any previously classified but unissued preferred shares of any series from time to time, in one or more series, as authorized by the Equity Office board of trustees. The Equity Office board of trustees also is authorized to reclassify authorized but unissued common shares into preferred shares, and authorized but unissued preferred shares into common shares, without shareholder approval.

     Series A Preferred Shares

      The Equity Office series A preferred shares rank senior to the Equity Office common shares and on a parity with the Equity Office series B and series C preferred shares with respect to payment of distributions and distributions of assets upon liquidation, dissolution or winding up of Equity Office.

      Holders of the Equity Office series A preferred shares are entitled to receive, when and as authorized by Equity Office, cumulative cash distributions at the rate of 8.98% of the $25.00 liquidation preference per annum, which is equivalent to a fixed annual amount of $2.245 per share. These distributions are cumulative and are payable quarterly in arrears on or before March 15, June 15, September 15 and December 15 of each year.

      The Equity Office series A preferred shares are not convertible and are not entitled to the benefit of any sinking fund.

      On and after June 15, 2002, Equity Office, at its option, may redeem the series A preferred shares, in whole or from time to time in part, for cash at a redemption price of $25.00 per share, plus all accumulated and unpaid distributions to the date fixed for redemption. However, the redemption price, other than the portion consisting of accrued and unpaid distributions, is payable only out of the sale proceeds of other shares of beneficial interest of Equity Office.

     Series B Preferred Shares

      The Equity Office series B preferred shares rank senior to the Equity Office common shares and on a parity with the Equity Office series A preferred shares and the Equity Office series C preferred shares with respect to the payment of distributions and amounts upon liquidation, dissolution or winding up of Equity Office.

      Distributions on the Equity Office series B preferred shares are cumulative and are payable quarterly, when, as and if declared by the Equity Office board of trustees, on or about February 15, May 15, August 15 and November 15 of each year, at the rate of 5.25% of the $50.00 liquidation preference per annum, which is equivalent to $2.625 per annum per share.

      The Equity Office series B preferred shares are convertible at any time, at the option of the holder, unless previously redeemed, into Equity Office common shares at a conversion price of $35.70 per Equity Office common share, which is equivalent to a conversion rate of 1.40056 common shares for each Equity Office series B preferred share, and which may be adjusted in specified circumstances.

      The Equity Office series B preferred shares are not entitled to the benefit of any sinking fund.

      On and after February 15, 2003, the Equity Office series B preferred shares will be redeemable by Equity Office, in whole or from time to time in part, at the option of Equity Office, for that number of Equity Office common shares as are issuable at the conversion price. Equity Office may exercise the redemption right only if for 20 trading days within any period of 30 consecutive trading days, the closing price of the Equity Office common shares on the NYSE exceeds $41.055 per share, which may be adjusted in specified circumstances.

      On and after February 15, 2003, the Equity Office series B preferred shares may be redeemed at the option of Equity Office for cash, in whole or from time to time in part, initially at $51.1667 per Equity Office series B preferred share and thereafter at prices declining to $50.00 per Equity Office series B preferred share on and after February 15, 2007, plus in each case accumulated and unpaid distributions, if any, to the redemption date. Equity Office may not exercise its cash redemption right unless the redemption price, other than the portion consisting of accumulated and unpaid distributions, for the exercise of the cash redemption right is paid solely out of the sale proceeds of other shares of beneficial interest of Equity Office. In addition, in specified circumstances relating to the preservation of Equity Office’s status as a REIT for federal income tax purposes, Equity Office may redeem Equity Office series B preferred shares at any time.

      The Equity Office series B preferred shares are subject to mandatory redemption on February 15, 2008 at a price of $50.00 per Equity Office series B preferred share, plus accumulated and unpaid distributions to the redemption date.

     Series C Preferred Shares

      The Equity Office series C preferred shares rank senior to the common shares and on a parity with the Equity Office series A preferred shares and the Equity Office series B preferred shares with respect to payment of distributions and distributions of assets upon liquidation, dissolution or winding up of Equity Office.

      Holders of the Equity Office series C preferred shares are entitled to receive, when and as authorized by Equity Office, cumulative cash distributions at the rate of 8 5/8% of the liquidation preference per annum, which is equivalent to $2.15625 per Equity Office series C preferred share per year. These distributions are cumulative and are payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year.

      The Equity Office series C preferred shares are not convertible and are not entitled to the benefit of any sinking fund.

      On or after December 8, 2003, Equity Office, at its option, may redeem the Equity Office series C preferred shares, in whole or in part, at any time or from time to time, at a redemption price of $25.00 per share, plus all accumulated and unpaid distributions to the date of redemption, without interest, to the extent Equity Office has funds legally available therefor. However, the redemption price of the Equity Office series C preferred shares, other than any portion thereof consisting of accumulated and unpaid distributions, may be paid only from sale proceeds of other equity securities of Equity Office.

     Liquidation Rights of Series A, B and C Preferred Shares

      Upon any voluntary or involuntary liquidation, dissolution or winding up of Equity Office, the Equity Office series A and C preferred shares are entitled to a liquidation preference of $25.00 per share and the series B preferred shares are entitled to a liquidation preference of $50.00 per share plus, in each case, any accumulated and unpaid distributions to the date of payment, before any distribution of assets is made to holders of common shares and any other class or series of shares of Equity Office ranking junior to the Equity Office series A, B and C preferred shares as to liquidation rights. If upon any voluntary or involuntary liquidation, dissolution or winding up of Equity Office, the assets of Equity Office are insufficient to make such full payments to holders of Equity Office series A, B and C preferred shares and other preferred shares ranking on a parity with the Equity Office series A, B and C preferred shares, then holders of Equity Office series A, B and C preferred shares and parity preferred shares will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Equity Office series A, B and C preferred shares will not be entitled to any further participation in any distribution of assets by Equity Office.

     Voting Rights of Series A, B and C Preferred Shares

      Holders of Equity Office series A, B and C preferred shares do not have any voting rights, except as set forth below or as otherwise required by law.

      Under the articles supplementary establishing the Equity Office series A, B and C preferred shares, the Equity Office board of trustees may not authorize, create or increase the authorized amount of any class or series of shares ranking before the outstanding Equity Office series A, B and C preferred shares with respect to the payment of distributions or upon liquidation, dissolution or winding up of Equity Office, or reclassify any authorized shares into any such shares or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares, without the approval of holders of at least two-thirds of the outstanding Equity Office series A, B and C preferred shares voting separately as classes. A two-thirds separate class vote also would be required for any amendment, alteration or repeal of provisions of the declaration of trust, whether by merger, consolidation or otherwise, that would materially and adversely affect any right, preference, privilege or voting power of the Equity Office series A, B and C preferred shares, with several specified exceptions set forth in the declaration of trust.

      The holders of the outstanding Equity Office series A, B and C preferred shares also are entitled, voting together as a single class with all other equity securities with like voting rights, to elect a total of two trustees to the Equity Office board of trustees at any time distributions on the preferred shares are in arrears for six or more quarterly periods.

Power to Issue Additional Common Shares and Preferred Shares

      Equity Office believes that the power of its board of trustees to issue additional authorized but unissued common shares or preferred shares and to classify or reclassify unissued common shares or preferred shares and thereafter to cause Equity Office to issue such classified or reclassified shares of beneficial interest provides Equity Office with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which may arise. The additional classes or series, as well as the common shares, generally will be available for future issuance without further action by Equity Office’s shareholders, unless such action is required by applicable law or the rules of the NYSE. Although the Equity Office board of trustees has no present intention of doing so, it could authorize Equity Office to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of Equity Office that might involve a premium price for holders of common shares or otherwise be in their best interest.

     New Series E, F, G and H Preferred Shares

      The Equity Office series E, F, G and H preferred shares to be established before or simultaneously with the REIT merger will have preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption identical to those of the shares of the corresponding series of Spieker preferred stock. As part of the REIT merger, a total of 1,500,000 Equity Office series G preferred shares will be established and will be issuable after April 20, 2008, or earlier upon the occurrence of specified events, upon the conversion of the Spieker Partnership series D preferred units that will remain outstanding following the partnership merger.

      The following table sets forth the authorized, issued and outstanding Equity Office series E, F, G and H preferred shares upon completion of the REIT merger:

		Issued and
Class or Series of Shares	Authorized	Outstanding

Series E preferred shares	4,250,000	4,250,000

Series F preferred shares	6,000,000	6,000,000

Series G preferred shares	1,500,000	0

Series H preferred shares	4,000,000	4,000,000

     Series E Preferred Shares to be Issued in the REIT Merger

      The Equity Office series E preferred shares to be issued in the REIT merger will rank senior to the Equity Office common shares and on a parity with the Equity Office series A, B and C preferred shares and the Equity Office series F, G and H preferred shares with respect to the payment of distributions and amounts upon liquidation, dissolution or winding up of Equity Office.

      Distributions on the Equity Office series E preferred shares, when issued, will cumulate and will be payable quarterly, when, as and if declared by the Equity Office board of trustees, on the last day of March, June, September and December of each year. The rate of distributions for the series E preferred shares will be $2.3625 per annum per share.

      The Equity Office series E preferred shares will not be convertible into Equity Office common shares and will not be entitled to the benefit of any sinking fund.

      The Equity Office series E preferred shares will be redeemable by Equity Office at a price of $25.00 per Equity Office series E preferred share, plus accumulated and unpaid distributions to the redemption date. The redemption price of series E preferred shares, other than the portion consisting of accrued and unpaid distributions, will be payable solely out of proceeds from the sale of other shares of beneficial interest of Equity Office, including any rights, warrants or options to purchase any shares of beneficial interest but excluding debt securities convertible into or exchangeable for shares of beneficial interest.

      If any series E preferred shares are outstanding, no distributions may be declared or paid or set apart for payment on any class or series of shares of beneficial interest of Equity Office ranking, as to distributions, on a parity with or junior to series E preferred shares for any period unless full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payments on series E preferred shares for all past distribution periods and the then current distribution period.

      In addition, unless full cumulative distributions on series E preferred shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no distributions, other than in Equity Office common shares or other shares of beneficial interest ranking junior to series E preferred shares as to distributions and amounts upon liquidation may be declared or paid or set aside for payment or other distribution may be declared or made upon the Equity Office common shares, series A preferred shares, series B preferred shares, series C preferred shares, series F preferred shares, series G preferred shares, if any, and series H preferred shares or any other shares of beneficial interest of Equity Office ranking junior to or on a parity with series E preferred shares as to distributions or upon liquidation, nor may any Equity Office common shares, series A preferred shares, series B preferred shares, series C preferred shares, series F preferred shares, series G preferred shares, if any, and series H preferred shares or any other shares of beneficial interest of Equity Office ranking junior to or on a parity with series E preferred shares as to distributions or amounts upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares of beneficial interest) by Equity Office, except by conversion into or exchange for other shares of beneficial interest of Equity Office ranking junior to series E preferred shares as to distributions and amounts upon liquidation.

      Upon any voluntary or involuntary liquidation, dissolution or winding up of Equity Office, the Equity Office series E preferred shares, when issued, will be entitled to a liquidation preference of $25.00 per share, plus accrued and unpaid distributions to the date of payment, before any distribution or payment to the Equity Office common shares or any other class or series of shares of beneficial interest of Equity Office ranking junior to the Equity Office series E preferred shares as to liquidation rights.

      If upon any voluntary or involuntary liquidation, dissolution or winding up of Equity Office, the assets of Equity Office are insufficient to make full payments to holders of Equity Office series E preferred shares and other preferred shares ranking on a parity with the Equity Office series E preferred shares, then holders of Equity Office series E preferred shares and such other preferred shares will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Equity Office series E preferred shares will not be entitled to any further participation in any distribution of assets by Equity Office.

     Series F Preferred Shares to be Issued in the REIT Merger

      The Equity Office series F preferred shares to be issued in the REIT merger will rank senior to the Equity Office common shares and on a parity with the Equity Office series A, B, C, E, G and H preferred shares with respect to the payment of distributions and amounts upon liquidation, dissolution or winding up of Equity Office.

      Distributions on the Equity Office series F preferred shares, when issued, will cumulate and will be payable quarterly, when, as and if declared by the Equity Office board of trustees, on the last day of January, April, July and October of each year. The rate of distributions for the series F preferred shares will be $1.96875 per annum per share.

      The Equity Office series F preferred shares will not be convertible into Equity Office common shares and will not be entitled to the benefit of any sinking fund.

      The Equity Office series F preferred shares, when issued, will be redeemable by Equity Office after October 10, 2002 at a price of $25.00 per Equity Office series F preferred share, plus accumulated and unpaid distributions to the redemption date. The redemption price of series F preferred shares, other than the portion consisting of accrued and unpaid distributions, will be payable solely out of proceeds from the sale of other shares of beneficial interest of Equity Office, including any rights, warrants or options to purchase any shares of beneficial interest but excluding debt securities convertible into or exchangeable for shares of beneficial interest.

      The Equity Office series F preferred shares will have the same limitations on the payment of distributions on junior and parity shares and the same liquidation rights as the Equity Office series E preferred shares.

     Series G Preferred Shares to be Established and Reserved for Issuance

      The Equity Office series G preferred shares to be established as part of the REIT merger will be issuable after April 20, 2008, or earlier upon the occurrence of specified events, upon the exchange by the holders of the Spieker Partnership series D preferred units that will remain outstanding following the partnership merger.

      The Equity Office series G preferred shares, when issued in exchange for the Spieker Partnership series D preferred units, will rank senior to the Equity Office common shares and on a parity with the Equity Office series A, B, C, E, F and H preferred shares with respect to the payment of distributions and amounts upon liquidation, dissolution or winding up of Equity Office.

      Distributions on the Equity Office series G preferred shares, when issued, will cumulate and will be payable quarterly, when, as and if declared by the Equity Office board of trustees, on the last day of March, June, September and December of each year. The rate of distributions for the series G preferred shares will be $3.84375 per annum per share. Each series G preferred share also will accumulate all accrued and unpaid distributions, whether or not declared, up to the exchange date on any series G preferred partnership unit of EOP Partnership, with these accrued and unpaid distributions treated as accrued and unpaid distributions on each series G preferred share.

      The Equity Office series G preferred shares will not be convertible into Equity Office common shares and will not entitled to the benefit of any sinking fund.

      The Equity Office series G preferred shares, when issued, will be redeemable by Equity Office after April 20, 2003 at a price of $50.00 per Equity Office series G preferred share, plus accumulated and unpaid distributions to the redemption date. The redemption price of series G preferred shares, other than the portion consisting of accrued and unpaid distributions, will be payable solely out of proceeds from the sale of other shares of beneficial interest of Equity Office, including any rights, warrants or options to purchase any shares of beneficial interest but excluding debt securities convertible into or exchangeable for shares of beneficial interest.

      The Equity Office series G preferred shares will have the same limitations on the payment of distributions on junior and parity preferred shares and the same liquidation rights as the Equity Office series E and F preferred shares.

     Series H Preferred Shares to be Issued in the REIT Merger

      The new Equity Office series H preferred shares to be issued in the REIT merger will rank senior to the Equity Office common shares and on a parity with the Equity Office series A, B, C, E, F and G preferred shares with respect to the payment of distributions and amounts upon liquidation, dissolution or winding up of Equity Office. Distributions on the Equity Office series H preferred shares will cumulate and will be payable quarterly, when, as and if declared by the Equity Office board of trustees, on the last day of March, June, September and December of each year. The rate of distributions for the series H preferred shares will be $2.00 per annum per share.

      The Equity Office series H preferred shares will not be convertible into Equity Office common shares and will not be entitled to the benefit of any sinking fund.

      The Equity Office series H preferred shares will be redeemable by Equity Office after June 4, 2003 at a price of $25.00 per Equity Office series H preferred share, plus accumulated and unpaid distributions to the redemption date. The redemption price of series H preferred shares, other than the portion consisting of accrued and unpaid distributions, will be payable solely out of proceeds from the sale of other shares of beneficial interest of Equity Office, including any rights, warrants or options to purchase any shares of beneficial interest but excluding debt securities convertible into or exchangeable for shares of beneficial interest.

      The Equity Office series H preferred shares will have the same limitations on the payment of distributions on junior and parity preferred shares and the same liquidation rights as the Equity Office series E, F and G preferred shares.

     Voting Rights of Equity Office Series E, F and H Preferred Shares

      Holders of Equity Office series E, F and H preferred shares will not have any voting rights, except as set forth below or as otherwise required by law.

      Under the articles supplementary establishing these series of preferred shares, if six quarterly distributions, whether or not consecutive, payable on any of these series of preferred shares or other parity preferred shares are in arrears, the number of trustees on the Equity Office board of trustees will be increased by two, and the holders of the series E, F and H preferred shares, voting together as a class, with the holders of other series of parity preferred shares entitled to such voting rights, which are referred to as “voting preferred shares,” will have the right to elect two additional trustees to serve on the Equity Office board of trustees until the distributions have been paid in full or set aside for payment. The term of office of all trustees so elected will terminate with the termination of such voting rights.

      The approval of a majority of the outstanding series E, F and H preferred shares and all other series of voting preferred shares similarly affected and having such voting rights, voting as a single class is required to:

•	enter into a share exchange that affects series E, F or H preferred shares, or consolidate with or merge Equity Office with or into any other entity, unless in each such case each series E, F or H preferred share remains outstanding without a material adverse change to its terms and rights or is converted into or exchanged for preferred shares of the surviving entity having preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption thereof identical to those of the series E, F or H preferred shares, as applicable, or

•	authorize, reclassify, create, or increase the authorized amount of any class of shares of beneficial interest having rights senior to series E, F or H preferred shares with respect to the payment of distributions or amounts upon liquidation, dissolution or winding up of the affairs of Equity Office.

However, Equity Office may create additional classes of parity preferred shares and shares of beneficial interest ranking junior to series E, F and G preferred shares as to distributions or amounts upon liquidation, dissolution or winding up of the affairs of Equity Office, increase the authorized number of parity preferred shares and junior shares and issue additional series of parity preferred shares and junior shares without the consent of any holder of series E, F or H preferred shares.

      The approval of two-thirds of the outstanding series E, F and H preferred shares and all other series of voting preferred shares similarly affected and having such voting rights, voting as a single class, is required in order to amend the articles supplementary for the series E, F or H preferred shares or Equity Office’s declaration of trust to affect materially and adversely the rights, preferences or voting power of the holders of series E, F or H preferred shares or any voting preferred shares.

     Voting Rights of Equity Office Series G Preferred Shares

      Holders of Equity Office series G preferred shares will not have any voting rights, except as set forth below or as otherwise required by law.

      If six quarterly distributions, including quarterly distributions on Spieker Partnership series D preferred units, whether or not consecutive, payable on series G preferred shares or any parity preferred shares are in arrears, whether or not earned or declared, the number of trustees then constituting the Equity Office board of trustees will be increased by two, and the holders of series G preferred shares, voting together as a class with the holders of shares of any other series of parity preferred shares entitled to such voting rights, which are referred to as “voting preferred shares,” will have the right to elect two additional trustees to serve on Equity Office’s board of trustees until the distributions have been paid in full or set aside for payment. The term of office of all trustees so elected will terminate with the termination of such voting rights.

      The approval of two-thirds of the outstanding Equity Office series G preferred shares, when issued, will be required in order to:

•	enter into a share exchange that affects the series G preferred shares, or consolidate with or merge Equity Office with or into any other entity or convey, lease or transfer all of its assets as an entirety, unless in each case each series G preferred share remains outstanding without a material adverse change to its terms, preferences, privileges, voting powers and rights or is converted into or exchanged for preferred shares of the surviving entity having preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption thereof identical to that of a series G preferred share, or

•	authorize, reclassify, create, or increase the authorized amount of any class of shares of beneficial interest having rights senior to series G preferred shares with respect to the payment of distributions or amounts upon liquidation, dissolution or winding up of the affairs of Equity Office.

However, Equity Office may create additional classes of parity preferred shares and shares of beneficial interest ranking junior to series G preferred shares as to distributions or amounts upon liquidation, dissolution or winding up of the affairs of Equity Office, increase the authorized number of parity preferred shares and junior shares and issue additional series of parity shares and junior shares without the consent of any holder of series G preferred shares, unless, in the case of parity shares, the parity shares are created or increased solely for the purpose of issuance to an affiliate, as defined in Rule 144 under the Securities Act, of Equity Office, which will require the approval of two-thirds of the outstanding series G preferred shares.

      The approval of two-thirds of the outstanding series G preferred shares, voting as a single class, also will be required to amend the articles supplementary for the series G preferred shares or Equity Office’s declaration of trust to affect materially and adversely the rights, preferences or voting power of the holders of series G preferred shares.

REIT Ownership Limitations and Transfer Restrictions Applicable to Equity Office Common Shares and Series A, B and C Preferred Shares

      For Equity Office to qualify as a REIT under the Internal Revenue Code, no more than 50% in value of its outstanding shares of beneficial interest may be owned, actually or constructively, by five or fewer “individuals,” which, as defined in the Internal Revenue Code for this purpose, includes certain entities. In addition, if Equity Office, or an actual or constructive owner of 10% or more of the shares of Equity Office, owns, actually or constructively, 10% or more of a tenant of Equity Office, then the rent received by Equity Office from that “related party tenant” will not be qualifying income for purposes of determining whether Equity Office meets the requirements for qualification as a REIT under the Internal Revenue Code unless the tenant is a taxable REIT subsidiary and specified requirements are met. A REIT’s shares also must be beneficially owned by 100 or more persons.

      As a means of addressing these requirements, Article VII of the Equity Office declaration of trust provides that, with several exceptions, no person may own, or be deemed to own directly and/or by virtue of the attribution provisions of the Internal Revenue Code, more than 9.9%, in value or number of shares, whichever is more restrictive, of the issued and outstanding shares of any class or series of shares. Under the Equity Office declaration of trust, the Equity Office board of trustees may increase the ownership limit with respect to any class or series of shares. After giving effect to this increase, however, five beneficial owners of common shares may not beneficially own in the aggregate more than 49.5% of the outstanding common shares. In addition, the Equity Office board of trustees is required to waive or modify the ownership limit with respect to one or more persons who would not be treated as “individuals” under the Internal Revenue Code if such person submits to the Equity Office board of trustees specified information that demonstrates, to the reasonable satisfaction of the Equity Office board of trustees, that such ownership would not jeopardize Equity Office’s status as a REIT under the Internal Revenue Code. The Equity Office declaration of trust further prohibits any person from transferring any Equity Office common or preferred shares if the transfer would result in shares of beneficial interest of Equity Office being owned by fewer than 100 persons or otherwise would cause Equity Office not to qualify as a REIT.

      With respect to the Equity Office series B preferred shares, the ownership limit in the declaration of trust means the greater of (a) 9.9% of the series B preferred shares, in value or number, whichever is more restrictive, or (b) such number of series B preferred shares such that five persons who are considered individuals pursuant to Section 542 of the Internal Revenue Code, as modified by Section 856(h)(3) of the Internal Revenue Code, taking into account all excepted holders within the meaning of the declaration of trust, could not beneficially own, in the aggregate, more than 49.5% of the value of the outstanding shares of beneficial interest of Equity Office.

      If any transfer of shares or any other event would otherwise result in any person violating the ownership limits, then the declaration of trust provides that (a) the transfer will be void and of no force or effect with respect to the prohibited transferee with respect to that number of shares that exceeds the ownership limits and (b) the prohibited transferee would not acquire any right or interest in the shares. The shares transferred in violation of the ownership limit instead would be transferred automatically to a charitable trust, the beneficiary of which would be a qualified charitable organization selected by Equity Office.

      The trustee of the charitable trust would be required to sell the shares transferred in violation of the ownership limit to a person or entity who could own the shares without violating the ownership limit, and to distribute to the prohibited transferee an amount equal to the lesser of the price paid by such person for the shares transferred in violation of the ownership limit or the sales proceeds received by the charitable trust for the shares. In the case of a transfer for no consideration, such as a gift, the charitable trustee would be required to sell the shares to a qualified person or entity and distribute to the prohibited transferee an amount equal to the lesser of the fair market value of the shares as of the date of the prohibited transfer or the sales proceeds received by the charitable trust.

      Under its declaration of trust, Equity Office, or its designee, would have the right to purchase the shares from the charitable trust at a price per share equal to the lesser of (a) the price per share in the transaction that resulted in the transfer of the shares to the charitable trust, or, in the case of a devise or gift, the market price at the time of such devise or gift, and (b) the market price of such shares on the date Equity Office, or its designee, were to agree to purchase the shares. Any proceeds derived from the sale of the shares in excess of the amount distributed to the prohibited transferee under these provisions would be distributed to the beneficiary of the charitable trust.

      The charitable trustee will have the sole right to vote the shares that it holds, and any distributions paid on shares held by the charitable trustee would be paid to the beneficiary of the charitable trust.

      If the transfer to the charitable trust of the shares that were transferred in violation of the ownership limit is not automatically effective for any reason, then the transfer that resulted in the violation of the ownership limit would be void.

      All persons or entities who own, directly or by virtue of the attribution provisions of the Internal Revenue Code, more than 5%, or such other percentage between  1/2 of 1% and 5% as provided in applicable rules and regulations under the Internal Revenue Code, of the lesser of the number or value of the outstanding Equity Office shares must give a written notice to Equity Office by January 30 of each year stating the name and address of such owner, the number of Equity Office shares owned and a description of the manner in which such Equity Office shares are held. In addition, a holder of record of Equity Office shares to whom the foregoing requirement applies who holds his Equity Office shares as nominee for another person or entity which is required to include in gross income the dividends received on such shares must also give notice of the name and address of such person or entity and the number of Equity Office shares of such person or entity with respect to which such holder of record is nominee. In addition, each record, beneficial and constructive holder of Equity Office shares is required, upon demand of Equity Office, to disclose to Equity Office in writing any information with respect to the direct, indirect and constructive ownership of Equity Office shares as the Equity Office board of trustees deems necessary to comply with the provisions of the Internal Revenue Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

      The Equity Office declaration of trust contains an additional limitation on the ownership by non-U.S. persons of Equity Office common and preferred shares, other than preferred shares issued and outstanding as of June 19, 2000, and common shares into which such preferred shares may be converted. This limitation restricts the direct or indirect acquisition or ownership of Equity Office shares if, as a result of the acquisition or ownership, non-U.S. persons would own directly or indirectly 43% or more of the fair market value of the issued and outstanding Equity Office shares. If any transfers of Equity Office shares occur that would result in non-U.S. persons owning directly or indirectly 43% or more of the fair market value of the issued and outstanding Equity Office shares as described above, then the number of shares that would cause a non-U.S. person to violate this restriction are automatically transferred to a charitable trust, or if transfer to a charitable trust would not be effective to prevent violation of this restriction, then the transfer of shares will be void.

      As part of the REIT merger, the Equity Office declaration of trust will be amended to allow for the exemption of series of preferred shares issued in any merger from ownership limitations or restrictions on transfer under specified circumstances. See “The Merger Agreement — Amendments to Equity Office’s Declaration of Trust as Part of the REIT Merger” beginning on page 75.

      The foregoing restrictions on ownership and transferability would not apply if the Equity Office board of trustees were to determine that it is no longer in the best interests of Equity Office to attempt to qualify, or to continue to qualify, as a REIT under the Internal Revenue Code.

REIT Ownership Limitations and Transfer Restrictions Applicable to Equity Office Series E, F, G and H Preferred Shares

      Instead of being governed by the foregoing restrictions, the Equity Office series E, F, G and H preferred shares will have ownership limitations and transfer restrictions identical to those contained in the articles supplementary for the corresponding Spieker series B, C, D and E preferred stock.

      Under the articles supplementary for the Equity Office series E, F, G and H preferred shares, no holder of series E, F, G and H preferred shares may own more than 9.9% of the value of the outstanding Equity Office common shares and preferred shares. If the issuance or transfer of series E, F, G and H preferred shares to any person would cause that person to exceed the ownership limit (unless a waiver of the Equity Office board of trustees has been obtained), would cause Equity Office to be beneficially owned by fewer than 100 persons or would cause Equity Office to become “closely held” under Section 856(h) of the Internal Revenue Code, the issuance or transfer will be null and void and the intended transferee will acquire no rights to the shares.

      Series E, F, G and H preferred shares involved in a transfer or change in capital structure that results in a person owning in excess of the ownership limit (unless a waiver of the Equity Office board of trustees has been obtained) or would cause Equity Office to become “closely held” within the meaning of Section 856(h) of the Internal Revenue Code will automatically be exchanged for excess preferred shares of the same series as the shares intended to be transferred. All excess preferred shares will be transferred, without action by the shareholder, to Equity Office as trustee of a trust for the exclusive benefit of the transferee or transferees to whom the excess preferred shares are ultimately transferred.

      While the excess preferred shares are held in trust, they will not be entitled to vote, they will not be considered for purposes of any shareholder vote or the determination of a quorum for a shareholder vote and they will not be entitled to participate in any distributions made by Equity Office or upon liquidation. Equity Office has the right, for a period of 90 days during the time the excess preferred shares are held by Equity Office in trust, to purchase all or any portion of the excess preferred shares from the intended transferee at the lesser of the price paid for the shares by the intended transferee and the closing market price for the shares on the date Equity Office exercises its option to purchase.

      All certificates representing series E, F, G and H preferred shares will bear a legend referring to the restrictions described above.

      All holders of series E, F, G and H preferred shares who own of record more than 5% of the outstanding Equity Office common shares and preferred shares, or 1% if there are more than 200 but fewer than 2,000 shareholders or one-half of 1% if there are 200 or less shareholders of record, must file an affidavit with Equity Office containing the information specified in the articles supplementary for the class or series of shares owned by the filing holder within 30 days after January 1 of each year. In addition, each series E, F, G and H preferred shareholder will upon demand be required to disclose to Equity Office in writing information with respect to the direct, indirect and constructive ownership of shares as the Equity Office board of trustees deems necessary to determine Equity Office’s status as a REIT and to ensure compliance with the ownership limit.

Transfer Agent and Registrar

      The transfer agent and registrar for the Equity Office common and preferred shares is EquiServe LP.

Anti-Takeover Considerations

      Maryland law and the Equity Office declaration of trust and bylaws contain a number of provisions that may have the effect of discouraging transactions that involve an actual or threatened change of control of Equity Office. For a description of these provisions, see “Comparison of Shareholder Rights — Classification of the Board” on page 146, “— Number of Trustees/ Directors; Removal of Trustees/ Directors; Vacancies” beginning on page 147, “— Duties of Trustees and Directors” beginning on page 149, “— Maryland Elective Provisions” beginning on page 150, “— Call of Special Meetings of Shareholders” on page 151, “— Shareholder Action by Written Consent” beginning on page 151, “— Advance Notice Provisions for Shareholder Nominations and Shareholder New Business Proposals” on page 152, “— Amendment of the Equity Office Declaration of Trust and Spieker Charter” beginning on page 152, “— Amendment of the Bylaws” on page 153, “— Business Combinations with Interested Shareholders” on page 155, “— Control Share Acquisitions” on page 156, and “— Other Constituencies” on page 156.

COMPARISON OF SHAREHOLDER RIGHTS

      The following is a summary of the material differences between the rights of Equity Office shareholders and Spieker stockholders. As a Maryland real estate investment trust, Equity Office is subject to the Maryland REIT Law. The Maryland REIT Law covers some of the same matters covered by the Maryland General Corporation Law, including liabilities of trustees and officers, amendment of the declaration of trust and mergers of a Maryland real estate investment trust with other entities. There are many corporate governance matters that are addressed in the Maryland General Corporation Law, however, that are not dealt with in the Maryland REIT Law. It is the general practice of Maryland real estate investment trusts to address some of these matters through provisions in the declaration of trust or bylaws. As a Maryland corporation, Spieker is subject to the Maryland General Corporation Law.

      The following discussion is not intended to be complete and is qualified by reference to the declaration of trust and bylaws of Equity Office, the charter and bylaws of Spieker and applicable Maryland law. The declaration of trust and bylaws of Equity Office and the charter and bylaws of Spieker are incorporated by reference in this consent solicitation/ information statement/ prospectus, and will be sent to Spieker unitholders upon request. See “Where You Can Find More Information” beginning on page 162.

Authorized Shares

      Equity Office. The authorized shares of beneficial interest of Equity Office consist of 750,000,000 common shares, $.01 par value per share, and 100,000,000 preferred shares, $.01 par value per share, of which 8,000,000 shares are designated as 8.98% series A cumulative redeemable preferred shares, 7,000,000 shares are designated as 5.25% series B convertible cumulative preferred shares and 4,600,000 shares are designated as 8 5/8% series C cumulative redeemable preferred shares.

      Under the Equity Office declaration of trust, the Equity Office board of trustees has the authority to issue authorized but unissued common shares or preferred shares in one or more classes or series without shareholder approval. The Equity Office board of trustees also is authorized to reclassify authorized but unissued common shares into preferred shares, and authorized but unissued preferred shares into common shares, without shareholder approval.

      Subject to an express provision to the contrary in the terms of any class or series of authorized shares, under the Equity Office declaration of trust the board of trustees also has the power to divide or combine the outstanding shares of any class or series, without shareholder approval.

      Notwithstanding the foregoing, under the articles supplementary establishing the outstanding series A, series B and series C preferred shares of Equity Office, the board of trustees may not authorize, create or increase the authorized amount of any class or series of shares ranking before the outstanding series A, series B and series C preferred shares with respect to the payment of distributions or upon liquidation, without the approval of holders of two-thirds of the outstanding shares of these series of preferred shares voting together as a single class.

      At           , 2001, there were issued and outstanding  Equity Office common shares, 7,994,000 Equity Office series A preferred shares, 5,990,000 Equity Office series B preferred shares and 4,562,900 Equity Office series C preferred shares.

      Before completion of the REIT merger, Equity Office will file articles supplementary to its declaration of trust to provide for the designation of the preferred shares to be issued in the REIT merger, of which 4,250,000 will be classified as series E preferred shares, 6,000,000 will be classified as series F preferred shares, 1,500,000 will be classified as series G preferred shares, and 4,000,000 will be classified as series H preferred shares. Equity Office also will provide for the designation of a corresponding number of excess preferred shares for each newly established series of preferred shares. The Equity Office series E, F, G and H preferred shares issued in the REIT merger will have preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption identical to those of the shares of the corresponding series of Spieker preferred stock.

      Spieker. The authorized shares of capital stock of Spieker consist of 1,000,000,000 shares of capital stock, par value $.0001 per share, of which 649,000,000 are classified as Spieker common stock, 2,000,000 are classified as class B common stock, par value $.0001 per share, 1,500,000 are classified as class C common stock, par value $.0001 per share, 1,000,000 are classified as series A preferred shares, par value $.0001 per share, 5,000,000 are classified as series B preferred shares, par value $.0001 per share, 6,000,000 are classified as series C preferred shares, par value $.0001 per share, 1,500,000 are classified as series D preferred shares, par value $.0001 per share, 4,000,000 are classified as series E preferred shares, par value $.0001 per share, and 330,000,000 are classified as excess stock.

      Subject to limitations prescribed by Maryland law and the Spieker charter, the Spieker board of directors is authorized to reclassify any unissued portion of the authorized shares of capital stock into other classes or series of common stock or preferred stock. The Spieker board may also establish the number of shares in each class or series, fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption.

      Except as described above, the articles supplementary establishing the outstanding series B, C and E preferred shares of Spieker do not permit, the Spieker board of directors to authorize, reclassify, create or increase the authorized amount of any class of stock having rights senior to those series of preferred shares with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of the affairs of Spieker without the approval of holders of a majority of the outstanding shares of those series of preferred shares, each voting together as a single class.

      At           , 2001, there were issued and outstanding  shares of Spieker common stock, 4,250,000 shares of series B preferred shares, 6,000,000 shares of series C preferred shares, 4,000,000 shares of series E preferred shares, no shares of class B common stock, no shares of series A convertible preferred shares and no shares of excess stock. In addition, Spieker also has reserved 1,500,000 shares of Series D preferred stock for issuance upon conversion of series D preferred units in Spieker Partnership.

Voting Rights

      Equity Office. Each holder of Equity Office common shares is entitled to one vote per share and to the same and identical voting rights as other holders of Equity Office common shares. Holders of Equity Office common shares do not have cumulative voting rights. Except as provided in articles supplementary establishing a series of Equity Office preferred shares or required by law, holders of Equity Office preferred shares do not have any voting rights. For a description of the voting rights of holders of outstanding series A, B and C preferred shares, see “Description of Equity Office Shares of Beneficial Interest — Preferred Shares — Voting Rights of Series A, B and C Preferred Shares” on page 136.

      Spieker. Each holder of Spieker common stock is entitled to one vote per share and to the same and identical voting rights as other holders of Spieker common stock. Holders of Spieker common stock do not have cumulative voting rights. Except as provided by law or in the articles supplementary establishing the series of Spieker preferred shares, holders of Spieker series B, C, D and E preferred shares do not have voting rights.

Classification of the Board

      Equity Office. The Maryland REIT Law permits a Maryland real estate investment trust’s board of trustees to be divided into up to three classes with staggered terms of office. The Equity Office declaration of trust divides the Equity Office board of trustees into three classes, with classes being elected to three-year terms on a rotating basis.

      Spieker. The Maryland General Corporation Law permits a Maryland corporation to divide its board of directors into classes with staggered terms of office so long as the term of office of at least one class expires each year. Spieker’s board of directors is divided into three classes, with classes being elected to three-year terms on a rotating basis.

Number of Trustees/ Directors; Removal of Trustees/ Directors; Vacancies

      Equity Office. The Equity Office declaration of trust currently provides for a minimum of nine and a maximum of 15 trustees, with the number of trustees within this range established by a majority vote of the board of trustees as provided in the Equity Office bylaws. As part of the REIT merger, the Equity Office declaration of trust will be amended to, among other things, increase the maximum number of trustees from 15 to 16. Under the Equity Office bylaws, except during the period in which a vacancy exists, at least two-thirds of the Equity Office trustees must be persons who are not executive officers of Equity Office or persons affiliated with Samuel Zell or his affiliates.

      Under the Equity Office declaration of trust, subject to the rights of one or more classes or series of preferred shares to elect one or more trustees, a trustee may be removed at any time, but only with cause, at a meeting of the shareholders by the affirmative vote of the holders of not less than a majority of the shares then outstanding and entitled to vote generally in the election of trustees.

      Under the Equity Office declaration of trust, subject to the rights of holders of any class or series of preferred shares, each vacancy on the board of trustees, including a vacancy resulting from an increase in the number of trustees, may be filled only by the affirmative vote of a majority of the remaining trustees in office, even if the remaining trustees do not constitute a quorum. Any trustee elected to fill a vacancy will hold office for the remainder of the full term of the class of trustees in which the vacancy occurred and until a successor is elected and qualifies.

      The holders of the outstanding shares of series A, B and C preferred shares of Equity Office are entitled, voting together as a single class, to elect a total of two trustees to the Equity Office board of trustees at any time distributions on the preferred shares were in arrears for six or more quarterly periods, whether or not consecutive.

      Spieker. Spieker’s charter provides that the number of directors shall be three members which may be increased or decreased by at least a majority of the board of directors pursuant to Spieker’s bylaws. Spieker’s bylaws provide that two-thirds of the entire board of directors may alter the number of directors set by Spieker’s charter. The minimum number of directors permitted under Spieker’s charter and bylaws is three and the maximum is 25. The current size of Spieker’s board of directors is seven. Spieker’s charter provides that directors may be removed from office at any time, but only for cause and then only by the affirmative vote of 80% of the combined voting power of all classes of shares of capital stock entitled to vote in the election for directors. Spieker’s bylaws provide that cause, for these purposes, is defined as:

•	Conviction of a felony;

•	Declaration of unsound mind by order of a court;

•	Gross dereliction of duty;

•	Conviction of any act involving moral turpitude; or

•	Commission of an act that constitutes intentional misconduct or a knowing violation of law if the action in either event results both in an improper substantial personal benefit to the director and in a material injury to Spieker.

      Subject to the rights of the holders of any series of stock separately entitled to elect one or more directors, vacancies on Spieker’s board which result from the removal of a director may be filled by the vote of Spieker stockholders or by majority vote of the entire board of directors. Subject to the rights of the holders of any series of stock separately entitled to elect one or more directors, a majority of remaining directors, whether or not constituting a quorum, may fill a vacancy on the Spieker board of directors resulting from any cause except an increase in the number of directors. A majority of the entire board of directors may fill a vacancy on the Spieker board resulting from an increase in the number of directors.

      If six quarterly dividends, whether or not consecutive, payable on shares of series B preferred stock are in arrears, whether or not earned or declared, the number of directors then constituting the board of directors will be increased by two, and the holders of shares of series B, C, D and E preferred stock, voting together as a class will have the right to elect two additional directors at any annual meeting of the stockholders or a properly called meeting of the holders of series B, C, D and E preferred stock until all of the dividends have been declared and paid or set aside for payment. The term of office of all directors so elected shall be terminated with the termination of such voting rights.

Limitation of Trustee/ Director and Officer Liability

      Equity Office. Under Maryland law, the declaration of trust of a Maryland real estate investment trust may include a provision expanding or limiting the liability of its trustees and officers to the trust or its shareholders for money damages but may not include a provision which restricts or limits the liability of its trustees or officers to the trust or its shareholders to the extent that:

•	it is proved that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or

•	a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

      The Equity Office declaration of trust provides that, to the maximum extent that Maryland law permits, no trustee or officer of Equity Office shall be liable to Equity Office or to any shareholder for money damages.

      Spieker. Maryland law permits a corporation to include in its charter any provision expanding or limiting the liability of its directors and officers to the corporation or its stockholders for money damages, subject to the same limitations described above for a Maryland real estate investment trust. Spieker’s charter provides that to the fullest extent permitted by Maryland law, no director or officer shall be personally liable to Spieker or its stockholders for money damages.

Indemnification

      Equity Office. Maryland law generally permits a Maryland real estate investment trust to indemnify any person made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that the person is or was a trustee, officer, employee or agent of the trust or any predecessor entity, or is or was serving at the request of the trust or predecessor entity as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, unless it is established that:

•	the act or omission was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty;

•	the person actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the person had reasonable cause to believe that the act or omission was unlawful.

      Under Maryland law, indemnity may be provided against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the person in connection with the proceeding. The indemnification may be provided, however, only if authorized for a specific proceeding after a determination has been made that indemnification is permissible in the circumstances because the person met the applicable standard of conduct. This determination is required to be made:

•	by the board of trustees by a majority vote of a quorum consisting of trustees not, at the time, parties to the proceeding;

•	if a quorum cannot be obtained, then by a majority vote of a committee of the board consisting solely of two or more trustees not, at the time, parties to the proceeding;

•	by special legal counsel; or

•	by the shareholders.

      If the proceeding is one by or in the right of the trust, indemnification may not be provided as to any proceeding in which the person is found liable to the trust.

      A Maryland real estate investment trust may pay, before final disposition, the expenses, including attorneys’ fees, incurred by a trustee, officer, employee or agent in defending a proceeding. Under Maryland law, expenses may be advanced to a trustee or officer when the trustee or officer gives an undertaking to the trust to repay the amounts advanced if it is ultimately determined that he or she is not entitled to indemnification. Maryland law does not require that the undertaking be secured and the undertaking may be accepted without reference to the financial ability of the trustee or officer to repay the advance. A Maryland trust is required to indemnify any trustee who has been successful, on the merits or otherwise, in defense of a proceeding for reasonable expenses. The determination as to reasonableness of expenses is required to be made in the same manner as required for indemnification.

      Under the Maryland REIT Law, the indemnification and advancement of expenses provided by statute are not exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders, vote of trustees or otherwise.

      Under the Equity Office bylaws, Equity Office is required to indemnify and advance expenses to present and former trustees and officers, and may indemnify employees and agents, of Equity Office and its predecessors. The Equity Office bylaws also provide for mandatory indemnification and advancement of expenses to present and former shareholders of Equity Office or its predecessors made a party to a proceeding by reason of their status.

      The limited partnership agreement of EOP Partnership also provides for indemnification of Equity Office and its officers and trustees to the same extent that indemnification is provided to officers and trustees of Equity Office in its declaration of trust, and limits the liability of Equity Office and its officers and trustees to EOP Partnership and its respective partners to the same extent that the Equity Office declaration of trust limits the liability of the officers and trustees of Equity Office to Equity Office and its shareholders.

      Spieker. The Maryland General Corporation Law allows corporations such as Spieker to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, partner, trustee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise, on the same terms and subject to the same limitations as described above for a Maryland real estate investment trust.

      The Spieker charter provides that Spieker shall provide any indemnification permitted by Maryland law and shall indemnify:

•	Directors and officers, whether serving Spieker or at its request any other entity, to the full extent required or permitted by Maryland law, including the advance of expenses under the procedures and to the full extent permitted by law; and

•	Employees and agents, whether serving Spieker or at its request any other entity, to the extent authorized by the Spieker board of directors or the bylaws and permitted by law.

Duties of Trustees and Directors

      Equity Office and Spieker. Maryland law provides protection for Maryland corporations and Maryland real estate investment trusts against unsolicited takeovers by protecting the board of directors or board of trustees with regard to actions taken in a takeover context. Maryland law provides that the duties of directors and trustees will not require them to:

•	accept, recommend, or respond to any proposal by a person seeking to acquire control;

•	authorize the real estate investment trust to redeem any rights under, modify, or render inapplicable a shareholder rights plan;

•	make a determination under the Maryland Business Combination Statute or the Control Share Acquisition Statute, as described below;

•	elect to be subject to any or all of the “elective provisions” described below; or

•	act or fail to act solely because of:

—	the effect the act or failure to act may have on an acquisition or potential acquisition of control; or

—	the amount or type of consideration that may be offered or paid to shareholders in an acquisition.

      Maryland law also establishes a presumption that the act of a director or trustee satisfies the required standard of care. In the case of a Maryland corporation, a director must perform his or her duties in good faith, in a manner that is in the best interests of the corporation and with the care of an ordinarily prudent person under similar circumstances. In the case of a Maryland real estate investment trust, the standard of care is not explicitly addressed in the statute. In addition, an act of a director or trustee relating to or affecting an acquisition or a potential acquisition of control is not subject under Maryland law to a higher duty or greater scrutiny than is applied to any other act of a director or trustee. This provision creates a Maryland rule which is less exacting than case law in many other jurisdictions which (a) imposes an enhanced level of scrutiny when a board implements anti-takeover measures in a change of control context, and (b) shifts the burden of proof to directors to show that the defensive mechanism adopted by a board is reasonable in relation to the threat posed.

      Maryland law also provides that the duty of a trustee is only enforceable by the trust or in the right of the trust. A shareholder suit to enforce the duty of a trustee, therefore, can only be brought derivatively.

Maryland Elective Provisions

      Equity Office and Spieker. Maryland legislation enacted in 1999 allows publicly held Maryland corporations and Maryland real estate investment trusts to elect to be governed by all or any part of Maryland law provisions relating to extraordinary actions and unsolicited takeovers. The election to be governed by one or more of these provisions can be made by a Maryland real estate investment trust in its declaration of trust or bylaws or by resolution adopted by the board of trustees so long as the trust or corporation has at least three trustees or directors, as applicable, who, at the time of electing to be subject to the provisions are not:

•	officers or employees of the trust or corporation;

•	persons seeking to acquire control of the trust or corporation;

•	directors, officers, affiliates or associates of any person seeking to acquire control; or

•	nominated or designated as trustees or directors by a person seeking to acquire control.

      Articles supplementary must be filed with the Maryland State Department of Assessments and Taxation if a Maryland corporation or real estate investment trust elects to be subject to any or all of the provisions by board resolution or bylaw amendment. Shareholder approval is not required for the filing of articles supplementary.

      The Maryland legislation provides that a corporation or real estate investment trust can elect to be subject to all or any portion of the following provisions, notwithstanding any contrary provisions contained in the trust’s existing declaration of trust or bylaws:

•	Classified Board: The corporation or real estate investment trust may divide its board into three classes which, to the extent possible, will have the same number of directors or trustees, as applicable, the terms of which will expire at the third annual meeting of shareholders after the election of each such class;

•	Two-Thirds Shareholder Vote to Remove Trustees or Directors Only for Cause: The shareholders may remove any trustee or director, as applicable, only by the affirmative vote of at least two-thirds of all the votes entitled to be cast by the shareholders generally in the election of directors, but a trustee or director may not be removed without cause;

•	Size of Board Fixed by Vote of Board: The number of directors or trustees, as applicable, will be fixed only by resolution of the board;

•	Board Vacancies Filled by the Board for the Remaining Term: Vacancies that result from an increase in the size of the board, or the death, resignation, or removal of a trustee or director, may be filled only by the affirmative vote of a majority of the remaining trustees or directors even if they do not constitute a quorum. Trustees or directors elected to fill vacancies shall hold office for the remainder of the full term of the class of trustees or directors in which the vacancy occurred, as opposed to until the next annual meeting of shareholders, and until a successor is elected and qualifies; and

•	Shareholder Calls of Special Meetings: Special meetings of shareholders shall be called by the secretary of the corporation or real estate investment trust only upon the written request of shareholders entitled to cast at least a majority of all votes entitled to be cast at the meeting.

      In response to the 1999 legislation, Equity Office elected to be governed by the provisions of the Maryland code relating to the filling of board vacancies for the remainder of the term as described above. However, even before the 1999 legislation, the Equity Office declaration of trust and/or bylaws, as applicable, already provided for a classified board, that the number of trustees was to be determined by a resolution of the board, subject to a minimum and maximum number, and that the secretary of Equity Office must call a special meeting of shareholders only upon the written request of the holders of a majority of the outstanding securities entitled to vote.

      Spieker has not elected to be governed by the specific provisions of the 1999 legislation. However, Spieker’s charter and/or bylaws, as applicable, already provide for a classified board, that the number of directors is to be determined by a resolution of the board, subject to a minimum and maximum number, and that the secretary of Spieker must call a special meeting of stockholders only upon the written request of the holders of a majority of the outstanding securities entitled to vote.

Call of Special Meetings of Shareholders

      Equity Office. The Equity Office bylaws provide that special meetings of shareholders may be called by the chairman of the board, the president or one-third of the trustees. Special meetings of shareholders also may be called by the holders of shares entitled to cast not less than a majority of all the votes entitled to be cast at a special meeting of shareholders.

      Spieker. Spieker’s bylaws provide that special meetings of the stockholders may be called by the chairman of the board, the president or a majority of the board and by the secretary upon the written request of stockholders holding at least a majority of all votes entitled to be cast at the meeting.

Shareholder Action by Written Consent

      Equity Office. The Equity Office bylaws permit any action required or permitted to be taken at a meeting of shareholders to be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed by shareholders entitled to cast a sufficient number of votes to approve the matter.

      Spieker. Spieker’s bylaws also allow any action required or allowed to be taken at a stockholder’s meeting to be taken without a meeting if there is a unanimous written consent which sets forth the action and is signed by each stockholder entitled to vote on the matter and a written waiver of any right to dissent is signed by each stockholder entitled to notice of the meeting but not entitled to vote at it.

Advance Notice Provisions for Shareholder Nominations and Shareholder New Business Proposals

      Equity Office. The Equity Office bylaws require advance written notice for shareholders to nominate a trustee or bring other business before a meeting of shareholders.

      For an annual meeting, a shareholder must deliver notice to the secretary of Equity Office not later than the close of business on the 60th day nor earlier than the close of business on the 90th day before the first anniversary of the preceding year’s annual meeting. However, if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the applicable anniversary date of the prior year’s annual meeting, or the meeting is a special meeting of shareholders at which trustees will be elected, notice by the shareholder must be given not earlier than the close of business on the 90th day before the meeting and not later than the close of business on the later of the 60th day before the meeting or the tenth day following the day on which public announcement of the date of the meeting is first made by Equity Office.

      The Equity Office bylaws contain detailed requirements for the contents of shareholder notices of trustee nominations and new business.

      Spieker. The Spieker bylaws require advance written notice for shareholders to nominate a director or bring other business before a meeting of shareholders.

      For an annual meeting, a shareholder must deliver notice to the secretary of Spieker not less than 60 days nor more than 90 days before the first anniversary of the preceding year’s annual meting. However, if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date, notice by the shareholder must be delivered not earlier than the 90th day before the annual meeting and not later than the close of business on the later of the 60th day before the annual meeting or the tenth day following the day on which public announcement of the date of the annual meeting is first made. In the case of a special meeting of stockholders called for the purpose of electing directors, notice must be given not later than the close of business on the 10th day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever occurs first.

      The Spieker bylaws contain detailed requirements for the contents of shareholder notices of director nominations and new business.

Amendment of the Equity Office Declaration of Trust and Spieker Charter

      Equity Office. Under Maryland law and the Equity Office declaration of trust, the trustees, by a two-thirds vote, may at any time amend the declaration of trust solely to enable Equity Office to qualify as a REIT under the Internal Revenue Code or as a real estate investment trust under Maryland law, without action by Equity Office shareholders. The Equity Office board of trustees also may amend the declaration of trust to set the terms of one or more series of preferred shares without action by holders of Equity Office common shares. Other amendments to the declaration of trust must first be declared advisable by the board of trustees and thereafter must be approved by shareholders by the affirmative vote of not less than two-thirds of all votes entitled to be cast, or, in the case of amendments to the declaration of trust in connection with mergers and other specified business combinations or that involve an increase or decrease in the number of authorized common shares or preferred shares, not less than a majority of all votes entitled to be cast.

      Under the articles supplementary for the series A, B and C preferred shares of Equity Office, the approval of holders of each preferred series by a two-thirds class vote would be required for:

•	the authorization, creation or increase in the authorized or issued amount of any class or series of Equity Office shares ranking before the outstanding preferred series as to distributions or upon liquidation; or

•	any amendment, alteration or repeal of provisions of the declaration of trust, whether by merger, consolidation, or otherwise, so as to materially and adversely affect any right, preferences, privileges or voting power of the outstanding series of preferred shares.

      Spieker. General amendments to Spieker’s charter are governed by the provisions of the Maryland General Corporation Law. Spieker’s charter expressly provides, however, that Spieker’s board of directors may determine the rights, preferences, privileges, designations and other characteristics of classes and series of Spieker’s stock. Under the Maryland General Corporation Law, general amendments to Spieker’s charter require Spieker’s board of directors to adopt a resolution which sets forth the proposed amendment, declare that it is advisable and direct that the proposed amendment be submitted for consideration at either an annual or special meeting of the stockholders entitled to vote to approve the amendment.

      Spieker’s charter requires that any proposed amendment to the charter will become effective only upon the affirmative vote of the holders of not less than a majority of all votes entitled to be cast on the matter. However, any amendment to, repeal of or adoption of any provision inconsistent with those provisions of the charter relating to:

•	the number, the selection and the removal of members of the board of directors;

•	the board’s review of business combination transactions;

•	shareholder proposals; or

•	the amendment of the charter,

will be effective only if it is adopted upon the affirmative vote of not less than 80% of the aggregate votes entitled to be cast on the proposed amendment.

      The Maryland’s General Corporation Law provides holders of classes or series of Spieker’s preferred stock a right to vote as a class or series on amendments to Spieker’s charter, regardless of limitations on the voting rights of the class or series, if the amendment would alter or change any preference or relative or other right given to the class or series.

Amendment of the Bylaws

      Equity Office. The Equity Office bylaws provide that the power to amend, repeal or adopt new bylaws is vested exclusively with the board of trustees, except that any amendments by the board of trustees to the bylaw provisions relating to meetings of shareholders, the minimum and maximum number of trustees, and the requirement that at least two-thirds of the trustees must be persons who are not executive officers of Equity Office or persons affiliated with Mr. Zell or his affiliates are subject to the approval of shareholders by vote of a majority of the votes cast.

      Spieker. The bylaws provide that amendments to the bylaws may be adopted either by holders of record of not less than 80% of votes entitled to be cast by the outstanding shares of Spieker capital stock generally in the election of directors or by a vote of two-thirds of Spieker’s board.

Mergers, Consolidations and Sales of Assets

      Equity Office. Under the Maryland REIT Law, a merger involving a Maryland real estate investment trust generally requires approval by the affirmative vote of not less than two-thirds of all votes entitled to be cast on the matter, unless the declaration of trust specifies a greater or lesser percentage, but not less than a majority of all votes entitled to be cast. No shareholder approval is required for 90% owned subsidiary mergers or by shareholders of a Maryland successor trust if the merger does not reclassify or change the outstanding shares or otherwise amend the declaration of trust and the number of shares to be issued in the merger is not more than 20% of the number of its shares of the same class or series outstanding immediately before the merger is completed. The Equity Office declaration of trust specifies that the affirmative vote of shareholders by not less than a majority of all votes entitled to be cast is required to approve mergers for which a shareholder vote is required under Maryland law.

      The Maryland REIT Law does not address the requirements for the approval by shareholders of a consolidation or sale of all or substantially all of the assets of a real estate investment trust. However, the Equity Office declaration of trust requires that a majority of the Equity Office shares entitled to vote on the matter must approve a consolidation of Equity Office into one or more other entities or the sale of all or substantially all of the assets of Equity Office outside the ordinary course of business. Under the Equity Office declaration of trust, the mortgage, pledge or other creation of a security interest in any or all of the assets of Equity Office, whether or not in the ordinary course of business, as well as the sale of all or substantially all of the assets of Equity Office to a majority owned subsidiary or as a distribution to shareholders, is not deemed to be a sale requiring shareholder approval.

      Spieker. Under the Maryland General Corporation Law, Spieker may approve a consolidation, merger, share exchange or transfer of assets by adopting a resolution that declares the proposed transaction is advisable on substantially the terms and conditions set forth in the resolution and directing that the proposed transaction be submitted for consideration at either an annual or special meeting of the stockholders. Notice which states that a purpose of the meeting will be to act on the proposed consolidation, merger, share exchange or transfer of assets must be provided to each of stockholder entitled to vote on the proposed transaction and to each stockholder not entitled to vote on the proposed transaction, except the stockholders of a successor in a merger if the merger does not alter the contract rights of their stock as expressly provided in the charter.

      Under the Maryland General Corporation Law, a proposed merger ordinarily requires the approval of stockholders by the affirmative vote of two-thirds of all the votes entitled to vote on the proposed merger. However, as permitted by the Maryland General Corporation Law, Spieker’s charter provides that any proposed action requiring, under Maryland law, the affirmative vote of more than a majority of all the votes entitled to vote on the proposed action shall be valid and effective if authorized under the charter by the affirmative vote of a majority of the total number of votes entitled to vote on the proposed actions, except as otherwise provided in the charter. Spieker’s charter does not contain a provision requiring more than the affirmative vote of more than a majority of all votes entitled to vote on any proposed merger.

      Approval of a merger by Spieker’s stockholder’s is not required if: (a) the merger does not reclassify or change the terms of any class or series of stock that is outstanding immediately before the merger becomes effective or otherwise amend its charter and (b) the number of shares of its stock of such class or series outstanding immediately after the effective time of the merger does not increase by more than 20% of the number of its shares of the class or series of stock that is outstanding immediately before the merger becomes effective, or there is no stock outstanding or subscribed for and entitled to be voted on the merger.

      Spieker’s charter provides that the board of directors will, in connection with the exercise of its business judgement involving a business combination or any actual or proposed transaction which would or may involve a change in control of Spieker, in determining what is in the best interests of the Spieker stockholders, give due consideration to all relevant factors, including, but not limited to:

•	all economic effect, both immediate and long-term, upon the Spieker stockholders including the effect of not participating in the transaction;

•	the social and economic effect on the employees, customers of, and others dealing with Spieker and on the communities in which Spieker operates or is located;

•	whether the proposal is acceptable based on the historical and current operating results or financial condition of Spieker;

•	the reputation and business practices of the offeror and its management and affiliates as they would affect the employees of Spieker;

•	the future value of the stock or any other securities of Spieker;

•	any antitrust or other legal and regulatory issues that are raised by the proposed transaction; and

•	the business and financial condition and earnings prospects of the acquiring person or entity, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the acquisition, and other likely financial obligations of the acquiring person or entity.

      If, after considering all the relevant factors, the board determines that the proposed business combination or actual or proposed transaction which may involve a change in control of Spieker should be rejected by the Spieker stockholders, the board may take any lawful action to defeat the transaction, including but not limited to advising shareholders not to approve the proposed transaction, instituting litigation against the party making the proposal and obtaining a more favorable offer from another individual or entity.

Dissolution of Equity Office or Spieker; Termination of REIT Status

      Equity Office. The Equity Office declaration of trust permits the termination of the existence of Equity Office if approved by the affirmative vote of the holders of not less two-thirds of the outstanding Equity Office shares entitled to vote on the matter. In addition, the board of trustees may terminate the status of Equity Office as a REIT under the Internal Revenue Code for any taxable year without a vote of the holders of Equity Office common or preferred shares.

      Spieker. Under the Maryland General Corporation Law, Spieker may be dissolved if its board of directors adopts a resolution which declares that dissolution is advisable and directs that the proposed dissolution be submitted for consideration at either an annual or special meeting of the stockholders. Notice which states that a purpose of the meeting will be to act on the proposed dissolution must be given to each stockholder entitled to vote on the proposed dissolution. To be effective, the proposed dissolution must be approved by the stockholders by the affirmative vote of two-thirds of all the votes entitled to be cast.

Business Combinations with Interested Shareholders

      The Maryland Business Combination Act provides that, unless exempted, a Maryland real estate investment trust or corporation may not engage in business combinations, including mergers, dispositions of 10% or more of its assets, issuances of shares and other specified transactions, with an “interested shareholder” or its affiliates, for five years after the most recent date on which the interested shareholder became an interested shareholder. Thereafter, unless specified “price criteria” and other standards are met or an exemption is available, a business combination with an interested shareholder or its affiliates must be recommended by the board of trustees and approved by (a) at least 80% of the outstanding voting shares and (b) at least two-thirds of the outstanding voting shares, other than voting shares held by the interested shareholder or any of its affiliates. Under the statute, an “interested shareholder” generally is defined to mean a person or group which owns beneficially, directly or indirectly, 10% or more of the outstanding voting shares of the real estate investment trust. These requirements do not apply to a business combination with an interested shareholder or its affiliates if approved by the board of trustees before the time the interested shareholder first became an interested shareholder.

      The Equity Office board of trustees has elected by resolution to exempt from the provisions of the Maryland Business Combination Act any business combination with any person. However, this resolution, by its terms, may be altered or repealed at any time, in whole or in part, by the board of trustees. The Spieker board of directors has elected by resolution to exempt from the provisions of the Maryland Business Combination Act the proposed REIT merger.

Control Share Acquisitions

      The Maryland Control Share Acquisition Act provides that shares of a Maryland real estate investment trust or corporation that are acquired in a “control share acquisition,” which is defined as the acquisition of shares comprising one-fifth, one-third or a majority of all voting shares, have no voting rights except:

•	if approved by shareholders by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter, excluding all “interested shares;” or

•	if the acquisition of the shares has been approved or exempted at any time before the acquisition of the shares.

      The Maryland Control Share Acquisition Act is applicable to a publicly traded Maryland real estate investment trust or corporation unless its charter or bylaws specifically provides that it shall be inapplicable.

      The Equity Office bylaws provide that the Maryland Control Share Act shall not apply to any acquisition by any person of shares of Equity Office. Any amendment to this provision by the board of trustees would require the approval of shareholders by a vote of a majority of the votes cast. See “ — Amendment of the Bylaws” on page 153. Neither Spieker’s bylaws nor its charter contain such an opt-out provision.

Other Constituencies

      Equity Office and Spieker. Maryland law expressly codifies the authority of Maryland real estate investment trusts and Maryland corporations to include in their charters a provision that allows the board of trustees or board of directors to consider the effect of a potential acquisition of control on shareholders, employees, suppliers, customers, creditors and communities in which offices or other establishments of the trust are located. The Equity Office declaration of trust does not include a provision of this type. Maryland law also provides, however, that the inclusion or omission of this type of provision in the declaration of trust of a Maryland real estate investment trust allowing the board of trustees to consider the effect of a potential acquisition of control on the foregoing constituencies does not create an inference concerning factors that may be considered by the board of trustees regarding a potential acquisition of control. As described above in “ — Mergers, Consolidations and Sales of Assets — Spieker” beginning on page 153, Spieker’s charter includes a provision allowing the board of directors to consider other constituencies in their consideration of a merger proposal.

Dissenters’ Rights

      Equity Office and Spieker. Maryland law applicable to Maryland real estate investment trusts provides dissenters’ rights for any shareholder who objects to a merger to the same extent as a Maryland corporation’s stockholders would enjoy dissenters’ rights. Therefore, shareholders of both Equity Office and Spieker have the same statutory dissenters’ rights. A shareholder has the right to demand and receive payment of the fair value of his or her shares, unless:

•	the shares are listed on a national securities exchange or are designated as a national market security on the interdealer quotation system of the National Association of Securities Dealers, Inc. on the record date for determining shareholders entitled to vote on the REIT merger; or

•	the shares are those of a successor entity, as long as the REIT merger does not alter the contract rights of the shares as expressly provided by the declaration of trust and the shares are converted in whole or in part in the REIT merger into stock, including preferred stock, of the successor entity or cash, scrip, or other rights or interests arising out of the treatment of fractional shares.

Distributions

      Equity Office. The Equity Office declaration of trust provides that the trustees will endeavor to declare and pay distributions as necessary for Equity Office to qualify as a REIT under the Internal Revenue Code. However, shareholders do not have any right to a distribution unless and until authorized and declared by the Equity Office board of trustees. Distributions may not be paid on the Equity Office common shares unless all accrued but unpaid distributions on each outstanding series of preferred shares of Equity Office have been declared and paid or set apart for payment. Payments of distributions by Equity Office are not limited by any rules concerning the capital or surplus of Equity Office or the par value of the Equity Office shares.

      Spieker. The Maryland General Corporation Law provides that the board of directors may not make a distribution of money or property to its stockholders if the distribution would prevent the corporation from paying its debts as they became due in the ordinary course of business or, unless and to the extent specifically allowed by the corporation’s charter, if after the distribution, the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights to distributions upon dissolution of the corporation’s shareholders whose rights upon dissolution are superior to those receiving the distribution.

Shareholder Rights Plans

      Equity Office. Equity Office has not adopted a shareholder rights plan.

      Spieker. On September 9, 1998, Spieker adopted a shareholder rights plan. On that date, the Spieker board of directors declared a dividend payable on September 30, 1998 of one right for each outstanding share of Spieker common stock held of record at the close of business on September 30, 1998. Shares of Spieker common stock issued thereafter and prior to the separation time, as described below, will have an attached right. The Spieker board of directors adopted the Rights Agreement for the purpose of protecting stockholders against attempts to acquire control of Spieker by means of a hostile tender offer made at less than a full and fair price and other takeover tactics that can be used to deprive stockholders of the ability to get a full and fair price for all of their shares.

      The separation time will occur upon the earliest of:

•	10 days following the date any entity commences a tender or exchange offer which, if completed, would result in that entity becoming an acquiring person, as described below.

•	10 days following a public announcement that an entity has become an acquiring person.

      An acquiring person is any person or entity which beneficially owns 15% or more of the Spieker common stock, with some exceptions. The Spieker board of directors may shorten or lengthen the 10-day time period by resolution before the expiration of the 10-day period, in which case the separation time will be the date determined by the Spieker board of directors. If a tender offer or exchange offer is cancelled or terminated before the separation time without the purchase or exchange of any shares of Spieker common stock, the offer will be deemed not to have been made.

      Until the separation time, Spieker common stock certificates will evidence the rights, and the rights will be transferred with and only with the Spieker common stock. After the separation time, the rights agent will mail separate rights certificates to holders of Spieker common stock, and the rights may trade separately.

      The rights will become exercisable one business day following the separation time. In that event, each right, other than rights beneficially owned by the acquiring person, shall entitle the holder to purchase for an exercise price of $140 a number of shares of Spieker common stock having a market value of $280.

      The Spieker board of directors may also elect, at any time after the separation time and before the acquiring person becomes the beneficial owner of 50% of the Spieker common stock, to exchange each outstanding right for one share of Spieker common stock or one one-hundredth of a share of Spieker participating preferred stock. The Spieker board of directors may, at its option, at any time before the separation time, redeem all of the outstanding rights at a price of $.01 per right. Immediately upon the action of the Spieker board of directors electing to redeem the rights, without any further action and without any notice, the right to exercise the rights will terminate and each right will thereafter represent only the right to receive the redemption price in cash.

      The rights will expire on the earliest of (1) the close of business on September 30, 2008, (2) the date on which the rights are redeemed, (3) the date the Spieker board of directors elects to exchange the rights for Spieker common stock or Spieker participating preferred stock or (4) the date of Spieker’s merger into another corporation pursuant to an agreement entered into before the public announcement that a person has become an acquiring person.

      The exercise price and the number of rights outstanding, or in some circumstances the securities purchasable upon exercise of the rights, are subject to adjustment from time to time to prevent dilution in the event of a stock split or the distribution of any securities or assets in respect of, instead of or in exchange for Spieker common stock.

      If at any time following the date of the public announcement that a person has become an acquiring person, either Spieker is acquired in a merger or other business combination in which it is not the surviving corporation or 50% or more of Spieker’s assets, cash flow or earning power is sold or transferred, then each holder of a right would be entitled to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the right.

      The Spieker shareholder rights plan will terminate immediately before the REIT merger but will otherwise remain in full force and effect until such time.

REIT Ownership Limitations

      Equity Office. For Equity Office to qualify as a REIT under the Internal Revenue Code, no more than 50% in value of its outstanding shares of beneficial interest may be owned, actually or constructively, by five or fewer “individuals,” which, as defined in the Internal Revenue Code for this purpose, includes some entities. In addition, if Equity Office, or an actual or constructive owner of 10% or more of the shares of Equity Office, owns, actually or constructively, 10% or more of a tenant of Equity Office, then the rent received by Equity Office from that “related party tenant” will not be qualifying income for purposes of determining whether Equity Office meets the requirements for qualification as a REIT under the Internal Revenue Code unless the tenant is a taxable REIT subsidiary and specified requirements are met. A REIT’s shares also must be beneficially owned by 100 or more persons.

      As a means of addressing these requirements, Article VII of the Equity Office declaration of trust provides that, subject to exceptions, no person may own, or be deemed to own directly and/or by virtue of the attribution provisions of the Internal Revenue Code, more than 9.9%, in value or number of shares, whichever is more restrictive, of the issued and outstanding shares of any class or series of shares. Under the Equity Office declaration of trust, the board of trustees may increase the ownership limit with respect to any class or series of shares. After giving effect to this increase, however, five beneficial owners of common shares may not beneficially own in the aggregate more than 49.5% of the outstanding common shares. In addition, the Equity Office board of trustees is required to waive or modify the ownership limit with respect to one or more persons who would not be treated as “individuals” under the Internal Revenue Code if such person submits to the Equity Office board of trustees specified information that demonstrates, to the reasonable satisfaction of the board of trustees, that such ownership would not jeopardize Equity Office’s status as a REIT under the Internal Revenue Code. The Equity Office declaration of trust further prohibits any person from transferring any Equity Office common or preferred shares if the transfer would result in shares of beneficial interest of Equity Office being owned by fewer than 100 persons or otherwise would cause Equity Office not to qualify as a REIT.

      If any transfer of shares or any other event would otherwise result in any person violating the ownership limits, then the declaration of trust provides that (a) the transfer will be void and of no force or effect with respect to the prohibited transferee with respect to that number of shares that exceeds the ownership limits and (b) the prohibited transferee would not acquire any right or interest in the shares. The shares transferred in violation of the ownership limit instead would be transferred automatically to a charitable trust, the beneficiary of which would be a qualified charitable organization selected by Equity Office.

      The trustee of the charitable trust would be required to sell the shares transferred in violation of the ownership limit to a person or entity who could own the shares without violating the ownership limit, and to distribute to the prohibited transferee an amount equal to the lesser of the price paid by such person for the shares transferred in violation of the ownership limit or the sales proceeds received by the charitable trust for the shares. In the case of a transfer for no consideration, such as a gift, the charitable trustee would be required to sell the shares to a qualified person or entity and distribute to the prohibited transferee an amount equal to the lesser of the fair market value of the shares as of the date of the prohibited transfer or the sales proceeds received by the charitable trust.

      Under its declaration of trust, Equity Office, or its designee, would have the right to purchase the shares from the charitable trust at a price per share equal to the lesser of (a) the price per share in the transaction that resulted in the transfer of the shares to the charitable trust, or, in the case of a devise or gift, the market price at the time of such devise or gift, and (b) the market price of such shares on the date Equity Office, or its designee, were to agree to purchase the shares. Any proceeds derived from the sale of the shares in excess of the amount distributed to the prohibited transferee under these provisions would be distributed to the beneficiary of the charitable trust.

      The charitable trustee will have the sole right to vote the shares that it holds, and any distributions paid on shares held by the charitable trustee would be paid to the beneficiary of the charitable trust.

      If the transfer to the charitable trust of the shares that were transferred in violation of the ownership limit is not automatically effective for any reason, then the transfer that resulted in the violation of the ownership limit would be void.

      All persons or entities who own, directly or by virtue of the attribution provisions of the Internal Revenue Code, more than 5%, or such other percentage between  1/2 of 1% and 5% as provided in applicable rules and regulations under the Internal Revenue Code, of the lesser of the number or value of the outstanding Equity Office shares must give a written notice to Equity Office by January 30 of each year stating the name and address of such owner, the number of Equity Office shares owned and a description of the manner in which such Equity Office shares are held. In addition, a holder of record of Equity Office shares subject to the foregoing requirement who holds its Equity Office shares as nominee for another person or entity which is required to include in gross income the dividends received on such shares must also give notice of the name and address of such person or entity and the number of Equity Office shares of such person or entity with respect to which such holder of record is nominee. In addition, each record, beneficial and constructive holder of Equity Office shares is required, upon demand of Equity Office, to disclose to Equity Office in writing any information with respect to the direct, indirect and constructive ownership of Equity Office shares as the Equity Office board of trustees deems necessary to comply with the provisions of the Internal Revenue Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

      The Equity Office declaration of trust contains an additional limitation on the ownership by non-U.S. persons of Equity Office common and preferred shares, other than preferred shares issued and outstanding as of June 19, 2000, and the common shares into which such preferred shares may be converted. This limitation restricts the direct or indirect acquisition or ownership of Equity Office shares if, as a result of the acquisition or ownership, non-U.S. persons would own directly or indirectly 43% or more of the fair market value of the issued and outstanding Equity Office shares. If any transfers of Equity Office shares occur that would result in non-U.S. persons owning directly or indirectly 43% or more of the fair market value of the issued and outstanding Equity Office shares as described above, then the number of shares that would cause a non-U.S. person to violate this restriction are automatically transferred to a charitable trust, or if transfer to a charitable trust would not be effective to prevent violation of this restriction, then the transfer of shares will be void.

      As part of the REIT merger, the Equity Office declaration of trust will be amended to allow for the board to exempt one or more series of preferred stock issued in connection with their issuance in a business combination from these ownership limitations and restrictions on transfer under specified circumstances. See

“The Merger Agreement — Amendments to Equity Office’s Declaration of Trust as Part of the REIT Merger” beginning on page 75.

      The foregoing restrictions on ownership and transferability would not apply if the Equity Office board of trustees were to determine that it is no longer in the best interests of Equity Office to attempt to qualify, or to continue to qualify, as a REIT under the Internal Revenue Code.

      For a description of the ownership limitations and transfer restrictions that will apply to the Equity Office series E, F, G and H preferred shares, see “Description of Equity Office Shares of Beneficial Interest — REIT Ownership Limitations and Transfer Restrictions Applicable to Equity Office Series E, F, G and H Preferred Shares” beginning on page 143.

      Spieker. To enable Spieker to continue to qualify as a REIT, Spieker’s charter restricts the ownership of shares of common stock and preferred stock. Spieker’s charter provides that, subject to exceptions specified in the charter, no stockholder may own more than 9.9% of the value of the outstanding common stock and preferred stock. Spieker’s board may waive this ownership limit in some limited situations if the Board receives a ruling of the Internal Revenue Service or an opinion of counsel to the effect that such ownership will not jeopardize Spieker’s status as a REIT for federal income tax purposes. As a condition to such waiver, the board may require representations and undertakings from the applicant with respect to preserving the REIT status of Spieker. The ownership limit will not apply if the board and the stockholders of Spieker determine that it is no longer in the best interests of Spieker to attempt to qualify, or to continue to qualify, as a REIT. If the issuance or transfer of shares of common stock or preferred stock to any person would cause such person to exceed the ownership limit (unless a waiver of the board has been obtained), would cause Spieker to be beneficially owned by fewer than 100 persons or cause Spieker to become “closely held” under Section 856(h) of the Internal Revenue Code, such issuance or transfer shall be null and void and the intended transferee will acquire no rights to such shares.

      Spieker’s charter also provides that shares involved in a transfer or change in capital structure that results in a person owning in excess of the ownership limit, unless a waiver of the board has been obtained, or would cause Spieker to become “closely held” within the meaning of Section 856(h) of the Internal Revenue Code will automatically be exchanged for excess stock. All excess stock will be transferred, without action by the stockholder, to Spieker as trustee of a trust for the exclusive benefit of the transferee or transferees to whom the excess stock is ultimately transferred. While the excess stock is held in trust, it will not be entitled to vote, it will not be considered for purposes of any stockholder vote or the determination of a quorum for such vote and it will not be entitled to participate in any distributions made by Spieker, except upon liquidation. Spieker would have the right, for a period of 90 days during the time the excess stock is held by Spieker in trust, to purchase all or any portion of the excess stock from the intended transferee at the lesser of the price paid for the stock by the intended transferee and the closing market price for the stock on the date Spieker exercises its option to purchase.

      The ownership limit provision in Spieker’s charter will not be automatically removed even if the REIT provisions of the Internal Revenue Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. Except as otherwise described above, any change in the ownership limit would require an amendment to the charter. An amendment to the charter increasing the ownership limit requires the affirmative vote of holders owning a majority of the total number of shares of all classes of stock outstanding and entitled to vote on the amendment.

      All certificates representing shares of common stock and preferred stock bear a legend referring to the restrictions described above.

      All persons who own of record more than 5% of the outstanding common stock and preferred stock (or 1% if there are more than 200 but fewer than 2,000 shareholders or one-half of 1% if there are 200 or less shareholders of record) must file an affidavit with Spieker containing the information specified in Spieker’s charter within 30 days after January 1 of each year. In addition, each shareholder will upon demand be required to disclose to Spieker in writing such information with respect to the direct, indirect and constructive ownership of shares as the Spieker board deems necessary to determine Spieker’s status as a REIT and to ensure compliance with the ownership limit.

LEGAL MATTERS

      The validity of the EOP Partnership units and the Equity Office common shares offered by this consent solicitation/ information statement/ prospectus will be passed upon for EOP Partnership and Equity Office by Hogan & Hartson L.L.P., Washington, D.C. and New York, New York.

      The qualification of Equity Office as a REIT and the classification of EOP Partnership as a partnership for federal income tax purposes will be passed upon for Equity Office and EOP Partnership by Hogan & Hartson L.L.P., Washington, D.C. and New York, New York. The qualification of Spieker and Spieker as a REIT and the classification of Spieker Partnership as a partnership for federal income tax purposes will be passed upon for Spieker and Spieker Partnership by Morrison & Foerster LLP, San Francisco, California, special tax counsel for Spieker and Spieker Partnership.

      The federal income tax consequences of the partnership merger to Spieker Partnership unitholders that receive EOP Partnership units in the partnership merger will be passed upon for Equity Office and EOP Partnership by Hogan & Hartson L.L.P., Washington, D.C. and New York, New York and for Spieker and Spieker Partnership by Sullivan & Cromwell, New York, New York.

EXPERTS

      Ernst & Young LLP, independent auditors, have audited the Equity Office consolidated financial statements and schedule included in its Annual Report on Form 10-K for the year ended December 31, 2000, and have audited the EOP Partnership consolidated financial statements and schedule included in its Annual Report on Form 10-K for the year ended December 31, 2000, as set forth in their reports, which are incorporated by reference in this consent solicitation/ information statement/ prospectus and elsewhere in the registration statement. The Equity Office and EOP Partnership consolidated financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

      The audited financial statements and schedules of Spieker and Spieker Partnership incorporated by reference in this consent solicitation/ information statement/ prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

      Equity Office and EOP Partnership have filed with the SEC a registration statement on Form S-4 (333-          ), of which this consent solicitation/ information statement/ prospectus forms a part. The registration statement registers the distribution to Spieker Partnership unitholders of the EOP Partnership units to be issued in the partnership merger, and the Equity Office common shares issuable on redemption of the EOP Partnership units. The registration statement, including the attached exhibits and schedules, contains additional relevant information about EOP Partnership units and Equity Office common shares. The rules and regulations of the SEC allow Equity Office and EOP Partnership to omit some information included in the registration statement from this consent solicitation/ information statement/ prospectus. In addition, Equity Office, EOP Partnership, Spieker and Spieker Partnership file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy any of this information at the following location of the SEC:

Public Reference Room 450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549	New York Regional Office 7 World Trade Center Suite 1300 New York, NY 10048	Chicago Regional Office Citicorp Center 500 West Madison Street Suite 1400 Chicago, IL 60661-2511

      You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330.

      The SEC also maintains an Internet web site that contains reports, proxy statements and other information regarding issuers, including Equity Office, EOP Partnership, Spieker and Spieker Partnership, who file electronically with the SEC. The address of that site is http://www.sec.gov. Reports, proxy statements and other information concerning Equity Office and Spieker may also be inspected at the offices of the New York Stock Exchange, which are located at 20 Broad Street, New York, New York 10005.

      The SEC allows Equity Office, EOP Partnership, Spieker and Spieker Partnership to “incorporate by reference” information in this document, which means that they can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this consent solicitation/ information statement/ prospectus, except for any information that is superseded by information included directly in this document.

      The documents listed below that Equity Office, EOP Partnership, Spieker and Spieker Partnership have previously filed with the SEC are considered to be a part of this consent solicitation/ information statement/ prospectus. They contain important business and financial information about these companies that is not included in or delivered with this document.

Equity Office SEC Filings (File No. 1-13115):

2000 Annual Report on Form 10-K	Filed on March 23, 2001

Current Reports on Form 8-K	Filed on March 23, 2001 and March 9, 2001

Registration Statement on Form 8-A	Filed on June 19, 1997, setting forth the description of Equity Office common shares, including any amendments or reports filed for the purpose of updating such description

EOP Partnership SEC Filings (File No. 1-13625):

2000 Annual Report on Form 10-K	Filed on April 2, 2001

Current Reports on Form 8-K	Filed on April 5, 2001 and March 9, 2001

Spieker SEC Filings (File No. 1-12528):

2000 Annual Report on Form 10-K	Filed on March 23, 2001

Current Report on Form 8-K	Filed on March 9, 2001

Registration Statement on Form 8-A	Filed on November 3, 1993, setting forth the description of the Spieker common stock, including any amendments or reports filed for the purpose of updating such description.

Spieker Partnership SEC Filings (File No. 033-98312-01):

2000 Annual Report on Form 10-K	Filed on March 29, 2001

Current Report on Form 8-K	Filed on March 9, 2001

      Equity Office, EOP Partnership, Spieker and Spieker Partnership incorporate by reference additional documents that they may file with the SEC between the date of this consent solicitation/ information statement/ prospectus and the date of the special meetings of Equity Office and Spieker in connection with the REIT merger. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy materials.

      Equity Office has supplied all information contained or incorporated by reference in this consent solicitation/ information statement/ prospectus relating to Equity Office and EOP Partnership, and Spieker has supplied all such information relating to Spieker and Spieker Partnership. This document constitutes the prospectus of Equity Office and EOP Partnership, the consent solicitation of Spieker Partnership and the information statement of EOP Partnership.

WHAT INFORMATION YOU SHOULD RELY ON

      No person has been authorized to give any information or to make any representation that differs from, or adds to, the information discussed in this consent solicitation/ information statement/ prospectus or in the annexes attached hereto which are specifically incorporated by reference. Therefore, if anyone gives you different or additional information, you should not rely on it.

      This document is dated           , 2001. The information contained in this consent solicitation/ information statement/ prospectus speaks only as of its date unless the information specifically indicates that another date applies. This consent solicitation/ information statement/ prospectus does not constitute an offer to exchange or sell, or a solicitation of an offer to exchange or purchase, EOP Partnership units or Equity Office common shares or to solicit consents, to or from any person to whom it is unlawful to direct these activities.

INDEX TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

EOP Partnership Pro Forma Condensed Combined Financial Statements	F- 2

EOP Partnership Pro Forma Condensed Combined Balance Sheet	F- 3

EOP Partnership Pro Forma Condensed Combined Statement of Operations	F- 4

EOP Partnership Notes to Pro Forma Condensed Combined Financial Statements	F- 5

Equity Office Pro Forma Condensed Combined Financial Statements	F- 9

Equity Office Pro Forma Condensed Combined Balance Sheet	F-10

Equity Office Pro Forma Condensed Combined Statement of Operations	F-11

Equity Office Notes to Pro Forma Condensed Combined Financial Statements	F-12

EOP OPERATING LIMITED PARTNERSHIP

PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

As of and for the year ended December 31, 2000
(Unaudited)

      The accompanying Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2000 is presented as if the partnership merger had occurred on December 31, 2000. The accompanying Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2000 reflect the proposed merger of a newly formed limited liability company subsidiary of EOP Operating Limited Partnership and Spieker Properties, L.P. as if the partnership merger had occurred on January 1, 2000.

      In the opinion of management, all significant adjustments necessary to reflect the effects of the partnership merger have been made.

EOP OPERATING LIMITED PARTNERSHIP

PRO FORMA CONDENSED COMBINED BALANCE SHEET

DECEMBER 31, 2000 (Unaudited)
(Dollars in thousands)

	EOP Operating	Spieker			EOP Operating
	Limited Partnership	Properties, L.P.	Merger		Limited Partnership
	Historical	Historical	Adjustments(A)		Pro Forma

ASSETS:

Investment in real estate, net	$16,641,325	$4,334,496	$2,840,729	(B)	$23,816,550

Cash and cash equivalents	53,256	13,020	—	(C)	66,276

Rent and other receivables	308,872	47,646	(36,008	)(D)	320,510

Escrow deposits and restricted cash	39,832	—	—		39,832

Investment in unconsolidated joint ventures	1,164,613	17,943	(1,938	)(E)	1,180,618

Prepaid expenses and other assets, net	586,355	115,183	(74,234	)(F)	627,304

Total Assets	$18,794,253	$4,528,288	$2,728,549		$26,051,090

LIABILITIES AND PARTNERS’ CAPITAL

Mortgage debt, net	$2,915,801	$56,738	$—		$2,972,539

Unsecured notes, net	5,836,193	1,936,500	(18,500	)(G)	7,754,193

Lines of credit	51,000	61,619	1,094,995	(H)	1,207,614

Distribution payable	3,681	54,195	—		57,876

Other liabilities	702,109	195,031	—		897,140

Total Liabilities	9,508,784	2,304,083	1,076,495		12,889,362

Commitments and contingencies

Minority interests — partially owned properties	197,161	—	—		197,161

Preferred units	613,923	443,373	(12,123	)(I)	1,045,173

Partners’ capital	8,474,385	1,780,832	1,664,177	(J)	11,919,394

Total Partners’ Capital	9,088,308	2,224,205	1,652,054		12,964,567

Total Liabilities and Partners’ Capital	$18,794,253	$4,528,288	$2,728,549		$26,051,090

EOP OPERATING LIMITED PARTNERSHIP

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2000 (Unaudited)
(Dollars in thousands, except per unit amounts)

	EOP Operating	Spieker			EOP Operating
	Limited Partnership	Properties, L.P.	Merger		Limited Partnership
	Historical	Historical	Adjustments(A)		Pro Forma

Revenues:

Rental	$1,732,799	$556,330	$4,966	(K)	$2,294,095

Tenant reimbursements	324,193	188,169	—		512,362

Parking	112,107	—	—		112,107

Other	48,047	3,839	—		51,886

Fee income	10,931	1,535	—		12,466

Interest/dividends	36,166	3,963	—		40,129

Total revenues	2,264,243	753,836	4,966		3,023,045

Expenses:

Interest:

Expense incurred	525,787	130,773	80,116	(L)	736,676

Amortization of deferred financing costs	9,746	2,267	—		12,013

Depreciation	399,768	123,027	56,815	(M)	579,610

Amortization	26,903	14,789	(14,789	)(N)	26,903

Real estate taxes	268,305	51,533	—		319,838

Insurance	12,214	5,666	—		17,880

Repairs and maintenance	234,986	65,618	—		300,604

Property operating	238,490	91,478	—		329,968

Ground rent	10,012	—	—		10,012

General and administrative	91,415	28,822	—	(O)	120,237

Total expenses	1,817,626	513,973	122,142		2,453,741

Income before allocation to minority interests, income from investment in unconsolidated joint ventures and net gain on sales of real estate	446,617	239,863	(117,176)		569,304

Minority interests — partially owned properties	(6,843)	—	—		(6,843)

Income from investment in unconsolidated joint ventures	56,251	—	—		56,251

Net gain on sales of real estate	36,013	140,051	—		176,064

Net income from continuing operations	532,038	379,914	(117,176)		794,776

Put option settlement	(2,576)	—	—		(2,576)

Preferred distributions	(43,348)	(39,035)	3,415	(P)	(78,968)

Net income from continuing operations before extraordinary items available for units	$486,114	$340,879	$(113,761)		$713,232

Net income from continuing operations before extraordinary items per weighted average unit outstanding — basic	$1.54				$1.64	(Q)

Weighted average units outstanding — basic	316,067,694				434,738,226

Net income from continuing operations before extraordinary items per weighted average unit and unit equivalent outstanding — diluted	$1.53				$1.63	(Q)

Weighted average units and unit equivalents outstanding — diluted	318,997,407				437,667,939

EOP OPERATING LIMITED PARTNERSHIP

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2000 (Unaudited)
(Dollars in thousands, except per unit data)

(A)	Represents adjustments to record the merger between the limited liability company subsidiary of EOP Partnership and Spieker Partnership based upon the assumed purchase price of $7.2 billion assuming a fair value of $29.2945 per unit of EOP Partnership. The calculation of the merger acquisition cost is as follows:

Issuance of 117.6 million EOP Partnership units based on a 1.94462 exchange rate in exchange for 60.5 million units of Spieker Partnership (see below) adjusted for the $13.50 per unit cash payment to be made related to the Spieker shareholders	$3,445,009

Payment of $13.50 per Spieker common share outstanding	906,437

Issuance of 4,250,000 9.45% series E preferred units of EOP Partnership in exchange for 4,250,000 9.45% series B preferred units of Spieker Partnership	106,250

Issuance of 6,000,000 7.875% series F preferred units of EOP Partnership in exchange for 6,000,000 7.875% series C preferred units of Spieker Partnership	150,000

Assumption of 1,500,000 series D preferred units of Spieker Partnership	75,000

Issuance of 4,000,000 8.0% series H preferred units of EOP Partnership in exchange for 4,000,000 8.0% series E preferred units of Spieker Partnership	100,000

Assumption of Spieker Partnership’s total liabilities	2,304,083

Adjustment to Spieker Partnership’s unsecured notes to reflect market value (see Note G)	(18,500)

Payment to Spieker stock option holders to redeem all outstanding Spieker stock options (assumes all option holders accept the cash tender offer)	121,058

Partnership and REIT merger costs (see calculation below)	67,500

Total merger acquisition cost	$7,256,837

The following is a calculation of estimated partnership and REIT merger costs:

Employee termination costs	$37,500

Investment advisory fees	15,000

Transfer taxes	5,000

Legal, accounting and other fees	10,000

Total partnership and REIT merger costs	$67,500

The following is a calculation of the EOP Partnership units to be issued in the partnership merger:

Spieker Partnership units outstanding	8,825,245

Spieker common shares outstanding	65,923,946

Add conversion of Spieker series A preferred stock to Spieker common stock	1,219,512

Total	75,968,703

Less portion of Spieker common shares redeemed for cash	(15,494,697)

Total	60,474,006

Conversion rate	1.94462

Total EOP Partnership units to be issued in the partnership merger	117,598,961

EOP OPERATING LIMITED PARTNERSHIP

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

(B)	Represents the estimated increase in Spieker Partnership’s investment in real estate based upon the merger acquisition cost to reflect the allocation to other tangible assets of Spieker Partnership being acquired:

Merger acquisition cost (see Note A)	$7,256,837

Less basis of Spieker Partnership’s net assets acquired:

Investment in real estate, net	4,334,496

Cash and cash equivalents	13,020

Rents and other receivables (excluding $36.0 million of deferred rents receivable)	11,638

Investment in unconsolidated joint ventures (excluding $1,938 relating to Spieker Northwest, Inc. (see Note E))	16,005

Prepaid expenses and other assets (excluding $74.2 million of deferred leasing and financing costs (see Note F))	40,949

Subtotal	4,416,108

Adjustment to record fair value of Spieker Partnership’s investment in real estate and investment in unconsolidated joint ventures, net	$2,840,729

(C)	There was no change in cash and cash equivalents as a result of the following transactions:

Anticipated borrowings on additional credit facilities to finance the cash portion of the REIT merger (see Note H)	$1,094,995

Less cash portion of REIT merger consideration (see Note A)	(1,094,995)

Net adjustment to cash and cash equivalents	$—

(D)	Represents the elimination of Spieker Partnership’s deferred rent receivable of $36.0 million, which arose from the historical straight lining of rental revenue.

(E)	Adjustment to consolidate Spieker Northwest, Inc. as a result of the acquisition of 100% of its voting stock by Equity Office Properties Management Corp., a wholly owned subsidiary of EOP Partnership.

(F)	Represents an adjustment to write-off Spieker Partnership’s deferred financing and leasing costs of $74.2 million, which were not assigned any value in the allocation of the partnership merger acquisition cost.

(G)	To adjust Spieker Partnership’s unsecured notes to market value.

(H)	To reflect borrowings on additional credit facilities to finance the cash portion of the REIT merger as follows:

Cash portion of REIT merger consideration (see Note A)	$906,437

Payment to Spieker stock option holders to redeem all outstanding Spieker stock options (see Note A)	121,058

Partnership and REIT merger costs (see Note A)	67,500

Borrowings on additional credit facilities	$1,094,995

EOP OPERATING LIMITED PARTNERSHIP

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

(I)	To record the issuance of EOP Partnership preferred units in exchange for Spieker Partnership preferred units:

Spieker Partnership series A preferred units	$23,949

Spieker Partnership series B preferred units	102,064

Spieker Partnership series C preferred units	145,959

Spieker Partnership series E preferred units	96,401

Total Spieker Partnership preferred units outstanding prior to the partnership merger	368,373

Issuance of EOP Partnership series E preferred units	106,250

Issuance of EOP Partnership series F preferred units	150,000

Issuance of EOP Partnership series H preferred units	100,000

Total EOP Partnership preferred units	356,250

Total adjustment to preferred units	$(12,123)

(J)	To reflect the net increase in partners’ capital associated with the partnership merger as follows:

Issuance of 117.6 million EOP Partnership units based on a 1.94462 exchange rate in exchange for 60.5 million units of Spieker Partnership (see Note A)	$3,445,009

Less Spieker Partnership’s historical partners’ capital	(1,780,832)

Net increase in partners’ capital	$1,664,177

(K)	To reflect the adjustment for the straight-line effect of scheduled rent increases.

(L)	To reflect the additional interest expense incurred from the borrowings from additional credit facilities to finance the cash portion of the REIT merger and amortization of the mark-to-market adjustment for the unsecured notes:

Cash portion of REIT merger (see Note H)	$1,094,995

Assumed interest rate	7.37%

Additional interest expense	80,701

Amortization of $18.5 million mark-to-market adjustment (see Note G)	(585)

Adjustment to interest expense	$80,116

(M)	To reflect additional depreciation expense related to the adjustment to the investment in real estate.

Adjustment to investment in real estate (see Note B)	$2,840,729

Portion allocated to building and improvements	80%

Adjustment to the depreciable basis of Spieker Partnership’s investment in real estate, net	$2,272,583

Additional depreciation expense based on an estimated useful life of 40 years	$56,815

(N)	To reverse Spieker Partnership’s historical amortization of deferred lease commissions due to the write-off of deferred lease commissions as a result of the partnership merger (see Note F).

(O)	Management has estimated that there will be a reduction of general and administrative expenses as a result of the partnership merger of approximately 50% of Spieker Partnership’s general and administrative expenses on a pro forma basis for 2000. The general and administrative expense savings have not been included in the pro forma condensed combined statement of operations. There can be no assurance that EOP Partnership will be successful in realizing such anticipated cost savings.

EOP OPERATING LIMITED PARTNERSHIP

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

(P)	Adjustment to eliminate the dividend on the Spieker Partnership series A preferred units which have been called for redemption and will be redeemed or converted to common shares prior to the partnership merger.

(Q)	The following table sets forth the computation of basic earnings per unit and diluted earnings per unit and unit equivalent:

Numerator	Historical	Pro forma

Net income from continuing operations before extraordinary items and net gain on sales of real estate	$451,574	$538,641

Net gain on sales of real estate	34,540	174,591

Numerator for basic and diluted earnings per unit — net income from continuing operations before extraordinary items available for units and unit equivalents	$486,114	$713,232

Denominator

Denominator for basic earnings per unit — weighted average unit	316,067,694	434,738,226

Denominator for diluted earnings per unit and unit equivalent — weighted average units and unit equivalents	318,997,407	437,667,939

Basic earnings available for units per weighted average unit:

Net income from continuing operations before extraordinary items and net gain on sales of real estate, net of minority interests	$1.43	$1.24

Net gain on sales of real estate, net of minority interests	0.11	0.40

Net income from continuing operations before extraordinary items	$1.54	$1.64

Diluted earnings available for units and unit equivalents per weighted average unit and unit equivalent:

Net income from continuing operations before extraordinary items and net gain on sales of real estate	$1.42	$1.23

Net gain on sales of real estate	0.11	0.40

Net income from continuing operations before extraordinary items	$1.53	$1.63

EQUITY OFFICE PROPERTIES TRUST

PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

As of and for the year ended December 31, 2000
(Unaudited)

      The accompanying Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2000 is presented as if the REIT merger had occurred on December 31, 2000. The accompanying Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2000 reflect the proposed merger of Equity Office Properties Trust and Spieker Properties, Inc. as if the REIT merger had occurred on January 1, 2000.

      In the opinion of management, all significant adjustments necessary to reflect the effects of the REIT merger have been made.

EQUITY OFFICE PROPERTIES TRUST

PRO FORMA CONDENSED COMBINED BALANCE SHEET

DECEMBER 31, 2000 (Unaudited)
(Dollars in thousands)

	Equity Office	Spieker			Equity Office
	Properties Trust	Properties, Inc.	Merger		Properties Trust
	Historical	Historical	Adjustments(A)		Pro Forma

ASSETS:

Investment in real estate, net	$16,641,325	$4,334,496	$2,840,729	(B)	$23,816,550

Cash and cash equivalents	53,256	13,020	—	(C)	66,276

Rent and other receivables	308,872	47,646	(36,008	)(D)	320,510

Escrow deposits and restricted cash	39,832	—	—		39,832

Investment in unconsolidated joint ventures	1,164,613	17,943	(1,938	)(E)	1,180,618

Prepaid expenses and other assets, net	586,355	115,183	(74,234	)(F)	627,304

Total Assets	$18,794,253	$4,528,288	$2,728,549		$26,051,090

LIABILITIES AND SHAREHOLDERS’ EQUITY

Mortgage debt, net	$2,915,801	$56,738	$—		$2,972,539

Unsecured notes, net	5,836,193	1,936,500	(18,500	)(G)	7,754,193

Lines of credit	51,000	61,619	1,094,995	(H)	1,207,614

Distribution payable	3,681	54,195	—		57,876

Other liabilities	702,109	195,031	—		897,140

Total Liabilities	9,508,784	2,304,083	1,076,495		12,889,362

Commitments and contingencies
Minority Interests

EOP Partnership	1,021,235	284,148	283,380	(I)	1,588,763

Partially owned properties	197,161	—	—		197,161

Total Minority Interests	1,218,396	284,148	283,380		1,785,924

Shareholders’ Equity:

Preferred shares	613,923	368,373	(12,123	)(J)	970,173

Common shares	3,070	6	1,004	(K)	4,080

Additional paid in capital	7,450,080	1,571,678	1,379,793	(L)	10,401,551

Total Shareholders’ Equity	8,067,073	1,940,057	1,368,674		11,375,804

Total Liabilities and Shareholders’ Equity	$18,794,253	$4,528,288	$2,728,549		$26,051,090

EQUITY OFFICE PROPERTIES TRUST

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2000 (Unaudited)
(Dollars in thousands, except per share amounts)

	Equity Office	Spieker			Equity Office
	Properties Trust	Properties, Inc.	Merger		Properties Trust
	Historical	Historical	Adjustments(A)		Pro Forma

Revenues:

Rental	$1,732,799	$556,330	$4,966	(M)	$2,294,095

Tenant reimbursements	324,193	188,169	—		512,362

Parking	112,107	—	—		112,107

Other	48,047	3,839	—		51,886

Fee income	10,931	1,535	—		12,466

Interest/dividends	36,166	3,963	—		40,129

Total revenues	2,264,243	753,836	4,966		3,023,045

Expenses:

Interest:

Expense incurred	525,787	130,773	80,116	(N)	736,676

Amortization of deferred financing costs	9,746	2,267	—		12,013

Depreciation	399,768	123,027	56,815	(O)	579,610

Amortization	26,903	14,789	(14,789	)(P)	26,903

Real estate taxes	268,305	51,533	—		319,838

Insurance	12,214	5,666	—		17,880

Repairs and maintenance	234,986	65,618	—		300,604

Property operating	238,490	91,478	—		329,968

Ground rent	10,012	—	—		10,012

General and administrative	91,415	28,822	—	(Q)	120,237

Total expenses	1,817,626	513,973	122,142		2,453,741

Income before allocation to minority interests, income from investment in unconsolidated joint ventures and net gain on sales of real estate	446,617	239,863	(117,176)		569,304

Minority Interests:

EOP Partnership	(59,376)	(46,450)	8,124	(R)	(97,702)

Partially owned properties	(6,843)	—	—		(6,843)

Income from investment in unconsolidated joint ventures	56,251	—	—		56,251

Net gain on sales of real estate	36,013	140,051	—		176,064

Net income from continuing operations	472,662	333,464	(109,052)		697,074

Put option settlement	(2,576)	—	—		(2,576)

Preferred distributions	(43,348)	(33,269)	3,415	(S)	(73,202)

Net income from continuing operations before extraordinary items available for common shares	$426,738	$300,195	$(105,637)		$621,296

Net income from continuing operations before extraordinary items per weighted average common share outstanding — basic	$1.54				$1.64	(T)

Weighted average common shares outstanding — basic	277,186,733				378,695,517

Net income from continuing operations before extraordinary items per weighted average common share and common share equivalent outstanding — diluted	$1.53				$1.63	(T)

Weighted average common shares and common share equivalents outstanding — diluted	318,997,407				437,667,939

EQUITY OFFICE PROPERTIES TRUST

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2000 (Unaudited)
(Dollars in thousands, except per share data)

(A)	Represents adjustments to record the merger between Equity Office and Spieker based upon the assumed purchase price of $7.2 billion assuming a market value of $29.2945 per share of Equity Office’s common shares. The calculation of the merger acquisition cost is as follows:

Issuance of 100.4 million Equity Office common shares based on a 1.49586 exchange rate in exchange for 67.1 million shares of Spieker common stock	$2,942,263

Issuance of 17.2 million EOP Partnership units based on a 1.94462 exchange rate in exchange for 8.8 million units of Spieker Partnership	502,746

Payment of $13.50 per Spieker common share outstanding	906,437

Issuance of 4,250,000 9.45% series E preferred shares of Equity Office in exchange for 4,250,000 9.45% series B preferred stock of Spieker	106,250

Issuance of 6,000,000 7.875% series F preferred shares of Equity Office in exchange for 6,000,000 7.875% series C preferred stock of Spieker	150,000

Assumption of 1,500,000 series G preferred units of Spieker Partnership	75,000

Issuance of 4,000,000 8.0% series H preferred shares of Equity Office in exchange for 4,000,000 8.0% series E preferred stock of Spieker	100,000

Assumption of Spieker’s total liabilities	2,304,083

Adjustment to Spieker’s unsecured notes to reflect market value (see Note G)	(18,500)

Payment to Spieker stock option holders to redeem all outstanding Spieker stock options (assumes all option holders accept the cash tender offer)	121,058

Merger costs (see calculation below)	67,500

Total merger acquisition cost	$7,256,837

The following is a calculation of estimated merger costs:

Employee termination costs	$37,500

Investment advisory fees	15,000

Transfer taxes	5,000

Legal, accounting and other fees	10,000

Total merger costs	$67,500

(B)	Represents the estimated increase in Spieker’s investment in real estate based upon the merger acquisition cost to reflect the allocation to other tangible assets of Spieker being acquired:

Merger acquisition cost (see Note A)	$7,256,837

Less basis of Spieker’s net assets acquired:

Investment in real estate, net	4,334,496

Cash and cash equivalents	13,020

Rents and other receivables (excluding $36.0 million of deferred rents receivable)	11,638

Investment in unconsolidated joint ventures (excluding $1,938 relating to Spieker Northwest, Inc. (see Note E))	16,005

Prepaid expenses and other assets (excluding $74.2 million of deferred leasing and financing costs (see Note F))	40,949

Subtotal	4,416,108

Adjustment to record fair value of Spieker’s investment in real estate and investment in unconsolidated joint ventures, net	$2,840,729

EQUITY OFFICE PROPERTIES TRUST

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

(C)	There was no change in cash and cash equivalents as a result of the following transactions:

Anticipated borrowings on additional credit facilities to financing the cash portion of the merger (see Note H)	$1,094,995

Less cash portion of merger consideration (see Note A)	(1,094,995)

Net adjustment to cash and cash equivalents	$—

(D)	Represents the elimination of Spieker’s deferred rent receivable of $36.0 million, which arose from the historical straight lining of rental revenue.

(E)	Adjustment to consolidate Spieker Northwest, Inc. as a result of the acquisition of 100% of its voting stock by Equity Office.

(F)	Represents an adjustment to write-off Spieker’s deferred financing and leasing costs of $74.2 million, which were not assigned any value in the allocation of the merger acquisition cost.

(G)	To adjust Spieker’s unsecured notes to market value.

(H)	To reflect borrowings on additional credit facilities to finance the cash portion of the merger as follows:

Cash portion of merger consideration (see Note A)	$906,437

Payment to Spieker stock option holders to redeem all outstanding Spieker stock options (see Note A)	121,058

Merger costs (see Note A)	67,500

Borrowings on additional credit facilities	$1,094,995

(I)	To adjust common minority interests in EOP Partnership to reflect the merger as follows:

Equity Office historical common shareholders’ equity and minority interests in EOP Partnership	$8,474,385

Spieker historical common shareholders’ equity and minority interests in Spieker Partnership	1,855,832

Less Spieker Partnership preferred units included in Spieker historical allocation to minority interests in Spieker Partnership	(75,000)

Pro forma adjustments to common shareholders’ equity	1,664,177

Total	11,919,394

Minority interests ownership percentage of EOP Partnership after the merger (see below)	12.70%

Minority interest ownership of EOP Partnership after the merger	1,513,763

Less historical minority interest ownership of EOP Partnership prior to the merger	(1,021,235)

Less historical minority interest ownership of Spieker Partnership prior to the merger (excluding preferred units of Spieker Partnership of $75 million)	(209,148)

Adjustment to minority interest ownership of EOP Partnership to reflect the merger	$283,380

EQUITY OFFICE PROPERTIES TRUST

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

The 12.70% minority interest of EOP Partnership is calculated as follows:

	Shares	Units	Shares and Units

Shares of Spieker common stock and Spieker Partnership units outstanding at December 31, 2000	65,782,000	8,826,000	74,608,000

Add conversion of Spieker series A preferred stock to Spieker common stock	1,219,512	—	1,219,512

Total Spieker common stock and Spieker Partnership units outstanding at December 31, 2000	67,001,512	8,826,000	75,827,512

Conversion rate to Equity Office common shares and EOP Partnership units	1.49586	1.94462

Equity Office common shares and EOP Partnership units to be issued in the merger	100,224,882	17,163,216	117,388,098

Equity Office common shares and EOP Partnership units outstanding at December 31, 2000	306,966,596	42,060,891	349,027,487

Equity Office common shares and EOP Partnership units outstanding after the merger	407,191,478	59,224,107	466,415,585

Minority interests ownership percentage of EOP Partnership	12.70%

Equity Office ownership percentage of EOP Partnership	87.30%

(J)	To record the issuance of Equity Office preferred shares in exchange for Spieker preferred shares:

Spieker series A preferred shares	$23,949

Spieker series B preferred shares	102,064

Spieker series C preferred shares	145,959

Spieker series E preferred shares	96,401

Total Spieker preferred shares outstanding prior to the merger	368,373

Issuance of Equity Office series E preferred shares	106,250

Issuance of Equity Office series F preferred shares	150,000

Issuance of Equity Office series H preferred shares	100,000

Total Equity Office preferred shares	356,250

Total adjustment to preferred shares	$(12,123)

(K)	To record the par value of 100.4 million Equity Office common shares issued to Spieker common stockholders.

EQUITY OFFICE PROPERTIES TRUST

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

(L)	To reflect the net increase in additional paid in capital associated with the merger as follows:

Issuance of 100.4 million Equity Office common shares based on a 1.49586 conversion rate in exchange for 67.1 million shares of Spieker common stock (see Note A)	$2,942,263

Issuance of 17.2 million EOP Partnership units based on a 1.94462 exchange rate in exchange for 8.8 million units of Spieker Partnership (see Note A)	502,746

Less par value of Equity Office common shares issued to Spieker common stockholders (see Note K)	(1,004)

Adjustment to minority interests in EOP Partnership (see Note I)	(283,380)

Less historical minority interests in the ownership of Spieker Partnership (excluding preferred units of Spieker Partnership of $75 million)	(209,148)

Less Spieker’s historical additional paid in capital	(1,571,684)

Net increase in paid in capital	$1,379,793

(M)	To reflect the adjustment for the straight-line effect of scheduled rent increases.

(N)	To reflect the additional interest expense incurred from the borrowings from additional credit facilities to finance the cash portion of the merger and amortization of the mark-to-market adjustment for the unsecured notes:

Cash portion of merger (see Note H)	$1,094,995

Assumed interest rate	7.37%

Additional interest expense	80,701

Amortization of $18.5 million mark-to-market adjustment (see Note G)	(585)

Adjustment to interest expense	$80,116

(O)	To reflect additional depreciation expense related to the adjustment to the investment in real estate.

Adjustment to investment in real estate (see Note B)	$2,840,729

Portion allocated to building and improvements	80%

Adjustment to the depreciable basis of Spieker’s investment in real estate, net	$2,272,583

Additional depreciation expense based on an estimated useful life of 40 years	$56,815

(P)	To reverse Spieker’s historical amortization of deferred lease commissions due to the write-off of deferred lease commissions as a result of the merger (see Note F).

(Q)	Management has estimated that there will be a reduction of general and administrative expenses as a result of the merger of approximately 50% on a pro forma basis for 2000. The general and administrative expense savings have not been included in the pro forma condensed combined statement of operations. There can be no assurance that Equity Office will be successful in realizing such anticipated cost savings.

(R)	To adjust the minority interests income allocation to EOP Partnership after the merger to 12.89%.

(S)	Adjustment to eliminate the dividend on the Spieker Series A Preferred Shares which have been called for redemption and will be redeemed or converted to common shares prior to the merger.

EQUITY OFFICE PROPERTIES TRUST

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

(T)	The following table sets forth the computation of basic earnings per common share and diluted earnings per common share and common share equivalent:

	Historical	Pro forma

Numerator

Net income from continuing operations before extraordinary items and net gain on sales of real estate	$392,198	$446,705

Net gain on sales of real estate	34,540	174,591

Numerator for basic earnings per share — net income from continuing operations before extraordinary items available for common shares	426,738	621,296

Minority interest in EOP Partnership (excluding distributions to Spieker Partnership’s preferred unit holders of $5,766)	59,376	91,936

Numerator for diluted earnings per share — net income from continuing operations before extraordinary items available for common shares and common share equivalents	$486,114	$713,232

Denominator

Denominator for basic earnings per common share — weighted average common shares	277,186,733	378,695,517

Denominator for diluted earnings per common share and common share equivalent — weighted average common shares and common share equivalents	318,997,407	437,667,939

Basic earnings available for common shares per weighted average common share:

Net income from continuing operations before extraordinary items and net gain on sales of real estate, net of minority interests	$1.43	$1.24

Net gain on sales of real estate, net of minority interests	0.11	0.40

Net income from continuing operations before extraordinary items	$1.54	$1.64

Diluted earnings available for common shares and common share equivalents per weighted average common share and common share equivalent:

Net income from continuing operations before extraordinary items and net gain on sales of real estate	$1.42	$1.23

Net gain on sales of real estate	0.11	0.40

Net income from continuing operations before extraordinary items	$1.53	$1.63

ANNEX A

AGREEMENT AND PLAN OF MERGER

among

EQUITY OFFICE PROPERTIES TRUST,

EOP OPERATING LIMITED PARTNERSHIP,

SPIEKER PROPERTIES, INC.

and

SPIEKER PROPERTIES, L.P.

Dated as of February 22, 2001

ARTICLE 1

THE MERGERS

i

Page

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF EQUITY OFFICE AND EOP PARTNERSHIP

3.1	Organization, Standing and Power of Equity Office	A-24

3.2	Equity Office Subsidiaries	A-25

3.3	Capital Structure	A-25

3.4	Other Interests	A-27

3.5	Authority; Noncontravention; Consents	A-27

3.6	SEC Documents; Financial Statements; Undisclosed Liabilities	A-28

3.7	Absence of Certain Changes or Events	A-29

3.8	Litigation	A-29

3.9	Properties	A-30

3.10	Environmental Matters	A-31

3.11	Taxes	A-31

3.12	Brokers; Schedule of Fees and Expenses	A-32

3.13	Compliance with Laws	A-32

3.14	Contracts; Debt Instruments	A-33

3.15	Opinion of Financial Advisor	A-33

3.16	State Takeover Statutes	A-33

3.17	Investment Company Act of 1940	A-33

3.18	Definition of Knowledge of Equity Office	A-33

3.19	Required Shareholder Approvals and Partner Approvals	A-33
ARTICLE 4
COVENANTS

4.1	Conduct of Spieker’s and Spieker Partnership’s Business Pending Merger	A-33

4.2	Conduct of Equity Office’s and EOP Partnership’s Business Pending Merger	A-36

4.3	No Solicitation	A-37

4.4	Affiliates	A-39

4.5	Other Actions	A-39
ARTICLE 5
ADDITIONAL COVENANTS

5.1	Preparation of the Form S-4 and the Proxy Statement; Spieker Stockholders Meeting, Spieker Unitholders Consent Solicitation and Equity Office Shareholders Meeting	A-40

5.2	Access to Information; Confidentiality	A-42

5.3	Commercially Reasonable Efforts; Notification	A-42

5.4	Tax Matters	A-43

5.5	Public Announcements	A-43

5.6	Listing	A-43

5.7	Transfer and Gains Taxes	A-43

5.8	Benefit Plans and Other Employee Arrangements	A-44

5.9	Indemnification	A-45

5.10	Declaration of Dividends and Distributions	A-47

5.11	Transfer of Spieker TRS	A-48

5.12	Notices	A-48

5.13	Resignations	A-48

5.14	Assumption of Existing Tax Protection Agreements	A-48

5.15	EOP Partnership Agreement	A-48

5.16	Registration Rights Agreements	A-48

EXHIBITS

Exhibit A	—	Form of Delaware Certificate of Merger
Exhibit B	—	Form of California Certificate of Merger
Exhibit C	—	Form of Maryland Articles of Merger
Exhibit D	—	Form of Articles Supplementary Designating Equity Office Series E Preferred Shares
Exhibit E	—	Form of Articles Supplementary Designating Equity Office Series F Preferred Shares
Exhibit F	—	Form of Articles Supplementary Designating Equity Office Series G Preferred Shares
Exhibit G	—	Form of Articles Supplementary Designating Equity Office Series H Preferred Shares
Exhibit H	—	Form of Amendment to EOP Partnership Agreement Creating Equity Office Preferred OP Units
Exhibit I	—	Form of Proposed Equity Office Charter Amendments
Exhibit J	—	Form of Nonsolicitation Agreement
Exhibit K	—	Form of Amendment to EOP Partnership Agreement Addressing Certain Federal Income Tax Matters

Index of Defined Terms

Acquisition Proposal	4.3(a)(i)

Additional Corresponding Equity Office Dividends and Distributions	5.10

Affiliate	2.11

Agreement	Preamble

AICPA Statement	5.1(b)

Articles of Merger	E

Base Amount	7.2

Break-Up Expenses	7.2

Break-Up Fee	7.2

Break-Up Fee Tax Opinion	7.2

California Certificate of Merger	D

Cash Amount Per Share	1.10(b)(i)

CERCLA	2.10(a)

Certificate	1.10(b)(vii)

Closing	1.3

Closing Date	1.3

Code	F

Commitment	4.1(j)

Confidentiality Agreement	4.3(b)

Controlled Group Member	2.12

Corresponding Equity Office Dividends and Distributions	1.13(d)(ii)

CRULPA	1.1(a)

Delaware Certificate of Merger	C

Department	1.4

DRULPA	1.1(a)

Effective Time	1.4

Effective Times	1.4

Employee Plan	2.12

Encumbrances	2.9(a)

Environmental Law	2.10(a)

Environmental Mitigation	2.9(d)

Environmental Permits	2.10(b)(iv)

EOP Partnership	Preamble

EOP Partnership Agreement	1.5

Equity Office	Preamble

Equity Office Bylaws	1.6

Equity Office Common Shares	1.10(b)(i)

Equity Office Counter Proposal	4.3(c)

Equity Office Declaration of Trust	1.6

Equity Office Disclosure Letter	Art. 3

Equity Office Exchangeable Notes	3.3(b)

Equity Office Existing Preferred OP Units	3.3(e)

Equity Office Existing Preferred Shares	3.3(a)

Equity Office Financial Statement Date	3.7

Equity Office Material Adverse Effect	3.1

Equity Office Non-controlled Subsidiaries	3.2(a)

Equity Office Options	3.3(b)

Equity Office OP Units	1.10(a)(i)

Equity Office Other Interests	3.4

Equity Office Partner Approvals	1.11

Equity Office Preferred OP Units	1.10(a)(vi)

v

Equity Office Preferred Shares	1.10(b)(vi)

Equity Office Properties	3.9(a)

Equity Office Rent Roll	3.9(g)

Equity Office SEC Documents	3.6

Equity Office Series A Preferred OP Unit	3.3(e)

Equity Office Series B Preferred OP Unit	3.3(e)

Equity Office Series C Preferred OP Unit	3.3(e)

Equity Office Series D Preferred OP Unit	1.10(a)(ii)

Equity Office Series E Preferred OP Unit	1.10(a)(iii)

Equity Office Series F Preferred OP Unit	1.10(a)(iv)

Equity Office Series G Preferred OP Unit	1.10(a)(v)

Equity Office Series H Preferred OP Unit	1.10(a)(vi)

Equity Office Series A Preferred Shares	3.3(a)

Equity Office Series B Preferred Shares	3.3(a)

Equity Office Series C Preferred Shares	3.3(a)

Equity Office Series D Preferred Share	1.10(b)(ii)

Equity Office Series E Preferred Share	1.10(b)(iii)

Equity Office Series F Preferred Share	1.10(b)(iv)

Equity Office Series G Preferred Share	1.10(b)(v)

Equity Office Series H Preferred Share	1.10(b)(vi)

Equity Office Shareholder Approvals	3.5(a)

Equity Office Shareholders Meeting	5.1(c)

Equity Office Space Lease	3.9(g)

Equity Office Subsidiaries	3.1

Equity Office TRS	I

ERISA	2.12

Exchange Act	2.6

Exchange Agent	1.13(a)

Exchange Fund	1.13(b)

Final Spieker Dividend	1.13(d)(i)

Final Spieker Partnership Distribution	1.13(d)(i)

Form S-4	5.1(a)

Former Spieker Properties	2.10(b)(ii)

GAAP	2.6

Governmental Entity	2.5(c)

Hazardous Materials	2.10(a)

HSR Act	2.5(c)

Indebtedness	2.18(b)

Indemnification Parties	5.9(b)

Indemnified Parties	5.9(a)

Indemnifying Parties	5.9(a)

Joint Proxy Statement	5.1(a)

Knowledge of Spieker	2.23

Knowledge of Equity Office	3.18

Laws	2.5(c)

Lease Guidelines	4.1(j)

Liens	2.2(b)

Maximum Amount	7.2

Merger	A

Merger Consideration	1.10(b)

Mergers	B

NYSE	5.6

Partner Approvals	1.11

Partnership Merger	B

Partnership Merger Consideration	1.10(a)

Payor	7.2

Pension Plan	2.12

Permitted Title Exceptions	2.9(a)

Person	2.2(a)

Property Restrictions	2.9(a)

Proposed Equity Office Charter Amendments	4.2(h)

Qualifying Income	7.2

Recipient	7.2

REIT	2.14(b)

REIT Requirements	7.2

Release	2.10(a)

Rule 145 Affiliates	4.4

SEC	2.5(c)

Securities Act	2.3(g)

Shareholder Approvals	3.5(a)

Spieker	Preamble

Spieker Acquisition Agreement	7.2

Spieker Articles	2.1

Spieker Bylaws	2.1

Spieker Class B Common Stock	2.3(a)

Spieker Class C Common Stock	2.3(a)

Spieker Common Stock	1.10(b)(i)

Spieker Disclosure Letter	Art. 2

Spieker Financial Statement Date	2.7

Spieker Material Adverse Effect	2.1

Spieker OP Units	1.10(a)(i)

Spieker Other Interests	2.4

Spieker Partner Approvals	1.11

Spieker Partnership	Preamble

Spieker Partnership Agreement	1.5

Spieker Preferred OP Units	1.10(a)(vi)

Spieker Preferred Stock	1.10(b)(vi)

Spieker Properties	2.9(a)

Spieker Recent SEC Documents	2.6

Spieker Rent Roll	2.9(e)

Spieker Representative	4.3(a)(ii)

Spieker Rights	2.21

Spieker Rights Agreement	2.21

Spieker SEC Documents	2.6

Spieker Series A Preferred OP Unit	1.10(a)(ii)

Spieker Series B Preferred OP Unit	1.10(a)(iii)

Spieker Series C Preferred OP Unit	1.10(a)(iv)

Spieker Series D Preferred OP Unit	1.10(a)(v)

Spieker Series E Preferred OP Unit	1.10(a)(vi)

Spieker Series A Preferred Share	1.10(b)(ii)

Spieker Series B Preferred Share	1.10(b)(iii)

Spieker Series C Preferred Share	1.10(b)(iv)

Spieker Series D Preferred Share	1.10(b)(v)

Spieker Series E Preferred Share	1.10(b)(vi)

Spieker Space Lease	2.9(e)

Spieker Stockholder Approvals	2.5(a)

Spieker Stockholders Meeting	5.1(d)

Spieker Stock Options	2.3(b)

Spieker Stock Rights	2.3(b)

Spieker Subsidiaries	2.2(a)

Spieker TRS	I

Spieker Voting Agreement	J

Stock Amount Per Share	1.10(b)(i)

Stock Purchase Agreement	I

Subsidiary	2.2(a)

Substituted Option	5.8(c)

Superior Acquisition Proposal	4.3(d)

Surviving Partnership	1.1(a)

Surviving Trust	1.2

Takeover Statute	2.20

Taxes	2.14(a)

Tax Protection Agreements	2.18(j)

Third Party Provisions	8.5

Title 3	1.2

Title 8	1.2

Transfer	4.3(a)(i)

Transfer and Gains Taxes	5.7

Welfare Plan	2.12

1940 Act	2.22

AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 22, 2001, by and among EQUITY OFFICE PROPERTIES TRUST, a Maryland real estate investment trust (“Equity Office”), EOP OPERATING LIMITED PARTNERSHIP, a Delaware limited partnership (“EOP Partnership”), SPIEKER PROPERTIES, INC., a Maryland corporation (“Spieker”), and SPIEKER PROPERTIES, L.P., a California limited partnership (“Spieker Partnership”).

R E C I T A L S:

      A.  The Board of Trustees of Equity Office and the Board of Directors of Spieker deem it advisable and in the best interests of their respective shareholders, upon the terms and subject to the conditions contained herein, that Spieker shall merge with and into Equity Office (the “Merger”).

      B.  Equity Office, as the sole general partner of EOP Partnership, and Spieker, as the sole general partner of Spieker Partnership, deem it advisable and in the best interests of their respective limited partners, subject to the conditions and other provisions contained herein, that, immediately prior to the Merger, Spieker Partnership shall merge with and into EOP Partnership (or such other entity as provided in Section 1.1(a)), with the holders of partnership interests in Spieker Partnership at the time of the Partnership Merger receiving in any event units of limited partnership interest in EOP Partnership, as set forth herein (the “Partnership Merger” and, together with the Merger, the “Mergers”).

      C.  Upon the terms and subject to the conditions set forth herein, immediately prior to the Merger, EOP Partnership and Spieker Partnership shall execute a Certificate of Merger (the “Delaware Certificate of Merger”) in substantially the form attached hereto as Exhibit A and shall file such Delaware Certificate of Merger in accordance with Delaware law to effectuate the Partnership Merger.

      D.  Upon the terms and subject to the conditions set forth herein, immediately prior to the Merger, EOP Partnership and Spieker Partnership shall execute a Certificate of Merger (the “California Certificate of Merger”) in substantially the form attached hereto as Exhibit B and shall file such California Certificate of Merger in accordance with California law to effectuate the Partnership Merger.

      E.  Upon the terms and subject to the conditions set forth herein, immediately following the effectiveness of the Partnership Merger, Equity Office and Spieker shall execute Articles of Merger (the “Articles of Merger”) in substantially the form attached hereto as Exhibit C and shall file such Articles of Merger in accordance with Maryland law to effectuate the Merger.

      F.  For federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a plan of reorganization under Section 368(a) of the Code.

      G.  For federal income tax purposes, it is intended that the Partnership Merger, regardless of form, be treated as a contribution by Spieker Partnership of all of its assets to EOP Partnership in exchange for partnership interests in EOP Partnership, as provided for herein, under Section 721 of the Code, and a distribution of such partnership interests by Spieker Partnership to its partners under Section 731 of the Code.

      H.  Equity Office, EOP Partnership, Spieker and Spieker Partnership desire to make certain representations, warranties, covenants and agreements in connection with the Mergers.

      I.   Concurrently with the execution of this Agreement and as an inducement to Equity Office and EOP Partnership to enter into this Agreement, Messrs. Warren E. Spieker, Jr., John K. French and Dennis E. Singleton, as owners of voting capital stock of Spieker Northwest, Inc., a California corporation (“Spieker TRS”), have entered into a Stock Purchase Agreement, dated as of the date hereof, relating to the voting capital stock of Spieker TRS (the “Stock Purchase Agreement”), providing for the sale of their shares of outstanding voting capital stock of Spieker TRS to Equity Office Properties Management Corp. (“Equity Office TRS”) or its assigns.

      J.  As an inducement to Equity Office to enter into this Agreement, certain executive officers of Spieker have entered into a voting agreement (each, a “Spieker Voting Agreement”), pursuant to which such person has agreed, among other things, to vote his shares of Spieker Common Stock and Spieker OP Units (as defined herein) to approve this Agreement, the respective Mergers and any other matter which requires his vote in connection with the transactions contemplated by this Agreement.

      NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE 1

THE MERGERS

      1.1  The Partnership Merger.

      (a)  Upon the terms and subject to the conditions of this Agreement, and in accordance with Title 6, Chapter 17 of the Delaware Code Annotated, as amended (the “DRULPA”), and Title 2, Chapter 3, Article 7.5 of the California Corporations Code, as amended (the “CRULPA”), immediately prior to the consummation of the Merger, Spieker Partnership shall be merged with and into EOP Partnership with EOP Partnership as the surviving limited partnership (or, at EOP Partnership’s option, with a limited liability company owned entirely, directly and/or indirectly, by EOP Partnership, or a limited partnership owned entirely, directly and/or indirectly, by EOP Partnership, as determined by Equity Office and EOP Partnership), with the entity designated by EOP Partnership being the surviving limited partnership or limited liability company, as applicable, provided that the alternative structure does not materially adversely affect any class or series of partnership interests in Spieker Partnership) (the “Surviving Partnership”), and with the holders of partnership interests in Spieker Partnership receiving in any event units of partnership interest in EOP Partnership, as set forth in Section 1.10(a).

      (b)  Pursuant to Treasury Regulation § 1.708-1(c)(3), EOP Partnership and Spieker Partnership intend that the Partnership Merger be treated as an “assets over” form of merger, with the consequences set forth in Treasury Regulation § 1.708-1(c)(3)(i). In addition, if and to the extent that any transaction entered into pursuant to this Agreement or otherwise deemed undertaken in connection with the transactions contemplated by this Agreement is treated for federal income tax purposes as a direct or indirect transfer of cash from EOP Partnership to a holder of Spieker OP Units or Spieker Preferred OP Units that would be characterized as a sale for federal income tax purposes, pursuant to Treasury Regulation § 1.708-1(c)(4) such sale shall be treated by all parties as a sale by the former holder of Spieker OP Units or Spieker Preferred OP Units receiving (or deemed to receive) such cash of Spieker OP Units or Spieker Preferred OP Units to EOP Partnership and as a direct purchase by EOP Partnership of such Spieker OP Units or Spieker Preferred OP Units from such former holder of Spieker OP Units or Spieker Preferred OP Units immediately prior to the Partnership Merger (and not as a transfer of cash from EOP Partnership to Spieker Partnership as part of the Partnership Merger). Each holder of Spieker OP Units or Spieker Preferred OP Units who receives, directly or indirectly, any cash in connection with the Partnership Merger shall be deemed, by such holder’s act of receiving and accepting such cash, to have agreed to the characterization of such transaction set forth in the immediately preceding sentence for purposes of Treasury Regulation § 1.708-1(c)(4).

      1.2  The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Title 3 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended (“Title 3”), and Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended (“Title 8”), Spieker shall be merged with and into Equity Office, with Equity Office surviving as a real estate investment trust (the “Surviving Trust”).

      1.3  Closing. The closing of the Mergers (the “Closing”) will take place commencing at 9:00 a.m., local time, on the date to be specified by the parties, which (subject to satisfaction or waiver of the conditions set forth in Article 6) shall be no later than the third business day after satisfaction or waiver of the conditions set forth in Section 6.1 (the “Closing Date”), at the offices of Hogan & Hartson L.L.P., 885 Third Avenue, New York, NY 10022, unless another date or place is agreed to in writing by the parties.

      1.4  Effective Time. As soon as practicable on the Closing Date, (i) EOP Partnership and Spieker Partnership shall execute and file the Delaware Certificate of Merger, executed in accordance with the DRULPA, with the Office of the Secretary of State of the State of Delaware, and the California Certificate of Merger, executed in accordance with the CRULPA, with the Office of the Secretary of State of the State of California and (ii) Equity Office and Spieker shall then execute and file the Articles of Merger, executed in accordance with Title 3 and Title 8, with the State Department of Assessments and Taxation of Maryland (the “Department”), and shall make all other filings and recordings required, with respect to the Partnership Merger, under the DRULPA and the CRULPA or, with respect to the Merger, under Title 3 and Title 8. The Mergers shall become effective (each an “Effective Time” and collectively the “Effective Times”) at such times as Equity Office and Spieker shall agree should be specified in the Delaware Certificate of Merger, the California Certificate of Merger and the Articles of Merger (not to exceed thirty (30) days after the Articles of Merger are accepted for record by the Department). Unless otherwise agreed, the parties shall cause the Effective Times to occur on the Closing Date, with not less than one hour between the Effective Time of the Partnership Merger and the Effective Time of the Merger.

      1.5  Effect of Partnership Merger on Agreements of Limited Partnership. The Second Amended and Restated Agreement of Limited Partnership, as amended (including the amendment made pursuant to Section 1.9), of EOP Partnership, as in effect as of the Effective Time of the Partnership Merger (the “EOP Partnership Agreement”), shall continue in full force and effect after the Partnership Merger until further amended in accordance with applicable Delaware law. The Second Amended and Restated Agreement of Limited Partnership, as amended, of Spieker Partnership, as in effect immediately prior to the Effective Time of the Partnership Merger (the “Spieker Partnership Agreement”), shall terminate at the Effective Time of the Partnership Merger.

      1.6  Effect of Merger on Declaration of Trust and Bylaws. The Articles of Amendment and Restatement of Declaration of Trust, as amended (including the amendments made pursuant to Section 1.8) of Equity Office (the “Equity Office Declaration of Trust”) and the Bylaws, as amended, of Equity Office (the “Equity Office Bylaws”), as in effect as of the Effective Time of the Merger, and if approved by the Equity Office shareholders, as amended by the Proposed Equity Office Charter Amendments (as defined herein), shall continue in full force and effect after the Merger until further amended in accordance with applicable Maryland law and the terms thereof.

      1.7  Trustees of Equity Office. The trustees of Equity Office following the Merger shall consist of the trustees of Equity Office immediately prior to the Effective Time of the Merger, who shall continue to serve for the balance of their unexpired terms or their earlier death, resignation or removal, together with Mr. Warren E. Spieker, Jr., Craig G. Vought and John A. Foster, each of whom shall, no later than the third business day after the Effective Time of the Merger, become a trustee. Mr. Spieker’s term shall expire in 2004. Prior to the initial filing of the Form S-4 with the SEC, Spieker shall notify Equity Office in writing as to whether (a) Mr. Vought’s term shall expire in 2003 and Mr. Foster’s term shall expire in 2002 or (b) Mr. Vought’s term shall expire in 2002 and Mr. Foster’s term shall expire in 2003. Following their election as trustees, such individuals shall serve for their designated terms, subject to their earlier death, resignation or removal.

      1.8  Effect on Capital Stock. The effect of the Merger on the shares of capital stock of Spieker shall be as provided in the Articles of Merger and in Section 1.10. The Merger shall not change the shares of beneficial interest of Equity Office outstanding immediately prior to the Merger. Prior to or as of the Effective Time, the Equity Office Declaration of Trust shall be amended, in accordance with Title 8 and the terms of the Equity Office Declaration of Trust, as follows:

(i) by the adoption by the Equity Office Board of Trustees of the articles supplementary substantially in the form set forth on Exhibit D to provide for the creation of the Equity Office Series E Preferred Shares (as defined herein) and the Equity Office Series E Preferred Excess Shares (as defined herein);

(ii) by the adoption by the Equity Office Board of Trustees of the articles supplementary substantially in the form set forth on Exhibit E to provide for the creation of the Equity Office Series F Preferred Shares (as defined herein) and the Equity Office Series F Preferred Excess Shares (as defined herein);

(iii) by the adoption by the Equity Office Board of Trustees of the articles supplementary substantially in the form set forth on Exhibit F to provide for the creation of the Equity Office Series G Preferred Shares (as defined herein) and the Equity Office Series G Preferred Excess Shares (as defined herein); and

(iv) by the adoption by the Equity Office Board of Trustees of the articles supplementary substantially in the form set forth on Exhibit G to provide for the creation of the Equity Office Series H Preferred Shares (as defined herein) and the Equity Office Series H Preferred Excess Shares (as defined herein).

      1.9  Effect on Partnership Interests. The effect of the Partnership Merger on the partnership interests of Spieker Partnership shall be as provided in the Delaware Certificate of Merger and in Section 1.10. The Partnership Merger shall not change the partnership interests of EOP Partnership outstanding immediately prior to the Merger. Prior to or as of the Effective Time, the EOP Partnership Agreement shall be amended, in accordance with the DRULPA and the terms of the EOP Partnership Agreement, by the adoption by Equity Office, in its capacity as the general partner of EOP Partnership, of an amendment substantially in the form set forth on Exhibit H in order to provide for the creation of (i) if necessary, the Equity Office Series D Preferred OP Units (as defined herein), (ii) the Equity Office Series E Preferred OP Units (as defined herein), (iii) the Equity Office Series F Preferred OP Units (as defined herein), (iv) the Equity Office Series G Preferred OP Units (as defined herein) and (v) the Equity Office Series H Preferred OP Units (as defined herein).

      1.10  Partnership Merger Consideration; Merger Consideration.

      (a)  Partnership Merger Consideration. The consideration to be paid to holders of Partnership Units (as defined in the Spieker Partnership Agreement) and Partnership Interests (as defined in the Spieker Partnership Agreement) of Spieker Partnership in the Partnership Merger (collectively, the “Partnership Merger Consideration”) is as follows:

(i) Each Partnership Unit (as defined in the Spieker Partnership Agreement) of Spieker Partnership, excluding all Partnership Units allocated to the Spieker Preferred OP Units (as defined herein) (“Spieker OP Units”), outstanding immediately prior to the Effective Time of the Partnership Merger shall be exchanged for 1.94462 Class A Units (as defined in the EOP Partnership Agreement) of EOP Partnership (“Equity Office OP Units”). The holders of the Equity Office OP Units issued in the Partnership Merger (other than Spieker and Spieker Subsidiaries (as defined herein)) shall be entitled to redeem such Equity Office OP Units immediately following the consummation of the Partnership Merger (and thereafter) pursuant to the terms of the EOP Partnership Agreement, except that for purposes of the exchange provisions thereof such Equity Office OP Units shall be deemed to have been issued as of the date the related Spieker OP Units were issued by Spieker Partnership (or if earlier, one year prior to the Effective Time of the Partnership Merger), and shall be entitled to the same rights and privileges as the holders of Equity Office OP Units outstanding on the date hereof.

(ii) The Series A Preferred Interest (as defined in the Spieker Partnership Agreement) of Spieker Partnership (“Spieker Series A Preferred OP Unit”) outstanding immediately prior to the Effective Time of the Partnership Merger, if any, shall be exchanged for 1,000,000 Series D Preferred Units (as defined in the EOP Partnership Agreement), designated a Series D Preferred Unit, of EOP Partnership (each, an “Equity Office Series D Preferred OP Unit”).

(iii) The Series B Cumulative Redeemable Preferred Interest (as defined in the Spieker Partnership Agreement) of Spieker Partnership (“Spieker Series B Preferred OP Unit”) outstanding immediately prior to the Effective Time of the Partnership Merger shall be exchanged for 4,250,000 Series E Preferred Units (as defined in the EOP Partnership Agreement), designated a Series E Preferred Unit, of EOP Partnership (each, an “Equity Office Series E Preferred OP Unit”).

(iv) The Series C Cumulative Redeemable Preferred Interest (as defined in the Spieker Partnership Agreement) of Spieker Partnership (“Spieker Series C Preferred OP Unit”) outstanding immediately prior to the Effective Time of the Partnership Merger shall be exchanged for 6,000,000 Series F Preferred Units (as defined in the EOP Partnership Agreement), designated a Series F Preferred Unit, of EOP Partnership (each, an “Equity Office Series F Preferred OP Unit”).

(v) Each Series D Preferred Unit (as defined in the Spieker Partnership Agreement) of Spieker Partnership (“Spieker Series D Preferred OP Unit”) outstanding immediately prior to the Effective Time of the Partnership Merger shall be exchanged for one Series G Preferred Unit (as defined in the EOP Partnership Agreement), designated a Series G Preferred Unit, of EOP Partnership (“Equity Office Series G Preferred OP Unit”).

(vi) The Series E Cumulative Redeemable Preferred Interest (as defined in the Spieker Partnership Agreement) of Spieker Partnership (“Spieker Series E Preferred OP Unit”) outstanding immediately prior to the Effective Time of the Partnership Merger shall be exchanged for 4,000,000 Series H Preferred Units (as defined in the EOP Partnership Agreement), designated a Series H Preferred Unit, of EOP Partnership (each, an “Equity Office Series H Preferred OP Unit”).

      As used herein, (i) “Spieker Preferred OP Units” means, collectively, Spieker Series A Preferred OP Units, Spieker Series B Preferred OP Units, Spieker Series C Preferred OP Units, Spieker Series D Preferred OP Units and Spieker Series E Preferred OP Units and (ii) “Equity Office Preferred OP Units” means, collectively, Equity Office Series D Preferred OP Units, Equity Office Series E Preferred OP Units, Equity Office Series F Preferred OP Units, Equity Office Series G Preferred OP Units and Equity Office Series H Preferred OP Units.

      (b)  Merger Consideration. The consideration to be paid to holders of capital stock of Spieker in the Merger (collectively, the “Merger Consideration”) is as follows:

(i) Each share of Common Stock, par value $.0001 per share, of Spieker (“Spieker Common Stock”) issued and outstanding immediately prior to the Effective Time of the Merger, together with the associated Spieker Right (as defined herein), shall be converted into the right to receive (a) an amount of cash computed as set forth in subparagraph (A) below (the “Cash Amount Per Share”), without interest, and (b) a number of validly issued, fully paid and nonassessable common shares of beneficial interest, $.01 par value per share, of Equity Office (“Equity Office Common Shares”) computed as set forth in subparagraph (B) below (the “Stock Amount Per Share”), as follows:

(A) The Cash Amount Per Share shall be an amount of cash, without interest, equal to $13.50.

(B) The Stock Amount Per Share shall be 1.49586 Equity Office Common Shares.

(ii) Each share of Series A Preferred Stock (par value $.0001 per share), liquidation preference $25.00 per share, of Spieker (“Spieker Series A Preferred Share”) issued and outstanding immediately prior to the Effective Time of the Merger, if any, shall be converted into the right to receive one Series D preferred share of beneficial interest, $0.01 par value per share, liquidation preference $25.00 per share, of Equity Office (“Equity Office Series D Preferred Share”);

(iii) Each share of Series B Cumulative Redeemable Preferred Stock (par value $.0001 per share), liquidation preference $25.00 per share, of Spieker (“Spieker Series B Preferred Share”) issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into the right to receive one Series E preferred share of beneficial interest, $0.01 par value per share, liquidation preference $25.00 per share, of Equity Office (“Equity Office Series E Preferred Share”). The Equity Office Series E Preferred Shares shall have preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical to that of the Spieker Series B Preferred Shares outstanding on the date hereof;

(iv) Each share of Series C Cumulative Redeemable Preferred Stock (par value $.0001 per share), liquidation preference $25.00 per share, of Spieker (“Spieker Series C Preferred Share”) issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into the right to receive one Series F preferred share of beneficial interest, $0.01 par value per share, liquidation preference $25.00 per share, of Equity Office (“Equity Office Series F Preferred Share”). The Equity Office Series F Preferred Shares shall have preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical to that of the Spieker Series C Preferred Shares outstanding on the date hereof;

(v) Each share of Series D Cumulative Redeemable Preferred Stock (par value $.0001 per share), liquidation preference $50.00 per share, of Spieker (“Spieker Series D Preferred Shares”) issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into the right to receive one Series G preferred share of beneficial interest, $0.01 par value per share, liquidation preference $50.00 per share, of Equity Office (“Equity Office Series G Preferred Share”). The Equity Office Series G Preferred Shares shall have preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical to that of the Spieker Series D Preferred Shares outstanding on the date hereof;

(vi) Each share of Series E Cumulative Redeemable Preferred Stock (par value $.0001 per share), liquidation preference $25.00 per share, of Spieker (“Spieker Series E Preferred Share”) issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into the right to receive one Series H preferred share of beneficial interest, $0.01 par value per share, liquidation preference $25.00 per share, of Equity Office (“Equity Office Series H Preferred Share”). The Equity Office Series H Preferred Shares shall have preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical to that of the Spieker Series E Preferred Shares outstanding on the date hereof. As used herein, (i) “Spieker Preferred Stock” means, collectively, Spieker Series A Preferred Shares, Spieker Series B Preferred Shares, Spieker Series C Preferred Shares, Spieker Series D Preferred Shares and Spieker Series E Preferred Shares and (ii) “Equity Office Preferred Shares” means, collectively, Equity Office Series D Preferred Shares, Equity Office Series E Preferred Shares, Equity Office Series F Preferred Shares, Equity Office Series G Preferred Shares and Equity Office Series H Preferred Shares;

(vii) All shares of Spieker Common Stock, together with the associated Spieker Right, when so converted as provided in Section 1.10(b)(i), and all shares of Spieker Preferred Stock, when so converted as provided in Sections 1.10(b)(ii)-(vi), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (a “Certificate”) theretofore representing any such shares shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Certificate in accordance with Section 1.13(c), as applicable, (A) any dividends and other distributions in accordance with Section 1.13(d), (B) certificates representing the Equity Office Common Shares into which such shares of Spieker Common Stock are converted pursuant to Section 1.10(b)(i), (C) cash, without interest, into which such shares of Spieker Common Stock are converted pursuant to Section 1.10(b)(i), (D) certificates representing the Equity Office Series D Preferred Shares into which Spieker Series A Preferred Shares are converted pursuant to Section 1.10(b)(ii), if any, (E) certificates representing the Equity Office Series E Preferred Shares into which Spieker Series B Preferred Shares are converted pursuant to Section 1.10(b)(iii), (F) certificates representing the Equity Office Series F Preferred Shares into which Spieker Series C Preferred Shares are converted pursuant to Section 1.10(b)(iv), (G) certificates representing the Equity Office Series G Preferred Shares into which Spieker Series D Preferred Shares are converted pursuant to Section 1.10(b)(v), (H) certificates representing the Equity Office Series H Preferred Shares into which Spieker Series E Preferred Shares are converted pursuant to Section 1.10(b)(vi), and (I) any cash, without interest, in lieu of fractional Equity Office Common Shares to be issued or paid in consideration for Spieker Common Stock upon the surrender of such Certificate in accordance with Sections 1.13(c) and 1.13(g).

      1.11  Partner Approval. Spieker shall seek the requisite approval of the partners of Spieker Partnership of this Agreement, the Merger, the withdrawal of Spieker as general partner and the Partnership Merger to the extent required by the Spieker Partnership Agreement or applicable law to effectuate the transactions contemplated by this Agreement (collectively, the “Spieker Partner Approvals”). Equity Office shall seek the requisite approval of the partners of EOP Partnership of the Merger and the Partnership Merger to the extent required by the EOP Partnership Agreement or applicable law to effectuate the transactions contemplated by this Agreement (collectively, the “Equity Office Partner Approvals,” and together with the Spieker Partner Approvals, the “Partner Approvals”).

      1.12  Appraisal or Dissenters Rights. The holders of Spieker Common Stock, Spieker Preferred Stock (other than the Spieker Series A Preferred Shares), Equity Office Common Shares, Equity Office Existing

Preferred Shares, Equity Office OP Units or Equity Office Existing Preferred Shares are not entitled under applicable law to appraisal, dissenters or similar rights as a result of the Mergers. Pursuant to Section 3-202 of the Maryland General Corporation Law, the holders of Spieker Series A Preferred Shares are entitled to dissenter’s rights in accordance with the Maryland General Corporation Law. Pursuant to Section 15679.2 of the CRULPA, the holders of Spieker OP Units and Spieker Preferred OP Units are entitled to dissenters rights in accordance with the CRULPA but not otherwise.

      1.13  Exchange of Certificates; Pre-Closing Dividends; Fractional Shares.

      (a)  Exchange Agent. Prior to the Effective Time, Equity Office shall appoint Equiserve LLC as the exchange agent, or another bank or trust company reasonably acceptable to Spieker, to act as exchange agent (the “Exchange Agent”) for the exchange of the Merger Consideration upon surrender of certificates representing issued and outstanding shares of Spieker Common Stock and each series of Spieker Preferred Stock.

      (b)  Equity Office to Provide Merger Consideration; Spieker to Provide Funds for Final Spieker Dividend. Equity Office shall provide to the Exchange Agent on or before the Effective Time of the Merger, for the benefit of the holders of Spieker Common Stock and each series of Spieker Preferred Stock, the Merger Consideration issuable in exchange for the issued and outstanding Spieker Common Stock and each series of Spieker Preferred Stock pursuant to Section 1.10, together with any cash required to make payments in lieu of any fractional shares pursuant to Section 1.13(g) (the “Exchange Fund”). The Exchange Agent (or other depository acting for the benefit of the Exchange Agent) shall invest any cash included in the Exchange Fund as directed by Equity Office, on a daily basis. Any interest or other income resulting from such investments shall be paid to Equity Office. Spieker shall provide to the Exchange Agent not later than one business day prior to the Effective Time of the Merger, for the benefit of the holders of Spieker Common Stock and each series of Spieker Preferred Stock, cash payable in respect of any dividends required pursuant to Section 1.13(d)(i). Such cash shall be invested in accordance with written directions delivered by Spieker to the Exchange Agent or other depository not later than one business day prior to the Effective Time of the Merger, with any interest or other income earned on such investments to be paid to Equity Office as the successor to Spieker in the Merger.

      (c)  Exchange Procedure. Equity Office shall use commercially reasonable efforts to cause the Exchange Agent, no later than the fifth business day after the Closing Date, to mail to each holder of record of a Certificate or Certificates which immediately prior to the Effective Time represented outstanding shares of Spieker Common Stock or any series of Spieker Preferred Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.10(b), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in a form and have such other provisions as Equity Office may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration together with any dividends or distributions to which such holder is entitled pursuant to Section 1.13(d) and cash, if any, payable in lieu of fractional shares pursuant to Section 1.13(g). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, (i) the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration into which the shares of Spieker Common Stock or a series of Spieker Preferred Stock, as applicable, theretofore represented by such Certificate shall have been converted pursuant to Section 1.10(b), together with any dividends or other distributions to which such holder is entitled pursuant to Section 1.13(d) and cash, if any, payable in lieu of fractional shares pursuant to Section 1.13(g), (ii) Equity Office shall use commercially reasonable efforts to cause the Exchange Agent to mail (or make available for collection by hand if so elected by the surrendering holder) such amount to such holder within five business days after receipt thereof, and (iii) the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Spieker Common Stock or any series of Spieker Preferred Stock which is not registered in the transfer records of Spieker, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment either shall pay any transfer or other taxes required by reason of such payment being made to a Person other than the registered holder of such Certificate or establish to the satisfaction of Equity Office that such tax or taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 1.13, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest, into which the shares of Spieker Common Stock or any series of Spieker Preferred Stock heretofore represented by such Certificate shall have been converted pursuant to Section 1.10, and any dividends or other distributions to which such holder is entitled pursuant to Section 1.13(d) and any cash payable in lieu of fractional shares pursuant to Section 1.13(g). No interest will be paid or will accrue on the Merger Consideration upon the surrender of any Certificate or on any cash payable pursuant to Section 1.13(d) or Section 1.13(g). Equity Office or the Exchange Agent, as applicable, shall be entitled, in its sole and absolute discretion, to deduct and withhold from the cash, Equity Office Common Shares or Equity Office Preferred Shares (as defined herein), or any combination thereof, that otherwise is payable pursuant to this Agreement to any holder of shares of Spieker Common Stock or any series of Spieker Preferred Stock such amounts as Equity Office or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign tax law. For this purpose, any Equity Office Common Shares or Equity Office Preferred Shares deducted and withheld by Equity Office shall be valued at the last trading price of the Equity Office Common Shares or the Equity Office Preferred Shares, as applicable, on the New York Stock Exchange on the Effective Date of the Merger (or in the event that a series of Equity Office Preferred Shares does not trade on the New York Stock Exchange, at the liquidation preference (excluding unpaid dividends) per Equity Office Preferred Share). To the extent that amounts are so withheld by Equity Office or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Spieker Common Stock or a series of Spieker Preferred Stock, as applicable, in respect of which such deduction and withholding was made by Equity Office or the Exchange Agent.

      (d)  Record Dates for Final Dividends; Distributions with Respect to Unexchanged Shares.

(i) If and to the extent necessary for Spieker to satisfy the requirements of Section 857(a)(1) of the Code for the taxable year of Spieker ending at the Effective Time of the Merger (and to avoid the payment of any tax with respect to undistributed income or gain), Spieker shall declare a dividend (the “Final Spieker Dividend”) to holders of shares of Spieker Common Stock and each series of Spieker Preferred Stock, if and to the extent required by the terms thereof, the record date for which shall be the close of business on the last business day prior to the Effective Time of the Merger, in an amount equal to the minimum dividend sufficient to permit Spieker to satisfy such requirements. Any dividends payable hereunder to holders of Spieker Common Stock and, if applicable, each series of Spieker Preferred Stock shall be paid on the last business day immediately preceding the Closing Date. In the event that Spieker is required to declare a Final Spieker Dividend with respect to the Spieker Common Stock, Spieker Partnership shall simultaneously declare a distribution (the “Final Spieker Partnership Distribution”) to holders of Spieker OP Units in an amount per unit equal to the Final Spieker Dividend payable per share of Spieker Common Stock, together with any distributions required to be paid to holders of Spieker Preferred OP Units by reason of the payment of either the Final Spieker Dividend or the Final Spieker Partnership Distribution with respect to Spieker OP Units, the record date for which shall be the close of business on the last business day prior to the Effective Time of the Partnership Merger. The distribution payable hereunder to holders of Spieker OP Units and, if applicable, Spieker Preferred OP Units, shall be paid on the last business day immediately preceding the Closing Date.

(ii) If Spieker determines that it is necessary to declare the Final Spieker Dividend, Spieker shall notify Equity Office at least 20 days prior to the date for the Spieker Stockholders Meeting, and Equity Office shall be entitled to declare a dividend per share payable to holders of shares of Equity Office Common Shares (in which event EOP Partnership shall declare a distribution per unit payable to holders of Equity Office OP Units if a distribution has been declared on the Equity Office Common Shares), the record dates for which shall be the close of business on the last business day prior to the Effective Time, in an amount per Equity Office Common Share (and Equity Office OP Unit) equal to the quotient obtained by dividing (x) the Final Spieker Dividend paid by Spieker with respect to each share of Spieker Common Stock by (y) 1.94462 (the “Corresponding Equity Office Dividends and Distributions”). If, and to the extent, the terms of any series of Equity Office Preferred Shares or Equity Office Preferred OP Units require the payment of a dividend or distribution by reason of the payment of the Corresponding Equity Office Dividends and Distributions, Equity Office and EOP Partnership shall declare and pay any such required dividends and distributions. The

Corresponding Equity Office Dividends and Distributions (and any dividends payable to holders of Equity Office Preferred Shares and distributions payable to holders of Equity Office Preferred OP Units) shall be in addition to any Additional Corresponding Equity Office Dividends and Distributions (and any dividends payable to holders of Equity Office Preferred Shares and distributions payable to holders of Equity Office Preferred OP Units) payable pursuant to Section 5.10.

(iii) No dividends or other distributions with respect to Equity Office Common Shares or any series of Equity Office Preferred Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Equity Office Common Shares or such series of Equity Office Preferred Shares represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.13(g), in each case until the surrender of such Certificate in accordance with this Section 1.13. Subject to the effect of applicable escheat laws, following surrender of any such Certificate (A) with respect to Certificates that represent the right to receive Equity Office Common Shares, there shall be paid to the holder of such Certificate, without interest, (i) at the time of such surrender, the amount of any cash payable pursuant to Section 1.10 and/or in lieu of any fractional Equity Office Common Shares to which such holder is entitled pursuant to Section 1.13(g) and (ii) (x) at the time of such surrender the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Equity Office Common Shares, without interest, and (y) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole Equity Office Common Shares and (B) with respect to Certificates that represent the right to receive any series of Equity Office Preferred Shares, there shall be paid to the holder of such Certificate, without interest, (x) at the time of such surrender the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Equity Office Preferred Shares and (y) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such Equity Office Preferred Shares.

      (e)  No Further Ownership Rights in Spieker Common Stock and Spieker Preferred Stock. All Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Section 1.13 (including any cash paid pursuant to Section 1.13(g)) shall be deemed to have been paid in full satisfaction of all rights pertaining to the Spieker Common Stock and each series of Spieker Preferred Stock, as applicable, theretofore represented by such Certificates; provided, however, that Spieker shall transfer to the Exchange Agent cash sufficient to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Spieker on such Spieker Common Stock or any such series of Spieker Preferred Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time and have not been paid prior to such surrender, and there shall be no further registration of transfers on the stock transfer books of Spieker of the Spieker Common Stock or any series of Spieker Preferred Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Equity Office for any reason, they shall be canceled and exchanged as provided in this Section 1.13.

      (f)  No Liability. None of Spieker, Equity Office or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration or dividends delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the Exchange Fund delivered to the Exchange Agent pursuant to this Agreement that remains unclaimed for 12 months after the Effective Time shall be redelivered by the Exchange Agent to Equity Office, upon demand, and any holders of Certificates who have not theretofore complied with Section 1.13(c) shall thereafter look only to Equity Office for delivery of the Merger Consideration, any cash payable in lieu of fractional shares pursuant to Section 1.13(g) and any unpaid dividends, subject to applicable escheat and other similar laws.

      (g)  No Fractional Shares; No Fractional Equity Office OP Units

(i) No certificates or scrip representing fractional Equity Office Common Shares shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote, to receive dividends or to any other rights of a shareholder of Equity Office.

(ii) No fractional Equity Office Common Shares shall be issued pursuant to this Agreement. In lieu of the issuance of any fractional Equity Office Common Shares pursuant to this Agreement, each holder of Spieker Common Stock shall be paid an amount in cash (without interest), rounded to the nearest cent (with .5 of a cent rounded up), determined by multiplying (i) the average closing price of one Equity Office Common Share on the New York Stock Exchange on the five trading days immediately preceding the Closing Date by (ii) the fraction of an Equity Office Common Share which such holder would otherwise be entitled to receive under this Section 1.13.

(iii) No fractional Equity Office OP Units shall be issued pursuant to this Agreement. In lieu of the issuance of any fractional Equity Office OP Units pursuant to this Agreement, each holder of Spieker OP Units who would receive, based on the exchange ratio specified in Section 1.10(a)(i), a number of Equity Office OP Units that is not a whole number shall receive instead a number of Equity Office OP Units that is equal to the whole number that is nearest to the number of Equity Office OP Units that otherwise would be paid to such holder of Spieker OP Units based on Section 1.10(a)(i) (with .5 of a Spieker OP Unit rounded up).

      (h)  Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Equity Office or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as Equity Office or the Exchange Agent reasonably may direct (but consistent with the practices Equity Office applies to its own shareholders) as indemnity against any claim that may be made against them with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the cash, Equity Office Common Shares or Equity Office Preferred Shares to which the holders thereof are entitled pursuant to Section 1.10, any cash payable pursuant to Section 1.13(g) to which the holders thereof are entitled and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 1.13(d).

(i) Applicability to Partnership Merger. Except for the provisions relating to the Exchange Agent, certificates, the exchange procedure and fractional Equity Office Common Shares, (which shall not be applicable), all other provisions of this Section 1.13 shall apply to Spieker Partnership, EOP Partnership, the Spieker OP Units and the Spieker OP Preferred Units with respect to the Partnership Merger.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SPIEKER AND SPIEKER PARTNERSHIP

      Except as specifically set forth in the Spieker SEC Documents (as defined herein) or in the schedule delivered to Equity Office prior to the execution hereof and identified by either co-Chief Executive Officer of Spieker as the disclosure letter to this Agreement (the “Spieker Disclosure Letter”), Spieker and Spieker Partnership represent and warrant to Equity Office and EOP Partnership as follows:

      2.1  Organization, Standing and Power. Spieker is a corporation duly incorporated, validly existing and in good standing under the laws of Maryland. Spieker has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted. The Articles of Incorporation, as amended and supplemented, of Spieker (the “Spieker Articles”) are in effect, and no dissolution, revocation or forfeiture proceedings regarding Spieker have been commenced. Spieker is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not reasonably be expected to have a Spieker Material Adverse Effect (as defined herein). As used in this Agreement, a “Spieker Material Adverse Effect” means any circumstance, event, occurrence, change or effect that is materially adverse to the business, properties, assets (tangible or intangible), financial condition or results of operations of Spieker, Spieker Partnership and the Spieker Subsidiaries (as defined herein), taken as a whole, except, in each case, as a result of (i) changes in general economic conditions nationally or regionally, (ii) changes affecting the real estate industry generally which do not affect Spieker or Spieker Partnership, as the case may be, materially disproportionately relative to other participants in the real estate industry similarly situated, or (iii) in and of itself and without the occurrence of any other Spieker Material Adverse Effect, changes in the trading prices of Spieker Common Stock or any series of Spieker Preferred Stock. Spieker has delivered to Equity Office complete and correct copies of the Spieker Articles and the Amended and Restated Bylaws of Spieker (the “Spieker Bylaws”), in each case, as amended or supplemented to the date of this Agreement.

      2.2  Spieker Subsidiaries.

      (a)  Schedule 2.2 to the Spieker Disclosure Letter sets forth (i) each Subsidiary (as defined herein) of Spieker (the “Spieker Subsidiaries”) and Spieker TRS (which Spieker TRS constitutes the only entity in which Spieker owns a non-voting equity interest and has no right to control except as set forth in Schedule 2.4 of the Spieker Disclosure Letter), (ii) the ownership interest therein of Spieker, (iii) if not directly or indirectly wholly owned by Spieker, the identity and ownership interest of each of the other owners of such Spieker Subsidiary or Spieker TRS, as applicable, (iv) each office property and other commercial property owned by such Spieker Subsidiary or Spieker TRS, as applicable, and (v) if not wholly owned by such Spieker Subsidiary or Spieker TRS, as applicable, the identity and ownership interest of each of the other owners of such property. As used in this Agreement, “Subsidiary” of any Person (as defined herein) means any corporation, partnership, limited liability company, joint venture, trust or other legal entity of which such Person owns (either directly or through or together with another Subsidiary of such Person) either (i) a general partner, managing member or other similar interest, or (ii)(A) 10% or more of the voting power of the voting capital stock or other voting equity interests, or (B) 10% or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity. As used herein, “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity. Schedule 2.2 of the Spieker Disclosure Letter sets forth a true and complete list of the equity securities owned by Spieker, any Spieker Subsidiary or Spieker TRS, in any corporation, partnership, limited liability company, joint venture or other legal entity, excluding Spieker Subsidiaries and Spieker TRS.

      (b)  Except as set forth in Schedule 2.2 to the Spieker Disclosure Letter, (i) all of the outstanding shares of capital stock owned by Spieker, or Spieker Subsidiary or Spieker TRS of each Spieker Subsidiary and Spieker TRS that is a corporation have been duly authorized, validly issued and are (A) fully paid and nonassessable and not subject to preemptive or similar rights, and (B) owned free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”) and (ii) all equity interests in each Spieker Subsidiary that is a partnership, joint venture, limited liability company or trust which are owned by Spieker, by another Spieker Subsidiary or Spieker TRS or by Spieker and another Spieker Subsidiary or Spieker TRS are owned free and clear of all Liens other than pledges, if any, contained in organizational documents of such Spieker Subsidiary and given to secure performance thereunder. Each Spieker Subsidiary and Spieker TRS that is a corporation is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted, and each Spieker Subsidiary that is a partnership, limited liability company or trust is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted. Each Spieker Subsidiary and Spieker TRS is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not reasonably be expected to have a Spieker Material Adverse Effect. Complete and correct copies of the articles of incorporation, bylaws, organization documents and partnership, joint venture and operating agreements of each Spieker Subsidiary and Spieker TRS, as amended to the date of this Agreement, have been previously delivered or made available to Equity Office. No effective amendment has been made to the Spieker Partnership Agreement since February 28, 2000.

      2.3  Capital Structure.

      (a)  The authorized shares of capital stock of Spieker consist of 1,000,000,000 shares of capital stock, par value $.0001 per share, 649,000,000 of which are classified as Spieker Common Stock, 2,000,000 of which are classified as Class B Common Stock (par value $.0001 per share) of Spieker (“Spieker Class B Common Stock”), 1,500,000 of which are classified as Class C Common Stock (par value $.0001 per share) of Spieker (“Spieker Class C Common Stock”), 1,000,000 of which are classified as Series A Preferred Shares, 5,000,000 of which are classified as Series B Preferred Shares, 6,000,000 of which are classified as Series C Preferred Shares, 1,500,000 of which are classified as Series D Preferred Shares, 4,000,000 of which are classified as Series E Preferred Shares and 330,000,000 of which are classified as Excess Stock. 65,923,946 shares of Spieker Common Stock are issued and outstanding on the date of this Agreement; no shares of Spieker Class B Common Stock are issued and outstanding on the date of this Agreement; no shares of Spieker Class C Common Stock are issued and outstanding on the date of this Agreement; 1,000,000 Spieker Series A Preferred Shares are issued and outstanding on the date of this Agreement; 4,250,000 Spieker Series B Preferred Shares are issued and outstanding on the date of this Agreement; 6,000,000 Spieker Series C Preferred Shares are issued and outstanding on the date of this Agreement; no shares of Spieker Series D Preferred Shares are issued and outstanding on the date of this Agreement; 4,000,000 Spieker Series E Preferred Shares are issued and outstanding on the date of this Agreement. 6,500,000 shares of Spieker Participating Preferred Stock (par value $.0001 per share) have been reserved for issuance pursuant to the Spieker Rights Plan and none are outstanding.

      (b)  Set forth in Schedule 2.3(b) to the Spieker Disclosure Letter is a true and complete list of the following: (i) each qualified or nonqualified option to purchase shares of Spieker Common Stock or Spieker OP Units granted under Spieker’s Amended and Restated 1993 Directors’ Stock Option Plan, Spieker’s Amended and Restated 1993 Stock Incentive Plan, Spieker Partnership’s Employee Stock Incentive Pool or any other formal or informal arrangement (collectively, the “Spieker Stock Options”); and (ii) except for the Spieker Rights, the Spieker Series A Preferred Shares and the Spieker OP Units, all other warrants or other rights to acquire Spieker Common Stock, all stock appreciation rights, restricted stock, dividend equivalents, deferred compensation accounts, performance awards, restricted stock unit awards and other awards which are outstanding on the date of this Agreement (“Spieker Stock Rights”). Schedule 2.3(b) to the Spieker Disclosure Letter sets forth for each Spieker Stock Option and Spieker Stock Right (other than Spieker OP Units and Spieker Series A Preferred Shares) the name of the grantee, the date of the grant, the type of grant, the status of the option grants as qualified or nonqualified under Section 422 of the Code, the number of shares of Spieker Common Stock subject to each option or other award, the number and type of shares subject to options or awards that are currently exercisable, the exercise price per share, and the number and type of such shares subject to stock appreciation rights. On the date of this Agreement, except as set forth in this Section 2.3 or excepted therefrom or as set forth in Schedule 2.3(b) to the Spieker Disclosure Letter, no shares of Spieker Common Stock were outstanding or reserved for issuance.

      (c)  All outstanding shares of Spieker Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive or similar rights under law or the Spieker Articles or Spieker Bylaws, or any contract or instrument to which Spieker is a party or by which it is bound. There are no bonds, debentures, notes or other indebtedness of Spieker having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which shareholders of Spieker may vote.

      (d)  Other than (i) as set forth in this Section 2.3 or in Schedule 2.3(b) to the Spieker Disclosure Letter, (ii) Spieker OP Units, which may be converted into shares of Spieker Common Stock at a rate of one share of Spieker Common Stock for each Spieker OP Unit or, under the circumstances described in Article XI and Exhibit C of the Spieker Partnership Agreement, into cash, shares of Spieker Common Stock or a combination of cash and shares of Spieker Common Stock, (iii) 1,500,000 Spieker Series D Preferred Shares issuable, and reserved for issuance, upon the conversion of Spieker Series D Preferred OP Units, and (iv) 1,219,512 shares of Spieker Common Stock issuable, and reserved for issuance, upon the conversion of the Spieker Series A Preferred Shares, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Spieker or any Spieker Subsidiary or Spieker TRS is a party or by which such entity is bound, obligating Spieker or any Spieker Subsidiary or Spieker TRS to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting securities or other ownership interests of Spieker or any Spieker Subsidiary or Spieker TRS or obligating Spieker or any Spieker Subsidiary or Spieker TRS to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (other than to Spieker or a Spieker Subsidiary or Spieker TRS).

      (e)  As of the date of this Agreement, (i) 75,749,191 Spieker OP Units (including for purposes of this Section 2.3(e) the Spieker Series A Preferred Unit representing 1,000,000 Spieker OP Units) are validly issued and outstanding, fully paid and nonassessable and not subject to preemptive or similar rights under law or the Spieker Partnership Agreement, or any contract or instrument to which Spieker or Spieker Partnership is a party or by which either is bound, of which 66,923,946 Spieker OP Units (including for purposes of this Section 2.3(e) the Spieker Series A Preferred Unit representing 1,000,000 Spieker OP Units) are owned by Spieker, (ii) the Spieker Series A Preferred OP Unit (which represents 1,000,000 Spieker OP Units) is validly issued and outstanding, fully paid and nonassessable and not subject to preemptive or similar rights, and is owned by Spieker, (iii) the Spieker Series B Preferred OP Unit is validly issued and outstanding, fully paid and nonassessable and not subject to preemptive or similar rights and is owned by Spieker, (iv) the Spieker Series C Preferred OP Unit is validly issued and outstanding, fully paid and nonassessable and not subject to preemptive or similar rights, and is owned by Spieker, (v) 1,500,000 Spieker Series D Preferred OP Units are validly issued and outstanding, fully paid and nonassessable and not subject to preemptive or similar rights, none of which are owned by Spieker and (vi) the Spieker Series E Preferred OP Unit is validly issued and outstanding, fully paid and nonassessable and not subject to preemptive or similar rights, and is owned by Spieker. Schedule 2.3(e) to the Spieker Disclosure Letter sets forth the name of each holder of Spieker OP Units and the number of Spieker OP Units owned by each such holder as of the date of this Agreement. Except as provided in the Spieker Partnership Agreement or as contemplated by this Agreement, the Spieker OP Units are not subject to any restrictions imposed by Spieker Partnership on the transfer, assignment, pledge, distribution, encumbrance or other disposition thereof (either voluntarily or involuntarily and with or without consideration) or on the exercise of the voting rights thereof provided in the Spieker Partnership Agreement. Except as provided in the Spieker Partnership Agreement, Spieker Partnership has not issued or granted and is not a party to any outstanding commitments of any kind relating to, or any presently effective agreements or understandings with respect to, the issuance or sale of interests in Spieker Partnership, whether issued or unissued, or securities convertible into or exchangeable or exercisable for interests in Spieker Partnership.

      (f)  All dividends on Spieker Common Stock and each series of Spieker Preferred Stock and all distributions on Spieker OP Units and Spieker Preferred OP Units, which have been declared prior to the date of this Agreement, have been paid in full.

      (g)  Set forth on Schedule 2.3(g) to the Spieker Disclosure Letter is a list of each registration rights agreement or other agreement between Spieker and/or Spieker Partnership, on the one hand, and one or more other parties, on the other hand, which sets forth the rights of any such other party or parties to cause the registration of any securities of Spieker and/or Spieker Partnership pursuant to the Securities Act of 1933, as amended (the “Securities Act”).

      2.4  Other Interests. Except for interests in the Spieker Subsidiaries, Spieker TRS and certain other entities as set forth in Schedule 2.4 to the Spieker Disclosure Letter (the “Spieker Other Interests”), none of Spieker, Spieker Partnership, any Spieker Subsidiary or Spieker TRS owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust, limited liability company or other entity (other than investments in short-term investment securities). With respect to the Spieker Other Interests, Spieker Partnership is a partner, member or shareholder in good standing, and owns such interests free and clear of all Liens. None of Spieker, Spieker Partnership, any Spieker Subsidiary or Spieker TRS is in material breach of any agreement, document or contract which is of a material nature governing its rights in or to the Spieker Other Interests, all of which agreements, documents and contracts are (a) listed in Schedule 2.4 to the Spieker Disclosure Letter, (b) unmodified except as described therein and (c) to the Knowledge of Spieker (as defined herein), in full force and effect. To the Knowledge of Spieker, the other parties to any such agreement, document or contract which is of a material nature are not in material breach of any of their respective obligations under such agreements, documents or contracts.

      2.5  Authority; Noncontravention; Consents.

      (a)  Spieker has the requisite corporate power and authority to enter into this Agreement and, subject to the requisite Spieker stockholder approval of the Merger and any other matters reasonably and timely requested by any other party to effectuate the transactions contemplated by this Agreement (collectively, the “Spieker Stockholder Approvals”) and the Spieker Partner Approvals (as defined herein), to consummate the transactions contemplated by this Agreement to which Spieker is a party. The execution and delivery of this Agreement by Spieker and the consummation by Spieker of the transactions contemplated by this Agreement to which Spieker is a party have been duly authorized by all necessary action on the part of Spieker, except for and subject to the Spieker Stockholder Approvals and the Spieker Partner Approvals. This Agreement has been duly executed and delivered by Spieker and constitutes a valid and binding obligation of Spieker, enforceable against Spieker in accordance with and subject to its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

      (b)  Spieker Partnership has the requisite partnership power and authority to enter into this Agreement and, subject to the requisite Spieker Partner Approvals, to consummate the transactions contemplated by this Agreement to which Spieker Partnership is a party. The execution and delivery of this Agreement by Spieker Partnership and the consummation by Spieker Partnership of the transactions contemplated by this Agreement to which Spieker Partnership is a party have been duly authorized by all necessary action on the part of Spieker Partnership, except for and subject to the Spieker Stockholder Approvals and the Spieker Partner Approvals. This Agreement has been duly executed and delivered by Spieker Partnership and constitutes a valid and binding obligation of Spieker Partnership, enforceable against Spieker Partnership in accordance with and subject to its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

      (c)  Except as set forth in Schedule 2.5(c)(1) to the Spieker Disclosure Letter and subject to receipt of the Spieker Stockholder Approvals and the Spieker Partner Approvals, the execution and delivery of this Agreement by Spieker do not, and the consummation of the transactions contemplated by this Agreement to which Spieker is a party and compliance by Spieker with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to material loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Spieker or any Spieker Subsidiary under, (i) the Spieker Articles or Spieker Bylaws or the comparable charter or organizational documents or partnership, operating, or similar agreement (as the case may be) of any Spieker Subsidiary or Spieker TRS, each as amended or supplemented, (ii) any loan or credit agreement, note, bond, mortgage, indenture, merger or other acquisition agreement, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license applicable to Spieker or any Spieker Subsidiary or Spieker TRS or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation (collectively, “Laws”) applicable to Spieker or any Spieker Subsidiary or Spieker TRS, or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, loss or Liens that individually or in the aggregate would not reasonably be expected to (x) have a Spieker Material Adverse Effect or (y) prevent or materially impair the ability of Spieker to perform any of its obligations hereunder or prevent or materially threaten or impede the consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a “Governmental Entity”), is required by or with respect to Spieker or any Spieker Subsidiary or Spieker TRS in connection with the execution and delivery of this Agreement by Spieker and Spieker Partnership or the consummation by Spieker or any Spieker Subsidiary of the transactions contemplated by this Agreement, except for (i) the filing with the Securities and Exchange Commission (the “SEC”) of (x) the Joint Proxy Statement (as defined herein), and (y) such reports and filings under the Securities Act and Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing and acceptance for record of the Articles of Merger by the Department, (iii) the filing of the Delaware Certificate of Merger with the Office of the Secretary of State of the State of Delaware, (iv) the filing of the California

Certificate of Merger with the Secretary of State of the State of California and (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings (A) as are set forth in Schedule 2.5(c)(2) to the Spieker Disclosure Letter, (B) as may be required under (w) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (x) laws requiring transfer, recordation or gains tax filings, (y) federal, state or local environmental laws or (z) the “blue sky” laws of various states, to the extent applicable, or (C) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or otherwise prevent Spieker from performing its obligations under this Agreement in any material respect or reasonably be expected to have, individually or in the aggregate, a Spieker Material Adverse Effect.

      2.6  SEC Documents; Financial Statements; Undisclosed Liabilities. Spieker and Spieker Partnership have filed all reports, schedules, forms, statements and other documents required to be filed with the SEC since December 31, 1997 through the date hereof (collectively, including all exhibits thereto and any registration statement filed since such date, the “Spieker SEC Documents”). All of the Spieker SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in each case, the rules and regulations promulgated thereunder applicable to such Spieker SEC Documents. None of the Spieker SEC Documents at the time of filing contained, nor will any report, schedule, form, statement or other document filed by Spieker or Spieker Partnership after the date hereof and prior to the Effective Time contain, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Spieker included in the Spieker SEC Documents or of Spieker Partnership included in the Spieker SEC Documents complied, or will comply, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been or will be prepared in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, or will fairly present, in all material respects in accordance with the applicable requirements of GAAP and the applicable rules and regulations of the SEC, the consolidated financial position of Spieker and its Subsidiaries or Spieker Partnership and its Subsidiaries, as the case may be, in each case, taken as a whole, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (except, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act). Except as set forth in Schedule 2.6(b) to the Spieker Disclosure Letter, Spieker has no Subsidiaries which are not consolidated for accounting purposes. Except for liabilities and obligations set forth in the Spieker SEC Documents or in Schedule 2.6(c) to the Spieker Disclosure Letter, none of Spieker, any Spieker Subsidiary or Spieker TRS has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Spieker or in the notes thereto and which, individually or in the aggregate, would reasonably be expected to have a Spieker Material Adverse Effect.

      2.7  Absence of Certain Changes or Events. Except as disclosed in the Spieker SEC Documents or in Schedule 2.7 to the Spieker Disclosure Letter, since December 31, 1999 (the “Spieker Financial Statement Date”), Spieker, its Subsidiaries and Spieker TRS have conducted their business only in the ordinary course (taking into account prior practices, including the acquisition and disposition of properties and issuance of securities) and there has not been (a) any circumstance, event, occurrence, change or effect that has had a Spieker Material Adverse Effect, nor has there been any circumstance, event, occurrence, change or effect that with the passage of time would reasonably be expected to result in a Spieker Material Adverse Effect, (b) except for regular quarterly distributions not in excess of $0.70 per share of Spieker Common Stock or Spieker OP Unit (subject to changes pursuant to Section 5.10 and to any Final Spieker Dividend payable pursuant to Section 1.13(d)(i)), $0.8536584 per share of Spieker Series A Preferred Shares, of $0.590625 per share of Spieker Series B Preferred Shares, $0.4921875 per share of Spieker Series C Preferred Shares or of $0.50 per share of Spieker Series E Preferred Shares (or, in each case, with respect to the period commencing on the date hereof and ending on the Closing Date, distributions as necessary to maintain REIT (as defined herein) status), in each case with customary record and payment dates, any authorization, declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the Spieker Common Stock, the Spieker OP Units or any series of the Spieker Preferred OP Units or the Spieker Preferred Stock, (c) any split, combination or reclassification of the Spieker Common Stock, the Spieker OP Units or any series of the Spieker Preferred OP Units or the Spieker Preferred Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of stock of Spieker or partnership interests in Spieker Partnership or any issuance of an ownership interest in, any Spieker Subsidiary or Spieker TRS, (d) any damage, destruction or loss, whether or not covered by insurance, that has had or would reasonably be expected to have a Spieker Material Adverse Effect, (e) any change in accounting methods, principles or practices by Spieker or any of its Subsidiaries, Spieker Partnership or any of its Subsidiaries or Spieker TRS materially affecting its assets, liabilities or business, except insofar as may have been disclosed in Spieker SEC Documents or required by a change in GAAP, or (f) any amendment in any material respect of any employment, consulting, severance, retention or any other agreement between Spieker and any officer or director of Spieker.

      2.8  Litigation. Except as disclosed in the Spieker SEC Documents or in Schedule 2.8 to the Spieker Disclosure Letter, and other than personal injury and other routine tort litigation arising from the ordinary course of operations of Spieker, the Spieker Subsidiaries and Spieker TRS (a) which are covered by insurance, subject to a reasonable deductible or retention limit or (b) for which all material costs and liabilities arising therefrom are reimbursable pursuant to common area maintenance or similar agreements, there is no suit, action or proceeding pending (in which service of process has been received by an employee of Spieker, a Spieker Subsidiary or the Spieker TRS) or, to the Knowledge of Spieker (as hereinafter defined), threatened in writing against or affecting Spieker, or any Spieker Subsidiary or Spieker TRS that, individually or in the aggregate, would reasonably be expected to (i) have a Spieker Material Adverse Effect or (ii) prevent or materially impair the ability of Spieker to perform any of its obligations hereunder or prevent or materially threaten or impair the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any court or Governmental Entity or arbitrator outstanding against Spieker, any Spieker Subsidiary or Spieker TRS having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect. Notwithstanding the foregoing, (y) Schedule 2.8 to the Spieker Disclosure Letter sets forth each and every material uninsured claim, equal employment opportunity claim and claim relating to sexual harassment and/or discrimination pending or, to the Knowledge of Spieker, threatened as of the date hereof, in each case with a brief summary of such claim or threatened claim, and (z) no claim has been made under any directors’ and officers’ liability insurance policy maintained at any time by Spieker, any of the Spieker Subsidiaries or Spieker TRS.

      2.9  Properties.

      (a)  Except as provided in Schedule 2.2 or Schedule 2.9(a) to the Spieker Disclosure Letter, Spieker or the Spieker Subsidiary or Spieker TRS set forth on Schedule 2.2 to the Spieker Disclosure Letter owns fee simple title to or holds a leasehold interest in each of the real properties identified in Schedule 2.2 to the Spieker Disclosure Letter (the “Spieker Properties”), which are all of the real estate properties owned or leased by them, in each case (except for the Permitted Title Exceptions (as defined herein)) free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title (“Encumbrances”). Schedule 2.2 to the Spieker Disclosure Letter further identifies which of the Spieker Properties are owned in fee simple by Spieker or the Spieker Subsidiary or Spieker TRS and which of the Spieker Properties are subject to a ground lease. Except as set forth in Schedule 2.2 to the Spieker Disclosure Letter, no other Person has any ownership interest in any of the Spieker Properties and any such ownership interest so scheduled does not materially interfere with the present use of, any of the Spieker Properties subject thereto or affected thereby. Except as set forth in Schedule 2.9(a) to the Spieker Disclosure Letter, none of the Spieker Properties is subject to any restriction on the sale or other disposition thereof or on the financing or release of financing thereon. The Spieker Properties are not subject to any rights of way, agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, “Property Restrictions”) or Encumbrances, except for the following (collectively, the “Permitted Title Exceptions”) (i) Property Restrictions and Encumbrances set forth in the Spieker Disclosure Letter, (ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, which do not materially adversely affect the current use of any Spieker Property, (iii) Property Restrictions and Encumbrances disclosed on existing title reports or policies or existing surveys or subsequently granted by Spieker or the Spieker Subsidiary or Spieker TRS, which Property Restrictions and Encumbrances, in any event, do not materially interfere with the present use of any of the Spieker Properties subject thereto or affected thereby and (iv) liens for real estate taxes not yet due and payable, mechanics’, carriers’, workmen’s, repairmen’s liens and other Encumbrances and Property Restrictions, if any, which, individually or in the aggregate, do not materially detract from the value of or materially interfere with the present use of any of the Spieker Properties subject thereto or affected thereby. Schedule 2.9(a) to the Spieker Disclosure Letter lists each of the Spieker Properties which are under development as of the date of this Agreement and describes the status of such development as of the date hereof.

      (b)  Except as provided in Schedule 2.2 or Schedule 2.9(b) to the Spieker Disclosure Letter, valid policies of title insurance (or fully paid and enforceable commitments therefor) have been issued insuring the applicable Spieker Subsidiary’s or Spieker TRS’s (as the case may be) fee simple title or leasehold estate, as the case may be, to the Spieker Properties owned by it in amounts approximately equal to the purchase price therefor paid by such Spieker Subsidiary or Spieker TRS, subject only to the Permitted Title Exceptions and the matters disclosed in the Spieker Disclosure Letter. Such policies are, at the date hereof, in full force and effect. No material claim has been made against any such policy.

      (c)  Except as provided in Schedule 2.9(c) to the Spieker Disclosure Letter, Spieker has no Knowledge (i) that, any certificate, permit or license from any governmental authority having jurisdiction over any of the Spieker Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Spieker Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Spieker Properties has not been obtained and is not in full force and effect, or of any pending threat of modification or cancellation of any of the same, the absence of which would reasonably be expected to have a material adverse effect on such Spieker Property, (ii) of any written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any of the Spieker Properties issued by any governmental authority which would reasonably be expected to have a material adverse effect on such Spieker Property, (iii) of any structural defects relating to any Spieker Property which would reasonably be expected to have a material adverse effect on such Spieker Property, (iv) of any Spieker Property whose building systems are not in working order so as to have a material adverse effect on such Spieker Property, or (v) of any physical damage to any Spieker Property which would reasonably be expected to have a material adverse effect on such Spieker Property for which there is not insurance in effect covering the cost of the restoration and the loss of revenue (subject to a reasonable deduction or retention limit).

      (d)  Except as set forth in Schedule 2.9(d) to the Spieker Disclosure Letter, none of Spieker, any Spieker Subsidiary or Spieker TRS has received any written or published notice to the effect that (i) any condemnation or involuntary rezoning proceedings are pending or threatened with respect to any of the Spieker Properties or (ii) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Spieker Properties or by the continued maintenance, operation or use of the parking areas which would reasonably be expected to have a material adverse effect on such Spieker Property. Except as set forth in Schedule 2.9(d) to the Spieker Disclosure Letter, (i) all work required to be performed, payments required to be made and actions required to be taken prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or other similar action relating to any Spieker Properties (e.g., Local Improvement District, Road Improvement District, Environmental Mitigation (as defined herein)) have been performed, paid or taken, as the case may be, and (ii) Spieker has no Knowledge of any planned or proposed work, payments or actions that may be required after the date hereof pursuant to such agreements, in each of case (i) and (ii) except as set forth in development or operating budgets for such Spieker Properties delivered to Equity Office and EOP Partnership prior to the date hereof and other than those which would not reasonably be expected to have a Spieker Material Adverse Effect. As used in this Agreement, “Environmental Mitigation” means investigation, clean-up, removal action, remedial action, restoration, repair, response action, corrective action, monitoring, sampling and analysis, installation, reclamation, closure or post-closure in response to any actual or suspected environmental condition or Hazardous Materials.

      (e)  The rent rolls previously provided by Spieker to Equity Office (the “Spieker Rent Roll”) list each Spieker Space Lease (as defined herein) in effect as of the dates set forth therein, none of which are earlier than December 31, 2000, and, except for omissions or discrepancies that, either individually or in the aggregate, would not reasonably be expected to have a Spieker Material Adverse Effect, all information set forth in the Spieker Rent Roll is true, correct and complete as of the date thereof. “Spieker Space Lease” means each lease or other right of occupancy affecting or relating to a property in which Spieker Partnership (or an entity in which it directly or indirectly has an interest) is the landlord, either pursuant to the terms of the lease agreement or as successor to any prior landlord, but excluding any ground lease. Spieker has made available to Equity Office true, correct and complete copies of all Spieker Space Leases, including all amendments, modifications, supplements, renewals, extensions and guarantees related thereto, as of the date hereof. Except as set forth in a delinquency report made available to Equity Office, none of Spieker, any Spieker Subsidiary or Spieker TRS, on the one hand, nor, to the knowledge of Spieker or Spieker Partnership, any other party, on the other hand, is in monetary default under any Spieker Space Lease, except for such defaults that would not reasonably be expected to have a Spieker Material Adverse Effect.

      (f) Schedule 2.9(f) contains a true and complete list, by type of insurance, carrier, coverages (including limits) and term, of all material policies of casualty, liability and other types of insurance (except title insurance) carried by Spieker or any Spieker Subsidiary. All such policies are in full force and effect and neither Spieker nor any Spieker Subsidiary has received from any insurance company notice of any material defects or deficiencies affecting the insurability of Spieker or any Spieker Subsidiary or any of their respective assets thereunder.

      2.10  Environmental Matters.

      (a)  “Environmental Law” shall mean all applicable Laws, including any plans, other criteria, or guidelines promulgated pursuant to such Laws, relating to noise control, or the protection of human health, safety and natural resources, animal health or welfare or the environment, including, without limitation, Laws relating to the use, manufacturing, production, generation, installation, recycling, reuse, sale, storage, handling, transport, treatment, release, threatened release or disposal of any Hazardous Materials (including the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. ss 9601 et seq. (“CERCLA”)). “Hazardous Materials” shall mean substances, wastes, radiation or materials (whether solids, liquids or gases) (i) which are hazardous, toxic, infectious, explosive, radioactive, carcinogenic, or mutagenic, (ii) which are listed, regulated or defined under any Environmental Law, and shall include “hazardous wastes,” “hazardous substances,” “hazardous materials,” “pollutants,” “contaminants,” “toxic substances,” “radioactive materials” or “solid wastes,” (iii) the presence of which on property cause or threaten to cause a nuisance pursuant to applicable statutory or common law upon the property or to adjacent properties, (iv) which contain without limitation polychlorinated biphenyls (PCBs), asbestos or asbestos-containing materials, lead-based paints, urea-formaldehyde foam insulation, or petroleum or petroleum products (including, without limitation, crude oil or any fraction thereof) or (v) which pose a hazard to human health, safety, natural resources, industrial hygiene, or the environment, or an impediment to working conditions. “Release” shall have the meaning set forth in Section 101 of CERCLA, without regard to the exclusions set forth therein.

      (b) Except as disclosed in the Spieker SEC Documents,

(i) none of Spieker, any of the Spieker Subsidiaries or Spieker TRS or, to Spieker’s Knowledge, any other Person has caused or permitted the presence of any Hazardous Materials at, on or under any of the Spieker Properties and none of Spieker, any of the Spieker Subsidiaries or Spieker TRS has any Knowledge of the presence of any Hazardous Materials at, on or under any of the Spieker Properties, in each of the foregoing cases, such that the presence of such Hazardous Materials (including the presence of asbestos in any buildings or improvements at the Spieker Properties) would, individually or in the aggregate, reasonably be expected to have a Spieker Material Adverse Effect;

(ii) (y) there have been no Releases of Hazardous Materials at, on, under or from (A) the Spieker Properties or (B) any real property previously owned, operated or leased by Spieker, the Spieker Subsidiaries, or Spieker TRS (the “Former Spieker Properties”) during the period of such ownership, operation or tenancy, and (z) none of Spieker, any of the Spieker Subsidiaries or Spieker TRS has any Knowledge of any Releases of Hazardous Materials having occurred or presently occurring at, on, under or from the Spieker Properties or the Former Spieker Properties, which Releases described in changes (y) and (z) would, individually or in the aggregate, reasonably be expected to have a Spieker Material Adverse Effect;

(iii) (y) Spieker, the Spieker Subsidiaries and Spieker TRS have not failed to comply with any Environmental Law, and (z) none of Spieker, any of the Spieker Subsidiaries or Spieker TRS has any liability under the Environmental Laws, except in each of cases (y) and (z) to the extent that any such failure to comply or any such liability, individually or in the aggregate, would not reasonably be expected to have a Spieker Material Adverse Effect; and

(iv) Spieker, the Spieker Subsidiaries and Spieker TRS have been duly issued, and currently have and will maintain through the Closing Date, all permits, licenses, certificates and approvals required under any Environmental Law (collectively, the “Environmental Permits”) necessary to operate their businesses as currently operated except where the failure to obtain and maintain such Environmental Permit would not, individually or in the aggregate, reasonably be expected to have a Spieker Material Adverse Effect. Spieker, the Spieker Subsidiaries and Spieker TRS have timely filed applications for all Environmental Permits. All of the Environmental Permits are transferable and none require consent, notification or other action to remain in full force and effect following consummation of the transactions contemplated hereby.

      (c)  Spieker has previously delivered or made available to Equity Office complete copies of all material information, documents and reports, including, without limitation, environmental investigations and testing or analysis that are in the possession or control of any of Spieker, the Spieker Subsidiaries and Spieker TRS and which relate to compliance with Environmental Laws by any of them or to the past or current environmental condition of the Spieker Properties.

      2.11  Related Party Transactions. Set forth in Schedule 2.11 to the Spieker Disclosure Letter is a list of all material arrangements, agreements and contracts entered into by Spieker, any Spieker Subsidiary and Spieker TRS which are in effect and which are with (a) any investment banker or financial advisor, in each case, relating to any obligation to make, or which could result in the making of, any payment (except pursuant to indemnification obligations), (b) any Person who is an officer, director or Affiliate (as defined herein) of Spieker or any Spieker Subsidiary or Spieker TRS, any relative of any of the foregoing or any entity of which any of the foregoing is an Affiliate or (c) any Person who acquired Spieker Common Stock, Spieker OP Units or any series of Spieker Preferred OP Units or Spieker Preferred Stock in a private placement. Such documents, copies of all of which have previously been delivered or made available to Equity Office, are listed in Schedule 2.11 to the Spieker Disclosure Letter. As used in this Agreement, the term “Affiliate” shall have the same meaning as such term is defined in Rule 405 promulgated under the Securities Act.

      2.12  Employee Benefits. As used herein, the term “Employee Plan” includes any pension, retirement, savings, disability, medical, dental, health, life, death benefit, group insurance, profit sharing, deferred compensation, stock option, bonus, incentive, vacation pay, tuition reimbursement, severance pay, or other employee benefit plan, trust, agreement, contract, agreement, policy or commitment (including, without limitation, any pension plan, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder (“ERISA”) (“Pension Plan”), and any welfare plan as defined in Section 3(1) of ERISA (“Welfare Plan”)), whether any of the foregoing is funded, insured or self-funded, written or oral, (i) sponsored or maintained by Spieker, any Spieker Subsidiary or Spieker TRS (each, a “Controlled Group Member”) and covering any Controlled Group Member’s active or former employees (or their beneficiaries), (ii) to which any Controlled Group Member is a party or by which any Controlled Group Member (or any of the rights, properties or assets thereof) is bound or (iii) with respect to which any current Controlled Group Member may otherwise have any material liability (whether or not such Controlled Group Member still maintains such Employee Plan). Each Employee Plan is listed on Schedule 2.12 to the Spieker Disclosure Letter. Except as disclosed in Schedule 2.12 to the Spieker Disclosure Letter, with respect to the Employee Plans:

      (a)  No Controlled Group Member has any continuing liability under any Welfare Plan which provides for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant’s termination of employment, except as may be required by Section 4980B of the Code or Section 601 (et seq.) of

ERISA, or under any applicable state law, and at the expense of the participant or the beneficiary of the participant.

      (b)  Each Employee Plan complies in all material respects with the applicable requirements of ERISA and any other applicable law governing such Employee Plan, and, to the Knowledge of Spieker, each Employee Plan has at all times been properly administered in all material respects in accordance with all such requirements of law, and in accordance with its terms and the terms of any applicable collective bargaining agreement to the extent consistent with all such requirements of law. Each Pension Plan which is intended to be qualified is qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS stating that such Plan meets the requirements of Section 401(a) of the Code and that the trust associated with such Plan is tax-exempt under Section 501(a) of the Code and, to the Knowledge of Spieker, no event has occurred which would jeopardize the qualified status of any such plan or the tax exempt status of any such trust under Sections 401(a) and Section 501(a) of the Code, respectively. No lawsuits, claims (other than routine claims for benefits) or formal complaints to, or by, any Person or governmental entity have been filed, are pending or, to the Knowledge of Spieker, threatened with respect to any Employee Plan and, to the Knowledge of Spieker, there is no fact or contemplated event which would reasonably be expected to give rise to any such lawsuit, claim (other than routine claims for benefits) or complaint with respect to any Pension Plan. Without limiting the foregoing, the following are true with respect to each Employee Plan:

(i) all Controlled Group Members have complied in all material respects with the reporting and disclosure requirements of ERISA, the Code, or both, with respect to each Employee Plan and no Controlled Group Member has incurred any material liability in connection with such reporting or disclosure;

(ii) all contributions and payments with respect to Employee Plans that are required to be made by a Controlled Group Member with respect to periods ending on or before the Closing Date (including periods from the first day of the current plan or policy year to the Closing Date) have been, or will be, made or accrued before the Closing Date in accordance with the appropriate plan document, actuarial report, collective bargaining agreements or insurance contracts or arrangements or as otherwise required by ERISA or the Code; and

(iii) with respect to each such Employee Plan, to the extent applicable, Spieker has delivered to or has made available to Equity Office true and complete copies of (A) plan documents, or any and all other documents that establish the existence of the plan, trust, arrangement, contract, policy or commitment and all amendments thereto, (B) the most recent determination letter, if any, received from the IRS, (C) the three most recent Form 5500 Annual Reports (and all schedules and reports relating thereto) and actuarial reports and (D) all related trust agreements, insurance contract or other funding agreements that implement each such Employee Plan.

      (c)  With respect to each Employee Plan, to the Knowledge of Spieker, there has not occurred, and no Person is contractually bound to enter into, any “prohibited transaction” within the meaning of Section 4975(c) of the Code or Section 406 of ERISA, which transaction is not exempt under Section 4975(d) of the Code or Section 408 of ERISA and which could subject Spieker or any Controlled Group Member to material liability.

      (d)  No Controlled Group Member has maintained or been obligated to contribute to any Employee Plan subject to Code Section 412 or Title IV of ERISA. No Employee Plan subject to Code Section 412 or Title IV of ERISA has been terminated.

      (e)  With respect to each Pension Plan maintained by any Controlled Group Member, such Plan provides the Plan Sponsor the authority to amend or terminate the Plan at any time, subject to applicable requirements of ERISA and the Code.

      2.13  Employee Policies. The employee handbooks of Spieker, the Spieker Subsidiaries and Spieker TRS currently in effect have been delivered to Equity Office and fairly and accurately summarize in all material respects all material employee policies, vacation policies and payroll policies.

      2.14  Taxes.

      (a)  Each of Spieker, the Spieker Subsidiaries and Spieker TRS (A) has filed all Tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so) and all such returns and reports are accurate and complete in all material respects, (B) has paid (or Spieker has paid on its behalf) all Taxes (as defined herein) shown on such returns and reports as required to be paid by it, and (C) has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3121, and 3402 of the Code or similar provisions under any foreign laws) and has, within the time period prescribed by law, withheld and paid over to the proper governmental entities all amounts required to be so withheld and paid over under applicable laws and regulations, except, with respect to all of the foregoing, where the failure to file such tax returns and reports or failure to pay such Taxes or failure to comply with such withholding requirements would not reasonably be expected to have a Spieker Material Adverse Effect. The most recent audited financial statements contained in the Spieker SEC Documents reflect an adequate reserve for all material Taxes payable by Spieker, the Spieker Subsidiaries and Spieker TRS for all taxable periods and portions thereof through the date of such financial statements. Since the Spieker Financial Statement Date, Spieker has incurred no liability for Taxes under Sections 857(b), 860(c) or 4981 of the Code, including without limitation any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code, and none of Spieker, any Spieker Subsidiary or Spieker TRS has incurred any material liability for Taxes other than in the ordinary course of business. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentences will be imposed upon Spieker, any Spieker Subsidiary, or Spieker TRS. None of Spieker, any Spieker Subsidiary or Spieker TRS is the subject of any audit, examination, or other proceeding in respect of federal income Taxes, and to Spieker’s Knowledge, no audit, examination or other proceeding in respect of federal income Taxes involving any of Spieker, any Spieker Subsidiary, or Spieker TRS is being considered by any Tax authority. To the Knowledge of Spieker, no deficiencies for any Taxes have been proposed, asserted or assessed against Spieker, any Spieker Subsidiary or Spieker TRS, and no requests for waivers of the time to assess any such Taxes are pending. As used in this Agreement, “Taxes” shall include all taxes, charges, fees, levies and other assessments, including, without limitation, income, gross receipts, excise, property, sales, withholding (including, without limitation, dividend withholding and withholding required pursuant to Sections 1445 and 1446 of the Code), social security, occupation, use, service, license, payroll, franchise, transfer and recording taxes, fees and charges, including estimated taxes, imposed by the United States or any taxing authority (domestic or foreign), whether computed on a separate, consolidated, unitary, combined or any other basis, and any interest, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to any such taxes, charges, fees, levies or other assessments.

      (b)  Spieker (i) for all taxable years for which the Internal Revenue Service could assert a tax liability, has been subject to taxation as a real estate investment trust (a “REIT”) within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for all such years, (ii) has operated since December 31, 2000 to the date of this representation, and intends to continue to operate, in such a manner as to qualify as a REIT for the taxable year ending on the earlier of December 31, 2001 or the Closing Date and, if later, for the taxable year of Spieker ending on the Closing Date, and (iii) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT and, to Spieker’s Knowledge, no such challenge is pending or threatened. Each Spieker Subsidiary which is a partnership, joint venture or limited liability company (i) has been since its formation and continues to be treated for federal income tax purposes as a partnership or as an entity that is disregarded for federal income tax purposes and not as a corporation or an association taxable as a corporation and (ii) has not since the later of its formation or the acquisition by Spieker of a direct or indirect interest therein, owned any assets (including, without limitation, securities) that would cause Spieker to violate Section 856(c)(4) of the Code. Spieker Partnership is not a publicly traded partnership within the meaning of Section 7704(b) of the Code that is taxable as a corporation pursuant to Section 7704(a) of the Code. Each Spieker Subsidiary which is a corporation has been since its formation a qualified REIT subsidiary under Section 856(i) of the Code. Neither Spieker nor any Spieker Subsidiary holds any asset (x) the disposition of which would be subject to rules similar to Section 1374 of the Code as a result of an election under IRS Notice 88-19 or Temporary Treas. Reg. §1.337(d)-5T or (y) which is subject to a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder.

      (c)  To Spieker’s knowledge, as of the date hereof, Spieker is a “domestically-controlled” REIT within the meaning of Section 897(h) of the Code.

      2.15  No Payments to Employees, Officers or Directors. Schedule 2.15 to the Spieker Disclosure Letter contains a true and complete list of all arrangements, agreements or plans pursuant to which cash and non-cash payments which will become payable to each employee, officer or director of Spieker, any Spieker Subsidiary or Spieker TRS as a result of the Merger or a termination of service subsequent to the consummation of the Merger. Except as described in Schedule 2.15 to the Spieker Disclosure Letter, or as otherwise provided for in this Agreement, there is no employment or severance contract, or other agreement requiring payments, cancellation of indebtedness or other obligation to be made on a change of control or otherwise as a result of the consummation of any of the transactions contemplated by this Agreement or as a result of a termination of service subsequent to the consummation of any of the transactions contemplated by this Agreement, with respect to any employee, officer or director of Spieker, any Spieker Subsidiary or Spieker TRS. Except as described in Schedule 2.15 of the Spieker Disclosure Letter, there is no agreement or arrangement with any employee, officer or other service provider under which Spieker, any Spieker Subsidiary or any Spieker TRS has agreed to pay any tax that might be owed under Section 4999 of the Code with respect to payments to such individuals.

      2.16  Broker; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Goldman, Sachs & Co. the fees and expenses of which are described in the engagement letter dated February 16, 2001, between Goldman, Sachs & Co. and Spieker, a true, correct and complete copy of which has previously been given to Equity Office, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Spieker or any Spieker Subsidiary.

      2.17  Compliance with Laws. None of Spieker, any Spieker Subsidiary or Spieker TRS has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except in each case to the extent that such violation or failure would not reasonably be expected to have a Spieker Material Adverse Effect.

      2.18  Contracts; Debt Instruments.

      (a)  None of Spieker, any Spieker Subsidiary or Spieker TRS has received a written notice that it is in violation of or in default under (nor to the Knowledge of Spieker does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any material loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, nor to the Knowledge of Spieker does such a violation or default exist, except in each case to the extent that such violation or default, individually or in the aggregate, would not reasonably be expected to have a Spieker Material Adverse Effect.

      (b)  Except for any of the following expressly identified in the Spieker SEC Documents, Schedule 2.18(b) to the Spieker Disclosure Letter sets forth a list of each material loan or credit agreement, note, bond, mortgage, indenture and any other agreement or instrument pursuant to which any Indebtedness (as defined herein) of Spieker, the Spieker Subsidiaries and Spieker TRS, other than Indebtedness payable to Spieker, a Spieker Subsidiary or the Spieker TRS, is outstanding or may be incurred. For purposes of this Section 2.18, “Indebtedness” shall mean (i) indebtedness for borrowed money, whether secured or unsecured, (ii) obligations under conditional sale or other title retention agreements relating to property purchased by such Person, (iii) capitalized lease obligations, (iv) obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof) and (v) guarantees of any such indebtedness of any other Person.

      (c)  To the extent not set forth in response to the requirements of Section 2.18(b), Schedule 2.18(c) to the Spieker Disclosure Letter sets forth each interest rate cap, interest rate collar, interest rate swap, currency hedging transaction, and any other agreement relating to a similar transaction to which Spieker, any Spieker Subsidiary or Spieker TRS is a party or an obligor with respect thereto.

      (d)  Except as set forth in Schedule 2.18(d) of the Spieker Disclosure Letter, none of Spieker, any Spieker Subsidiary or Spieker TRS is a party to any agreement which would restrict any of them from prepaying any of their Indebtedness without penalty or premium at any time or which requires any of them to maintain any amount of Indebtedness with respect to any of the Spieker Properties.

      (e)  None of Spieker, any Spieker Subsidiary or Spieker TRS is a party to any agreement relating to the management of any Spieker Property by any Person other than Spieker, a Spieker Subsidiary or Spieker TRS.

      (f)  None of Spieker, any Spieker Subsidiary or Spieker TRS is a party to any agreement pursuant to which Spieker, any Spieker Subsidiary or Spieker TRS manages or provides services with respect to any real properties other than Spieker Properties, except for the agreements listed in Schedule 2.18(f) to the Spieker Disclosure Letter.

      (g)  Spieker has delivered to Equity Office prior to the date of this Agreement a true and complete capital budget for the year 2001 relating to budgeted capital improvements and development. Schedule 2.18(g) to the Spieker Disclosure Letter lists all material agreements entered into by Spieker, each of the Spieker Subsidiaries and Spieker TRS relating to the development or construction of, or additions or expansions to, any Spieker Real Properties (or any properties with respect to which Spieker has executed as of the date of this Agreement a purchase agreement or other similar agreement) which are currently in effect and under which Spieker or any of the Spieker Subsidiaries or Spieker TRS currently has, or expects to incur, an obligation in excess of $250,000 in the aggregate in the future. True, correct and complete copies of such agreements have previously been delivered or made available to Equity Office.

      (h)  Schedule 2.18(h) to the Spieker Disclosure Letter lists all agreements entered into by Spieker, any Spieker Subsidiary or Spieker TRS providing for the sale of, or option to sell, any Spieker Properties or the purchase of, or option to purchase, by Spieker, any Spieker Subsidiary or Spieker TRS, on the one hand, or the other party thereto, on the other hand, any real estate not yet consummated as of the date hereof.

      (i)  Except as set forth in Schedule 2.18(i) to the Spieker Disclosure Letter, none of Spieker, any Spieker Subsidiary or Spieker TRS has any material continuing contractual liability (A) for indemnification or otherwise under any agreement relating to the sale of real estate previously owned, whether directly or indirectly, by Spieker, any Spieker Subsidiary or Spieker TRS or (B) to pay any additional purchase price for any of the Spieker Properties.

      (j)  Except as set forth in Schedule 2.18(j) to the Spieker Disclosure Letter, none of Spieker, any Spieker Subsidiary or Spieker TRS has entered into or is subject, directly or indirectly, to any “Tax Protection Agreements.” As used herein, a Tax Protection Agreement is an agreement, oral or written, (A) that has as one of its purposes to permit a Person to take the position that such Person could defer federal taxable income that otherwise might have been recognized upon a transfer of property to the Spieker Partnership or any other Spieker Subsidiary that is treated as a partnership for federal income tax purposes, and that (i) prohibits or restricts in any manner the disposition of any assets of Spieker, any Spieker Subsidiary or Spieker TRS, (ii) requires that Spieker, any Spieker Subsidiary or Spieker TRS maintain, put in place, or replace, indebtedness, whether or not secured by one or more of the Spieker Properties, or (iii) requires that Spieker, any Spieker Subsidiary or Spieker TRS offer to any Person at any time the opportunity to guarantee or otherwise assume, directly or indirectly (including, without limitation, through a “deficit restoration obligation,” guarantee (including, without limitation, a “bottom” guarantee), indemnification agreement or other similar arrangement), the risk of loss for federal income tax purposes for indebtedness or other liabilities of Spieker, any Spieker Subsidiary or Spieker TRS, (B) that specifies or relates to a method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of Spieker or a Spieker Subsidiary, or (C) that requires a particular method for allocating one or more liabilities of Spieker or any Spieker Subsidiary under Section 752 of the Code. None of Spieker, any Spieker Subsidiary or Spieker TRS is in violation of or in default under any Tax Protection Agreement.

      2.19  Opinion of Financial Advisor. Spieker has received the written opinion of Goldman, Sachs & Co., Spieker’s financial advisor, to the effect that the proposed consideration to be received by the holders of Spieker Common Stock pursuant to the Merger is fair to such holders from a financial point of view.

      2.20  State Takeover Statutes. Spieker has taken all action necessary to exempt the transactions contemplated by this Agreement between Equity Office and Spieker and its Affiliates from the operation of any “fair price,” “moratorium,” “control share acquisition” or any other anti-takeover statute or similar statute enacted under the laws of the state or federal laws of the United States or similar statute or regulation (a “Takeover Statute”).

      2.21  Stockholder Rights Plan. The Board of Directors of Spieker has resolved to, and Spieker promptly after execution of this Agreement shall, take all action necessary to render the rights (the “Spieker Rights”) issued pursuant to the terms of that certain Stockholder Protection Rights Agreement, dated as of September 10, 1998, between Spieker and The Bank of New York, as rights agent (the “Spieker Rights Agreement”), inapplicable to the Mergers, this Agreement, and the other transactions contemplated hereby.

      2.22  Investment Company Act of 1940. None of Spieker, any Spieker Subsidiary or Spieker TRS is, or at the Effective Time will be, required to be registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

      2.23  Definition of “Knowledge of Spieker”. As used in this Agreement, the phrase “Knowledge of Spieker” (or words of similar import) means the actual knowledge of those individuals identified in Schedule 2.23 to the Spieker Disclosure Letter.

      2.24  Required Stockholder Approvals and Partner Approvals. The affirmative vote of the holders of at least a majority of the Spieker Common Stock and the Spieker Series A Preferred Stock outstanding and entitled to vote and voting together as a single class are the only votes of the holders of any class or series of Spieker capital stock necessary or required under this Agreement or under applicable law to approve the Merger and this Agreement. The approval of Spieker and the affirmative vote of at least a majority of each class of Spieker limited partner interests, voting in accordance with the Spieker Partnership Agreement, and the affirmative vote of the outstanding Spieker Series D Preferred OP Units, as set forth in Schedule 2.24 to the Spieker Disclosure Letter, are the only vote of the holders of any class or series of Spieker Partnership’s partnership interests necessary or required under this Agreement or under applicable law to approve this Agreement, the Merger, the withdrawal of Spieker as general partner and the Partnership Merger (including, without limitation, termination of the Spieker Partnership Agreement).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF EQUITY OFFICE AND

EOP PARTNERSHIP

      Except as specifically set forth in the Equity Office SEC Documents (as defined herein) or in the schedule delivered to Spieker prior to the execution hereof and identified by the President or an Executive Vice President of Equity Office as the disclosure letter to this Agreement (the “Equity Office Disclosure Letter”), Equity Office and EOP Partnership represent and warrant to Spieker and Spieker Partnership as follows:

      3.1  Organization, Standing and Power of Equity Office. Equity Office is a real estate investment trust duly organized, validly existing and in good standing under the laws of Maryland. Equity Office has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted. Equity Office is duly qualified or licensed to do business as a foreign trust and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not reasonably be expected to have an Equity Office Material Adverse Effect (as defined herein). As used in this Agreement, an “Equity Office Material Adverse Effect” means any circumstance, event, occurrence, change or effect that is materially adverse to the business, properties, assets (tangible or intangible), financial condition or results of operations of Equity Office, EOP Partnership and the Subsidiaries of Equity Office (collectively, “Equity Office Subsidiaries”), taken as a whole, except, in each case, as a result of (i) changes in general economic conditions nationally or regionally, (ii) changes affecting the real estate industry generally which do not affect Equity Office or EOP Partnership, as the case may be, materially disproportionately relative to other participants in the real estate industry similarly situated, or (iii) in and of itself and without the occurrence of any other Equity Office Material Adverse Effect, changes in the trading prices of Equity Office Common Shares or any series of Equity Office Preferred Shares. Equity Office has delivered to Spieker complete and correct copies of the Equity Office Declaration of Trust and the Equity Office Bylaws, as amended or supplemented to the date of this Agreement.

      3.2  Equity Office Subsidiaries.

      (a)  Schedule 3.2(a) to the Equity Office Disclosure Letter sets forth (i) each Equity Office Subsidiary and each entity in which Equity Office or EOP Partnership holds non-voting equity securities (but no voting equity securities) (collectively, the “Equity Office Non-controlled Subsidiaries”), (ii) the ownership interest therein of Equity Office, (iii) if not directly or indirectly wholly owned by Equity Office, the identity and ownership interest of each of the other owners of such Equity Office Subsidiary, (iv) each office property and other commercial property owned by such Equity Office Subsidiary, and (v) if not wholly owned by such Equity Office Subsidiary, the identity and ownership interest of each of the other owners of such property.

      (b)  Except as set forth in Schedule 3.2(b) to the Equity Office Disclosure Letter, (i) all the outstanding shares of capital stock owned by Equity Office, an Equity Office Subsidiary or Equity Office TRS of each Equity Office Subsidiary and each Equity Office Non-controlled Subsidiary that is a corporation have been duly authorized, validly issued and are (A) fully paid and nonassessable and not subject to preemptive or similar rights and (B) owned free and clear of all Liens and (ii) all equity interests in each Equity Office Subsidiary that is a partnership, joint venture, limited liability company or trust which are owned by Equity Office, by another Equity Office Subsidiary or by Equity Office and another Equity Office Subsidiary are owned free and clear of all Liens. Each Equity Office Subsidiary that is a corporation is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted, and each Equity Office Subsidiary that is a partnership, limited liability company or trust is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted. Each Equity Office Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not reasonably be expected to have an Equity Office Material Adverse Effect. Complete and correct copies of the Articles of Incorporation, Bylaws, organization documents and partnership, joint venture and operating agreements of each Equity Office Subsidiary, as amended to the date of this Agreement, have been previously delivered or made available to Spieker. No effective amendment has been made to the EOP Partnership Agreement since December 22, 2000 (except to admit substituted limited partners following transfers of Equity Office OP Units).

      3.3  Capital Structure.

      (a)  The authorized shares of beneficial interest of Equity Office consist of 750,000,000 Equity Office Common Shares, 307,728,060 of which were issued and outstanding as of January 31, 2001, and 100,000,000 preferred shares of beneficial interest, 8,000,000 of which are designated as 8.98% Series A Cumulative Redeemable Preferred Shares (“Equity Office Series A Preferred Shares”), 7,000,000 of which are designated as 5.25% Series B Convertible, Cumulative Preferred Shares (“Equity Office Series B Preferred Shares”) and 4,600,000 of which are designated as 8?% Series C Cumulative Redeemable Preferred Shares (“Equity Office Series C Preferred Shares,” and, together with the Equity Office Series A Preferred Shares and the Equity Office Series B Preferred Shares, the “Equity Office Existing Preferred Shares”). As of January 31, 2001, 7,994,000 Equity Office Series A Preferred Shares were issued and outstanding, 6,000,000 Equity Office Series B Preferred Shares were issued and outstanding and 4,562,900 Equity Office Series C Preferred Shares were issued and outstanding.

      (b)  Set forth in Schedule 3.3(b) to the Equity Office Disclosure Letter is a true and complete list of the following: (i) each qualified or nonqualified option to purchase Equity Office’s shares of beneficial interest granted under the Employee Share Option and Restricted Share Plan or any other formal or informal arrangement (collectively, the “Equity Office Options”); and (ii) except for the Equity Office Series B Preferred Shares and the Senior Exchangeable Notes due November 15, 2008 of EOP Partnership (the “Equity Office Exchangeable Notes”), all other warrants or other rights to acquire Equity Office’s shares of beneficial interest, all share appreciation rights, phantom shares, dividend equivalents, performance units and performance shares which are outstanding on the date of this Agreement. Schedule 3.3(b) to the Equity Office Disclosure Letter sets forth the Equity Office Options granted to Equity Office’s Chief Executive Officer and four other most highly compensated officers, the date of each grant, the status of each Equity Office Option as qualified or nonqualified under Section 422 of the Code, the number of Equity Office Common Shares subject to each Equity Office Option, the number and type of Equity Office’s Common Shares subject to Equity Office Options that are currently exercisable, the exercise price per share, and the number and type of such shares subject to share appreciation rights. On the date of this Agreement, except as set forth in this Section 3.3 or excepted therefrom or as set forth in Schedule 3.3(b) or 3.3(d) to the Equity Office Disclosure Letter, no shares of beneficial interest of Equity Office were outstanding or reserved for issuance (except for Equity Office Common Shares reserved for issuance upon redemption of Equity Office OP Units and upon exchange of the Equity Office Exchangeable Notes).

      (c)  All outstanding shares of beneficial interest of Equity Office are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive or similar rights under law or the Equity Office Declaration of Trust or Equity Office Bylaws, or any contract or instrument to which Equity Office is a party or by which it is bound. Except for the Equity Office Exchangeable Notes, there are no bonds, debentures, notes or other indebtedness of Equity Office having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Equity Office may vote.

      (d)  Except (i) as set forth in this Section 3.3 or in Schedule 3.3(b) or 3.3(d) to the Equity Office Disclosure Letter, (ii) Equity Office Common Shares issuable, and reserved for issuance, upon conversion of the Equity Office Series B Preferred Shares, (iii) 9,558,824 Equity Office Common Shares issuable, and reserved for issuance, upon exchange of the Equity Office Exchangeable Notes and (iv) Equity Office OP Units, which may be redeemed for Equity Office Common Shares, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Equity Office or any Equity Office Subsidiary is a party or by which such entity is bound, obligating Equity Office or any Equity Office Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of beneficial interest, voting securities or other ownership interests of Equity Office or any Equity Office Subsidiary or obligating Equity Office or any Equity Office Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (other than to Equity Office or an Equity Office Subsidiary).

      (e)  As of January 31, 2001, 349,245,178 Equity Office OP Units, 7,994,000 8.98% Series A Cumulative Redeemable Preferred Units (“Equity Office Series A Preferred OP Units”), 6,000,000 5.25% Series B Convertible, Cumulative Preferred Units (“Equity Office Series B Preferred OP Units”) and 4,562,900 8 5/8% Series C Cumulative Redeemable Preferred Units (“Equity Office Series C Preferred OP Units,” and, together with the Equity Office Series A Preferred OP Units and the Equity Office Series B Preferred OP Units, the “Equity Office Existing Preferred OP Units”) are validly issued and outstanding, fully paid and nonassessable and not subject to preemptive or similar rights under law or the EOP Partnership Agreement, or any contract or instrument to which Equity Office or EOP Partnership is a party or by which either is bound, of which 307,728,060 Equity Office OP Units and all of the Equity Office Existing Preferred OP Units are owned by Equity Office and Equity Office Subsidiaries. Schedule 3.3(e) to the Equity Office Disclosure Letter sets forth the name of each holder of Equity Office OP Units and the number of Equity Office OP Units owned by each such holder as of January 31, 2001. Except as set forth in the EOP Partnership Agreement or as contemplated by this Agreement, the Equity Office OP Units and Equity Office Existing Preferred OP Units are not subject to any restrictions imposed by EOP Partnership on the transfer, assignment, pledge, distribution, encumbrance or other disposition thereof (either voluntarily or involuntarily and with or without consideration) or on the exercise of the voting rights thereof provided in the EOP Partnership Agreement. Except as set forth in this Section 3.3 or in

Schedule 3.3(d) to the Equity Office Disclosure Letter, EOP Partnership has not issued or granted and is not a party to any outstanding commitments of any kind relating to, or any presently effective agreements or understandings with respect to, interests in EOP Partnership, whether issued or unissued, or securities convertible or exchangeable into interests in EOP Partnership.

      (f)  All dividends on Equity Office Common Shares and Equity Office Existing Preferred Shares and all distributions on Equity Office OP Units and Equity Office Existing Preferred OP Units, which have been declared prior to the date of this Agreement have been paid in full, except that (i) the dividends payable on Equity Office Common Shares (along with the corresponding distributions payable on Equity Office OP Units) which were declared on February 13, 2001 and are payable on April 16, 2001 have not yet been paid, (ii) the dividends payable on Equity Office Series A Preferred Shares (along with the corresponding distributions payable on Equity Office Series A Preferred OP Units) which were declared on November 1, 2000 and are payable on March 15, 2001 have not yet been paid, and (iii) the dividends payable on Equity Office Series C Preferred Shares (along with the corresponding distributions payable on Equity Office Series C Preferred OP Units) which were declared on November 1, 2000 and are payable on March 15, 2001 have not yet been paid.

      (g)  The Equity Office Common Shares and the Equity Office Preferred Shares to be issued by Equity Office, and the Equity Office OP Units to be issued by the EOP Partnership, pursuant to this Agreement have been duly authorized for issuance, and upon issuance will be duly and validly issued, fully paid and nonassessable. The Equity Office Preferred OP Units to be issued by EOP Partnership pursuant to this Agreement will be different series of the same class of limited partnership interests as the Equity Office Existing Preferred OP Units and will represent units of Limited Partnership Interest (as defined in the EOP Partnership Agreement) in EOP Partnership.

      3.4  Other Interests. Except for interests in the Equity Office Subsidiaries, Equity Office Non-Controlled Subsidiaries and certain other entities as set forth in Schedule 3.2(a), 3.2(b) or 3.4 to the Equity Office Disclosure Letter (the “Equity Office Other Interests”), neither Equity Office nor any of its Subsidiaries owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity (other than investments in short-term investment securities). With respect to the Equity Office Other Interests, Equity Office, EOP Partnership, an Equity Office Subsidiary or an Equity Office Non-Controlled Subsidiary is a partner or shareholder in good standing, and owns such interests free and clear of all Liens. Neither Equity Office nor any of the Equity Office Subsidiaries is in material breach of any agreement, document or contract which is of a material nature governing its rights in or to the Equity Office Other Interests, all of which agreements, documents and contracts are (a) listed in Schedule 3.4 to the Equity Office Disclosure Letter (or disclosed in the Equity Office SEC Documents (as defined herein)), (b) unmodified except as described therein and (c) to the Knowledge of Equity Office (as defined herein), in full force and effect. To the Knowledge of Equity Office and except as set forth in Schedule 3.4 to the Equity Office Disclosure Letter, the other parties to any such agreement, document or contract which is of a material nature are not in breach of any of their respective obligations under such agreements, documents or contracts.

      3.5  Authority; Noncontravention; Consents.

      (a)  Equity Office has the requisite power and authority to enter into this Agreement and, subject to the requisite shareholder approval of the Merger and the Proposed Equity Office Charter Amendments (as defined herein) (the “Equity Office Shareholder Approvals” and, together with the Spieker Stockholder Approvals, the “Shareholder Approvals”), to consummate the transactions contemplated by this Agreement to which Equity Office is a party. The execution and delivery of this Agreement by Equity Office and the consummation by Equity Office of the transactions contemplated by this Agreement to which Equity Office is a party have been duly authorized by all necessary action on the part of Equity Office, except for and subject to the Equity Office Shareholder Approvals and the requisite approval, if any is required, of the partners of EOP Partnership. This Agreement has been duly executed and delivered by Equity Office and constitutes a valid and binding obligation of Equity Office, enforceable against Equity Office in accordance with and subject to its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

      (b)  EOP Partnership has the requisite partnership power and, subject to the requisite partner approval of the Partnership Merger (if any), authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement to which EOP Partnership is a party. The execution and delivery of this Agreement by EOP Partnership and the consummation by EOP Partnership of the transactions contemplated by this Agreement to which EOP Partnership is a party have been duly authorized by all necessary action on the part of EOP Partnership, except for and subject to the Equity Office Partner Approvals. This Agreement has been duly executed and delivered by EOP Partnership and constitutes a valid and binding obligation of EOP Partnership, enforceable against EOP Partnership in accordance with and subject to its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

      (c)  Except as set forth in Schedule 3.5(c)(1) to the Equity Office Disclosure Letter and subject to receipt of the Equity Office Shareholder Approvals and the Equity Office Partner Approvals, the execution and delivery of this Agreement by Equity Office and EOP Partnership do not, and the consummation of the transactions contemplated by this Agreement to which Equity Office or EOP Partnership is a party and compliance by Equity Office or EOP Partnership with the provisions of this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Equity Office or any Equity Office Subsidiary under, (i) the Equity Office Declaration of Trust or the Equity Office Bylaws or the comparable charter or organizational documents or partnership, operating or similar agreement (as the case may be) of any other Equity Office Subsidiary, each as amended or supplemented to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license applicable to Equity Office or any Equity Office Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Laws applicable to Equity Office or any Equity Office Subsidiary or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, loss or Liens that individually or in the aggregate would not reasonably be expected to (x) have an Equity Office Material Adverse Effect or (y) prevent or materially impair the ability of Equity Office to perform any of its obligations hereunder or prevent or materially threaten or impede the consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Equity Office or any Equity Office Subsidiary in connection with the execution and delivery of this Agreement by Equity Office and EOP Partnership or the consummation by Equity Office or any Equity Office Subsidiary of any of the transactions contemplated by this Agreement, except for (i) the filing with the SEC of (x) the Form S-4 (as defined herein) and (y) such reports and filings under the Securities Act and under Sections 13(a) and 13(d) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing and acceptance for record of the Articles of Merger by the Department, (iii) the filing of the Delaware Certificate of Merger with the Office of the Secretary of State of the State of Delaware, (iv) the filing of the California Certificate of Merger with the Secretary of State of the State of California, (v) such filings as may be required in connection with the payment of any transfer and gains taxes and (vi) such other consents, approvals, orders, authorizations, registrations, declarations and filings (A) as are set forth in Schedule 3.5(c)(2) to the Equity Office Disclosure Letter or (B) as may be required under (w) the HSR Act, (x) federal, state or local environmental laws or (y) the “blue sky” laws of various states, to the extent applicable, or (C) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or otherwise prevent Equity Office from performing its obligations under this Agreement in any material respect or reasonably be expected to have, individually or in the aggregate, an Equity Office Material Adverse Effect.

      3.6  SEC Documents; Financial Statements; Undisclosed Liabilities. Equity Office and EOP Partnership have filed all reports, schedules, forms, statements and other documents required to be filed with the SEC since December 31, 1997 through the date hereof (the “Equity Office SEC Documents”). All of the Equity Office SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such Equity Office SEC Documents. None of the Equity Office

SEC Documents at the time of filing contained, nor will any report, schedule, form, statement or other document filed by Equity Office or EOP Partnership after the date hereof and prior to the Effective Time contain, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Equity Office and the Equity Office Subsidiaries included in the Equity Office SEC Documents complied, or will comply, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been or will be prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, or will fairly present, in all material respects in accordance with the applicable requirements of GAAP and the applicable rules and regulations of the SEC, the consolidated financial position of Equity Office and the Equity Office Subsidiaries, taken as a whole, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (except, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act). Except for liabilities and obligations set forth in the Equity Office SEC Documents or in Schedule 3.6 to the Equity Office Disclosure Letter, neither Equity Office nor any Equity Office Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Equity Office or in the notes thereto and which, individually or in the aggregate, would reasonably be expected to have an Equity Office Material Adverse Effect.

      3.7  Absence of Certain Changes or Events. Except as disclosed in the Equity Office SEC Documents or in Schedule 3.7 to the Equity Office Disclosure Letter, since December 31, 1999 (the “Equity Office Financial Statement Date”), Equity Office and the Equity Office Subsidiaries have conducted their business only in the ordinary course (taking into account prior practices, including the acquisition of properties and issuance of securities) and there has not been (a) any circumstance, event, occurrence, change or effect that has had an Equity Office Material Adverse Effect, nor has there been any circumstance, event, occurrence, change or effect that with the passage of time would reasonably be expected to result in an Equity Office Material Adverse Effect, (b) except for regular quarterly distributions not in excess of $0.45 per Equity Office Common Share or Equity Office OP Unit or the stated distribution rate for each Equity Office Existing Preferred Share or Equity Office Existing Preferred OP Unit, subject to changes pursuant to Section 5.10 and to any Corresponding Equity Office Dividends and Distributions paid pursuant to Section 1.13(d)(ii) and to rounding adjustments as necessary and with customary record and payment dates, any authorization, declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property) with respect to Equity Office Common Shares, Equity Office OP Units, Equity Office Existing Preferred Shares or Equity Office Existing Preferred OP Units, (c) any split, combination or reclassification of any of Equity Office’s shares of beneficial interest, (d) any damage, destruction or loss, whether or not covered by insurance, that has had or would reasonably be expected to have an Equity Office Material Adverse Effect or (e) any change made prior to the date of this Agreement in accounting methods, principles or practices by Equity Office or any Equity Office Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been disclosed in the Equity Office SEC Documents or required by a change in GAAP.

      3.8  Litigation. Except as disclosed in the Equity Office SEC Documents or in Schedule 3.8 to the Equity Office Disclosure Letter, and other than personal injury and other routine tort litigation arising from the ordinary course of operations of Equity Office and the Equity Office Subsidiaries (a) which are covered by insurance, subject to a reasonable deductible or retention limit or (b) for which all material costs and liabilities arising therefrom are reimbursable pursuant to common area maintenance or similar agreements, there is no suit, action or proceeding pending (in which service of process has been received by an employee of Equity Office or an Equity Office Subsidiary) or, to the Knowledge of Equity Office (as defined herein), threatened in writing against or affecting Equity Office or any Equity Office Subsidiary that, individually or in the aggregate, would reasonably be expected to (i) have an Equity Office Material Adverse Effect or (ii) prevent or materially impair the ability of Equity Office to perform any of its obligations hereunder or prevent or materially threaten or impair the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Equity Office or any Equity

Office Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

      3.9  Properties.

      (a)  Except as set forth in Schedule 3.9(a) to the Equity Office Disclosure Letter, Equity Office or one of the Equity Office Subsidiaries owns fee simple title to each of the real properties listed in the Equity Office SEC Filings as owned by it (the “Equity Office Properties”), except where the failure to own such title would not have an Equity Office Material Adverse Effect.

      (b)  The Equity Office Properties are not subject to any Encumbrances or Property Restrictions which reasonably could be expected to cause an Equity Office Material Adverse Effect.

      (c)  Valid policies of title insurance (or fully paid and enforceable commitments therefor) have been issued insuring Equity Office’s or the applicable Equity Office Subsidiary’s fee simple title or leasehold estate, as the case may be, to the Equity Office Properties in amounts which are, except in the case of San Felipe Plaza, approximately equal to the purchase price thereof paid by Equity Office or the applicable Equity Office Subsidiaries therefor, except where the failure to obtain such title insurance would not reasonably be expected to have an Equity Office Material Adverse Effect.

      (d)  Equity Office has no Knowledge (i) that it has failed to obtain a certificate, permit or license from any governmental authority having jurisdiction over any of the Equity Office Properties where such failure would reasonably be expected to have an Equity Office Material Adverse Effect or of any pending threat of modification or cancellation of any of the same which would reasonably be expected to have an Equity Office Material Adverse Effect, (ii) of any written notice of any violation of any federal, state or municipal law, ordinance, order, rule, regulation or requirement affecting any of the Equity Office Properties issued by any governmental authorities which would reasonably be expected to have an Equity Office Material Adverse Effect or (iii) of any structural defects relating to Equity Office Properties, Equity Office Properties whose building systems are not in working order, physical damage to any Equity Office Property for which there is not insurance in effect covering the cost of the restoration and the lost revenue (subject to a reasonable deduction or retention limit), except such structural defects, building systems not in working order and physical damage, which, in the aggregate, would not reasonably be expected to have an Equity Office Material Adverse Effect.

      (e)  Except as set forth in Schedule 3.9(e) to the Equity Office Disclosure Letter, neither Equity Office nor any of the Equity Office Subsidiaries has received any written or published notice to the effect that (i) any condemnation or involuntary rezoning proceedings are pending or threatened with respect to any of the Equity Office Properties or (ii) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Equity Office Properties or by the continued maintenance, operation or use of the parking areas, other than such notices which, in the aggregate, would not reasonably be expected to have an Equity Office Material Adverse Effect.

      (f)  Except as set forth in Schedule 3.9(f) to the Equity Office Disclosure Letter, (i) all work to be performed, payments to be made and actions to be taken by Equity Office or the Equity Office Subsidiaries prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or similar action relating to any Equity Office Properties (e.g., Local Improvement District, Road Improvement District, Environmental Mitigation), have been performed, paid or taken, as the case may be, and (ii) Equity Office has no Knowledge of any planned or proposed work, payments or actions that may be required after the date hereof pursuant to such agreements, in each of cases (i) and (ii) except where the failure to do so would, in the aggregate, not reasonably be expected to have an Equity Office Material Adverse Effect.

      (g)  The rent roll previously provided by Equity Office to Spieker (the “Equity Office Rent Roll”) lists each Equity Office Space Lease (as defined herein) in effect as of the respective dates indicated in the Equity Office Rent Roll and, except for omissions or discrepancies that, either individually or in the aggregate, would not reasonably be expected to have an Equity Office Material Adverse Effect, all information set forth in the Equity Office Rent Roll is true, correct, and complete as of the date thereof. “Equity Office Space Lease” means each lease or other right of occupancy affecting or relating to a property in which EOP Partnership (or an entity in which it directly or indirectly has an interest) is the landlord, either pursuant to the terms of the lease agreement or as successor to any prior landlord, but excluding any ground lease. Equity Office has made available to Spieker true, correct and complete copies of all Equity Office Space Leases, including all amendments, modifications, supplements, renewals, extensions and guarantees related thereto, as of the date hereof. Except as set forth in a delinquency report made available to Spieker, neither Equity Office nor any Equity Office Subsidiary, on the one hand, nor, to the Knowledge of Equity Office or EOP Partnership, any other party, on the other hand, is in monetary default under any Equity Office Space Lease, except for such defaults that would not reasonably be expected to have an Equity Office Material Adverse Effect.

      (h)  Schedule 3.9(h) contains a true and complete list, by type of insurance, carrier, coverages (including limits) and term, of all material policies of casualty, liability and other types of insurance (except title insurance) carried by Equity Office or any Equity Office Subsidiary. All such policies are in full force and effect and neither Equity Office nor any Equity Office Subsidiary has received from any insurance company notice of any material defects or deficiencies affecting the insurability of Equity Office or any Equity Office Subsidiary or any of their respective assets thereunder.

      3.10  Environmental Matters.

      Except as disclosed in the Equity Office SEC Documents,

      (i)  none of Equity Office, any of the Equity Office Subsidiaries or, to Equity Office’s Knowledge, any other Person has caused or permitted the presence of any Hazardous Materials at, on or under any of the Equity Office Properties, such that the presence of such Hazardous Materials (including the presence of asbestos in any buildings or improvements at the Equity Office Properties) would, individually or in the aggregate, reasonably be expected to have an Equity Office Material Adverse Effect;

      (ii)  except in accordance with the Environmental Permits, there have been no Releases of Hazardous Materials at, on, under or from (A) the Equity Office Properties, or (B) any real property formerly owned, operated or leased by Equity Office or the Equity Office Subsidiaries during the period of such ownership, operation or tenancy, which would, individually or in the aggregate, reasonably be expected to have an Equity Office Material Adverse Effect;

      (iii)  (y) Equity Office and the Equity Office Subsidiaries have not failed to comply in any material respect with all Environmental Laws, and (z) neither Equity Office nor any of the Equity Office Subsidiaries has any liability under the Environmental Laws, except in each of cases (y) and (z) to the extent such failure to comply or any such liability, individually or in the aggregate, would not reasonably be expected to have an Equity Office Material Adverse Effect; and

      (iv)  Equity Office and the Equity Office Subsidiaries have been duly issued, and currently have and will maintain through the Closing Date, all Environmental Permits except where the failure to obtain and maintain such Environmental Permits would not, individually or in the aggregate, reasonably be expected to have an Equity Office Material Adverse Effect. Equity Office and the Equity Office Subsidiaries have timely filed applications for all Environmental Permits.

      3.11  Taxes.

      (a)  Each of Equity Office and the Equity Office Subsidiaries (i) has filed all Tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so), and all such returns and reports are accurate and complete in all material respects, (ii) has paid (or Equity Office has paid on its behalf) all Taxes shown on such returns and reports as required to be paid by it and (iii) has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3121, and 3402 of the Code or similar provisions under any foreign laws) and has, within the time period prescribed by law, withheld and paid over to the proper governmental entities all amounts required to be so withheld and paid over under applicable laws and regulations, except, with respect to all of the foregoing, where the failure to file such tax returns or reports or failure to pay such Taxes or failure to comply with such requirements would not reasonably be expected to have an Equity Office Material Adverse Effect. The most recent audited financial statements contained in the Equity Office SEC Documents reflect an adequate reserve for all material Taxes payable by Equity Office and the Equity Office Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Since the Equity Office Financial Statement Date, Equity Office has incurred no liability for Taxes under Sections 857(b), 860(c) or 4981 of the Code, including without limitation any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code, and neither Equity Office nor any Equity Office Subsidiary has incurred any material liability for Taxes other than in the ordinary course of business. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon Equity Office or any Equity Office Subsidiary. Neither Equity Office nor any Equity Office Subsidiary is the subject of any audit, examination, or other proceeding in respect of federal income Taxes, and to Equity Office’s Knowledge, no audit, examination or other proceeding in respect of federal income Taxes involving any of Equity Office or any Equity Office Subsidiary is being considered by any Tax authority. To the Knowledge of Equity Office, no deficiencies for any Taxes have been proposed, asserted or assessed against Equity Office or any of the Equity Office Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending.

      (b)  Equity Office (i) for all taxable years commencing with 1997, which was the first year of its operations, through December 31, 2000, has been subject to taxation as a REIT within the meaning of Section 856 of the Code and has qualified as a REIT for all such years, (ii) has operated since December 31, 2000 to the date of this representation, and intends to continue to operate, in such a manner as to qualify as a REIT for the taxable year that includes the Closing Date and (iii) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT and, to Equity Office’s Knowledge, no such challenge is pending or threatened. Each Equity Office Subsidiary which is a partnership, joint venture or limited liability company either (A)(i) has been treated since its formation and continues to be treated for federal income tax purposes either as a partnership or as an entity that is disregarded for federal income tax purposes and not as a corporation or as an association taxable as a corporation and (ii) has not since the later of its formation or the acquisition by Equity Office of a direct or indirect interest therein, owned any assets (including, without limitation, securities) that would cause Equity Office to violate Section 856(c)(4) of the Code or (B)(i) met the conditions set forth in clause (A)(i) and (A)(ii) as of December 31, 2000 and (ii) as of March 31, 2001, will be treated for federal income tax purposes as a corporation and will qualify as a taxable REIT Subsidiary under Section 856(l) of the Code. EOP Partnership is not a publicly traded partnership within the meaning of Section 7704(b) of the Code that is taxable as a corporation pursuant to Section 7704(a) of the Code. Each Equity Office Subsidiary which is a corporation (1) has been since its formation a qualified REIT subsidiary under Section 856(i) of the Code or (2) as of March 31, 2001 will qualify as a taxable REIT subsidiary under Section 856(1) of the Code. Except as set forth in Schedule 3.11 to the Equity Office Disclosure Letter, neither Equity Office nor any Equity Office Subsidiary holds any asset (x) the disposition of which would be subject to rules similar to Section 1374 of the Code as a result of an election under IRS Notice 88-19 or Temporary Treas. Reg. §1.337(d)-5T or (y) which is subject to a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder.

      (c)  To Equity Office’s knowledge, as of the date hereof, Equity Office is a “domestically-controlled REIT” within the meaning of Section 897(h)(4)(B) of the Code.

      3.12  Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Morgan Stanley & Co. Incorporated, the fees and expenses of which will be paid by Equity Office and are described in the engagement letter dated February 16, 2001, between Morgan Stanley & Co. Incorporated and Equity Office, a true, correct and complete copy of which has previously been given to Spieker, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Equity Office or any Equity Office Subsidiary.

      3.13  Compliance with Laws. Neither Equity Office nor any of the Equity Office Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except in each case to the extent that such violation or failure would not reasonably be expected to have an Equity Office Material Adverse Effect.

      3.14  Contracts; Debt Instruments. Neither Equity Office nor any Equity Office Subsidiary has received a written notice that Equity Office or any Equity Office Subsidiary is in violation of or in default under (nor to the Knowledge of Equity Office does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any material loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, nor to the Knowledge of Equity Office does such a violation or default exist, except to the extent such violation or default, individually or in the aggregate, would not reasonably be expected to have an Equity Office Material Adverse Effect, except as set forth in the Equity Office SEC Documents or in Schedule 3.14 to the Equity Office Disclosure Letter.

      3.15  Opinion of Financial Advisor. Equity Office has received the opinion of Morgan Stanley & Co. Incorporated, Equity Office’s financial advisor, to the effect that the consideration to be paid by Equity Office in connection with the Merger is fair, from a financial point of view, to Equity Office.

      3.16  State Takeover Statutes. Equity Office has taken all action necessary to exempt the transactions contemplated by this Agreement between Equity Office and Spieker and its Affiliates from the operation of Takeover Statutes.

      3.17  Investment Company Act of 1940. Neither Equity Office nor any of the Equity Office Subsidiaries is, or at the Effective Time will be, required to be registered under the 1940 Act.

      3.18  Definition of “Knowledge of Equity Office”. As used in this Agreement, the phrase “Knowledge of Equity Office” (or words of similar import) means the actual knowledge of those individuals identified in Schedule 3.18 to the Equity Office Disclosure Letter.

      3.19  Required Shareholder Approvals and Partner Approvals. The affirmative vote of the holders of not less than a majority of all votes entitled to be cast by holders of Equity Office Common Shares, and the affirmative vote of the partners of EOP Partnership holding at least a majority of the outstanding Partnership Units (as defined in the EOP Partnership Agreement) (including Partnership Units held by Equity Office), are the only votes of the holders of any class or series of Equity Office capital shares or EOP Partnership limited partners necessary or required under this Agreement or under applicable law to approve the Merger, this Agreement and the Proposed Equity Office Charter Amendments. The approval of the Partnership Merger by Equity Office is the only vote necessary or required under this Agreement or under applicable law to approve the Partnership Merger under the EOP Partnership Agreement.

ARTICLE 4

COVENANTS

      4.1  Conduct of Spieker’s and Spieker Partnership’s Business Pending Merger. During the period from the date of this Agreement to the Effective Times, except as consented to in writing by Equity Office or as contemplated in this Agreement, Spieker and Spieker Partnership shall, and shall cause (or, in the case of Spieker Subsidiaries and Spieker TRS that Spieker or Spieker Partnership do not control, shall use commercially reasonable efforts to cause) each of the Spieker Subsidiaries and Spieker TRS to:

(a) conduct its business only in the usual, regular and ordinary course and in substantially the same manner as heretofore conducted, except for such changes as are expressly required by this Agreement;

(b) use commercially reasonable efforts to preserve intact its business organizations and goodwill and, provided it does not require additional compensation, keep available the services of its officers and employees;

(c) confer on a regular basis with one or more representatives of Equity Office to report operational matters of materiality and, subject to Section 4.3, any proposals to engage in material transactions;

(d) promptly notify Equity Office of the occurrence or existence of any circumstance, event, occurrence, change or effect that has had or would reasonably be expected to have a Spieker Material Adverse Effect;

(e) promptly deliver to Equity Office true and correct copies of any report, statement, schedule or other document filed with the SEC subsequent to the date of this Agreement;

(f) maintain its books and records in accordance with GAAP consistently applied and not change in any material manner any of its methods, principles or practices of accounting in effect at the Spieker Financial Statement Date, except as may be required by the SEC, applicable law or GAAP;

(g) duly and timely file all reports, tax returns and other documents required to be filed with federal, state, local and other authorities, subject to extensions permitted by law, provided Spieker notifies Equity Office that it is availing itself of such extensions and provided such extensions do not adversely affect Spieker’s status as a qualified REIT under the Code;

(h) maintain in full force and effect insurance coverage substantially similar to insurance coverage maintained on the date hereof;

(i) not make or rescind any express or deemed election relative to Taxes (unless such election or rescission is required by law or necessary (1) to preserve Spieker’s status as a REIT, or (2) to qualify or preserve the status of any Spieker Subsidiary as a partnership for federal income tax purposes, as a qualified REIT subsidiary under Section 856(i) of the Code, or as a taxable REIT subsidiary under Section 856(l) of the Code, as the case may be (in which event Spieker or the applicable Spieker Subsidiary shall not fail to make such election in a timely manner);

(j) not (A) acquire, enter into any option to acquire, or exercise an option or other right or election or enter into any other commitment or contractual obligation (each, a “Commitment”) for the acquisition of any real property or, except as permitted in a property capital budget approved in writing by Equity Office, other transaction (other than Commitments referred to in Schedule 4.1(j) to the Spieker Disclosure Letter) involving in excess of $100,000, encumber assets or commence construction of, or enter into any Commitment to develop or construct other real estate projects, except in the ordinary course of its office property business, including leasing activities pursuant to Equity Office-approved guidelines identified as the guidelines by Equity Office and Spieker as of the date hereof (the “Lease Guidelines”), (B) incur or enter into any Commitment to incur additional indebtedness (secured or unsecured) except for working capital under its revolving line(s) of credit and Commitments for indebtedness for the purposes and not in excess of the amounts described on Schedule 4.1(j) to the Spieker Disclosure Letter or (C) modify, amend or terminate, or enter into any Commitment to modify, amend or terminate, any indebtedness (secured or unsecured) in existence as of the date hereof;

(k) not amend the Spieker Articles or the Spieker Bylaws, or the articles or certificate of incorporation, bylaws, code of regulations, partnership agreement, operating agreement or joint venture agreement or comparable charter or organization document of any Spieker Subsidiary or Spieker TRS;

(l) not classify or re-classify any unissued shares of capital stock; make no change in the number of shares of capital stock, membership interests or units of limited partnership interest issued and outstanding, other than pursuant to (i) the exercise of options disclosed in Schedule 2.3 to the Spieker Disclosure Letter, (ii) the conversion of the Spieker Class A Preferred Shares if required by their terms, (iii) the redemption of Spieker OP Units under the Spieker Partnership Agreement solely for shares of Spieker Common Stock unless, and only to the extent that, such redemption solely for shares of Spieker Common Stock would reasonably be expected to cause Spieker not to qualify as a REIT for federal income tax purposes, or (v) the conversion of Spieker Series D OP Units under the Spieker Partnership Agreement solely into Spieker Series D Preferred Shares;

(m) grant no options or other right or commitment relating to its shares of capital stock, membership interests or units of limited partnership interest or any security convertible into its shares of capital stock, membership interests or units of limited partnership interest, or any security the value of which is measured by shares of beneficial interest, or any security subordinated to the claim of its general creditors and not amend or waive any rights under any of the Spieker Stock Options or Spieker Stock Rights;

(n) except as provided in Section 5.10 and in connection with the use of Spieker Common Stock to pay the exercise price or tax withholding in connection with equity-based employee benefit plans by the participants therein, not (i) authorize, declare, set aside or pay any dividend or make any other distribution or payment with respect to any Spieker Common Stock, Spieker Preferred Stock, Spieker OP Unit or Spieker Preferred OP Unit or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock, membership interests or units of partnership interest or any option, warrant or right to acquire, or security convertible into, shares of capital stock, membership interests or units of partnership interest of Spieker or any Spieker Subsidiary, except for (A) deemed transfers of Spieker excess shares required under Article Ninth of the Spieker Articles in order to preserve the status of Spieker as a REIT under the Code, (B) redemptions of Spieker OP Units, whether or not outstanding on the date of this Agreement, under the Spieker Partnership Agreement in which solely Spieker Common Stock is utilized, and (C) redemption of the Spieker Series A Preferred Stock, which Spieker shall call for redemption and (except to the extent converted into Spieker Common Stock pursuant to the terms thereof) redeem promptly after the date hereof;

(o) not sell, lease, mortgage, subject to Lien (or, in the case of an involuntary Lien, fail to have such Lien removed within 30 days of the creation thereof) or otherwise dispose of any of the Spieker Properties, except in connection with a transaction that is permitted by Section 4.1(j), that is made in the ordinary course of business and is the subject of a binding contract in existence on the date of this Agreement and disclosed in Schedule 2.18 to the Spieker Disclosure Letter or in connection with a transaction that is permitted by the Lease Guidelines;

(p) not sell, lease, mortgage, subject to Lien or otherwise dispose of any of its personal property or intangible property, except in the ordinary course of business and is not material, individually or in the aggregate;

(q) not make any loans, advances or capital contributions to, or investments in, any other Person, other than loans, advances and capital contributions to Spieker Subsidiaries or Spieker TRS in existence on the date hereof and ordinary course expense advances to employees and except in connection with a transaction permitted by Section 4.1(j), and not enter into any new, or amend or supplement any existing, contract, lease or other agreement with Spieker TRS;

(r) not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) furnished to Equity Office or incurred in the ordinary course of business consistent with past practice;

(s) not guarantee the indebtedness of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

(t) not enter into any Commitment with any officer, director or Affiliate of Spieker or any of the Spieker Subsidiaries or Spieker TRS or any material Commitment with any consultant;

(u) not increase any compensation or enter into or amend any employment, severance or other arrangement with any of its officers, directors or employees earning more than $50,000 per annum, other than as required by any contract or Plan or in accordance with waivers by employees of benefits under such agreements or in accordance with Section 5.8(f);

(v) not adopt any new employee benefit plan or amend any existing plans or rights;

(w) not settle any stockholder derivative or class action claims arising out of or in connection with any of the transactions contemplated by this Agreement;

(x) not change the ownership of any of its Subsidiaries or Spieker TRS, except changes which arise as a result of the acquisition of Spieker OP Units in exchange for Spieker Common Stock pursuant to exercise of the Spieker OP Unit redemption right under Section 8.6 of the Spieker Partnership Agreement;

(y) not accept a promissory note in payment of the exercise price payable under any option to purchase shares of Spieker Common Stock;

(z) not enter into any Tax Protection Agreement;

(aa) not settle or compromise any material federal, state, local or foreign tax liability; and

(bb) not authorize, recommend, propose or announce an intention to do any of the foregoing prohibited actions, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing prohibited actions.

      4.2  Conduct of Equity Office’s and EOP Partnership’s Business Pending Merger. During the period from the date of this Agreement to the Effective Times, except as consented to in writing by Spieker or as expressly contemplated in this Agreement, Equity Office and EOP Partnership shall, and shall cause (or, in the case of Spieker Subsidiaries that Spieker or Spieker Partnership do not control, shall use commercially reasonable efforts to cause) each of the Equity Office Subsidiaries to:

(a) use commercially reasonable efforts to preserve intact its business organizations and goodwill and keep available the services of its officers and employees;

(b) confer on a regular basis with one or more representatives of Spieker to report operational matters of materiality which would reasonably be expected to have an Equity Office Material Adverse Effect;

(c) promptly notify Spieker of the occurrence or existence of any circumstance, event, occurrence, change or effect that has had or would reasonably be expected to have an Equity Office Material Adverse Effect;

      (d)  promptly deliver to Spieker true and correct copies of any report, statement, schedule or other document filed with the SEC subsequent to the date of this Agreement;

      (e)  maintain its books and records in accordance with GAAP consistently applied and not change in any material manner any of its methods, principles or practices of accounting in effect at the Equity Office Financial Statement Date, except as may be required by the SEC, applicable law or GAAP;

      (f)  duly and timely file all reports, tax returns and other documents required to be filed with federal, state, local and other authorities, subject to extensions permitted by law, provided such extensions do not adversely affect Equity Office’s status as a qualified REIT under the Code;

      (g)  not make or rescind any express or deemed election relative to Taxes (unless such election or rescission is required by law or necessary (1) to preserve Equity Office’s status as a REIT, or (2) to qualify or preserve the status of any Equity Office Subsidiary as a partnership for federal income tax purposes, as a qualified REIT subsidiary under Section 856(i) of the Code, or as a taxable REIT subsidiary under Section 856(l) of the Code, as the case may be, in which event Equity Office or the applicable Equity Office Subsidiary shall not fail to make such election in a timely manner);

      (h)  not amend the Equity Office Declaration of Trust, the Equity Office Bylaws or the EOP Partnership Agreement (except for the Proposed Equity Office Charter Amendments (as defined herein) and the amendment to the EOP Partnership Agreement described in Section 5.4), except to the extent necessary to reflect the admission of additional limited partners and other amendments in connection therewith that can be made by Equity Office without a vote of limited partners and that will not, individually or in the aggregate, materially adversely affect the rights or obligations of holders of Equity Office OP Units); as used herein, “Proposed Equity Office Charter Amendments” means the proposed amendments to the Equity Office Declaration of Trust, substantially in the form attached hereto as Exhibits I, which has been approved by the Board of Trustees of Equity Office and will be submitted to a vote of the shareholders of Equity Office;

      (i)  not (A) enter into or agree to effect any merger, acquisition, consolidation, reorganization, or other business combination with any third party in which Equity Office is not the surviving party thereto or (B) enter into or agree to effect any merger, acquisition, exchange offer or other business combination with a third party in which Equity Office is the surviving party that would result in the issuance of equity securities representing in excess of 25% of the outstanding Equity Office Common Shares on the date any such business combination is entered into or agreed to unless, in either such case, such business combination is approved by Spieker, which approval shall not be unreasonably withheld or delayed, or the business combination agreement provides that the required vote of Equity Office shareholders for approval of such business combination is no less than the affirmative vote of holders of Equity Office Common Shares representing more than 50% of the sum (x) the number of Equity Office Common Shares outstanding at the time of each approval plus (y) 50,000,000;

      (j)  except as provided in Section 5.10 hereof and in connection with the use of Equity Office Common Shares to pay the exercise price or tax withholding in connection with equity-based employee benefit plans by the participants therein, not (i) authorize, declare, set aside or pay any dividend or make any other distribution or payment with respect to any Equity Office Common Shares or Equity Office OP Units or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock, membership interests or units of partnership interest or any option, warrant or right to acquire, or security convertible into, shares of capital stock, membership interests, or units of partnership interest of Equity Office or any Equity Office Subsidiary, except for (A) redemptions of Equity Office Common Shares required under Section 7.3.6 of the Equity Office Declaration of Trust in order to preserve the status of Equity Office as a REIT under the Code, and (B) redemptions of Equity Office OP Units, whether or not outstanding on the date of this Agreement, under the EOP Partnership Agreement in which Equity Office Common Shares are utilized; and

      (k)  not authorize, recommend, propose or announce an intention to do any of the foregoing prohibited actions, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing prohibited actions.

      4.3  No Solicitation.

      (a)  On and after the date hereof and prior to the Effective Time of the Merger, Spieker agrees, for itself and in its capacity as the sole general partner of the Spieker Partnership, that:

(i) none of it, Spieker Partnership, any Spieker Subsidiary or Spieker TRS shall invite, initiate, solicit or encourage, directly or indirectly, any inquiries, proposals, discussions or negotiations or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to any direct or indirect (A) merger, consolidation, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction, (B) sale, acquisition, tender offer, exchange offer (or the filing of a registration statement under the Securities Act in connection with such an exchange offer), share exchange or other transaction or series of related transactions that, if consummated, would result in the issuance of securities representing, or the sale, exchange or transfer of, 15% or more of the outstanding voting equity securities of Spieker or outstanding partnership interests of Spieker Partnership (including, without limitation, partnership interests and units), except an underwritten public offering of Spieker Common Stock for cash, or (C) sale, lease, exchange, mortgage, pledge, transfer or other disposition (“Transfer”) of any assets of Spieker or Spieker Partnership in one or a series of related transactions that, if consummated, would result in the Transfer of more than 30% of the assets of Spieker or Spieker Partnership, other than the Mergers (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”), or engage in any discussions or negotiations with or provide any confidential or non-public information or data to, or afford access to properties, books or records to, any Person relating to, or that may reasonably be expected to lead to, an Acquisition Proposal, or enter into any letter of intent, agreement in principle or agreement relating to an Acquisition Proposal, or propose publicly to agree to do any of the foregoing, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal (including, without limitation, by amending or granting any waiver under, the Spieker Rights Agreement);

(ii) none of it, Spieker Partnership, any Spieker Subsidiary or Spieker TRS will permit any officer, director, employee, affiliate, agent, investment banker, financial advisor, attorney, accountant, broker, finder, consultant or other agent or representative of Spieker, Spieker Partnership, any Spieker Subsidiary or Spieker TRS (each, a “Spieker Representative”) to engage in any of the activities described in Section 4.3(a)(i);

(iii) (A) it, Spieker Partnership, the Spieker Subsidiaries and Spieker TRS will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing (including, without limitation, any Acquisition Proposal) and will take commercially reasonable actions to inform each Spieker Representative, and each of the Persons referred to in Section 4.3(b), of the obligations undertaken in this Section 4.3 and to cause each Spieker Representative to comply with such obligations, and (B) it shall promptly request each Person, if any, that has executed a confidentiality agreement within the twenty-four months prior to the date hereof in connection with its consideration of any Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it, Spieker Partnership, the Spieker Subsidiaries and Spieker TRS; and

(iv) it will (A) notify Equity Office promptly (but in any event within 24 hours), orally and in writing, if Spieker, Spieker Partnership, any Spieker Subsidiary, Spieker TRS or any Spieker Representative after receipt of (1) an Acquisition Proposal or any amendment or change in any previously received Acquisition Proposal, (2) any request for confidential or nonpublic information or data relating to, or for access to the properties, books or records of, Spieker, Spieker Partnership, any Spieker Subsidiary or Spieker TRS by any Person that has made, or to such party’s knowledge may be considering making, an Acquisition Proposal, or (3) any oral or written expression that any such activities, discussions or negotiations are sought to be initiated or continued with it, and, as applicable, include in such notice the identity of the Person making such Acquisition Proposal, indication or request, the material terms of such Acquisition Proposal, indication or request and, if in writing, shall promptly deliver to Equity Office copies of any proposals, indications of interest, indication or request along with all other related documentation and correspondence; and (B) will keep Equity Office informed of the status and material terms of (including all changes to the status or material terms of) any such Acquisition Proposal, indication or request.

      (b)  Notwithstanding Section 4.3(a), the Board of Directors of Spieker (including with respect to Spieker’s capacity as the sole general partner of Spieker Partnership) shall not be prohibited from furnishing information to or entering into discussions or negotiations with, any Person that makes a bona fide written Acquisition Proposal to the Board of Directors of Spieker after the date hereof which was not invited, initiated, solicited or encouraged, directly or indirectly, by Spieker, Spieker Partnership, any Spieker Subsidiary, Spieker TRS or any Spieker Representative on or after the date hereof, if, and only to the extent that (i) a majority of the Board of Directors of Spieker determines in good faith, after consultation with its financial advisors of nationally recognized reputation and outside legal counsel, that such Acquisition Proposal is reasonably likely to result in a Superior Acquisition Proposal, (ii) each of Spieker and Spieker Partnership complies with all of its obligations under this Agreement, (iii) prior to furnishing such information to, or entering into discussions or negotiations with, such Person, Spieker provides written notice to Equity Office to the effect that it is furnishing information to, or entering into discussions with such Person and (iv) Spieker enters into a confidentiality agreement with such Person the material terms of which are (without regard to the terms of such Acquisition Proposal) in all material respects no less favorable to Spieker, and no less restrictive to the Person making such Acquisition Proposal, than those contained in the Confidentiality Agreement, dated January 2, 2001, between Spieker and Equity Office (the “Confidentiality Agreement”).

      (c)  Notwithstanding anything to the contrary set forth in Section 4.3(a) or 4.3(b), in the event that an Acquisition Proposal constitutes a Superior Acquisition Proposal (as defined herein), nothing contained in this Section 4.3 shall prohibit the Board of Directors of Spieker from withdrawing, modifying, amending or qualifying its recommendation of this Agreement and the Merger as required under Section 5.1(d) hereof and recommending such Superior Acquisition Proposal to its stockholders: (i) if but only if, Spieker: (A) complies fully with this Section 4.3 and (B) provides Equity Office with at least three (3) business days’ prior written notice of its intent to withdraw, modify, amend or qualify its recommendation of this Agreement or the Merger, (ii) if, in the event that during such three (3) business days Equity Office makes a counter proposal to such Superior Acquisition Proposal (any such counter proposal being referred to in this Agreement as the “Equity Office Counter Proposal”), Spieker’s Board of Directors in good faith, taking into account the advice of its outside financial advisors of nationally recognized reputation, determines (A) that the Equity Office Counter Proposal is not at least as favorable to Spieker’s stockholders as the Superior Acquisition Proposal, from a financial point of view, and (B) the Equity Office Counter Proposal is not at least as favorable generally to

Spieker’s stockholders (taking into account all financial and strategic considerations and other relevant factors, including relevant legal, financial, regulatory and other aspects of such proposals, and the conditions, prospects and time required for completion of such proposal), and (iii) Spieker shall have terminated this Agreement in accordance with Section 7.1(h).

      (d)  For all purposes of this Agreement, “Superior Acquisition Proposal” means a bona fide written proposal made by a third party to acquire, directly or indirectly, Spieker and/or Spieker Partnership pursuant to a tender or exchange offer, merger, share exchange, consolidation or sale of all or substantially all of the assets of Spieker, Spieker Partnership, and the Spieker Subsidiaries or otherwise (i) on terms which a majority of the Board of Directors of Spieker determines in good faith, (A) after consultation with Spieker’s financial advisors of nationally recognized reputation, are superior, from a financial point of view, to Spieker’s stockholders to those provided for in the Merger and (B) to be more favorable generally to Spieker’s stockholders (taking into account all financial and strategic considerations and other relevant factors, including relevant legal, financial, regulatory and other aspects of such proposals, and the conditions, prospects and time required for completion of such proposal), (ii) for which financing, to the extent required, in the reasonable judgment of the Board of Directors is capable of being obtained and (iii) which the Board of Directors of Spieker determines in good faith is reasonably capable of being consummated.

      (e)  Any disclosure that the Board of Directors of Spieker may be compelled to make with respect to the receipt of an Acquisition Proposal in order to comply with its duties to shareholders imposed by applicable law or Rule 14d-9 or 14e-2 of the Exchange Act will not constitute a violation of this Section 4.3.

      (f)  Nothing in this Section 4.3 shall (i) permit Spieker to terminate this Agreement (except as expressly provided in Article 7) or (ii) affect any other obligations of Spieker under this Agreement.

      4.4  Affiliates. Prior to the Effective Time of the Merger, Spieker shall cause to be prepared and delivered to Equity Office a list (reasonably satisfactory to counsel for Equity Office) identifying all Persons who, at the time of the Spieker Stockholders Meeting and the Equity Office Shareholders Meeting, may be deemed to be “affiliates” of Spieker or Spieker Partnership as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the “Rule 145 Affiliates”). Spieker shall use its commercially reasonable efforts to cause each Person who is identified as a Rule 145 Affiliate in such list to deliver to Equity Office on or prior to the Effective Time a written agreement, in the form previously approved by the parties hereto, that such Rule 145 Affiliate will not sell, pledge, transfer or otherwise dispose of any Equity Office Common Shares, Equity Office OP Units or Equity Office Preferred OP Units issued to such Rule 145 Affiliate pursuant to the Merger, except pursuant to an effective registration statement under the Securities Act or in compliance with paragraph (d) of Rule 145 or as otherwise permitted by the Securities Act. Equity Office shall be entitled to place legends as specified in such written agreements on the certificates representing any Equity Office Common Shares to be received pursuant to the terms of this Agreement by such Rule 145 Affiliates who have executed such agreements and to issue appropriate stop transfer instructions to the transfer agent for the Equity Office Common Shares, Equity Office OP Units and Equity Office Preferred OP Units issued to such Rule 145 Affiliates, consistent with the terms of such agreements. Each of Equity Office and EOP Partnership shall timely file the reports required to be filed by it under the Exchange Act and the rules and regulations adopted by the SEC thereunder, and it will take such further action as any Rule 145 Affiliate of Spieker or Equity Office may reasonably request, all to the extent required from time to time to enable such Rule 145 Affiliate to sell shares of beneficial interest of Equity Office received by such Rule 145 Affiliate in the Merger without registration under the Securities Act pursuant to (i) Rule 145(d)(1) under the Securities Act, as such rule may be amended from to time, or (ii) any successor rule or regulation hereafter adopted by the SEC.

      4.5  Other Actions. Each of Spieker and Spieker Partnership, on the one hand, and Equity Office and EOP Partnership, on the other hand, shall not take, and shall use commercially reasonable efforts to cause their respective Subsidiaries not to take, any action that would result in (i) any of the representations and warranties of such party (without giving effect to any “knowledge” qualification) set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties (without giving effect to any “knowledge” qualification) that are not so qualified becoming untrue in any material respect or (iii) except as expressly required by Section 4.3, any of the conditions to the Merger set forth in Article 6 not being satisfied.

ARTICLE 5

ADDITIONAL COVENANTS

      5.1  Preparation of the Form S-4 and the Proxy Statement; Spieker Stockholders Meeting, Spieker Unitholders Consent Solicitation and Equity Office Shareholders Meeting.

(a) As promptly as practicable after execution of this Agreement, (i) each of Spieker and Equity Office shall prepare and file with the SEC (with appropriate requests for confidential treatment, unless the parties hereto otherwise agree) under the Exchange Act, one or more joint proxy statements/prospectuses, forms of proxies and information statements (such joint proxy statement(s)/prospectus(es) and information statements together with any amendments to supplements thereto, the “Joint Proxy Statement”) relating to the stockholder meeting of Spieker and the shareholder meeting of Equity Office, the vote of the stockholders of Spieker with respect to the Merger and the shareholders of Equity Office with respect to the Merger, and the consent, if any, of partners of Spieker Partnership and EOP Partnership in connection with any required Partner Approvals and (ii) in connection with the clearance by the SEC of the Joint Proxy Statement, Equity Office and Spieker, if applicable, shall prepare and file with the SEC under the Securities Act one or more registration statements on Form S-4 (such registration statements, together with any amendments or supplements thereto, the “Form S-4”), in which the Joint Proxy Statement will be included, as one or more prospectuses in connection with the registration under the Securities Act of the Equity Office Common Shares, Equity Office Preferred Shares, Equity Office OP Units and Equity Office Preferred OP Units to be distributed to the holders of Spieker Common Stock, Spieker Preferred Shares, Spieker OP Units and Spieker Preferred OP Units in the Mergers. The respective parties will cause the Proxy Statement and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Each of Spieker, Spieker Partnership, Equity Office and EOP Partnership shall furnish all information about itself and its business and operations and all necessary financial information to the other as the other may reasonably request in connection with the preparation of the Joint Proxy Statement and the Form S-4. Each of Equity Office and Spieker, if applicable, shall use its commercially reasonable efforts, and Spieker will cooperate with Equity Office, to have the Form S-4 declared effective by the SEC as promptly as practicable (including clearing the Proxy Statement with the SEC). Each of Spieker and Spieker Partnership, on the one hand, and Equity Office and EOP Partnership, on the other hand, agree promptly to correct any information provided by it for use in the Joint Proxy Statement and the Form S-4 if and to the extent that such information shall have become false or misleading in any material respect, and each of the parties hereto further agrees to take all steps necessary to amend or supplement the Joint Proxy Statement and the Form S-4 and to cause the Joint Proxy Statement and the Form S-4 as amended or supplemented to be filed with the SEC and to be disseminated to their respective stockholders and shareholders and partners, in each case as and to the extent required by applicable federal and state securities laws. Each of Spieker, Spieker Partnership, Equity Office and EOP Partnership agrees that the information provided by it for inclusion in the Joint Proxy Statement or the Form S-4 and each amendment or supplement thereto, at the time of mailing thereof and at the time of the respective meetings of stockholders and shareholders of Spieker and Equity Office and at the time of the respective taking of consents, if any, of partners of Spieker Partnership and EOP Partnership, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Equity Office will advise and deliver copies (if any) to Spieker, promptly after it receives notice thereof, of any request by the SEC for amendment of the Joint Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information (regardless of whether such requests relate to Equity Office or EOP Partnership, on the one hand, and Spieker or Spieker Partnership, on the other hand), and Equity Office shall promptly notify Spieker, and Spieker shall promptly notify Equity Office, if applicable, of (i) the time when the Form S-4 has become effective, (ii) the filing of any supplement or amendment thereto, (iii) the issuance of any stop order, and (iv) the suspension of the qualification and registration of the Equity Office Common Shares, Equity Office Preferred Shares, Equity Office OP Units and Equity Office Preferred OP Units issuable in connection with the Mergers.

(b) Each of Spieker, Spieker Partnership, Equity Office and EOP Partnership shall use its commercially reasonable efforts to timely mail the joint proxy statement/prospectus contained in the Form S-4 to its stockholders or shareholders. It shall be a condition to the mailing of the joint proxy statement/prospectus that (i) Equity Office and EOP Partnership shall have received a “comfort” letter from Arthur Andersen LLP, independent public accountants for Spieker and Spieker Partnership, of the kind contemplated by the Statement of Auditing Standards with respect to Letters to Underwriters promulgated by the American Institute of Certified Public Accountants (the “AICPA Statement”), dated as of the date on which the Form S-4 shall become effective and as of the Effective Time, addressed to Equity Office and EOP Partnership, in form and substance reasonably satisfactory to Equity Office and EOP Partnership, concerning the procedures undertaken by Arthur Andersen LLP with respect to the financial statements and information of Spieker, Spieker Partnership and their subsidiaries and Spieker TRS contained in the Form S-4 and the other matters contemplated by the AICPA Statement and otherwise customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement and (ii) Spieker shall have received a “comfort” letter from Ernst & Young LLP, independent public accountants for Equity Office and EOP Partnership, of the kind contemplated by the AICPA Statement, dated as of the date on which the Form S-4 shall become effective and as of the Effective Time, addressed to Spieker and Spieker Partnership, in form and substance reasonably satisfactory to Spieker, concerning the procedures undertaken by Ernst & Young LLP with respect to the financial statements and information of Equity Office, EOP Partnership and their subsidiaries contained in the Form S-4 and the other matters contemplated by the AICPA Statement and otherwise customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement. Each of Spieker and Spieker Partnership also shall use commercially reasonable efforts to cause (i) the counsel to render the opinion described in clause (i) of Section 6.2(d) to have delivered an opinion, which opinion shall be filed as an exhibit to the Form S-4, as to the federal income tax matters described in clause (i) of Section 6.2(d), and (ii) Sullivan & Cromwell or other counsel reasonably satisfactory to Equity Office to have delivered an opinion, which opinion shall be filed as an exhibit to the Form S-4, as to the federal income tax matters described in clause (ii) of Section 6.2(d) and Section 6.3(e) and such other federal income tax matters as are required to be addressed in the Form S-4 and the Joint Proxy Statement under the applicable rules of the SEC. Each of Equity Office and EOP Partnership shall use commercially reasonable efforts to cause Hogan & Hartson L.L.P. or other counsel reasonably satisfactory to Spieker to have delivered an opinion, which opinion shall be filed with the SEC as an exhibit to the Form S-4, as to the federal income tax matters described in clause (iii) of Section 6.2(d), Section 6.2(e) and Section 6.3(d). Such opinions shall contain customary exceptions, assumptions and qualifications and be based upon customary representations.

(c) Equity Office will duly call and give notice of and, as soon as practicable following the date of this Agreement (but in no event sooner than 20 business days following the date the Joint Proxy Statement is mailed to the shareholders of Equity Office), convene and hold a meeting of its shareholders (the “Equity Office Shareholders Meeting”) for the purpose of obtaining the Equity Office Shareholder Approvals. Equity Office shall, through its Board of Trustees, recommend to its shareholders approval of this Agreement, the Merger and the transactions contemplated by this Agreement.

(d) Spieker will duly call and give notice of and, as soon as practicable following the date of this Agreement (but in no event sooner than 20 business days following the date the Joint Proxy Statement is mailed to the stockholders of Spieker), convene and hold a meeting of its stockholders (the “Spieker Stockholders Meeting”) for the purpose of obtaining the Spieker Stockholder Approvals. Spieker shall, through its Board of Directors, recommend to its stockholders approval of this Agreement, the Merger and the transactions contemplated by this Agreement and include such recommendation in the Proxy Statement; provided, however, that prior to the Spieker Stockholders Meeting, such recommendation may be withdrawn, modified, amended or qualified if and only to the extent permitted by Section 4.3(c) hereof.

(e) Equity Office and Spieker shall use their commercially reasonable efforts to convene their respective shareholder and stockholder meetings on the same day, which day, subject to the provisions of

Sections 5.1(c), 5.1(d) and 5.3, shall be a day not later than 60 days after the date the Joint Proxy Statement is mailed.

(f) If on the date for the Equity Office Shareholders Meeting and Spieker Stockholders Meeting established pursuant to Section 5.1(e) of this Agreement, either Equity Office or Spieker has not received duly executed proxies for a sufficient number of votes to approve the Merger, then both parties shall recommend the adjournment of their respective shareholders and stockholders meetings until one or more dates not later than the date 10 days after the originally scheduled date of the shareholders meetings.

(g) Spieker shall request written consents for approval by the limited partners of Spieker Partnership of each of the matters described in the definition of Spieker Partner Approvals. Spieker shall vote in favor of or consent to, as applicable, each of the matters described in the definition of Spieker Partner Approvals, to the extent approval thereof is required by the Spieker Partnership Agreement. Spieker shall recommend to the limited partners of Spieker Partnership that they approve such matters. Spieker shall execute its written consent to each of the matters described in the definition of Spieker Partner Approvals, on the 20th business day after mailing of the Joint Proxy Statement to holders of the Spieker OP Units and Spieker Preferred OP Units and immediately thereafter Spieker Partnership shall mail to each holder of a Spieker OP Unit and each Spieker Preferred OP Unit a notice of the approval of the Partnership Merger in accordance with Section 15679.3 of the CRULPA. Equity Office shall request written consents, if any is required, by the limited partners of EOP Partnership of each of the matters described in the definition of Equity Office Partner Approvals. Equity Office shall vote, if any is required, in favor of such matters and recommend to the limited partners of EOP Partnership that they approve such matters.

(h) Spieker shall not exercise any dissenters or other similar rights with respect to any of its Spieker OP Units or Spieker Preferred OP Units, including, without limitation, any rights under Section 15679.2 of the CRULPA.

      5.2  Access to Information; Confidentiality. Subject to the requirements of confidentiality agreements with third parties in existence on the date hereof, each of the parties shall, and shall cause each of its Subsidiaries (and, in the case of Spieker, Spieker TRS) to, afford to the other parties and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other parties, reasonable access during normal business hours prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of the parties shall, and shall cause each of its Subsidiaries (and, in the case of Spieker, Spieker TRS) to, furnish promptly to the other parties (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Each of the parties shall, and shall cause its Subsidiaries (and in the case of Spieker, Spieker TRS) to, use commercially reasonable efforts to cause its officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to, hold any nonpublic information in confidence in accordance with the Confidentiality Agreement, which shall remain in full force and effect pursuant to the terms thereof, notwithstanding the execution and delivery of this Agreement or the termination hereof.

      5.3  Commercially Reasonable Efforts; Notification.

      (a)  Subject to the terms and conditions herein provided, each of the parties shall: (i) use commercially reasonable efforts to cooperate with one another in (A) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions and any third parties in connection with the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, including, without limitation, any filing under the HSR Act, and (B) timely making all such filings and timely seeking all such consents, approvals, permits and authorizations; (ii) use commercially reasonable efforts (other than the payment of money which is not contractually required to be paid) to obtain in writing any consents required from third parties to effectuate the Mergers, such consents to be in form reasonably satisfactory to each of the parties; and (iii) use commercially reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Effective Time any further action is necessary or desirable to carry out the purpose of this Agreement, each party shall take all such necessary action.

      (b)  Spieker and Spieker Partnership shall use commercially reasonable efforts to obtain from Arthur Andersen LLP access to all work papers relating to audits of Spieker and Spieker Partnership performed by Arthur Andersen LLP, and the continued cooperation of Arthur Andersen LLP with regard to the preparation of consolidated financial statements for the Surviving Trust.

      (c)  Spieker and Spieker Partnership shall give prompt notice to Equity Office and EOP Partnership, and Equity Office and EOP Partnership shall give prompt notice to Spieker and Spieker Partnership, (i) if any representation or warranty made by it contained in this Agreement that is qualified as to materiality becomes untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any material respect or (ii) of the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

      5.4  Tax Matters.

      (a)  Each of Equity Office and Spieker shall use its commercially reasonable efforts before and after the Effective Time to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a) of the Code and to obtain the opinions of counsel referred to in Sections 6.2(e) and 6.3(e).

      (b)  In connection with the Partnership Merger, EOP Partnership shall adopt an amendment to the EOP Partnership Agreement substantially in the form set forth as Exhibit K hereto addressing certain federal income tax matters affecting the holders of Spieker OP Units who will receive Equity Office OP Units in the Partnership Merger.

      5.5  Public Announcements. The initial press release to be issued with respect to the transactions contemplated by this Agreement will be in the form agreed to by the parties prior to the execution of this Agreement. Spieker will consult with Equity Office before issuing, and provide Equity Office the opportunity to review and comment upon, any material press release or other written public statement, including, without limitation, any press release or other written public statement which addresses in any manner the transactions contemplated by this Agreement, and shall not issue any such press release or make any such written public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

      5.6  Listing. Equity Office shall use commercially reasonable efforts to cause the Equity Office Common Shares, Equity Office Series E Preferred Shares, Equity Office Series F Preferred Shares and Equity Office Series H Preferred Shares to be issued in the Merger, the Equity Office Common Shares reserved for issuance upon redemption of Equity Office OP Units issued in the Partnership Merger, the Equity Office Common Shares reserved for issuance upon conversion of Equity Office Series D Preferred Shares (if any), and the Equity Office Series G Preferred Shares reserved for issuance upon conversion of Equity Office Series G Preferred OP Units issued in the Partnership Merger, in each case, to be approved for listing on the New York Stock Exchange (the “NYSE”), subject to official notice of issuance, prior to the Effective Time.

      5.7  Transfer and Gains Taxes. Each party shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to tax, “Transfer and Gains Taxes”). From and after the Effective Time, Equity Office shall pay or cause EOP Partnership, as appropriate, to pay or cause to be paid, without deduction or withholding from any amounts payable to the holders of Equity Office Common Shares or Equity Office OP Units, as applicable, all Transfer and Gains Taxes (which term shall not in any event be construed to include for these purposes any Tax imposed under the Code).

      5.8  Benefit Plans and Other Employee Arrangements.

      (a)  Benefit Plans. After the Effective Time, all employees of Spieker who are employed by the Surviving Trust shall be eligible to participate in the same manner as other similarly situated employees of the Surviving Trust who were formerly employees of Equity Office in any “employee benefit plan,” as defined in Section 3(3) of ERISA, sponsored or maintained by the Surviving Trust after the Effective Time or, if Equity Office determines it is not practicable for such employees to do so immediately after the Effective Time, then such employees shall continue to be eligible to participate in an “employee benefit plan”, as defined in Section 3(3) of ERISA, of Spieker which is continued by the Surviving Trust until such time as Equity Office determines it is practicable to include them in its “employee benefit plans” for similarly situated employees of the Surviving Trust as contemplated above. With respect to each such employee benefit plan, service with Spieker or any Spieker Subsidiary (as applicable) and the predecessor of any of them shall be included for purposes of determining eligibility to participate, vesting (if applicable) and determination of the level of entitlement to, benefits under such employee benefit plan. Equity Office shall, or shall cause the Surviving Trust and its Subsidiaries to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to all employees of Spieker who are employed by the Surviving Trust under any welfare plan that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for such employees immediately prior to the Effective Time, and (ii) provide each such employee of Spieker who is employed by the Surviving Trust with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.

      (b)  Stock Option and Restricted Stock Plans. The stock option plans or programs of Spieker and the restricted stock plans or programs of Spieker shall be discontinued as of the Effective Time.

      (c)  Spieker Stock Options. Immediately prior to the date on which the Spieker stockholders approve the Merger, each outstanding Spieker Stock Option shall, effective as of such time, become fully vested and exercisable to the extent not already so vested and exercisable and, to the extent not otherwise provided in the applicable option agreement as permitted by applicable law, each such Spieker Stock Option shall be automatically converted at the Effective Time into an option (a “Substituted Option”) to purchase a number of shares of Equity Office Common Shares equal to the number of shares of Spieker Common Stock that could have been purchased (assuming full vesting) under such Spieker Stock Option multiplied by 1.94462 (rounded down to the nearest whole number of shares of Spieker Common Stock) at an exercise price per share of Equity Office Common Shares equal to the per-share option exercise price specified in the Spieker Stock Option divided by 1.94462 (rounded up to the nearest whole cent). Such Substituted Option shall otherwise be subject to the same terms and conditions as such Spieker Stock Option. For purposes of expiration and otherwise, the date of grant of the Substituted Option shall be the date on which the corresponding Spieker Stock Option was granted. As soon as practicable after the date hereof and subject to applicable law, Equity Office shall offer to purchase, subject to consummation of the Mergers, all Spieker Stock Options outstanding on the date hereof from the holders thereof for an amount in cash in respect thereof equal to the product of (i) the excess, if any, of (A) $58.50 over (B) the exercise price of such Spieker Stock Option and (ii) the number of shares of Spieker Common Stock subject thereto. If the holder of any such Spieker Stock Option tenders such option prior to 11:59 p.m., Pacific Time, on the 20th business day after the purchase offer is made to the holders thereof, then within three business days after the Effective Time, Equity Office shall, subject to reduction for required withholding taxes, pay to each such tendering former holder of Spieker Stock Options the purchase price thereof. As promptly as reasonably practicable after the Effective Time, Equity Office shall issue to each holder of an outstanding Spieker Stock Option a document evidencing the foregoing assumption by Equity Office. In respect of each Spieker Stock Option assumed by Equity Office, but not tendered for cash, and converted into a Substituted Option, and the Equity Office Common Shares underlying such Substituted Option, Equity Office shall, as soon as practicable after the Effective Time, file and keep current a Registration Statement on Form S-8 or other appropriate registration statement for as long as Substituted Options remain outstanding.

      (d)  Restricted Stock. All unvested shares of restricted stock of Spieker set forth in Schedule 5.8(d) of the Spieker Disclosure Letter shall, by virtue of this Agreement and without further action of Spieker, Equity Office or the holder of such shares of restricted stock, to the extent required in the plan, agreement or instrument pursuant to which such shares of restricted stock were granted, vest and become free of all restrictions immediately prior to the date on which the Spieker shareholders approve the Merger and shall be converted into the Merger Consideration upon the Effective Time pursuant to Section 1.10.

      (e)  Withholding. To the extent required by applicable law, Spieker shall require each employee who exercises a Spieker Stock Option or who receives Spieker Common Stock pursuant to any existing commitment to pay to Spieker in cash or Spieker Common Stock an amount sufficient to satisfy in full Spieker’s obligation to withhold Taxes incurred by reason of such exercise or issuance (unless and to the extent such withholding is satisfied pursuant to the provision regarding withholding in Section 1.13(c)).

      (f)  Special Severance Policy. Equity Office acknowledges that the transactions contemplated by this Agreement shall be deemed a “Change in Control” for purposes of the Special Severance Policy, and that severance payments shall be made in accordance with the Special Severance Policy to any participant who becomes entitled to such payments on account of a termination of employment occurring on or after the Effective Date, unless such termination is for Cause or is a voluntary resignation without Good Reason in accordance with the terms of the Special Severance Policy. As of the Effective Time, there shall not be any additional employees or other service providers thereafter designated for participation in the Special Severance Policy.

      (g)  Bonus Plans. From and after the Effective Time, Equity Office or EOP Partnership shall pay, if earned, development bonuses to employees identified on Schedule 5.8(g) of the Spieker Disclosure Letter up to the aggregate amount set forth on Schedule 5.8(g) of the Spieker Disclosure Letter. Equity Office or EOP Partnership also shall assume the obligations of Spieker to pay annual bonuses to Spieker employees not covered by the Special Severance Policy and such bonuses shall be payable to such employees who are terminated by Equity Office (unless terminated for inadequate performance) before January 1, 2002. Such bonuses shall be payable to the extent accrued for the year 2001 through the date of termination and shall be calculated based on actual bonuses paid in 2000 (assuming such bonuses reflected a full year of employment).

      5.9  Indemnification.

      (a)  From and after the Effective Time, Equity Office and EOP Partnership (collectively, the “Indemnifying Parties”) shall provide exculpation and indemnification for each individual who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time of the Merger, an officer or director of Spieker or any Spieker Subsidiary (the “Indemnified Parties”) which is the same as the exculpation and indemnification provided to the Indemnified Parties by Spieker and the Spieker Subsidiaries immediately prior to the Effective Time of the Merger in its charter, Bylaws or in its partnership, operating or similar agreement, as in effect on the date hereof.

      (b)  In addition to the rights provided in Section 5.9(a) above, in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any action by or on behalf of any or all security holders of Spieker or Equity Office, or any Spieker Subsidiary or Equity Office Subsidiary, or by or in the right of Spieker or Equity Office, or any Spieker Subsidiary or Equity Office Subsidiary, or any claim, action, suit, proceeding or investigation in which any individual who is now, or has been, at any time prior to the date hereof, or who becomes prior to the Effective Time of the Merger, an officer, employee or director of Spieker or any Spieker Subsidiary (the “Indemnification Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was an officer, employee or director of Spieker or any of the Spieker Subsidiaries or any action or omission by such individual in his capacity as a director, or (ii) this Agreement or the transactions contemplated by this Agreement, whether in any case asserted or arising before or after the Effective Time of the Merger, the Indemnifying Parties shall, from and after the Effective Time of the Merger, indemnify and hold harmless, as and to the full extent permitted by applicable law, each Indemnification Party against any losses, claims, liabilities, expenses (including reasonable attorneys’ fees and expenses), judgments, fines and amounts paid in settlement in accordance herewith in connection with any such threatened or actual claim, action, suit, proceeding or investigation. Any Indemnification Party proposing to assert the right to be indemnified under this Section 5.9(b) shall, promptly after receipt of notice of commencement of any action against such Indemnifica-

tion Party in respect of which a claim is to be made under this Section 5.9(b) against the Indemnifying Parties, notify the Indemnifying Parties of the commencement of such action, enclosing a copy of all papers served; provided, however, that the failure to provide such notice shall not affect the obligations of the Indemnifying Parties except to the extent such failure to notify materially prejudices the Indemnifying Parties’ ability to defend such claim, action, suit, proceeding or investigation; and provided further, however, that, in the case of any action pending at the Effective Time of the Merger, notification pursuant to this Section 5.9(b) shall be received by Equity Office prior to such Effective Time. If any such action is brought against any of the Indemnification Parties and such Indemnification Parties notify the Indemnifying Parties of its commencement, the Indemnifying Parties will be entitled to participate in and, to the extent that they elect by delivering written notice to such Indemnification Parties promptly after receiving notice of the commencement of the action from the Indemnification Parties, to assume the defense of the action and after notice from the Indemnifying Parties to the Indemnification Parties of their election to assume the defense, the Indemnifying Parties will not be liable to the Indemnification Parties for any legal or other expenses except as provided below. If the Indemnifying Parties assume the defense, the Indemnifying Parties shall have the right to settle such action without the consent of the Indemnification Parties; provided, however, that the Indemnifying Parties shall be required to obtain such consent (which consent shall not be unreasonably withheld) if the settlement includes any admission of wrongdoing on the part of the Indemnification Parties or any decree or restriction on the Indemnification Parties; provided further, however, that no Indemnifying Parties, in the defense of any such action shall, except with the consent of the Indemnification Parties (which consent shall not be unreasonably withheld), consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnification Parties of a release from all liability with respect to such action. The Indemnification Parties will have the right to employ their own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such Indemnification Parties unless (i) the employment of counsel by the Indemnification Parties has been authorized in writing by the Indemnifying Parties, (ii) the Indemnification Parties have reasonably concluded (based on written advice of counsel to the Indemnification Parties) that there may be legal defenses available to them that are different from or in addition to and inconsistent with those available to the Indemnifying Parties, (iii) a conflict or potential conflict exists (based on written advice of counsel to the Indemnification Parties) between the Indemnification Parties and the Indemnifying Parties (in which case the Indemnifying Parties will not have the right to direct the defense of such action on behalf of the Indemnification Parties) or (iv) the Indemnifying Parties have not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action from the Indemnification Parties, in each of which cases the reasonable fees, disbursements and other charges of counsel will be at the expense of the Indemnifying Parties and shall promptly be paid by each Indemnifying Party as they become due and payable in advance of the final disposition of the claim, action, suit, proceeding or investigation to the fullest extent and in the manner permitted by law; provided, however, that in no event shall any contingent fee arrangement be considered reasonable. Notwithstanding the foregoing, the Indemnifying Parties shall not be obligated to advance any expenses or costs prior to receipt of an undertaking by or on behalf of the Indemnification Party to repay any expenses advanced if it shall ultimately be determined that the Indemnification Party is not entitled to be indemnified against such expense. It is understood that the Indemnifying Parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction at any one time for all such Indemnification Parties unless (a) the employment of more than one counsel has been authorized in writing by the Indemnifying Parties, (b) any of the Indemnification Parties have reasonably concluded (based on written advice of counsel to the Indemnification Parties) that there may be legal defenses available to them that are different from or in addition to and inconsistent with those available to other Indemnification Parties or (c) a conflict or potential conflict exists (based on written advice of counsel to the Indemnification Parties) between any of the Indemnification Parties and the other Indemnification Parties, in each case of which the Indemnifying Parties shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels. Notwithstanding anything to the contrary set forth in this Agreement, the Indemnifying Parties (i) shall not be liable for any settlement effected without their prior written consent and (ii) shall not have any obligation hereunder to any Indemnification Party to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable law. In the event of a final and non-appealable determination by a court that any payment of expenses is prohibited by applicable law, the Indemnification Parties shall promptly refund to the Indemnifying Parties the amount of all such expenses theretofore advanced pursuant hereto.

      (c)  At or prior to the Effective Time of the Merger, Equity Office shall purchase directors’ and officers’ liability insurance covering acts or omissions occurring prior to the Effective Time of the Merger for a period of six years with respect to those individuals who are currently covered by Spieker’s directors’ and officers’ liability insurance policy on terms with respect to such coverage and amount no less favorable to Spieker’s directors and officers currently covered by such insurance than those of such policy in effect on the date hereof.

      (d)  This Section 5.9 is intended for the irrevocable benefit of, and to grant third-party rights to, the Indemnified Parties, the Indemnification Parties and their successors, assigns and heirs and shall be binding on all successors and assigns of Equity Office and EOP Partnership. Each of the Indemnified Parties and the Indemnification Parties shall be entitled to enforce the covenants contained in this Section 5.9 and Equity Office and EOP Partnership acknowledge and agree that each Indemnified Party and Indemnification Party would suffer irreparable harm and that no adequate remedy at law exists for a breach of such covenants and such Indemnified Party or such Indemnification Party shall be entitled to injunctive relief and specific performance in the event of any breach of any provision in this Section 5.9.

      (e)  If Equity Office or EOP Partnership or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this Section 5.9, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each director and officer covered hereby.

      5.10  Declaration of Dividends and Distributions. From and after the date of this Agreement, neither Spieker nor Equity Office shall make any dividend or distribution to its respective stockholders or shareholders without the prior written consent of the other party; provided, however, the written consent of the other party shall not be required for the authorization and payment of (a) distributions at their respective stated dividend or distribution rates with respect to Equity Office Existing Preferred Shares or any series of Spieker Preferred Stock, (b) quarterly distributions with respect to the Spieker Common Stock of $0.70 per share for the quarter ending March 31, 2001 and each quarter thereafter, subject to increase as set forth below and (c) quarterly distributions with respect to the Equity Office Common Shares of up to $0.45 per share for the quarter ending March 31, 2001 and for each quarter thereafter; provided, however, the record date for each distribution with respect to the Spieker Common Stock shall be the same date as the record date for the quarterly distribution for the Equity Office Common Shares, as provided to Spieker by notice not less than twenty (20) business days prior to the record date for any quarterly Equity Office distribution. Within 30 days of the date of this Agreement, Spieker shall prepare and present to Equity Office a financial plan showing in reasonable detail the expected management of its operations, including any asset dispositions, and its estimated taxable income (including allowable deductions attributable to payments required to be made by Spieker prior to the Effective Time under the Spieker special severance policy and allowable deductions attributable to the vesting of restricted stock of Spieker set forth on Schedule 5.8(d) prior to the Effective Time) in a manner that results in no required Final Spieker Dividend in order for Spieker, at the Effective Time of the Merger, to satisfy the requirement of the Section 857(a)(1) for the short taxable year of Spieker ending at such time (and to avoid the payment of any tax with respect to any undistributed income or gain for such year). Such plan shall include the projected required quarterly dividends per share of Spieker Common Stock necessary to ensure that no Final Spieker Dividend is required to be paid, which quarterly dividends shall be not less than $0.70 per share nor result in a “return of capital” per share of Spieker Common Stock that exceeds one percent (1%) of the projected dividends per share. Upon the approval by Equity Office of such plan, which approval shall not be unreasonably withheld, Spieker shall be entitled to increase the quarterly dividend per share of Spieker Common Stock to the amount shown in such plan, as approved by Equity Office. From and after the date of this Agreement, Spieker Partnership shall not make any distribution to the holders of Spieker OP Units except a distribution per Spieker OP Unit in the same amount as a dividend per share of Spieker Common Stock permitted pursuant to this Section 5.10, with the same record and payment dates as such dividend on the Spieker Common Stock. If Spieker increases any quarterly dividend per share of Spieker Common Stock to an amount in excess of $0.70 per share in accordance with this Section 5.10, Equity Office shall be entitled to declare a dividend per share payable to holders of Equity Office

Common Shares (and EOP Partnership shall declare a distribution per unit payable to holders of Equity Office OP Units if a dividend has been declared on the Equity Office Common Shares), the record dates for which shall be the close of the business on the last business day prior to the Effective Time, in an amount per Equity Office Common Share and Equity Office OP Unit equal to the quotient obtained by dividing (x) the aggregate amount of quarterly dividends per share of Spieker Common Stock declared or paid by Spieker in excess of $0.70 per share per quarter in accordance with this Section 5.10 by (y) 1.94462 (the “Additional Corresponding Equity Office Dividends and Distributions”). If, and to the extent, the terms of any series of Equity Office Preferred Shares or Equity Office Preferred OP Units require the payment of a dividend or distribution by reason of the payment of the Additional Corresponding Equity Office Dividends and Distributions, Equity Office and EOP Partnership shall declare and pay any such required dividends and distributions. The Additional Corresponding Equity Office Dividends and Distributions (and any dividends payable to holders of Equity Office Preferred Shares and distributions payable to holders of Equity Office Preferred OP Units) shall be paid on the last business day immediately preceding the Closing Date. The foregoing restrictions shall not apply, however, (i) to Equity Office to the extent a distribution (or an increase in a distribution) by Equity Office is necessary for Equity Office to maintain REIT status, avoid the incurrence of any taxes under Section 857 of the Code, avoid the imposition of any excise taxes under Section 4981 of the Code, or avoid the need to make one or more extraordinary or disproportionately larger distributions to meet any of the three preceding objectives (or to any corresponding distributions or increases in distributions paid by EOP Partnership), (ii) to Equity Office and EOP Partnership with respect to any Corresponding Equity Office Dividends and Distributions, or (iii) to Spieker and Spieker Partnership with respect to any Final Spieker Dividends and Final Spieker Partnership Distributions.

      5.11  Transfer of Spieker TRS. At the Closing and pursuant to the Stock Purchase Agreement, each of the holders of voting capital stock of Spieker TRS (other than Spieker Partnership, to the extent it owns any such voting capital stock) shall transfer to Equity Office TRS Sub or such Person or Persons as Equity Office TRS Sub shall designate by written notice delivered to them prior to the Closing, or shall authorize a merger that will result in such a transfer of all of the shares of Spieker TRS which are not owned by Spieker Partnership, for an aggregate consideration in an amount equal to the purchase price per share set forth in the Stock Purchase Agreement multiplied by the number of outstanding shares of voting capital stock of Spieker TRS. Equity Office shall use commercially reasonable efforts to cause Equity Office TRS Sub to perform its obligations under the Stock Purchase Agreement.

      5.12  Notices. Equity Office shall provide such notice to its preferred shareholders of the Merger as is required under Maryland law or the Equity Office Declaration of Trust.

      5.13  Resignations. On the Closing Date, Spieker shall cause the directors and officers of Spieker and of each of the Spieker Subsidiaries to submit their resignations from such positions, effective as of the Effective Time of the Merger.

      5.14  Assumption of Existing Tax Protection Agreements. Effective as of the Effective Time of the Partnership Merger, Equity Office and EOP Partnership shall assume the obligations of Spieker, Spieker Partnership and/or the applicable Spieker Subsidiary, as the case may be, under the Tax Protection Agreements as described in Schedule 2.18(j) to the Spieker Disclosure Letter. Immediately prior to the Effective Time of the Partnership Merger, Equity Office and EOP Partnership shall enter into agreements with Spieker and Spieker Partnership, for the benefit of and enforceable by the individuals and entities who are intended to be protected by the provisions of the Tax Protection Agreements, confirming such assumption effective as of the Effective Time of the Partnership Merger.

      5.15  EOP Partnership Agreement. At the Closing, EOP Partnership shall assume and perform any obligations that Spieker Partnership or any Spieker Subsidiary has immediately prior to the Effective Time to issue securities in accordance with the terms of any partnership or other agreement to which Spieker Partnership or such Spieker Subsidiary is a party and that are described on Schedule 5.15, in the same manner and to the same extent that Spieker Partnership or such Spieker Subsidiary would be required to perform such obligation if no Merger had been consummated.

      5.16  Registration Rights Agreements. At the Closing, Spieker shall assign and Equity Office shall assume by appropriate instrument the Registration Rights Agreements described on Schedule 5.16 to the Spieker Disclosure Letter.

ARTICLE 6

CONDITIONS

      6.1  Conditions to Each Party’s Obligation to Effect the Mergers. The obligations of each party to effect the Mergers and to consummate the other transactions contemplated by this Agreement to occur on the Closing Date shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

      (a)  Shareholder and Partner Approvals. The Spieker Stockholder Approvals, the Equity Office Shareholder Approvals and the Partner Approvals shall have been obtained.

      (b)  HSR Act. The waiting period (and any extension thereof) applicable to the Partnership Merger, the Merger or the transactions contemplated by the Stock Purchase Agreement under the HSR Act, if applicable to the Partnership Merger, the Merger or the transactions contemplated by the Stock Purchase Agreement, shall have expired or been terminated.

      (c)  Listing of Shares. The NYSE shall have approved for listing the Equity Office Common Shares, Equity Office Series E Preferred Shares, Equity Office Series F Preferred Shares and Equity Office Series H Preferred Shares to be issued in the Merger, the Equity Office Common Shares reserved for issuance upon redemption of Equity Office OP Units issued in the Partnership Merger, the Equity Office Common Shares reserved for issuance upon conversion of Equity Office Series D Preferred Shares (if any), and the Equity Office Series G Preferred Shares reserved for issuance upon conversion of Equity Office Series G Preferred OP Units issued in the Partnership Merger, in each case, to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

      (d)  Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by the SEC seeking a stop order.

      (e)  No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers or any of the other transactions contemplated hereby shall be in effect.

      (f)  Blue Sky Laws. Equity Office and EOP Partnership shall have received all state securities or “blue sky” permits and other authorizations necessary to issue the Equity Office Common Shares and Equity Office OP Units issuable in the Mergers.

      6.2  Conditions to Obligations of Equity Office and EOP Partnership. The obligations of Equity Office and EOP Partnership to effect the Mergers and to consummate the other transactions contemplated to occur on the Closing Date are further subject to the following conditions, any one or more of which may be waived by Equity Office:

      (a)  Representations and Warranties. Each of the representations and warranties of Spieker and Spieker Partnership set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Spieker Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties are expressly limited by their terms to another date, in which case such representations and warranties shall be true and correct as of such other date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Spieker Material Adverse Effect; and Equity Office shall have received a certificate (which certificate may be qualified by “knowledge” to the same extent as the representations and warranties of Spieker and Spieker Partnership contained herein are so qualified) signed on behalf of Spieker by the chief executive officer or the chief financial officer of Spieker, in such capacity, to such effect.

      (b)  Performance of Obligations of Spieker and Spieker Partnership. Spieker and Spieker Partnership shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and Equity Office shall have received a certificate signed on behalf of Spieker by the chief executive officer or the chief operating officer of Spieker, in such capacity, to such effect.

      (c)  Material Adverse Effect. Since the date of this Agreement, there shall have been no Spieker Material Adverse Effect and Equity Office shall have received a certificate of the chief executive officer or chief operating officer of Spieker, in such capacity, certifying to such effect.

      (d)  Tax Opinions Relating to REIT Status and Partnership Status. Equity Office shall have received (i) an opinion of counsel to Spieker reasonably satisfactory to Equity Office, dated as of the Closing Date, to the effect that, commencing with its taxable year ended December 31, 1993 through and including the end of its taxable year ended December 31, 1999, (x) Spieker was organized and operated in conformity with the requirements for qualification as a REIT under the Code, and (y) Spieker Partnership was during and since October 15, 1993, through the end of its taxable year ended December 31, 1999, treated for federal income tax purposes as a partnership and not as a corporation or association taxable as a corporation (with customary exceptions, assumptions and qualifications and based upon customary representations); (ii) an opinion of Sullivan & Cromwell or other counsel to Spieker reasonably satisfactory to Equity Office, dated as of the Closing Date, to the effect that, commencing with its taxable year ended December 31, 2000, (x) Spieker was organized and has operated in conformity with the requirements for qualification as a REIT under the Code, and (y) Spieker Partnership has been during and since January 1, 2000, and continues to be, treated for federal income tax purposes as a partnership and not as a corporation or association taxable as a corporation (with customary exceptions, assumptions and qualifications and based upon customary representations and upon the opinion of counsel rendering the opinion described in clause (i) if such counsel is not the same counsel), and (iii) an opinion of Hogan & Hartson L.L.P. or other counsel to Equity Office reasonably satisfactory to Spieker, dated as of the Closing Date, to the effect that, commencing with its taxable year ended December 31, 1997, Equity Office was organized and has operated in conformity with the requirements for qualification as a REIT under the Code and that, after giving effect to the Merger, Equity Office’s proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code (with customary exceptions, assumptions and qualifications and based upon customary representations and based upon and subject to the opinions of counsel to Spieker described in clauses (i) and (ii) above).

      (e)  Tax Opinion Relating to the Mergers. Equity Office shall have received an opinion dated the Closing Date from Hogan & Hartson L.L.P. or other counsel reasonably satisfactory to Equity Office, based upon customary certificates and letters, which letters and certificates are to be in a form to be agreed upon by the parties and dated the Closing Date, to the effect that (i) the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code and (ii) the Partnership Merger will not result in the recognition of taxable gain or loss at the time of the Partnership Merger to a holder of Spieker OP Units or Spieker Preferred OP Units, as applicable, (A) who is a “U.S. person” (as defined for purposes of Sections 897 and 1445 of the Code; (B) who does not exercise its redemption right with respect to Equity Office OP Units or Equity Office Preferred OP Units, as applicable, under the EOP Partnership Agreement on a date sooner than the date two years after the Effective Date for the Partnership Merger; (C) who does not receive a cash distribution in connection with the Partnership Merger (or a deemed cash distribution resulting from relief or a deemed relief from liabilities, including as a result of the prepayment of indebtedness of Spieker Partnership in connection with or following the Partnership Merger) in excess of such holder’s adjusted basis in its Spieker OP Units or its Spieker Preferred OP Units, as applicable, at the time of the Partnership Merger; (D) who is not required to recognize gain by reason of the application of Section 707(a) of the Code and the Treasury Regulations thereunder to the Partnership Merger, with the result that the Partnership Merger is treated as part of a “disguised sale” by reason of any transactions undertaken by Spieker Partnership prior to or in connection with the Partnership Merger or any debt of Spieker Partnership that is assumed or repaid in connection with the Partnership Merger; and (E) whose “at risk” amount does not fall below zero as a result of the Mergers.

      (f)  Opinion Relating to Roll-Up Rules. Equity Office shall have received an opinion of Sullivan & Cromwell or other counsel to Spieker reasonably satisfactory to Equity Office, dated as of the Closing Date, to the effect that the Partnership Merger is not subject to the requirements of (a) Subpart 900 of Regulation S-K, as amended, as promulgated by the SEC, (b) Rule 2810(a)(10) promulgated by the National Association of Securities Dealers or (c) Sections 25014.5 through 25014.7 of Title 4, Division 1 of the California Corporate Securities Law, as amended.

      (g)  “Comfort” Letter. Equity Office and EOP Partnership shall have received a “comfort” letter from Arthur Andersen LLP, as described in Section 5.1(b).

      (h)  Shares of Spieker TRS. All of the voting shares of Spieker TRS (other than any such shares owned by Spieker Partnership) shall have been transferred to Equity Office TRS Sub, or its designees or assigns, in accordance with the Stock Purchase Agreement.

      (i)  Nonsolicitation Agreements. Each of Warren E. Spieker, Jr., John A. Foster and Craig G. Vought shall have entered into nonsolicitation agreements substantially in the forms set forth on Exhibit J.

      6.3  Conditions to Obligations of Spieker and Spieker Partnership. The obligations of Spieker and Spieker Partnership to effect the Mergers and to consummate the other transactions contemplated to occur on the Closing Date is further subject to the following conditions, any one or more of which may be waived by Spieker:

(a) Representations and Warranties. Each of the representations and warranties of Equity Office and EOP Partnership set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Equity Office Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties are expressly limited by their terms to another date, in which case such representations and warranties shall be true and correct as of such other date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Equity Office Material Adverse Effect; and Spieker shall have received a certificate (which certificate may be qualified by “knowledge” to the same extent as the representations and warranties of Equity Office and EOP Partnership contained herein are so qualified) signed on behalf of Equity Office by the chief executive officer or the chief financial officer of Equity Office, in such capacity, to such effect.

(b) Performance of Obligations of Equity Office and EOP Partnership. Equity Office and EOP Partnership shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Spieker shall have received a certificate of Equity Office signed on behalf of Equity Office by a duly authorized executive officer of Equity Office, in such capacity, to such effect.

(c) Material Adverse Effect. Since the date of this Agreement, there shall have been no Equity Office Material Adverse Effect and Spieker shall have received a certificate of a duly authorized executive officer of Equity Office, in such capacity, certifying to such effect.

(d) Tax Opinions Relating to REIT Status and Partnership Status. Spieker shall have received the opinion of Hogan & Hartson L.L.P. or other counsel to Equity Office reasonably satisfactory to Spieker, dated as of the Closing Date, that, commencing with its taxable year ended December 31, 1997, (i) Equity Office was organized and has operated in conformity with the requirements for qualification as a REIT under the Code and that, after giving effect to the Merger, Equity Office’s proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code (with customary exceptions, assumptions and qualifications and based upon customary representations and based upon and subject to the opinions of counsel to Spieker described in Section 6.2(d) of this Agreement), and (ii) EOP Partnership has been during and since 1997, and continues to be, treated for federal income tax purposes as a partnership and not as a corporation or association taxable as a corporation (with customary exceptions, assumptions and qualifications and based upon customary representations).

(e) Tax Opinion Relating to the Mergers. Spieker shall have received an opinion dated the Closing Date from Sullivan & Cromwell or other counsel reasonably satisfactory to Spieker, based upon customary certificates and letters, which letters and certificates are to be in a form to be agreed upon by the parties and dated the Closing Date, to the effect that (i) the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code and (ii) the Partnership Merger will not result in the recognition of taxable gain or loss at the time of the Partnership Merger to a holder of Spieker OP Units or Spieker Preferred OP Units, as applicable, (A) who is a “U.S. person” (as defined for purposes of Sections 897 and 1445 of the Code; (B) who does not exercise its redemption right with respect to Equity Office OP Units or Equity

Office Preferred OP Units, as applicable, under the EOP Partnership Agreement on a date sooner than the date two years after the Effective Date for the Partnership Merger; (C) who does not receive a cash distribution in connection with the Partnership Merger (or a deemed cash distribution resulting from relief or a deemed relief from liabilities, including as a result of the prepayment of indebtedness of Spieker Partnership in connection with or following the Partnership Merger) in excess of such holder’s adjusted basis in its Spieker OP Units or its Spieker Preferred OP Units, as applicable, at the time of the Partnership Merger; (D) who is not required to recognize gain by reason of the application of Section 707(a) of the Code and the Treasury Regulations thereunder to the Partnership Merger, with the result that the Partnership Merger is treated as part of a “disguised sale” by reason of any transactions undertaken by Spieker Partnership prior to or in connection with the Partnership Merger or any debt of Spieker Partnership that is assumed or repaid in connection with the Partnership Merger; and (E) whose “at risk” amount does not fall below zero as a result of the Mergers.

(f) “Comfort” Letter. Spieker and Spieker Partnership shall have received a “comfort” letter from Ernst & Young LLP, as described in Section 5.1(b).

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

      7.1  Termination. This Agreement may be terminated at any time prior to the Effective Time of the Partnership Merger, whether such action occurs before or after any of the Spieker Stockholder Approvals, the Equity Office Shareholder Approvals or either of the Spieker Partner Approvals are obtained:

(a) by mutual written consent duly authorized by the Board of Trustees of Equity Office and the Board of Directors of Spieker;

(b) by Equity Office, (i) upon a breach of or failure to perform any covenant, obligation or agreement on the part of Spieker or Spieker Partnership set forth in this Agreement, or (ii) upon a breach of or in the event that any representation or warranty of Spieker or Spieker Partnership is or shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, would be incapable of being satisfied by December 31, 2001 (or as otherwise extended);

(c) by Spieker, (i) upon a breach of or failure to perform any covenant, obligation or agreement on the part of Equity Office or EOP Partnership set forth in this Agreement, or (ii) upon a breach of or in the event that any representation or warranty of Equity Office or EOP Partnership is or shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as the case may be, would be incapable of being satisfied by December 31, 2001 (or as otherwise extended);

(d) by either Equity Office or Spieker, if any judgment, injunction, order, decree or action by any Governmental Entity of competent authority preventing the consummation of either of the Mergers shall have become final and non-appealable;

(e) by either Equity Office or Spieker, if the Mergers shall not have been consummated before December 31, 2001; provided, however, that a party may not terminate pursuant to this clause (e) if the terminating party shall have breached in any material respect its obligations under this Agreement in any manner that shall have caused either of the Mergers not to have been consummated by such date;

(f) by either Equity Office or Spieker (unless Spieker or Spieker Partnership is in breach in any material respect of its obligations under Section 5.1) if, upon a vote at a duly held Spieker Stockholders Meeting or any adjournment thereof, the Spieker Stockholder Approvals shall not have been obtained as contemplated by Section 5.1, if the Spieker Partner Approvals have not been obtained as contemplated by Section 5.1 or if it is determined by Equity Office that the Spieker Partner Approvals cannot be obtained;

(g) by either Spieker or Equity Office (unless Equity Office or EOP Partnership is in breach in any material respect of its obligations under Section 5.1) if, upon a vote at a duly held Equity Office Shareholders Meeting or any adjournment thereof, the Equity Office Shareholder Approvals shall not have been obtained as contemplated by Section 5.1 or if the Equity Office Partner Approvals have not been obtained as contemplated by Section 5.1;

(h) by Spieker (i) if the Board of Directors of Spieker shall have withdrawn, modified, amended or qualified in any manner adverse to Equity Office its approval or recommendation of either of the Merger or this Agreement in connection with, or approved or recommended, any Superior Acquisition Proposal, or, (ii) in order to enter into a binding written agreement with respect to a Superior Acquisition Proposal, provided that, in each case, Spieker shall have complied with the terms of Section 4.3 and, prior to terminating pursuant to this Section 7.1(h), has paid to EOP Partnership the Break-Up Fee (as defined herein) as provided by Section 7.2 hereof; and

(i) by Equity Office, if (1) the Board of Directors of Spieker shall have failed to recommend or withdrawn, modified, amended or qualified, or proposed publicly not to recommend or to withdraw, modify, amend or qualify, in any manner adverse to Equity Office its approval or recommendation of either of the Mergers or this Agreement or approved or recommended any Superior Acquisition Proposal, (2) following the announcement or receipt of an Acquisition Proposal, Spieker shall have failed to call the Spieker Stockholders Meeting in accordance with Section 5.1(a) or failed to prepare and mail to its stockholders the Joint Proxy Statement in accordance with Section 5.1(a) or 5.1(b), or (3) the Board of Directors of Spieker or any committee thereof shall have resolved to do any of the foregoing.

      7.2  Certain Fees and Expenses. If this Agreement shall be terminated (i) pursuant to Section 7.1(h), 7.1(i)(1) or 7.1(i)(3), then Spieker and Spieker Partnership theretofore or thereupon shall pay to EOP Partnership a fee equal to the Break-Up Fee (as defined herein), and (ii) pursuant to Section 7.1(b) or 7.1(f), then Spieker and Spieker Partnership shall pay to EOP Partnership (provided that Spieker was not entitled to terminate this Agreement pursuant to Section 7.1(c) at the time of such termination) an amount equal to the Break-Up Expenses (as defined herein). If this Agreement shall be terminated pursuant to Section 7.1(c) or 7.1(g), then Equity Office and EOP Partnership shall pay to Spieker Partnership (provided that Equity Office was not entitled to terminate this Agreement pursuant to Section 7.1(b) at the time of such termination) an amount equal to the Break-Up Expenses. If this Agreement shall be terminated pursuant to Section 7.1(b), 7.1(d) (if primarily resulting from any action or inaction of Spieker, Spieker Partnership or any Spieker Subsidiary or Spieker TRS), 7.1(e), 7.1(f), 7.1(i)(2) and prior to the time of such termination an Acquisition Proposal has been received by Spieker or Spieker Partnership, and either prior to the termination of this Agreement or within twelve (12) months thereafter, Spieker or Spieker Partnership enters into any written agreement to consummate a transaction or series of transactions which, had such agreement been proposed or negotiated during the term of this Agreement, would have constituted an Acquisition Proposal pursuant to Section 4.3 (each, a “Spieker Acquisition Agreement”), which is subsequently consummated (whether or not any Spieker Acquisition Agreement relates to the same Acquisition Proposal which had been received at the time of the termination of this Agreement), then Spieker and Spieker Partnership shall pay the Break-Up Fee to EOP Partnership.

      The payment of the Break-Up Fee shall be compensation for the loss suffered by Equity Office and EOP Partnership as a result of the failure of the Mergers to be consummated (including, without limitation, opportunity costs and out-of-pocket costs and expenses) and to avoid the difficulty of determining damages under the circumstances. The Break-Up Fee shall be paid by Spieker and Spieker Partnership to EOP Partnership, or the Break-Up Expenses shall be paid by Spieker and Spieker Partnership to EOP Partnership or EOP Partnership to Spieker Partnership (as applicable), in immediately available funds within two (2) business days after the date the event giving rise to the obligation to make such payment occurred (except as otherwise provided in Section 7.1(h) or 7.1(i)). Spieker acknowledges that the agreements contained in this Section 7.2 are integral parts of this Agreement; accordingly, if Spieker and Spieker Partnership fail to promptly pay the Break-Up Fee or Break-Up Expenses due pursuant to this Section 7.2 and, in order to obtain payment, Equity Office commences a suit which results in a judgment against Spieker or Spieker Partnership for any amounts owed pursuant to this Section 7.2, Spieker and Spieker Partnership shall pay to Equity Office its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount owed at the rate on six-month U.S. Treasury obligations in effect on the date such payment was required to be made plus 300 basis points.

      As used in this Agreement, “Break-Up Fee” shall be an amount equal to the lesser of (i) $160,000,000 less Break-Up Expenses paid or payable under this Section 7.2 (the “Base Amount”) and (ii) the sum of (A) the maximum amount that can be paid to EOP Partnership without causing Equity Office to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) and 856(c)(3)(A)-(I) of the Code (“Qualifying Income”), as determined by independent accountants to Equity Office, and (B) in the event Equity Office receives a letter from outside counsel (the “Break-Up Fee Tax Opinion”) indicating that Equity Office has received a ruling from the IRS holding that EOP Partnership’s receipt of the Base Amount would either constitute Qualifying Income or would be excluded from gross income of Equity Office within the meaning of Sections 856(c)(2) and (3) of the Code (the “REIT Requirements”) or that the receipt by EOP Partnership of the remaining balance of the Base Amount following the receipt of and pursuant to such ruling would not be deemed constructively received prior thereto, the Base Amount less the amount payable under clause (A) above. Spieker’s and Spieker Partnership’s obligation to pay any unpaid portion of the Break-Up Fee shall terminate three years from the date of this Agreement. In the event that EOP Partnership is not able to receive the full Base Amount, Spieker and Spieker Partnership shall place the unpaid amount in escrow and shall not release any portion thereof to EOP Partnership unless and until Spieker receives one or both of the following: (i) a letter from Equity Office’s independent accountants indicating the maximum amount that can be paid at that time to EOP Partnership without causing Equity Office to fail to meet the REIT Requirements or (ii) a Break-Up Fee Tax Opinion, in either of which events Spieker and Spieker Partnership shall pay to EOP Partnership the unpaid Base Amount or, if less and either there is no Break-up Fee Tax Opinion or the ruling described in the Break-Up Fee Tax Opinion does not hold that the Base Amount either would constitute Qualifying Income or would be excluded from gross income for purposes of the REIT Requirements, the maximum amount stated in the letter referred to in (i) above. Subject to satisfaction of the conditions set forth in the immediately preceding sentence, there is no limitation on the number of distributions that can be made from the escrow prior to the third anniversary of the date of this Agreement.

      The “Break-Up Expenses” payable to EOP Partnership or Spieker Partnership, as the case may be (the “Recipient”), shall be an amount equal to the lesser of (i) $7,500,000 or (ii) the Recipient’s out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, all attorneys’, accountants’ and investment bankers’ fees and expenses). If the Break-Up Expenses payable to the Recipient exceed the maximum amount that can be paid to the Recipient without causing the Recipient to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income, as determined by independent accountants to the Recipient (the “Maximum Amount”), the amount initially payable to the Recipient shall be limited to the Maximum Amount. If, however, within the three-year period commencing on the date of this Agreement, the Recipient receives a Break-Up Fee Tax Opinion indicating that it has received a ruling from the IRS holding that the Recipient’s receipt of the Break-Up Expenses would either constitute Qualifying Income or would be excluded from gross income of the Recipient within the meaning of the REIT Requirements or that receipt by the Recipient of the balance of the Break-Up Expenses above the Maximum Amount following the receipt of and pursuant to such ruling would not be deemed constructively received prior thereto, the Recipient shall be entitled to have payable to it the full amount of the Break-Up Expenses. The obligation of Equity Office and EOP Partnership or Spieker and Spieker Partnership, as applicable (“Payor”), to pay any unpaid portion of the Break-Up Expenses shall terminate three years from the date of this Agreement. In the event that the Recipient is not able to receive the full Break-Up Expenses, the Payor shall place the unpaid amount in escrow and shall not release any portion thereof to the Recipient unless and until the Payor receives either one or both of the following: (i) a letter from the independent accountants of Equity Office or Spieker, as the case may be, indicating the maximum amount that can be paid at that time to the Recipient without causing it to fail to meet the REIT Requirements or (ii) a Break-Up Expense Tax Opinion, in either of which events the Payor shall pay to the Recipient the unpaid Break-Up Expenses or, if less and either there is no Break-Up Expense Tax Opinion or the ruling described in the Break-Up Expense Tax Opinion does not hold that the Base Amount either would constitute Qualifying Income or would be excluded from gross income for purposes of the REIT Requirements, the maximum amount stated in the letter referred to in (i) above. Subject to satisfaction of the conditions set forth in the immediately preceding sentence, there is no limitation on the number of distributions that can be made from the escrow prior to the third anniversary of the date of this Agreement.

      7.3  Effect of Termination. In the event of termination of this Agreement by either Spieker or Equity Office as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Equity Office, EOP Partnership, Spieker or Spieker Partnership, other than the last sentence of Section 5.2, Section 7.2, this Section 7.3 and Article 8, and except to the extent that such termination results from a material breach by any party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

      7.4  Amendment. This Agreement may be amended by the parties in writing by action of the respective Board of Trustees or Board of Directors of Equity Office and Spieker at any time before or after any Shareholder Approvals are obtained and prior to the filing of the Articles of Merger with the Department; provided, however, that, after the Shareholder Approvals and Partner Approvals are obtained, no such amendment, modification or supplement shall be made which by law requires the further approval of shareholders or partners without obtaining such further approval. The parties agree to amend this Agreement in the manner provided in the immediately preceding sentence to the extent required to (a) continue the status of each party as a REIT or (b) preserve the Merger as a reorganization under Section 368(a) of the Code.

      7.5  Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.4, waive compliance with any of the agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE 8

GENERAL PROVISIONS

      8.1  Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement confirming the representations and warranties in this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

      8.2  Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

(a) if to Equity Office or EOP Partnership, to:

Equity Office Properties Trust Two North Riverside Plaza Suite 2100 Chicago, IL 60606 Attention: Timothy H. Callahan, President Stanley M. Stevens, Chief Legal Counsel Fax No.: (312) 466-4020

with a copy (which shall not constitute notice) to:

Hogan & Hartson L.L.P.
555 Thirteenth Street, N.W.
Washington, D.C. 20004-1109

Attention: J. Warren Gorrell, Jr.
George P. Barsness
Fax No.: (202) 637-5910

(b) if to Spieker or Spieker Partnership, to:

Spieker Properties, Inc.
2180 Sand Hill Road
Suite 200
Menlo Park, CA 94025
Attention:  Craig Vought, Co-Chief Executive Officer
            Sara Reynolds Steppe, Senior Vice
              President, General Counsel
Fax No.: (650) 233-3838

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell 1888 Century Park East Los Angeles, CA 90067-1725 Attention: Alison S. Ressler Fax No.: (310) 712-8800

      All notices shall be deemed given only when actually received.

      8.3  Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

      8.4  Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

      8.5  Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Spieker Disclosure Letter, the Equity Office Disclosure Letter, the Confidentiality Agreement, the Voting Agreements and the other agreements entered into in connection with the Mergers (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral between the parties with respect to the subject matter of this Agreement and (b) except as provided in Section 5.9 (“Third Party Provisions”), are not intended to confer upon any Person other than the parties hereto any rights or remedies.

      8.6  Governing Law. THE PARTNERSHIP MERGER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATES OF DELAWARE AND CALIFORNIA, AS APPLICABLE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF. EXCEPT AS PROVIDED IN THE IMMEDIATELY PRECEDING SENTENCE, THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

      8.7  Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

      8.8  Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in Maryland or in any state court located in Maryland this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any federal court located in Maryland or any state court located in Maryland in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

      8.9  Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

      8.10  Exculpation. This Agreement shall not impose any personal liability on any shareholder, trustee, trust manager, officer, employee or agent of Equity Office or Spieker, and all Persons shall look solely to the property of Equity Office or Spieker for the payment of any claim hereunder or for the performance of this Agreement.

      8.11  Joint and Several Obligations. In each case where both Spieker and Spieker Partnership, on the one hand, or Equity Office and EOP Partnership, on the other hand, are obligated to perform the same obligation hereunder, such obligation shall be joint and several.

      IN WITNESS WHEREOF, Equity Office, EOP Partnership, Spieker and Spieker Partnership have caused this Agreement to be signed by their respective officers (or general partners) thereunto duly authorized all as of the date first written above.

EQUITY OFFICE PROPERTIES TRUST

By:	/s/ TIMOTHY H. CALLAHAN

Name: Timothy H. Callahan
Title: President and Chief Executive Officer

EOP OPERATING LIMITED PARTNERSHIP

By:	Equity Office Properties Trust,

its sole general partner

By:	/s/ TIMOTHY H. CALLAHAN

Name: Timothy H. Callahan
Title: President and Chief Executive Officer

SPIEKER PROPERTIES, INC.

By:	/s/ WARREN E. SPIEKER, JR.

Name: Warren E. Spieker, Jr.
Title: Chairman of the Board

SPIEKER PROPERTIES, L.P.

By:	Spieker Properties, Inc.,

its sole general partner

By:	/s/ WARREN E. SPIEKER, JR.

Name: Warren E. Spieker, Jr.
Title: Chairman of the Board

ANNEX B

[MORGAN STANLEY LETTERHEAD]

February 22, 2001

Board of Trustees

Equity Office Properties Trust
Two North Riverside Plaza, Suite 2100
Chicago, IL 60606

Members of the Board:

      We understand that Spieker Properties, Inc. (the “Target” or the “Company”), Spieker Properties, L.P. (the “Target Partnership”), Equity Office Properties Trust (the “Buyer”) and Equity Office Properties Limited Partnership (the “Buyer Partnership”) propose to enter into the Agreement and Plan of Merger, dated as of February 22, 2001 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Target with and into Buyer, and immediately prior to the Merger, the merger of Target Partnership with and into Buyer Partnership. Pursuant to the Merger, as set forth in the Merger Agreement, (i) each outstanding share of common stock, par value $.0001 per share (the “Company Common Stock”) of Target, together with the associated rights issued pursuant to the terms of that certain Stockholder Protection Rights Agreement, dated as of September 10, 1998, between Target and the Bank of New York, as rights agent, other than shares held in treasury or held by the Buyer or any affiliate of the Buyer, will be converted into the right to receive $13.50 per share in cash and 1.49586 common shares of beneficial interest, $.01 par value per share, of Equity Office Properties Trust (the “Buyer’s Common Shares”), and (ii) Spieker Properties Preferred Stock (as defined in the Merger Agreement) will be converted into Equity Office Properties Preferred Shares (as defined in the Merger Agreement). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

      You have asked for our opinion as to whether the consideration to be paid by the Buyer pursuant to the Merger Agreement is fair from a financial point of view to the Buyer.

      For purposes of the opinion set forth herein, we have:

(i)	reviewed certain publicly available financial statements and other business and financial information of the Company and the Buyer, respectively;

(ii)	reviewed certain internal financial statements and other financial and operating data concerning the Company and the Buyer, respectively;

(iii)	analyzed certain internal financial forecasts prepared by the managements of the Company and the Buyer, respectively;

(iv)	reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the managements of the Company and the Buyer, respectively;

(v)	discussed the past and current operations and financial condition and the prospects of the Buyer, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Buyer;

(vi)	reviewed the pro forma impact of the Merger on the Buyer’s funds from operations per share, cash flow, consolidated capitalization and financial ratios;

(vii)	reviewed the reported prices and trading activity for the Company Common Stock and the Buyer’s Common Shares, respectively;

(viii)	compared the financial performance of the Company and the Buyer and the prices and trading activity of the Company Common Stock and the Buyer’s Common Shares with that of certain

Board of Trustees
Equity Office Properties Trust
February 22, 2001

other publicly-traded companies comparable with the Company and the Buyer, respectively, and their securities;

(ix)	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

(x)	participated in discussions and negotiations among representatives of the Company and the Buyer and their financial and legal advisors;

(xi)	reviewed the Merger Agreement and certain related documents; and

(xii)	considered such other factors and performed such other analyses as we have deemed appropriate.

      We have assumed and relied upon without independent verification the accuracy and completeness in all material respects of the information supplied or otherwise made available to us by the Company and the Buyer for the purposes of this opinion. With respect to the internal financial forecasts, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company and the Buyer. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

      We have acted as financial advisor to the Board of Trustees of the Buyer in connection with this transaction and will receive a fee for our services, including a transaction fee that is contingent upon the consummation of the Merger. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for the Buyer and the Company and have received fees for the rendering of these services. In the ordinary course of business, Morgan Stanley may from time to time trade in the debt and equity securities or senior loans of the Buyer. In addition, asset management affiliates of Morgan Stanley beneficially own, in the aggregate, approximately 2.0% of the Buyer’s Common Shares. Furthermore, Morgan Stanley is financial advisor to and affiliates of Morgan Stanley are shareholders of Constellation Real Technologies LLC, a private company in which both the Buyer and the Company are shareholders.

      It is understood that this letter is for the information of the Board of Trustees of the Buyer only and may not be used for any other purpose without our prior written consent, except that a copy of our written opinion may be included in its entirety in any filing that the Buyer is required to file with the Securities and Exchange Commission in connection with the Merger. In addition, this opinion does not in any manner address the prices at which the Buyer’s Common Shares will trade following the consummation of the Merger, and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company and the Buyer should vote at the shareholders’ meetings held in connection with the Merger.

Board of Trustees
Equity Office Properties Trust
February 22, 2001

      Based upon and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be paid by the Buyer pursuant to the Merger Agreement is fair from a financial point of view to the Buyer.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:	______________________________________ J.E. Hoke Slaughter Managing Director

ANNEX C

[GOLDMAN SACHS LETTERHEAD]

February 22, 2001

PERSONAL AND CONFIDENTIAL

Board of Directors

Spieker Properties, Inc.
2180 Sand Hill Road
Menlo Park, CA 94025

Gentlemen:

      You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.0001 per share (the “Spieker Common Stock”), of Spieker Properties, Inc. (“Spieker” or the “Company”) of the Consideration (as defined below) to be received for each share of Spieker Common Stock pursuant to the Agreement and Plan of Merger, dated as of February 22, 2001 (the “Agreement”), by and among the Company, Spieker Properties, L.P., an affiliate of the Company (“Spieker Partnership”), Equity Office Properties Trust (“EOP”), and EOP Operating Limited Partnership, an affiliate of EOP (“EOP Partnership”). Pursuant to the Agreement, the Company will be merged with and into EOP (the “Merger”) and each outstanding share of Spieker Common Stock will be converted into the right to receive (a) $13.50 in cash (the “Cash Consideration”) and (b) 1.49586 common shares of beneficial interest, par value $0.01 per share (the “EOP Common Stock”), of EOP (the “Stock Consideration” and, together with the Cash Consideration, the “Consideration”) as more fully set forth in the Agreement.

      We note that also pursuant to the Agreement, Spieker Partnership will be merged with and into EOP Partnership (the “Partnership Merger”) and each partnership unit (other than preferred partnership units) of Spieker Partnership (“Spieker OP Unit”) will be exchanged for 1.94462 Class A units of EOP Partnership. We further note that, pursuant to the Limited Partnership Agreement of Spieker Partnership, holders of Spieker OP Units have the right, exercisable prior to the Partnership Merger, to convert their Spieker OP Units into shares of Spieker Common Stock and thereby receive the Consideration provided for in the Merger for shares of Spieker Common Stock. In rendering this opinion, we are not opining on the consideration to be received by holders of Spieker OP Units in the Partnership Merger or to the differential treatment afforded to the holders of Spieker OP Units in comparison to the Consideration to be received by the holders of shares of Spieker Common Stock in the Merger.

      Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having provided certain investment banking services to the Company from time to time, including having acted as (i) lead-managing underwriter of a public offering of $150 million aggregate principal amount of 6.75% Notes due 2008 of Spieker Partnership in January 1998, (ii) lead-managing underwriter of a public offering of four million Series D Cumulative Redeemable Preferred Shares of Spieker in June 1998, (iii) lead-managing underwriter of a public offering of $200 million aggregate principal amount of 7.25% Notes due 2009 of Spieker Partnership in May 1999, (iv) lead-managing underwriter of a public offering of $200 million aggregate principal amount of 6.80% Notes due 2004 of Spieker Partnership in May 1999, (v) lead-managing underwriter of a public offering of $200 million aggregate principal amount of 7.65% Notes due 2010 of Spieker Partnership in December 2000, and (vi) its financial advisor in connection with the Agreement. We also have provided certain investment banking services to EOP from time to time, including having acted as (i) co-managing underwriter of a public offering of $300 million aggregate principal amount of 6.763% Notes due 2007 of EOP Partnership in June 1998, (ii) lead-managing underwriter of a public offering of 4,765,423 shares of EOP Common Stock in October 1998, (iii) co-managing underwriter of a public offering of $500 million aggregate principal amount of 6.8% Notes due 2009 of EOP Partnership in January 1999,

Board of Directors
Spieker Properties, Inc.
February 22, 2001

(iv) co-managing underwriter of a public offering of $300 million aggregate principal amount of 6.5% Notes due 2004 of EOP Partnership in January 1999, (v) co-managing underwriter of a public offering of $200 million aggregate principal amount of 6.375% Notes due 2002 of EOP Partnership in January 1999, (vi) co-managing underwriter of a public offering of $500 million aggregate principal amount of 8.375% Notes due 2006 of EOP Partnership in March 2000, and (vii) co-lead-managing underwriter of a public offering of $400 million aggregate principal amount of 7.375% Notes due 2003 of EOP Partnership in November 2000. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold positions in securities, including derivative securities, of the Company or EOP for its own account and for the accounts of customers. As of the date hereof, Goldman, Sachs & Co. holds a net long position of 2,661,085 shares of EOP Common Stock. Goldman, Sachs & Co. may provide investment banking services to EOP and its subsidiaries in the future.

      In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company and EOP for the three years ended December 31, 1999; a draft of the audited financial statements for the Company for the year ended December 31, 2000; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and EOP; certain other communications from the Company and EOP to their respective stockholders; certain internal financial analyses and forecasts for the Company prepared by its management (the “Company Forecasts”); certain internal financial analyses and forecasts for EOP prepared by its management; and certain cost savings and operating synergies projected by the managements of the Company and EOP to result from the transactions contemplated by the Agreement. We also have held discussions with members of the senior managements of the Company and EOP regarding their assessment of the strategic rationale for, and the potential benefits of, the transactions contemplated by the Agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Spieker Common Stock and the EOP Common Stock, compared certain financial and stock market information for the Company and EOP with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the real estate industry specifically and other industries generally and performed such other studies and analyses as we considered appropriate.

      We have relied upon the accuracy and completeness of all of the financial and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or EOP or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. With your consent, we have taken into account the views of the Company’s management of the risks and uncertainties relating to the Company’s ability to achieve the Company Forecasts in the amounts and time periods contemplated thereby. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Company. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transactions contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Spieker Common Stock should vote with respect to such transactions.

Board of Directors
Spieker Properties, Inc.
February 22, 2001

      Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Spieker Common Stock is fair from a financial point of view to such holders.

Very truly yours,

GOLDMAN, SACHS & CO.

ANNEX D

AMENDMENTS TO EQUITY OFFICE DECLARATION OF TRUST AS PART OF THE REIT MERGER

1.  Amendment to Section 5.2

      The first sentence of Section 5.2 of the Declaration of Trust of Equity Office, as amended, is amended in its entirety to read as follows:

      The number of Trustees (hereinafter the “Trustees”) shall initially be three, shall be increased to nine within 90 days following closing of the Trust’s initial public offering of Shares (as hereinafter defined), and shall not thereafter be decreased, but may be increased to a maximum of sixteen pursuant to the Bylaws of the Trust.

2.  Amendment to Add New Section 7.2.10

      A new Section 7.2.10 is added to Article VII of the Declaration of Trust of Equity Office, as amended, to read in its entirety as follows:

Section 7.2.10. Exemption for Certain Preferred Shares. Notwithstanding any provision of this Article VII (or any successor provision), in connection with the issuance of Preferred Shares by the Trust in connection with a Business Combination (as defined in Section 8.4), the Board may exempt by Board resolution one or more series of Preferred Shares (an “Exempted Preferred Series”) from all or any portion of the provisions of this Article VII, including, without limitation, the restrictions or limitations on ownership and transfer contained in Section 7.2.1(a) and Section 7.3, provided that either condition (a), (b) or (c) below has been met:

(a) the Board, in its sole and absolute discretion, shall have determined that assuming that all shares of such Exempted Preferred Series are Beneficially Owned by one Non-U.S. Person who is considered an individual pursuant to Section 542 of the Code as modified by Section 856(h)(3) of the Code, it is not reasonably likely that:

(1) five Persons who are considered individuals pursuant to Section 542 of the Code as modified by Section 856(h)(3) of the Code (taking into account all of the Excepted Holders) would Beneficially Own more than 49.5% of the value of the outstanding Shares;

(2)	the Shares would be beneficially owned by less than 100 Persons; and

(3) the fair market value of the Shares owned directly and indirectly by Non-U.S. Persons for purposes of Section 897(h)(4)(B) of the Code would comprise forty-three (43%) percent or more of the fair market value of the issued and outstanding Shares; or

(b) the Board shall have established restrictions or limitations on Beneficial Ownership and transfer of the Exempted Preferred Series and remedies for breach thereof that vary from those contained in this Article VII and that, in the sole and absolute discretion of the Board, ensure that it is reasonably likely that:

(1) no five Persons who are considered individuals pursuant to Section 542 of the Code as modified by Section 856(h)(3) of the Code (taking into account all of the Excepted Holders) would Beneficially Own more than 50% of the value of the outstanding Shares;

(2)	the Shares would be beneficially owned by at least 100 Persons; and

(3) the fair market value of the Shares owned directly and indirectly by Non-U.S. Persons for purposes of Section 897(h)(4)(B) of the Code would comprise less than forty-three percent (43%) of the fair market value of the issued and outstanding Shares; or

(c) a combination of conditions (a) or (b) above shall have been met, provided that (1) at least one of condition (a)(1) or condition (b)(1) shall have been met; (2) at least one of condition (a)(2) or condition (b)(2) shall have been met; and (3) at least one of condition (a)(3) or condition (b)(3) shall have been met.

D-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

Equity Office Properties Trust:

      The Maryland REIT Law permits a Maryland REIT to include in its declaration of trust a provision limiting the liability of its trustees and officers to the REIT and its shareholders for money damages, except with respect to liability resulting from (1) an actual receipt of an improper benefit or profit in money, property or services, to the extent of the amount of the benefit or profit in money, property or services actually received or (2) a judgment or other final adjudication adverse to the trustee or officer entered in a proceeding based on a finding that the trustee’s or officer’s action or failure to act was material to the cause of action adjudicated in the proceeding and was the result of active and deliberate dishonesty. The Equity Office declaration of trust contains such a provision.

      The Maryland REIT Law permits a Maryland REIT to indemnify and advance expenses to its trustees and officers to the same extent as permitted for directors and officers of a Maryland corporation under the Maryland General Corporation Law. In the case of directors and officers of a Maryland corporation, the Maryland General Corporation Law permits a Maryland corporation to indemnify present and former directors and officers (including any such person who, while serving in that capacity, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of a foreign or domestic corporation, partnership, joint venture, trust, other enterprise or employee benefit plan) against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of such service, unless it is established that either: (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and either (x) was committed in bad faith or (y) was the result of active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

      Under the Maryland General Corporation Law, a Maryland corporation may not, however, indemnify a director or advance expenses for a proceeding brought by the direct or against the corporation, except (x) for a proceeding to enforce indemnification under the Maryland General Corporation Law or (y) if the charter or bylaws of the corporation, a resolution of the board of directors of the corporation or an agreement approved by the board of directors of the corporation to which the corporation is a party expressly so provide. Also, in the case of a proceeding by or in the right of the corporation, the corporation may not indemnify in the case of a judgment of liability on the basis that a personal benefit was improperly received. In either situation described in this paragraph, a court may order indemnification only for expenses.

      As a condition to advancing expenses, a Maryland corporation must first receive (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (2) a written undertaking by the director or officer or on his or her behalf to repay the amount paid or reimbursed by the Maryland corporation if it shall ultimately be determined that the standard of conduct was not met.

      Under the Maryland General Corporation Law, a determination of entitlement to indemnification must by made by (1) the board of directors by a majority vote of a quorum consisting of directors not, at the time, parties to the proceeding, or, if such a quorum cannot be obtained, then by a majority vote of a committee of the board consisting solely of two or more directors not, at the time, parties to such proceeding and who were fully designated to act in the matter by a majority vote of the full board in which the designated directors who are parties may participate; (2) special legal counsel selected by the board for a committee of the board by vote, or, if the requisite quorum of the full board cannot be obtained and the committee cannot be established, by a majority vote of the full board in which directors who are parties may participate; or (3) stockholders.

      The Equity Office declaration of trust provides that Equity Office has the power, to the maximum extent permitted by Maryland law, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (1) any individual who is a present or former trustee or officer of

Equity Office or (2) any individual who, while a trustee or officer of Equity Office and at the request of Equity Office, serves or has served as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made a party to the proceeding by reason of his or her status as a present or former trustee or officer of Equity Office. The Equity Office bylaws provide that, to the maximum extent permitted by Maryland law, Equity Office shall indemnify such persons. In addition, under the Equity Office bylaws, Equity Office is obligated to, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by such persons under circumstances permitted by Maryland law. Under the Equity Office declaration of trust and bylaws, Equity Office also may, with the approval of its board of trustees, provide indemnification or payment or reimbursement of expenses to any present or former trustee or officer who served a predecessor of Equity Office.

      In addition, Mr. Dobrowski, a trustee of Equity Office, is indemnified by General Motors Investment Management Corporation and is covered by an insurance policy maintained by General Motors Corporation, of which General Motors Investment Management Corporation is a subsidiary, in connection with serving on the Equity Office board of trustees.

      Equity Office has entered into indemnification agreements with some of its trustees and executive officers to provide them with indemnification to the full extent permitted by Maryland law and the declaration of trust and bylaws of Equity Office.

      Equity Office has obtained an insurance policy to provide liability coverage for its trustees and officers.

EOP Operating Limited Partnership:

      Pursuant to its Agreement of Limited Partnership, EOP Partnership is obligated to indemnify, to the fullest extent provided by Delaware law, any person or entity made a party to a proceeding by reason of its status as a general partner or a limited partner of EOP Partnership or a trustee, director or officer of any general partner and such other persons or entities as the Trust may designate from time to time in its sole discretion (each “Indemnitee”) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including without limitation, attorneys fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from or in connection with any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, incurred by the Indemnitee and relating to EOP Partnership or the general partners or the operation of, or the ownership of property by, any of them as set forth in the Partnership Agreement in which any such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established by a final determination of a court of competent jurisdiction that: (a) the act or omission of the Indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty, (b) the Indemnitee actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful. Any indemnification shall be made only out of the assets of EOP Partnership, and any insurance proceeds from the liability policy covering the general partners and any Indemnitee, and neither a general partner nor any limited partner shall have any obligation to contribute to the capital of EOP Partnership or otherwise provide funds to enable EOP Partnership to fund its indemnity obligations. EOP Partnership is obligated to advance amounts to an Indemnitee for expenses upon receipt of (a) a written affirmation of the Indemnitee that it believes it has met the standard of conduct necessary to entitle it to indemnification and (b) a written undertaking of the Indemnitee that it will repay any such advances if it shall be ultimately determined that it did not meet such standard of conduct. The foregoing indemnification rights are in addition to any other rights afforded to an Indemnitee under any other agreement, by vote of the partners, under applicable law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity unless otherwise provided in a written agreement pursuant to which such Indemnitees are indemnified. EOP Partnership is authorized to purchase and maintain insurance on behalf of the Indemnitees with respect to the foregoing matters. EOP Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to EOP Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute fines; and actions taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of EOP Partnership. An Indemnitee shall not be denied indemnification in whole or in part because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of the Partnership Agreement.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers, partners, or persons controlling Equity Office or EOP Partnership under the foregoing provisions, Equity Office and EOP Partnership have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 21.  Exhibits and Financial Statement Schedules

  (a)  Exhibits

Exhibit No.	Exhibit Description

2.1	Agreement and Plan of Merger, dated as of February 22, 2001, by and among Equity Office, EOP Partnership, Spieker and Spieker Partnership (included in this Registration Statement as Annex A to the consent solicitation/ information statement/ prospectus). Proposed Equity Office Charter Amendments, which is Exhibit I to the Merger Agreement, is included in this Registration Statement as Annex D to the Consent Solicitation/ Information Statement/ Prospectus. Exhibits D-H and K to the Merger Agreement are incorporated herein by reference to Exhibit 2.1 to Equity Office’s Current Report on Form 8-K, as filed with the SEC on March 9, 2001. The registrant agrees to furnish supplementally a copy of Exhibits A-C and J to the Merger Agreement to the SEC upon request.
5.1*	Opinion of Hogan & Hartson L.L.P. regarding the legality of the securities being registered on behalf of Equity Office and EOP Partnership
8.1*	Opinion of Hogan & Hartson L.L.P. regarding the qualification of Equity Office as a real estate investment trust and EOP Partnership as a partnership for federal income tax purposes and the federal income tax consequences of the partnership merger to Spieker Partnership unitholders
8.2*	Opinion of Morrison & Foerster LLP regarding the qualification of Spieker as a real estate investment trust and Spieker Partnership as a partnership for federal income tax purposes
8.3*	Opinion of Sullivan & Cromwell regarding the federal income tax consequences of the partnership merger to Spieker Partnership unitholders
23.1	Consent of Ernst & Young LLP (Equity Office and EOP Partnership)
23.2	Consent of Arthur Andersen LLP (Spieker and Spieker Partnership)
23.3*	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)
23.4*	Consent of Hogan & Hartson L.L.P. (included in Exhibit 8.1)
23.5*	Consent of Morrison & Foerster LLP (included in Exhibit 8.2)
23.6*	Consent of Sullivan & Cromwell (included in Exhibit 8.3)
23.7*	Consent of Morgan Stanley & Co. Incorporated
23.8*	Consent of Goldman, Sachs & Co.
24.1	Equity Office power of attorney (included on Equity Office signature page)
24.2	EOP Partnership power of attorney (included on EOP Partnership signature page)
99.1*	Spieker Partnership — Form of Consent
99.2*	Consent of Warren E. Spieker, Jr. to be named as a trustee
99.3*	Consent of Craig G. Vought to be named as a trustee
99.4*	Consent of John A. Foster to be named as a trustee

*	To be filed by amendment.

  (b)  Financial Statement Schedules

      The following financial statement schedule was filed by each of Equity Office and EOP Partnership with its respective Annual Report on Form 10-K for the year ended December 31, 2000 filed with the SEC on March 23, 2001 and April 2, 2001, respectively, and is incorporated herein by reference:

  Schedule III — Real Estate and Accumulated Depreciation

      Schedules not listed above have been omitted because they are inapplicable or the information required to be set forth therein is contained, or incorporated by reference, in the consolidated financial statements of Equity Office and EOP Partnership or notes thereto.

  (c)  Reports, Opinions or Appraisals

      The opinion of Morgan Stanley & Co. Incorporated is attached as Annex B to this consent solicitation/ information statement/ prospectus. The opinion of Goldman, Sachs & Co. is attached as Annex C to this consent solicitation/ information statement/ prospectus.

Item 22.  Undertakings

      Equity Office Properties Trust and EOP Operating Limited Partnership, as applicable, hereby undertake:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to rule 424(b) if, in the aggregate, such changes in volume and price represent no more than a 20% change in the maximum aggregated offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the respective registrant’s annual reports pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5. That before any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of rule 145(c), the applicable issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

6. That every prospectus: (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

7. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

8. To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

9. To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on April 5, 2001.

EQUITY OFFICE PROPERTIES TRUST

By:	/s/ STANLEY M. STEVENS

Stanley M. Stevens Executive Vice President, Chief Legal Counsel and Secretary

      We, the undersigned trustees and officers of Equity Office Properties Trust, do hereby constitute and appoint Timothy H. Callahan and Stanley M. Stevens, and each and either of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our name and our behalf in our capacities as trustees and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said Trust to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but without limitation, any and all amendments, including post-effective amendments, hereto; and we hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of the 5th day of April, 2001.

Signature	Title

/s/ TIMOTHY H. CALLAHAN Timothy H. Callahan	President, Chief Executive Officer and Trustee (principal executive officer)
/s/ RICHARD D. KINCAID Richard D. Kincaid	Executive Vice President — Chief Financial Officer (principal financial officer)
/s/ STEPHEN M. BRIGGS Stephen M. Briggs	Senior Vice President — Chief Accounting Officer (principal accounting officer)
/s/ SAMUEL ZELL Samuel Zell	Chairman of the Board of Trustees
/s/ SHELI Z. ROSENBERG Sheli Z. Rosenberg	Trustee
/s/ THOMAS E. DOBROWSKI Thomas E. Dobrowski	Trustee
/s/ JAMES D. HARPER, JR. James D. Harper, Jr.	Trustee
/s/ JERRY M. REINSDORF Jerry M. Reinsdorf	Trustee
/s/ WILLIAM M. GOODYEAR William M. Goodyear	Trustee
/s/ DAVID K. MCKOWN David K. McKown	Trustee
/s/ EDWIN N. SIDMAN Edwin N. Sidman	Trustee

Signature	Title

/s/ D. J. ANDRÉ DE BOCK D. J. André de Bock	Trustee
/s/ WILLIAM WILSON III William Wilson III	Trustee
/s/ JOHN S. MOODY John S. Moody	Trustee
/s/ JAN H.W.R. VAN DER VLIST Jan H.W.R. van der Vlist	Trustee

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on April 5, 2001.

EOP OPERATING LIMITED PARTNERSHIP

By: Equity Office Properties Trust, its General Partner

By:	/s/ STANLEY M. STEVENS

Stanley M. Stevens Executive Vice President, Chief Legal Counsel and Secretary

      We, the undersigned trustees and officers of Equity Office Properties Trust, the general partner of EOP Operating Limited Partnership, do hereby constitute and appoint Timothy H. Callahan and Stanley M. Stevens, and each and either of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our name and our behalf in our capacities as trustees and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said Partnership to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but without limitation, any and all amendments, including post-effective amendments, hereto; and we hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of the 5th day of April, 2001.

Signature	Title

/s/ TIMOTHY H. CALLAHAN Timothy H. Callahan	President, Chief Executive Officer and Trustee (principal executive officer)
/s/ RICHARD D. KINCAID Richard D. Kincaid	Executive Vice President — Chief Financial Officer (principal financial officer)
/s/ STEPHEN M. BRIGGS Stephen M. Briggs	Senior Vice President — Chief Accounting Officer (principal accounting officer)
/s/ SAMUEL ZELL Samuel Zell	Chairman of the Board of Trustees
/s/ SHELI Z. ROSENBERG Sheli Z. Rosenberg	Trustee
/s/ THOMAS E. DOBROWSKI Thomas E. Dobrowski	Trustee
/s/ JAMES D. HARPER, JR. James D. Harper, Jr.	Trustee
/s/ JERRY M. REINSDORF Jerry M. Reinsdorf	Trustee
/s/ WILLIAM M. GOODYEAR William M. Goodyear	Trustee

Signature	Title

/s/ DAVID K. MCKOWN David K. McKown	Trustee
/s/ EDWIN N. SIDMAN Edwin N. Sidman	Trustee
/s/ D. J. ANDRÉ DE BOCK D. J. André de Bock	Trustee
/s/ WILLIAM WILSON III William Wilson III	Trustee
/s/ JOHN S. MOODY John S. Moody	Trustee
/s/ JAN H.W.R. VAN DER VLIST Jan H.W.R. van der Vlist	Trustee

EXHIBIT INDEX

Exhibit No.	Exhibit Description

2.1	Agreement and Plan of Merger, dated as of February 22, 2001, by and among Equity Office, EOP Partnership, Spieker and Spieker Partnership (included in this Registration Statement as Annex A to the consent solicitation/ information statement/ prospectus). Proposed Equity Office Charter Amendments, which is Exhibit I to the Merger Agreement, is included in this Registration Statement as Annex D to the Consent Solicitation/ Information Statement/ Prospectus. Exhibits D-H and K to the Merger Agreement are incorporated herein by reference to Exhibit 2.1 to Equity Office’s Current Report on Form 8-K, as filed with the SEC on March 9, 2001. The registrant agrees to furnish supplementally a copy of Exhibits A-C and J to the Merger Agreement to the SEC upon request.
5.1*	Opinion of Hogan & Hartson L.L.P. regarding the legality of the securities being registered on behalf of Equity Office and EOP Partnership
8.1*	Opinion of Hogan & Hartson L.L.P. regarding the qualification of Equity Office as a real estate investment trust and EOP Partnership as a partnership for federal income tax purposes and the federal income tax consequences of the partnership merger to Spieker Partnership unitholders
8.2*	Opinion of Morrison & Foerster LLP regarding the qualification of Spieker as a real estate investment trust and Spieker Partnership as a partnership for federal income tax purposes
8.3*	Opinion of Sullivan & Cromwell regarding the federal income tax consequences of the partnership merger to Spieker Partnership unitholders
23.1	Consent of Ernst & Young LLP (Equity Office and EOP Partnership)
23.2	Consent of Arthur Andersen LLP (Spieker and Spieker Partnership)
23.3*	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)
23.4*	Consent of Hogan & Hartson L.L.P. (included in Exhibit 8.1)
23.5*	Consent of Morrison & Foerster LLP (included in Exhibit 8.2)
23.6*	Consent of Sullivan & Cromwell (included in Exhibit 8.3)
23.7*	Consent of Morgan Stanley & Co. Incorporated
23.8*	Consent of Goldman, Sachs & Co.
24.1	Equity Office power of attorney (included on Equity Office signature page)
24.2	EOP Partnership power of attorney (included on EOP Partnership signature page)
99.1*	Spieker Partnership — Form of Consent
99.2*	Consent of Warren E. Spieker, Jr. to be named as a trustee
99.3*	Consent of Craig G. Vought to be named as a trustee
99.4*	Consent of John A. Foster to be named as a trustee

*	To be filed by amendment.